As submitted to the Securities and Exchange Commission on December 12, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Grown Rogue International Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 Airport Road

Medford, Oregon 97504

(458) 226-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Vanessa Schoenthaler, Esq. Adam Fayne, Esq. Saul Ewing LLP 1270 Avenue of the America, Suite 2800 New York, New York 10020 (212) 980-7208	Obie Strickler Chief Executive Officer Grown Rogue International Inc. 550 Airport Road Medford, Oregon 97504 (458) 226-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a an emerging growth company in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
(Subject to Completion)
Dated December 12, 2024

GROWN ROGUE INTERNATIONAL INC.

$50,000,000

Subordinate Voting Shares
Warrants
Subscription Rights
Debt Securities
Convertible Securities
Units

From time to time, Grown Rogue International Inc. (the “Company,” “Grown Rogue,” “we,” “us” or “our”) may offer and sell any combination of the securities described in this prospectus in one or more offerings for an aggregate offering price not to exceed $50,000,000.

We may offer and sell our securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the securities that we may offer and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

Our subordinate voting shares trade on the OTC Markets and the Canadian Securities Exchange (the “CSE”) under the symbol “GRIN.” The last reported price of our subordinate voting shares on the OTCQB on December [●], 2024 was $[●], and the closing price of our subordinate voting shares on the CSE on December [●], 2024 was CAD$[●], which is equivalent to approximately $[●] at an exchange rate of CAD$[●] to $1.00.

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11.

The date of this prospectus is December [●], 2024

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We are incorporated in Ontario, Canada, under the Business Corporations Act (Ontario) (the “OBCA”) and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”) we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Through and including      , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

i

Use of Industry and Market Data

This prospectus includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

ii

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision. Unless otherwise stated:

●	references to “we,” “us,” “our,” “Company” or “Grown Rogue” refer to Grown Rogue International, Inc., a corporation organized under the laws of the Province of Ontario, Canada, and our subsidiaries, taken together, unless the context requires otherwise;

●	references to “Canopy” refer to our indirect wholly owned subsidiary Canopy Management, LLC, a Michigan limited liability company;

●	references to “Federal CSA” refer to the United States Controlled Substances Act of 1970, as amended;

●	references to “Golden Harvests” refer to our indirect majority owned subsidiary Golden Harvests, LLC, a Michigan limited liability company;

●	references to “GR Distribution” refer to our indirect wholly owned subsidiary Grown Rogue Distribution, LLC, an Oregon limited liability company;

●	references to “GR Gardens” refer to our indirect wholly owned subsidiary Grown Gardens, LLC, an Oregon limited liability company;

●	references to “GR Michigan” refer to our indirect majority owned subsidiary GR Michigan, LLC, a Michigan limited liability company;

●	references to “GR Michigan” refer to our indirect majority owned subsidiary GR Michigan, LLC, a Michigan limited liability company;

●	references to “GR Retail” refer to our indirect wholly owned subsidiary Grown Rogue Retail Ventures, LLC, a Delaware limited liability company;

●	references to “GR West NY” refer to our indirect minority owned subsidiary Grown Rogue West New York, LLC, a New Jersey limited liability company;

●	references to “GRIP” refer to our indirect wholly owned subsidiary GRIP, LLC, an Oregon limited liability company;

●	references to “GRUP” refer to our indirect wholly owned subsidiary GRU Properties, LLC, an Oregon limited liability company;

●	references to “Rogue EBC” refer to our indirect majority owned subsidiary Rogue EBC, LLC, an Illinois limited liability company;

●	references to “CAD$” refers to the Canada dollar; and

●	references to “$,” “US$,” “U.S. dollars” or “USD” refers to the United States dollar.

Except as otherwise noted, our functional currency is the Canadian dollar, and the functional currency of our subsidiaries is the U.S. dollar. Our consolidated financial statements are presented in U.S. dollars. We use U.S. dollars as the reporting currency in our consolidated financial statements and in this prospectus.

Overview

We are a multi-state cannabis company with a focus on cultivating and distributing high-quality cannabis products. Originally established as a Canadian corporation with roots in mining and energy, the company has undergone several transformations, ultimately transitioning into the cannabis industry through a strategic reverse takeover in 2018 (the “Transaction”). Grown Rogue now operates as a seed-to-retail company, with significant cultivation and processing facilities in Oregon, Michigan, and New Jersey, three states that have legalized both medical and recreational marijuana. The company is committed to producing premium cannabis flower and flower-based products, leveraging its strategic location in the renowned Emerald Triangle to offer low-cost, high-quality products to consumers. With an emphasis on best-in-class production methods and a strong market presence, Grown Rogue aims to position itself as a leader in the cannabis industry, particularly in the flower product category, which remains the most popular among consumers.

Oregon Operations

Grown Rogue, through its wholly owned subsidiary, Grown Rogue Gardens, LLC (“GR Gardens”), operates four cultivation facilities in Oregon, comprising approximately 95,000 square feet of flowering cultivation canopy, that currently service the Oregon recreational marijuana market: two outdoor sungrown farms called “Foothill” and “Ross Lane”, and two state-of-the-art indoor facilities (“Rossanley” and “Airport”). GR Gardens currently holds five producer licenses in Oregon from the Oregon Liquor Control Commission (“OLCC”), two wholesaler licenses, and two processor licenses.

During the year ended October 31, 2023, we executed a two-year lease which includes an option to purchase Ross Lane, an Oregon property which includes 35 acres, 3 tax lots and an additional OLCC producer license. Subsequent to the balance sheet date on January 12, 2024, the Company executed on this purchase option for total consideration of $1,525,000 comprised of a promissory note of $1,285,000 with the remaining consideration consisting of down payment and credit for prepaids rents.

Grown Rogue’s Oregon business is headquartered in the world-renowned Emerald Triangle, which is known world-wide for the quality of its cannabis. The Emerald Triangle includes the southern part of Oregon and northern part of California. The company capitalizes on this ideal outdoor growing environment to produce high-quality, low-cost cannabis flower. The two sungrown farms produce one crop per year per farm, which is planted in June and harvested in October.

GR Gardens is responsible for the production of recreational marijuana using outdoor and indoor production methodologies. Foothill and Ross Lane are outdoor farms with 40,000 square feet of flowering canopy each, for a total of 80,000 square feet, sitting on a combined land package of approximately 135 acres. Our “Trail’s End” outdoor property ceased production in 2023, and we transferred the Trail’s End license to Ross Lane for production in 2024 to streamline operational efficiencies by centralizing production facilities.

Rossanley, an approximately 17,000 square-foot indoor facility, with approximately 5,600 square feet of flowering bench space, produces high-quality indoor flower through controlled environment agriculture (“CEA”) operations. By carefully controlling temperature, humidity, carbon dioxide levels, and other criteria, we produce a year-round supply of high-quality cannabis flower with multiple harvests per month. Rossanley has eight dedicated flower rooms, which allows for an average of nearly four harvests per month resulting in approximately 4,000 pounds annually.

Airport, acquired in 2022, is a 30,000 square foot indoor growing facility adding 30,000 square feet of CEA indoor production space and 9,152 square feet of flowering bench space. Airport is a short distance from Rossanley, which is a benefit to operating efficiency, and it is equipped with state-of-the-art equipment which facilitates the implementation of best practices developed at Rossanley.

The total annual production capacity for Grown Rogue’s Oregon operations, based on the current constructed capacity, will range between 20,000 and 24,000 pounds, depending upon various factors including sungrown seasonality and strain performance.

Michigan Operations

We acquired a 60% controlling interest in Golden Harvests in May 2021. In May 2024, we acquired an additional 20% in Golden Harvests, taking our total ownership to 80%. Golden Harvests operates a single, 80,000 square feet facility that currently serves the Michigan recreational and medical market. Golden Harvests currently holds two medical Class C licenses and 4 recreational class C licenses, allowing for 3,000 and 8,000 plants, respectively.

The Golden Harvests facility is approximately 65% constructed, with approximately 50,000 square feet in operation, including approximately 14,550 square feet of flowering bench space, in addition to all the ancillary support space, including office and administration to support the operations The facility produces high quality indoor flower CEA, with fourteen individual flowering rooms in operation. Harvested pounds in Michigan in 2023 totaled approximately 10,000 pounds; while for the nine months ending September 30, 2024, harvested pounds totaled approximately 8,985 pounds. Golden Harvests produces bulk flower, packaged flower, and manufactures pre-rolls on site.

New Jersey Operations

In October 2023, the Company signed two purchase options along with a promissory note (the “First ABCO note”) with ABCO Garden State, LLC, (“ABCO”) a licensed operator in New Jersey. The purchase options allow for the Company to acquire: (1) up to 49% of the ownership interests in ABCO (the “First ABCO Option”); and (2) the remaining unacquired interest, totaling 70% of the ownership interests in ABCO (the “Second ABCO Option”). The initial promissory note totaled $4.0 million and is secured by all available assets of ABCO.

ABCO operates a 50,000 square foot indoor cultivation facility, which is currently approximately 60% built out. The first phase of operation will include approximately 9,000 square feet of flowering bench space, with a second phase of expansion to take the total flowering bench space to 15,000 square feet. Phase 1 is expected to generate approximately 1,000 pounds per month of harvested flower.

In May 2024, the Company executed the First ABCO Option, acquiring 44% of the outstanding ownership interests in ABCO for a total consideration of $1,257,142. The Second ABCO Option remains outstanding, allowing the Company to acquire the remaining 26% of the outstanding ownership of ABCO for a total consideration of $742,857.

In June 2024, the Company extended an additional $400,000 to ABCO in the form of a bridge note (the “ABCO Bridge Note”. The Bridge Note carries a one-year term and accrues interest at the rate of 18% per annum. The Company and ABCO also executed a promissory note with a face value of $3,000,000 (the “Second ABCO note”). The Second ABCO Note carries a one-year term with respect to each advance and accrues interest at the rate of 10.5% per annum. As of September 30, 2024, the outstanding balance under the Second ABCO Note was $2,500,000 and the accrued interest was $39,521.

In October 2024, the Company and ABCO executed a convertible promissory note with a face value of $1,050,000 (the “ABCO Convertible Note”). The ABCO Convertible Note carries a three-year term and is not prepayable without the Company’s permission. The ABCO Convertible Note accrues interest at the rate of 15% per annum. As of November 13, 2024, the Company has funded a total of $700,000 under the ABCO Convertible Note.

Consulting Services

On May 24, 2023, GR Unlimited entered into an independent contractor consulting agreement (the “Consulting Agreement”) with Vireo Growth Inc. (CSE: VREO; OTCQX: VREOF) (formerly Goodness Growth Holdings, Inc.) (“Vireo Growth”). Under the Consulting Agreement, GR Unlimited will support Vireo Growth in the optimization of its cannabis flower products, with a particular focus on improving the quality and yield of top-grade “A” cannabis flower across its various operating markets, starting with Maryland and Minnesota.

Under the initial term of the Consulting Agreement, which expires on June 30, 2025, Vireo Growth will provide compensation to GR Unlimited for sustained consulting support, including input on systems and processes, and recommendations to improve Vireo Growth’s cultivation operations. GR Unlimited will be entitled to receive additional incentive compensation if our services result in improved cash flow performance as compared to Vireo Growth’s baseline expectations over the term of the agreement. Our cooperation in the agreement will be on an exclusive basis to Vireo Growth within the markets in which Vireo Growth operates. The agreement will automatically extend for up to two additional two-year terms, unless terminated by Vireo Growth or the Company.

A termination fee of at least $5,000,000 is payable to GR Unlimited in the event that Vireo Growth is acquired, sells all or substantially all of its assets, or is merged into another entity and is not the surviving entity of such merger. In addition, a termination fee of at least $2,500,000 is payable to GR Unlimited in the event that the Consulting Agreement terminates for certain other conditions.

As part of this strategic agreement, Vireo Growth issued 10,000,000 warrants to purchase 10,000,000 subordinate voting shares of Vireo Growth to the Company, with a strike price equal to CAD$0.317 (U.S.$0.233), being a 25% premium to the 10-day volume weighted average price (“VWAP”) of Vireo Growth’s subordinate voting shares prior to the effective date of the Consulting Agreement. Similarly, the Company issued 8,500,000 warrants to purchase 8,500,000 subordinate voting shares of the Company to Vireo Growth, with a strike price equal to CAD$0.225 (U.S.$0.166), being a 25% premium to the 10-day VWAP of the Company’s subordinate voting shares prior to the effective date of the Consulting Agreement. These warrants were issued on October 5, 2023.

On October 11, 2024, Grown Rogue and Vireo Growth announced the termination of the Consulting Agreement effective immediately. As consideration for the early termination, Vireo Growth forfeited and returned for cancellation 4,500,000 of the 8,500,000 share purchase warrants in the Company, which were held by Vireo Growth at a CAD$0.225 strike price and paid the Company $800,000 in cash. The Company will also receive its full fee for the work performed in the third quarter of 2024 and retained its 10,000,000 warrants in Vireo Growth.

Product Offerings

Grown Rogue produces a range of cultivars for consumers to enjoy, which are traditionally classified as indicas, sativas, and hybrids. Grown Rogue has a mix of “core” and “limited” strains to provide consumers with consistent and unique purchasing options at their local dispensary. Grown Rogue flower has won multiple awards in Oregon, which is one of the most competitive cannabis production environments in the world, including the prestigious Growers Cup competition on two occasions. Grown Rogue won 1st place for highest THC content, 1st place for highest terpene content, and 3rd place in the grower’s choice category. In addition, we believe we achieved an outdoor production potency record, at the time, in the state of Oregon, when its Monkey Train cultivar tested at a THC potency of 35.13%. In 2023, Grown Rogue won 3rd place in the Oregon Grower’s Cup Outdoor category for its Sour Grape Strain. Consumers can enjoy bulk flower in both Oregon and Michigan. In the Michigan market we also offer our innovative nitrogen sealed 3.5 gram flower jars, our patented nitrogen sealed pre-rolls, 3.5 gram flower bags, and regularly packaged pre-rolls.

We recently launched a new line of strain-specific prepackaged flower, coupled with proprietary genetics, in Michigan, and launched a new branded pre-roll pack product in Oregon in 2023. In addition, the Company launched a new brand of pre-rolls, a rapidly growing category, called Yeti in 2023. According to LeafLink’s MarketScape data, Grown Rogue was the #1 flower producer in Oregon and a top 5 indoor flower wholesaler in Michigan in 2022 and in 2023.

Genetics and Research

We are committed to developing unique, proprietary genetics as long-term genetic diversity will be a major factor in establishing brand differentiation with consumers. We have allocated research and development space to develop new strains, while also phenotype hunting to identify new and exciting strain options that will resonate with consumers. Grown Rogue has developed a compelling mix of proprietary strains, along with a library of “fan favorites” to ensure that consumer and dispensary demand will remain strong for its flower and flower-derived products. All Grown Rogue genetics are rigorously tested to establish the genetic makeup of each strain in its portfolio. We continue to focus on bringing new unique genetics to bring a steady flow of innovative flower and flower products to market. Currently we carry more than 50 unique cultivars in our genetic library and are continually adding to the library as we trial new genetics.

Distribution and Sales Strategy

Grown Rogue uses a multi-channel distribution strategy that includes direct-to-retail delivery and third-party delivery (Michigan regulations mandate independent third-party delivery); wholesalers, who have their own distribution channels; and processors, who utilize Grown Rogue products (e.g., trim) to create retail-ready products.

Regarding the direct-to-retail channel, Grown Rogue’s sales team works closely with dispensary owners and intake managers to provide consistent product, competitive prices, and personalized service using sales techniques from other industries such as pharmaceutical and liquor. Grown Rogue’s goal is to establish and maintain the client relationship as we continue to expand our footprint in the states in which we operate.

Grown Rogue has developed end user product marketing collateral and other educational information regarding Grown Rogue products as part of all sales with dispensaries that include strain type, testing results, information on the product and other necessary information to clearly articulate the product being provided. Each product is uniquely packaged while maintaining brand consistency across the product suite.

Grown Rogue works with dispensary owners to develop promotional opportunities for the retail customers and bud tenders. Grown Rogue provides detailed tutorials to the staff and owners of the dispensaries around the product and how it is grown, processed, cured and packaged so that they are intimately familiar with the Grown Rogue process. Grown Rogue also invites dispensary owners and operators to Grown Rogue’s operating facilities so they can see first-hand the methods and processes used to create the product.

Based upon information from MarketScape, which is part of the sales analytics tool utilized by LeafLink, which handles all of our sales and invoicing, we are the largest producer in Oregon and a top five indoor flower producer in Michigan.

Branding Strategy

Developing compelling branding that engages, inspires, and creates transparency and trust with consumers is one of the most important aspects of building a successful cannabis company. Cannabis product branding has been evolving from promising high-quality flower, to providing descriptions of the effect a consumer should expect from a particular product.

While other brands have shifted into the “one word” product description, Grown Rogue has leveraged consumer insights and product feedback to evolve the messaging to provide significantly more detail so consumers can make a more informed choice about which Grown Rogue products will optimally enhance their experience.

In order to grow the Grown Rogue community and spread knowledge of its products, Grown Rogue leverages social media and other digital platforms. Grown Rouge aspires to eliminate the “dark mystery” historically associated with cannabis by empowering consumers to learn about the plant and then “enhance experiences” as they desire. The transition from prohibition to legal cannabis has provided the cannabis community with an opportunity to welcome a large group of new members and it is vital that product education is completed in an authentic and informative manner to ensure that everyone’s first cannabis experience is not only positive but also as expected.

Marketing and Advertising

Grown Rogue’s marketing channels include a comprehensive, fully responsive (mobile) interactive website. The website has been search-engine optimized (“SEO”) and includes calls to action that encourage consumers to become part of the Grown Rogue community by following the company on social media.

Grown Rogue is focused on providing education to new and existing consumers through Grown Rogue’s website but even more hands on through retail partners. We provide vendor and budtender education days where we spend one on one time with the budtenders educating them about everything Grown Rogue.

Grown Rogue strategically leverages the narrative at retail through digital and physical retail assets to further educate consumers about Grown Rogue.

Grown Rogue has established a social media presence that includes Facebook, Twitter, Instagram, LinkedIn, TikTok and YouTube. Grown Rogue’s social identity will be defined by delivering fresh content and keeping interaction with followers/fans prompt and positive. Grown Rogue intends to attract existing cannabis industry participants as well as people not familiar with the industry by creating a positive, inclusive environment where dialogue is encouraged. The goal is to change existing stereotypes and overcome the stigmas associated with the cannabis industry.

Licenses and Intellectual Property

Grown Rogue is dependent upon its ability (and the abilities of its subsidiaries) to obtain and maintain state and local licenses required to conduct its marijuana business in Oregon, California, and Michigan. Failure to obtain or maintain any such licenses would have a material adverse effect on the Company’s business.

Trademarks and Patents

Grown Rogue actively seeks to protect its brand and intellectual property. Grown Rogue currently has one registered U.S. trademark:

●	Grown Rogue – Registration No. 5537240

Grown Rogue filed a patent for its nitrogen sealed glass containers on February 15, 2018 with the United States Patent and Trademark Office (“USPTO”). The nitrogen sealed glass containers preserve the freshness of the flower and essential terpenes to improve the “entourage effect.” The USPTO issued Grown Rogue United States Patent Number 10,358,282 on July 23, 2019. Several third parties have contacted us to request licensing information on this technology. We have introduced nitrogen sealed jars and pre-rolls in Michigan and plan on launching them as we enter additional new markets and may license the technology to third parties operating in markets in which Grown Rogue is not currently licensed.

Social and Environmental Policies

Grown Rogue employs sustainable business models in all of its operations. In cultivation, Grown Rogue maintains the highest standards of environmental stewardship. This includes sustainable water sources with reclamation and recapture as much as possible from runoff and recycling of water input. Grown Rogue uses only natural and sustainable products in all applications, from nutrients to integrated pest management. Grown Rogue maintains the highest level of sustainable cannabis practices through its focus on sustainable and natural cultivation methods.

Grown Rogue hires and pays living wage to all of its team members and is very involved in each of the communities where it operates.

Plans for Expansion and Economic Outlook

Grown Rogue continues to focus on taking its learnings and experience from Oregon, Michigan and New Jersey into new markets across the US. During the last two years, Grown Rogue has established a platform that excels at licensing, compliance, high-quality and low-cost production, understanding consumer purchasing preferences, and product innovation. This platform places Grown Rogue in a superior position to capitalize on new markets compared to our competitors. Oregon is arguably the most competitive cannabis market in the world, and we have excelled by implementing standard business practices that make the Company well suited for entering and building successful brand presence in newly legalized cannabis markets.

The expansion into Airport and acquisition of an 80% interest in Golden Harvests represent execution of management’s strategy of growth through high quality, low-cost flower production. As other growth opportunities arise under favorable financial terms, management can activate known and repeatable systems into new assets.

We believe that the future of the cannabis industry is in branded products and that the leading brands are being developed on the west coast, which is well known for high quality cannabis. Unlike many current multi-state operators who prefer to obtain just a few licenses in a large volume of states, Grown Rogue is focused on establishing a larger number of licenses in fewer states to capitalize on the economies of scale we view as optimal to maximize profits. Over the next twelve months, Grown Rogue is focused on furthering our footprints and flower market shares in the Oregon and Michigan markets, scaling our burgeoning operation in New Jersey, continuing to add new products to our portfolio, and exploring and executing on strategic opportunities in new states.

With the recent shift in political landscape, Grown Rogue has also begun analyzing the potential for federal de-regulation and the subsequent ability to export cannabis products across state lines. We believe Oregon will be a large export state. Being located in the Emerald Triangle also provides a unique product differentiator due to the ability to produce high-quality, low-cost, sungrown flower due to the environmental conditions that occur naturally in Southern Oregon. Our strategy to take advantage of what is projected to be a multi-billion dollar export business is developing, and we are excited to begin implementation of this business plan over the coming years.

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Organizational Structure

The following chart shows our current ownership structure:

Risks Related To Our Business and Industry

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our securities. These risks are discussed more fully in “Risk Factors” beginning on page 11. These risks include, but are not limited to, the following:

●	Our business is illegal under U.S. federal law

●	We have a limited operating history and the challenges of a new business in a competitive industry may hinder our ability to achieve profitability.

●	Compliance with other laws and regulations may be costly and could adversely affect our business

●	Our operations are subject to various hazards and risks, and our insurance coverage may be inadequate to protect us from potential losses.

●	Our participation in the marijuana industry may lead to litigation and enforcement actions that could adversely affect our financial condition and operations.

●	Our success depends on obtaining and maintaining marijuana licenses, and failure to do so could have a material adverse effect on our business.

●	We may manufacture and sell food and other products for human consumption, which may cause injury or illness, exposing us to product liability claims and regulatory actions.

●	We are unable to deduct many normal business expenses.

●	Our cannabis production and sales strategy is subject to numerous external factors, many of which are beyond our control.

●	Our success depends on our ability to anticipate and respond to rapidly changing consumer preferences and industry trends.

●	Our ability to manage rapid growth and implement effective controls may impact our success.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to publicly traded entities that are not emerging growth companies. These exemptions include:

●	the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares.

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. This transition period is only applicable under generally accepted accounting principles in the United States (“U.S. GAAP”). As a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required or permitted by the International Accounting Standards Board (“IASB”).

We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (2) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (3) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if we have been a public company for at least 12 months and the market value of our subordinate voting shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act as discussed above.

Foreign Private Issuer

We are a “foreign private issuer,” as defined by the under the Exchange Act. As a result, we are exempt from certain requirements imposed on U.S. domestic reporting companies. For example:

●	we are exempt from the requirement to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence, we also have four months following the end of each fiscal year to file our annual reports with the SEC;

●	our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act;

●	we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act, related to selective disclosures of material information;

●	we are exempt from the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to provide individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies.

These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. reporting company.

Corporate Information

Our principal executive office is located at 550 Airport Road, Medford, Oregon. Our telephone number is (458) 226-2100. Our registered office in Ontario, Canada is located at 40 King St W Suite 5800, Toronto, ON M5H 3S1, Canada.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our principal website is located at www.grownrogue.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks, and all of the other information contained in this prospectus, before deciding whether to invest in our securities. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment in our securities. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

Our business is illegal under U.S. federal law.

The Company, through its subsidiaries, engages in the medical and adult-use marijuana industry in the United States where local state law permits such activities. Producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a federal crime in the United States. The United States federal government regulates drugs through the Controlled Substances Act (the “Federal CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Schedule I drugs are the most tightly restricted category of drugs under the Federal CSA. State and territorial laws that allow the use of medical cannabis or legalize cannabis for adult recreational use are in conflict with the Federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, the development of a legal cannabis industry under the laws of these states is in conflict with the Federal CSA, which makes cannabis use and possession illegal on a national level. Additionally, the Supremacy Clause of the United States Constitution establishes that the Constitution, federal laws made pursuant to the Constitution, and treaties made under the Constitution’s authority constitute the supreme law of the land. The Supremacy Clause provides that state courts are bound by the supreme law; in case of conflict between federal and state law, including Oregon, Michigan, and other state law legalizing certain cannabis uses, the federal law must be applied.

Until Congress amends the Federal CSA with respect to marijuana production, processing, distribution, and use, there is a risk that federal authorities may enforce current federal law against companies such as the Company for violation of federal law or they may seek to bring an action or actions against the Company and/or its investors for violation of federal law or otherwise, including, but not limited to, a claim against investors for aiding and abetting another’s criminal activities. The US federal aiding and abetting statute provides that anyone who commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal. Additionally, even if the U.S. federal government does not prove a violation of the Federal CSA, the U.S. federal government may seize, through civil asset forfeiture proceedings, certain assets such as equipment, real estate, moneys and proceeds, or your assets as an investor in the Company, if the U.S. federal government can prove a substantial connection between these assets or your investment and marijuana distribution or cultivation.

On the federal legislative side, a number of bills (some bi-partisan) have been introduced in Congress over the years in an attempt to address and perhaps reconcile the tension between state-legal cannabis programs and federal illegality, including the Strengthening the Tenth Amendment Through Entrusting States (STATES) Act, the Marijuana Opportunity Reinvestment and Expungement Act (MORE) Act, the Cannabis Administration and Opportunity (CAOA) Act, the Secure and Fair Enforcement (SAFE) Banking Act, the Preparing Regulators Effectively for a Post-Prohibition Adult-Use Regulated Environment (PREPARE) Act, and the Small Business Tax Equity (SBTE) Act. Congress has not passed any material marijuana reform legislation in decades.

There has, however, been activity with respect to cannabis from the administrative branch. In 2013, then United States Department of Justice Deputy Attorney General James M. Cole issued a memorandum (the “Cole Memorandum”) for all United States Attorneys providing updated guidance to federal prosecutors concerning marijuana enforcement under the Federal CSA. The Cole Memorandum applied to all Department of Justice federal enforcement activity, including civil enforcement, criminal investigations, and prosecutions concerning marijuana in all states. However, the Cole Memorandum was rescinded by Attorney General Jeff Sessions on January 4, 2018. Notably, the Biden administration has tacitly reverted to the guidance provided in the Cole Memorandum. Although current Attorney General Merrick Garland has not officially reinstated the Cole Memorandum, he advised in written testimony in early 2021 that he did not “think it the best use of the Department’s limited resources to pursue prosecutions of those who are complying with the laws in states that have legalized and are effectively regulating marijuana.” The Department of the Treasury adopted recommendations based on the standards set forth in the Cole Memorandum in its guidance (the “FinCen Guidance”) provided in 2014. Despite the repeal of the Cole Memorandum, the Department of Treasury’s Financial Crimes Enforcement Network (FinCEN) has confirmed that the FinCEN Guidance remains in effect and the Department of Treasury indicated it will remain in place.

On October 6, 2022, President Biden, among other things, asked the Secretary of Health and Human Services and the Attorney General to initiate the administrative process to review expeditiously how marijuana is scheduled under federal law. On or about August 29, 2023, Deputy Secretary of Health and Human Services (HHS) Rachel Levine transmitted a letter to the head of the Drug Enforcement Agency (DEA), Anne Milgram, recommending that cannabis and its derivatives be removed from Schedule I of the CSA. HHS’s recommendation is to reschedule cannabis to Schedule III. Schedule III substances are deemed to have medicinal value and have potential for abuse but less than substances in Schedules I or II, and abuse that may lead to moderate or low physical dependence or high psychological dependence. HHS’s recommendation remains pending and the Department of Justice (DOJ), specifically the DEA, is in the process of assessing it. If DOJ accepts the recommendation, it will then promulgate rules to effectuate the reschedule.

There is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned. Unless and until the United States amends the Federal CSA with respect to marijuana, there is a risk that federal authorities may enforce current federal law. If the federal government begins to enforce federal law, or if existing applicable state laws are repealed or curtailed, Grown Rogue’s business, results of operations, financial condition, and prospects would be materially adversely affected. There thus remains a risk that federal authorities may enforce current federal law against companies such as Grown Rogue for violation of federal law or they may seek to bring an action or actions against Grown Rogue and/or its investors for violation of federal law or otherwise, including, but not limited to, a claim against investors for aiding and abetting another’s criminal activities.

In light of the uncertainty surrounding the treatment of United States cannabis-related activities, including the rescission of the Cole Memorandum, the Canadian Securities Administrators published a Staff Notice 51-352 (Revised) – Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) on February 8, 2018 setting out certain disclosure expectations for issuers with United States cannabis-related activities. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with United States cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the United States cannabis industry.

Certain Grown Rogue subsidiaries are directly engaged in the cultivation, manufacture, possession, sale, or distribution of cannabis in the recreational cannabis marketplace in the State of Oregon and in the medical and recreational marketplaces in the State of Michigan. Pending regulatory approval, certain Grown Rogue subsidiaries expect to be directly engaged in the cultivation, manufacture, possession, sale, or distribution of cannabis in the recreational cannabis marketplace in New Jersey and Illinois. In accordance with Staff Notice 51-352, Grown Rogue will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws, or regulations regarding marijuana regulation. Any non-compliance, citations or notices of violation which may have an impact on Grown Rogue’s licenses, business activities, or operations will be promptly disclosed by Grown Rogue.

Compliance with other laws and regulations may be costly and could adversely affect our business.

The industry in which GR Unlimited operates could require the Company and/or GR Unlimited to comply with a myriad of other federal, state and local laws and regulations, which could include, among others, laws and regulations relating to cannabis, personally identifiable information, wage and hour restrictions, health and safety matters, consumer protection and environmental matters. Compliance with such laws and regulations may be costly and a failure to comply with such laws and regulations could result in fines, penalties, litigation and other liability that could materially adversely affect the Company.

The Company’s business and products are and will continue to be regulated by the Oregon Liquor Control Commission (the “OLCC”), the Cannabis Regulatory Agency (the “CRA”) of Michigan, and other regulatory bodies as applicable laws continue to change and develop. Pending regulatory approval, Grown Rogue, through its subsidiaries, expects to participate in Illinois’s and New Jersey’s adult-use markets over the coming year. Regulatory compliance with the OLCC, CRA, and other regulatory bodies, and the process of obtaining regulatory approvals, can be costly and time-consuming. Further, the Company cannot predict what kind of regulatory requirements its business will be subject to in the future. Any delays in obtaining, or failure to obtain, regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the Company.

Local, state and U.S. federal laws and enforcement policies concerning marijuana-related conduct are changing rapidly and will continue to do so for the foreseeable future. Changes in applicable law are unpredictable and could have a material adverse effect on the Company. Changes in applicable laws or regulations could significantly diminish the Company’s prospects. The Company has little or no control over potential changes to laws or regulations that may affect its business, including the business of GR Unlimited.

Additionally, governmental regulations affect taxes and levies, healthcare costs, energy usage and labor issues, all of which may have a direct or indirect effect on the Company’s business and its customers or suppliers. Changes in these laws or regulations, or the introduction of new laws or regulations, could increase the costs of doing business for the Company, or its customers or suppliers, or restrict the Company’s actions, causing the Company to be materially adversely affected.

We may manufacture and sell food and other products for human consumption, which may cause injury or illness, exposing us to product liability claims and regulatory actions.

The Company may manufacture and sell food and other products for human consumption which involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases. Even though the Company intends to grow and sell products that are safe, it has potential product liability risk from the consuming public. The Company could be party to litigation based on consumer claims, product liability or otherwise that could result in significant liability for the Company and adversely affect its financial condition and operations. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that the Company’s products caused illness or injury could adversely affect its reputation with existing and potential customers and its corporate and brand image.

The U.S. Food and Drug Administration (the “FDA”) may now or in the future regulate the material content of the Company’s products pursuant to the Federal Food, Drug and Cosmetic Act and the Consumer Product Safety Commission (the “CPSC”), which regulates certain aspects of certain products intended for human consumption pursuant to various U.S. federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. The FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which the Company sells or intends to sell its products. In addition, certain state laws restrict the sale of packaging with certain levels of heavy metals and impose fines and penalties for noncompliance. A recall of any of the Company’s products or any fines and penalties imposed in connection with noncompliance could have a materially adverse effect on its business.

Our operations are subject to various hazards and risks, and our insurance coverage may be inadequate to protect us from potential losses.

The Company will be affected by a number of operational risks and it may not be adequately insured for certain risks, including: labor disputes; catastrophic accidents; fires; blockades or other acts of social activism; changes in the regulatory environment; impact of non-compliance with laws and regulations; natural phenomena, such as inclement weather conditions, floods, earthquakes and ground movements. There is no assurance that the foregoing risks and hazards will not result in damage to, or destruction of, the Company’s properties, grow facilities and extraction facilities, personal injury or death, environmental damage, adverse impacts on the Company’s operations, potential legal liability, and adverse governmental action, any of which could have an adverse impact on the Company’s future cash flows, earnings and financial condition. Also, the Company may be subject to or affected by liability or sustain loss for certain risks and hazards against which the Company cannot insure or which it may elect not to insure because of the cost. This lack of insurance coverage could have a material adverse effect on the Company.

GR Unlimited has a limited operating history and the challenges of a new business in a competitive industry may hinder our ability to achieve profitability.

GR Unlimited has a limited operating history and had no record of prior performance as a separate enterprise prior to the reverse take-over of the Company by GR Unlimited. GR Unlimited faces the general risks associated with any new business operating in a competitive industry, including the ability to fund operations from unpredictable cash flow and capital-raising transactions. There can be no assurance that GR Unlimited or the Company will achieve its anticipated investment objectives or operate profitably. The Company’s business must be considered in light of the risks, expenses, and problems frequently encountered by companies in their early stages of development. Specifically, such risks may include, among others:

●	inability to fund operations from unpredictable cash flows;

●	failure to anticipate and adapt to developing markets;

●	inability to attract, retain and motivate qualified personnel; and

●	failure to operate profitably in a competitive industry.

There can be no assurance that the Company will be successful in addressing these risks. To the extent it is unsuccessful in addressing these risks, the Company may be materially and adversely affected. There can be no assurance that the Company will sustain profitability.

The Company will not be able to deduct many normal business expenses.

Under Section 280E of the U.S. Internal Revenue Code (the “IRC”), many normal business expenses incurred in the trafficking of marijuana are not deductible in calculating its U.S. federal income tax liability. A result of IRC Section 280E is that an otherwise profitable business may in fact operate at a loss, after taking into account its U.S. federal income tax expenses. Although the Company has accounted for IRC Section 280E in its financial projections and models, the application of IRC Section 280E may have a material adverse effect on the Company.

Our cannabis production and sales strategy is subject to numerous external factors, many of which are beyond our control.

The Company’s business strategy includes commercial scale production and sales of cannabis. The success of this strategy is subject to numerous external factors, such as the availability of suitable land packages, the Company’s ability to attract, train and retain qualified personnel, the ability to access capital, the ability to obtain required state and local permits and licenses, the prevailing laws and regulatory environment of each jurisdiction in which the Company may operate, which are subject to change at any time, the degree of competition within the industries and markets in which the Company operates and its effect on the Company’s ability to retain existing and attract new customers. Some of these factors are beyond the Company’s control.

Our ability to manage rapid growth and implement effective controls may impact our success.

The rapid execution necessary for the Company to successfully implement its business strategy requires an effective planning and management process. The Company will be required to continually improve its financial and management controls, reporting systems and procedures on a timely basis, and to expand, train and manage its personnel. There can be no assurance that the Company’s procedures or controls will be adequate to support operations. If the Company is unable to manage growth effectively, it could suffer a material adverse effect.

Our success depends on our ability to anticipate and respond to rapidly changing consumer preferences and industry trends.

The industry in which the Company operates could be subject to rapid changes, including, among others, changes in consumer requirements and preferences. There can be no assurance that the demand for any products or services offered by the Company will continue, or that the mix of the Company’s future product and service offerings will satisfy evolving consumer preferences. The success of the Company will be dependent upon its ability to develop, introduce and market products and services that respond to such changes in a timely fashion. Consumer preferences change from time to time and can be affected by a number of different and unexpected trends. The Company’s failure to anticipate, identify or react quickly to these changes and trends, and to introduce new and improved products on a timely basis, could result in reduced demand for the Company’s products, which in turn cause a material adverse impact to the Company.

Our reliance on information technology systems exposes us to potential disruptions that could adversely affect our business operations.

The Company relies on information technology systems. All of these systems are dependent upon computer and telecommunications equipment, software systems and Internet access. The temporary or permanent loss of any component of these systems through hardware failures, software errors, the vulnerability of the Internet, operating malfunctions or otherwise could interrupt the Company’s business operations and materially adversely affect the Company.

Our inability to register marijuana trademarks under federal law may limit our intellectual property protection and adversely affect our business.

Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, the U.S. Patent and Trademark Office will not permit the registration of any trademark that identifies marijuana products. As a result, the Company likely will be unable to protect the marijuana product trademarks beyond the geographic areas in which the Company conducts business. The use of GR Unlimited trademarks by one or more other persons could have a material adverse effect on the Company.

Even if the Company obtains federal, state or international trademark or copyright registrations for any products or services it develops, such registrations may not provide adequate protection. The Company may also rely on federal, state and international trade secret, trademark and copyright laws, as well as contractual obligations with employees and third parties, to protect intellectual property. Such laws and contracts may not provide adequate protection. Despite the efforts to protect its intellectual property, unauthorized parties may attempt to copy aspects of the Company’s products or services, or obtain and use information that the Company regards as proprietary. The Company’s efforts to protect its intellectual property from third-party discovery and infringement may be insufficient and third parties may independently develop products or services similar to the Company or duplicate their products or services. In addition, third parties may assert that the Company’s products or services infringe their intellectual property.

Our marijuana growing operations’ significant energy consumption makes us vulnerable to rising energy costs that could adversely impact our profitability.

The Company’s marijuana growing operations consume considerable energy, making the Company vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business of the Company and its ability to operate profitably. Increased energy costs would result in higher transportation, freight and other operating costs, including increases in the cost of ingredients and supplies. The Company’s future operating expenses and margins could be dependent on its ability to manage the impact of such cost increases. If energy costs increase, there is no guarantee that such costs can be fully passed along to consumers through increased prices.

The agricultural nature of our cannabis cultivation exposes us to inherent risks that could adversely affect our production and results of operations.

Since the Company’s business revolves mainly around the cultivation of cannabis, an agricultural product, the risks inherent with agricultural businesses will apply. Such risks may include plant and other diseases, insect pests, adverse weather (including but not limited to drought, high winds, earthquakes and/or wildfire) and growing conditions, and new government regulations regarding farming and the marketing of agricultural products, among others. There is a risk that these and other natural elements will have a material adverse effect on the production of the Company’s products, which in turn could have a material adverse effect on its results of operations.

Our business premises are targets for theft, and breaches in security could have a material adverse impact on our operations and financial condition.

The business premises of GR Unlimited are a target for theft. While the Company has implemented security measures and continues to monitor and improve its security measures, its cultivation and processing facilities could be subject to break-ins, robberies and other breaches in security. If there was a breach in security and the Company fell victim to a robbery or theft, the loss of cash, cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment could have a material adverse impact on the business, financial condition and results of operation of the Company.

Our participation in the marijuana industry may lead to litigation and enforcement actions that could adversely affect our financial condition and operations.

The Company’s participation in the marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities. Litigation, complaints, and enforcement actions could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on the Company’s future cash flows, earnings, results of operations and financial condition.

Our success depends on obtaining and maintaining marijuana licenses, and failure to do so could have a material adverse effect on our business.

The Company’s success depends on its ability to obtain and maintain marijuana licenses from state and local authorities including the OLCC and CRA. If the Company fails to obtain or maintain one or more marijuana production licenses from the OLCC, CRA, or other applicable state or local government authorities, its business will be limited to Oregon’s medical marijuana market only, which may not be a viable long-term business model. The Company’s failure to obtain and maintain a marijuana license from the OLCC, CRA, or other applicable state or local governmental authorities will have a material adverse effect on the Company and possibly require it to cease operations.

Our customer base is limited to state-licensed marijuana businesses within Oregon and Michigan, and price volatility in these markets could adversely affect our business.

The customers of the Company’s cannabis production business will be limited to other state-licensed marijuana businesses that the Company operates in, which currently includes Oregon and Michigan. The Company currently may not sell its products to any business or person located outside Oregon and Michigan. Generally, the Company will not be able to sell any of its products outside of the state of production. Consequently, the Company’s customer base is limited to the jurisdictions it operates in for any cannabis based products, which currently includes Oregon and Michigan. The retail and wholesale prices in Oregon and Michigan have demonstrated significant volatility over time. Price declines, if sustained, will have a material adverse effect on the Company.

Local government restrictions and zoning laws could limit or ban our cannabis operations, adversely affecting our business.

Although legal under Oregon and Michigan state law, local governments have the ability to limit, restrict, and ban medical or recreational cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could also be adopted or changed, and have a material adverse effect on the Company.

Federal prohibition under the CSA may render our contracts unenforceable and expose our property to seizure.

As the U.S. Federal CSA currently prohibits the production, processing and use of marijuana, contracts with third parties (suppliers, vendors, landlords, etc.) pertaining to the production, processing, or selling of marijuana-related products, including any leases for real property, may be unenforceable. In addition, if the U.S. federal government begins strict enforcement of the Federal CSA, any property (personal or real) used in connection with a marijuana-related business may be seized by and forfeited to the federal government. In this case, the Company’s inability to enforce contracts or any loss of business property (whether the Company’s or its vendors’) will have a material adverse effect on the Company.

Third party service providers to the Company may withdraw or suspend their service.

Because under U.S. federal law the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminal acts under federal law, companies that provide goods and/or services to companies engaged in cannabis-related activities may, under threat of federal civil and/or criminal prosecution, suspend or withdraw their services. Any suspension of service and inability to procure goods or services from an alternative source, even on a temporary basis, that causes interruptions in the Company’s operations could have a material adverse effect on the Company.

The Company’s business is highly regulated and it may not be issued necessary licenses, permits, and cards.

The Company’s business and products are and will continue to be regulated as applicable laws continue to change and develop. Regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. Even if the Company obtains one or more licenses from the OLCC, CRA, or other applicable state or local governmental authorities, no assurance can be given that it will receive all of the other licenses and permits that will be required to operate. Further the Company cannot predict what kind of regulatory requirements its business will be subject to in the future.

The marijuana industry faces significant opposition in the United States. It is believed by many that large well-funded businesses may have strong economic opposition to the marijuana industry. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana industry. Any inroads the pharmaceutical industry could make in halting or impeding the development of the marijuana industry could have a material adverse effect on the Company.

The size of the target market is difficult to quantify. Because the cannabis industry is in an early stage with uncertain boundaries, there is a lack of information about comparable companies, and few, if any, established companies whose business model the Company can follow or upon whose success the Company can build. Accordingly, there can be no assurance that the Company’s estimates are accurate or that the market size is sufficiently large for its business to grow as projected, which may negatively impact its financial results.

The Company has numerous competitors. Its marijuana production business is not, by itself, unique. The Company has numerous competitors throughout Oregon, Michigan, and other states utilizing a substantially similar business model. Excessive competition may impact sales and may cause the Company to reduce prices. Any material reduction in prices could have a material adverse effect on the Company. We are operating in a highly competitive industry where we may compete with numerous other companies in the marijuana industry, who may have far greater resources, more experience, and personnel perhaps more qualified than we do. There can be no assurance that we will be able to successfully compete against these other entities. To remain competitive, we will require a continued high level of investment in research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and results of operations.

The Company may not be able to obtain or maintain a bank account. Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, most banks and other financial institutions are unwilling to provide banking services to marijuana businesses due to concerns about criminal liability under the Federal CSA as well as concerns related to federal money laundering rules under the U.S. Bank Secrecy Act. In February 2014, the Financial Crimes Enforcement Network (“FinCEN”) bureau of the U.S. Treasury Department issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis business, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, many cannabis businesses still operate on an all-cash basis. Operating on an all-cash or predominantly-cash basis makes it difficult for the Company to manage its business, pay its employees and pay its taxes, and may create serious safety issues for the Company, its employees and its service providers. Although the Company currently has several bank accounts, its inability to maintain those bank accounts, or obtain and maintain other bank accounts, could have a material adverse effect on the Company.

The protections of U.S. bankruptcy law may be unavailable. As discussed above, the use of marijuana is illegal under U.S. federal law. Therefore, it may be argued that the federal bankruptcy courts cannot provide relief for parties who engage in marijuana or marijuana-related businesses. Recent bankruptcy court rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity. In addition, some courts have reasoned that courts cannot ask a bankruptcy trustee to take possession of and distribute marijuana assets as such action would violate the Federal CSA. Therefore, the Company may not be able to seek the protection of the bankruptcy courts for the equal protection of creditors or debtor-in-possession financing or obtain credit from federal-charted financial institutions.

The Company may have a difficult time obtaining insurance which may expose the Company to additional risk and financial liabilities. Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for the Company to find, and more expensive, because it is in the cannabis industry. There are no guarantees that the Company will be able to find such insurance in the future, or that the cost will be affordable. If the Company is forced to go without such insurance, it may prevent the Company from entering into certain business sectors, may inhibit its growth, may expose the Company to additional risk and financial liabilities and could have a material adverse effect on the Company.

The Company’s websites are accessible in jurisdictions where medicinal or recreational use of marijuana is not permitted and, as a result the Company may be found to be violating the laws of those jurisdictions.

The Company’s websites, which advertise its products for use in connection with marijuana, are visible in jurisdictions where the medical and recreational use of marijuana is unlawful. As a result, the Company may face legal action brought against it by such jurisdictions for engaging in an activity illegal in that jurisdiction. Such an action could have a material adverse effect on the Company.

Exposure to currency fluctuations due to operations in the United States and financing in Canadian dollars may adversely affect our financial condition.

Due to the Company’s operations in the United States, and its intention to continue future operations outside Canada, the Company may be exposed to significant currency fluctuations. All or substantially all of the Company’s financings will be raised in Canadian dollars, but a substantial portion of the Company’s operating expenses are incurred in US dollars. There is no expectation that the Company will put any currency hedging arrangements in place. Fluctuations in the exchange rate between the US dollar and the Canadian dollar may have a material adverse effect on the Company’s business, financial condition and operating results. The Company may, in the future, establish a program to hedge a portion of its foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if the Company develops a hedging program, there can be no assurance that it will effectively mitigate currency risks.

Pursuing strategic acquisitions may expose us to integration challenges, unforeseen liabilities, and regulatory hurdles.

As part of its overall business strategy, the Company may pursue select strategic acquisitions, which could provide additional product offerings, vertical integrations, additional industry expertise, and a stronger industry presence in both existing and new jurisdictions. Future acquisitions may expose it to potential risks, including risks associated with: (a) the integration of new operations, services and personnel; (b) unforeseen or hidden liabilities; (c) the diversion of resources from the existing business and technology; (d) potential inability to generate sufficient revenue to offset new costs; (e) the expenses of acquisitions; or (f) the potential loss of or harm to relationships with both employees and existing users resulting from its integration of new businesses. In addition, any proposed acquisitions may be subject to regulatory approval.

Compliance with evolving environmental regulations and obtaining necessary permits may increase costs and adversely affect our operations.

The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not materially adversely affect the Company.

Government environmental approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed production of medical and/or recreational marijuana or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of marijuana, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Border crossing for non-U.S. residents may create additional challenges.

Although cannabis use and sale is legal and regulated in numerous U.S. states, individuals who are not U.S. residents and employed or involved with licensed cannabis companies could be denied entry or face lifetime bans from the U.S. for their involvement with such companies. There has been increasing anecdotal evidence of non-U.S. residents who are involved in the cannabis industry being denied entry at the U.S. border or facing lifetime bans from the U.S. after disclosing to U.S. border officials the nature of their work. The Company’s Board of Directors is made up of both U.S. and non-U.S. residents, so there is no guarantee that certain members of the Company’s board would not be subject to such denials or bans. Should a director be prevented from entering the U.S., either in one instance or permanently, his or her ability to serve the Company as a board member could be hindered. This could equally impact any other non-U.S. resident employees employed by the Company.

The Company may suffer reduced profitability if it loses foreign private issuer status in the United States.

If, as of the last business day of the Company’s second fiscal quarter for any year, more than 50% of the Company’s outstanding voting securities are directly or indirectly held of record by residents of the United States, the Company will no longer meet the definition of a “Foreign Private Issuer” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). This change in status could have a significant effect on the Company as it would significantly complicate the raising of capital through the offer and sales of securities and reporting requirements, resulting in increased audit, legal and administration costs. The loss of Foreign Private Issuer status could have a material adverse effect on the Company.

United States Tax Classification of the Company.

The Company is treated as a United States corporation for U.S. federal income tax purposes under IRC Section 7874 and is expected to be subject to U.S. federal income tax on its worldwide income. The Company is also, regardless of any application of IRC Section 7874, treated as a Canadian resident company (as defined in the Income Tax Act (Canada) (the “ITA”) for Canadian income tax purposes. As a result, the Company will be subject to taxation both in Canada and the United States which will have a material adverse effect on it.

We depend on key personnel who would be difficult to replace, and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends, to a significant extent, upon the continued services of our current management team and key personnel. The loss of one or more of our key executives or employees could have a material adverse effect on our business. We do not maintain “key person” insurance policies on the lives of any of our executives or any of our other employees. We employ all of our executives and key employees on an at-will basis, and their employment can be terminated by us or them at any time, for any reason, and without notice, subject, in certain cases, to severance payment rights.

Our success also depends on our ability to attract, retain, and motivate additional skilled management personnel. We plan to continue to expand our work force to continue to enhance our business and operating results. We believe that there is significant competition for qualified personnel with the skills and knowledge that we require. Many of the other companies with which we compete for qualified personnel have substantially greater financial and other resources than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those which we have to offer. If we are not able to retain our current key personnel or attract the necessary qualified key personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our business objectives and our ability to pursue our business strategy. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If our recruiting, training, and retention efforts are not successful or do not generate a corresponding increase in revenue, our business will be harmed.

General Risk Factors

Our status as a holding company exposes investors to risks associated with our subsidiaries.

As a result of the reverse takeover transaction, the Company is currently a holding company and essentially all of its operating assets are the capital stock of its subsidiaries. As a result, investors in the Company are subject to the risks attributable to its subsidiaries. As a holding company, the Company conducts substantially all of its business through its subsidiaries, which generate substantially all of its revenues. Consequently, the Company’s cash flows are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Company. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt or other contracts, in each case, which could limit the ability to pay such dividends or distributions, if at all. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to Grown Rogue.

We may require additional capital which may not be available to us on acceptable terms, or at all.

We have accumulated significant losses and negative cash flows from operations in recent years. At September 30, 2024, we had working capital of $12,968,629, accumulated deficit of $34,885,068, and generated net loss of $12,406,762. We may not have sufficient funds to meet our liabilities for the ensuing twelve months as they become due. Our ability to continue operations and fund our liabilities may become dependent on our ability to secure additional financing and cash flow.

We have significant trade and other payables which may make it difficult to service our debts and adversely affects our ability to obtain additional financing.

At September 30, 2024, we had trade and other payables in the amount of $2,119,223. If in the future we are unable to service our debt obligations we may, among other things, need to refinance all or a portion of our debt at an increased borrowing cost, obtain additional financing, delay capital expenditures, or sell material assets. If we are not able to re-finance our debt as necessary, obtain additional financing, or sell assets on commercially acceptable terms or at all, we may not be able to satisfy our debt obligations and continue business operations.

We must continue to institute procedures designed to avoid potential conflicts involving our officers and directors.

Some of our directors and officers are or may serve on the boards of directors of other companies from time to time. Pursuant to the provisions of the Business Corporations Act (Ontario) (the“OBCA”), our directors and senior officers must disclose material interests in any contract or transaction (or proposed contract or transaction) material to us. To avoid the possibility of conflicts of interest that may arise out of their fiduciary responsibilities to each of the boards, all such directors have agreed to abstain from voting with respect to a conflict of interest between the applicable companies. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or members of management, may have a conflict.

We rely on the expertise of certain persons and must ensure that these relationships are developed and maintained.

We are dependent on the advice and project management skills of various consultants and joint venture partners contracted by us from time to time. Our failure to develop and maintain relationships with qualified consultants and joint venture partners will have a material adverse effect on our business and operating results.

We must indemnify our officers and directors against certain actions.

Our articles contain provisions that state that we must indemnify every director or officer, subject to the limitations of the OBCA, against all losses or liabilities that our directors or officers may sustain or incur in the execution of their duties and subject to other applicable law. Our articles further state that no director or officer will be liable for any loss, damage, or misfortune that may happen to, or be incurred by us in the execution of his duties if he acted honestly and in good faith with a view to our best interests. Such limitations on liability may reduce the likelihood of litigation against our officers and directors and may discourage or deter our shareholders from suing our officers and directors based upon breaches of their duties to us, though such an action, if successful, might otherwise benefit us and our shareholders.

The market price for our securities may be volatile and subject to significant fluctuations unrelated to our operating results.

The market price for our securities may be volatile and is subject to significant fluctuations in response to a variety of factors, including the liquidity of the market for our securities, variations in our quarterly operating results, regulatory or other changes in the cannabis industry generally, announcements of business developments by us or our competitors, litigation, changes in operating costs and variations in general market conditions. Because we have a limited operating history in the cannabis industry, the market price for our securities may be more volatile than that of a seasoned issuer. Changes in the market price of our securities may have no connection with our operating results. No predictions or projections can be made as to what the prevailing market price for our securities will be at any time.

Risks Factors Relating to Our Securities and this Offering

As a public company we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements in both Canada and the United States that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting or deregistration of our securities, and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage compared to privately held and larger public competitors. We have previously received and resolved a cease trade order from the Ontario Securities Commission for failure to meet filing requirements. We are also currently the subject of an SEC enforcement action seeking to revoke registration of our subordinate voting shares.

We do not anticipate paying dividends on our subordinate voting shares.

We do not anticipate paying cash dividends on our subordinate voting shares in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide, in our sole discretion, not to pay dividends. The declaration, payment, and amount of any future dividends will be made at the discretion of our Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our Board of Directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Our shareholders may experience dilution of their ownership interests because of our future issuance of additional subordinate voting shares or other securities exercisable or exchangeable for or convertible into additional subordinate voting shares.

Our organizational and corporate documents authorize the issuance of an unlimited number of subordinate voting shares, without par value. In the event that we are required to issue additional subordinate voting shares or other securities exercisable or exchangeable for or convertible into additional subordinate voting shares, enter into private placements to raise financing through the sale of equity securities, the interests of our existing shareholders will be diluted and existing shareholders may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we do issue additional shares, it will cause a reduction in the proportionate ownership and voting power of all existing shareholders. As of November 14, 2024, we had outstanding the following share purchase options: 5,060,000 options exercisable at CAD$0.15 per share, 1,150,000 options exercisable at CAD$0.16, 1,400,000 options exercisable at a weighted average exercise price of CAD$0.30 per share, 600,000 options exercisable at a weighted average exercise price of CAD$0.39 per share, and 6,855,000 options exercisable at CAD$0.84 per share. As of November 14, 2024, we had outstanding the following share purchase warrants: 4,000,000 warrants exercisable at CAD$0.225 per share.

Applicable SEC rules governing the trading of “penny stocks” will limit the trading and liquidity of our subordinate voting shares and may affect the trade price for our subordinate voting shares.

The SEC has adopted rules which generally define “penny stock” to be any equity security that has a market price (as defined) of less than U.S.$5.00 per share or an exercise price of less than U.S.$5.00 per share, subject to certain exceptions. Our securities will be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of U.S.$5,000,000 or individuals with a net worth in excess of U.S.$1,000,000 or annual income exceeding U.S.$200,000 or U.S.$300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the shares that are subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We expect that the penny stock rules will discourage investor interest in and limit the marketability of our subordinate voting shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements will make it more difficult for broker-dealers to recommend that their customers buy shares of our subordinate voting shares, which may limit your ability to buy and sell our shares and have an adverse effect on the market for our shares.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a client, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that client. Prior to recommending speculative, low-priced securities to their non-institutional clients, broker-dealers must make reasonable efforts to obtain information about the client’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some clients. FINRA requirements make it more difficult for broker-dealers to recommend that their clients buy our securities, which may limit your ability to buy and sell our subordinate voting shares and have an adverse effect on the market for our securities.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team needs to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Changes in tax laws or tax rulings could materially affect our financial position and results of operations.

Changes in tax laws or tax rulings could materially affect our financial position and results of operations. Certain changes in the taxation of business activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

Because we are quoted on the OTC Markets instead of a national securities exchange in the United States, our U.S. investors may have more difficulty selling their subordinate voting shares or experience negative volatility on the market price of our subordinate voting shares in the United States. The OTC Markets is marketed as an electronic exchange for high growth and early-stage U.S. companies. Trades are settled and cleared in the U.S. similar to any NASDAQ or NYSE stock and trade reports are disseminated through Yahoo, Bloomberg, Reuters, and most other financial data providers. The OTC Markets may be significantly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTC Markets as compared to a national securities exchange in the United States, such as the New York Stock Exchange, the NASDAQ Stock Market or the NYSE American. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. U.S. investors in our subordinate voting shares may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our subordinate voting shares. Accordingly, our U.S. shareholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our subordinate voting shares improves.

Volatility in the price of our subordinate voting shares may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations. The market for our subordinate voting shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. This type of litigation could result in substantial costs and could divert management’s attention and resources.

Rule 144 sales in the future may have a depressive effect on the price of our subordinate voting shares as an increase in supply of shares for sale, with no corresponding increase in demand may cause prices to fall. All of the outstanding subordinate voting shares held by the present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933 (the “Securities Act of 1933”), as amended. As restricted shares, these shares may be resold in the U.S. only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act of 1933 and as required under applicable state securities laws. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of the Company’s issued and outstanding subordinate voting shares or the average of the four-week trading volume. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months if the Company is a current reporting company under the Securities Exchange Act of 1934. A sale under Rule 144 or under any other exemption from the Securities Act of 1933, if available, or pursuant to subsequent registration of subordinate voting shares of present stockholders, may have a depressive effect upon the price of the subordinate voting shares in any market that may develop.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) could have a material adverse effect on our business and our operating results. Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

We have previously identified significant deficiencies in our internal controls related to Section 404 of the Sarbanes-Oxley Act. Although we have employed qualified personnel and adopted policies and procedures to address these significant deficiencies, we cannot assure you that the measures we are taking will effectively or completely remediate these significant deficiencies or that we will implement and maintain adequate controls over our financial process and reporting in the future. If we fail to sufficiently maintain these remediations, or otherwise fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting in the future, our financial statements may contain material misstatements, investors may lose confidence in our reported financial information, and we may become subject to sanctions or investigations by the SEC or other regulatory authorities, which could have a negative effect on the trading price of our securities and entail the expenditure of additional financial and management resources. Any such failure could also adversely affect the results of the management evaluations of our internal controls.

The trading price of our subordinate voting shares could be volatile, and you could lose all or part of your investment.

The trading price of our subordinate voting shares following this offering may fluctuate substantially. Following the completion of this offering, the market price of our subordinate voting shares may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our subordinate voting shares. Factors that could cause fluctuations in the trading price of our subordinate voting shares include the following:

●	departures of key personnel;

●	price and volume fluctuations in the overall stock market from time to time;

●	fluctuations in the trading volume of our shares or the size of our public float;

●	sales of large blocks of our subordinate voting shares;

●	actual or anticipated changes or fluctuations in our operating results;

●	changes in actual or future expectations of our operating results by investors or securities analysts;

●	litigation involving us, our industry or both;

●	regulatory developments in the United States, foreign countries or both;

●	general economic conditions and trends; and

●	major catastrophic events in our domestic and foreign markets.

In addition, if the market for shares of companies in the cannabis industry or the stock market in general experiences a loss of investor confidence, the trading price of our subordinate voting shares could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our subordinate voting shares might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company.

There may be future issuances or resales of our subordinate voting shares in connection with financings, acquisitions, investments, our incentive plans or otherwise, which may materially and adversely dilute the ownership interest of shareholders.

We are not restricted from issuing additional subordinate voting shares in the future, including securities convertible into, or exchangeable or exercisable for, our subordinate voting shares. Our issuance of such additional subordinate voting shares in the future will dilute the ownership interests of our then existing shareholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of our subordinate voting shares to decline.

We may issue preferred shares, the terms of which could adversely affect the voting power or value of our subordinate voting shares.

Our articles authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designations, preferences, limitations and relative rights, including preferences over our subordinate voting shares respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred shares could adversely impact the voting power or value of our subordinate voting shares. For example, we might grant holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred shares could affect the residual value of our subordinate voting shares.

If securities analysts were to downgrade our shares, publish negative research or reports or fail to publish reports about our business, our competitive position could suffer, and our share price and trading volume could decline.

The trading market for our subordinate voting shares will, to some extent, depend on the research and reports that securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities analysts. If no or few securities analysts commence coverage of us, the trading price of our shares would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us should downgrade our shares or publish negative research or reports, cease coverage of our company or fail to regularly publish reports about our business, our competitive position could suffer, and our share price and trading volume could decline.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, the Exchange Act, related regulations of the SEC and the requirements of any national securities exchange or over the counter market on which our subordinate voting shares are listed or traded, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness in the future, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.

After the completion of this offering, we will be subject to a requirement, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control over financial reporting and furnish a report by management on, among other things, our assessment of the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, because we are an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the earlier of the fifth year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. Ensuring that we have adequate internal control over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that must be evaluated frequently. Establishing and maintaining these internal controls will be costly and may divert management’s attention from our business.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we do not adequately implement or comply with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. A loss of confidence in the reliability of our financial statements also could occur if we or our independent registered public accounting firm were to report one or more material weaknesses in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system, including the costs of the hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our subordinate voting shares.

Our officers, directors and principal shareholders currently own a substantial number of our subordinate voting shares and have, and following the offering will continue to have, the power to significantly influence the vote on all matters submitted to a vote of our shareholders.

As of November 14, 2024, our Chief Executive Officer and Director, J. Obie Strickler, beneficially owned 34,731,416 of our subordinate voting shares, representing 15.6% of our issued and outstanding subordinate voting shares. In the event of the sale of the maximum amount of our subordinate voting shares in this offering, our Chief Executive Officer will hold approximately [●]% of our issued and outstanding subordinate voting shares. Thus, while the Company does not believe that it will be a “controlled company,” based on his significant ownership of our subordinate voting shares, our Chief Executive Officer will continue to maintain the ability to significantly influence the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals. Our Chief Executive Officer also has significant control over our business, policies and affairs as an officer and director of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

Management will have broad discretion over the use of our proceeds from this offering.

The principal purposes of this offering include increasing our capitalization and financial flexibility, creating a public market for our shares in the United States, thereby enabling access to the public equity markets by our employees and shareholders, obtaining additional capital and increasing our visibility in the marketplace. Although we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering, we expect to use the net proceeds from this offering for business expansion, unidentified potential future acquisitions, offering expenses, and other general corporate purposes. We have not allocated specific amounts of net proceeds for any of these purposes and we cannot specify with certainty the particular uses of the net proceeds to us from this offering. Accordingly, we will have broad discretion in using these proceeds and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of our proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, operating results and financial condition could be harmed.

We are an emerging growth company within the meaning of the Securities Act of 1933, and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our subordinate voting shares less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to publicly traded entities that are not emerging growth companies. These exemptions include:

●	the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares.

We have elected to take advantage of the reduced disclosure obligations as an emerging growth company. As a result, the information that we provide to the holders of our subordinate voting shares may be different than the information you might receive from other public reporting companies in which you hold equity interests. In addition, the JOBS Act permits emerging growth companies to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies. We cannot predict whether investors will find our securities less attractive because of our reliance on these exemptions. If some investors do find ours subordinate voting shares less attractive, there may be a less active trading market for our subordinate voting shares and the price of our subordinate voting shares may be reduced or more volatile.

We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (2) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (3) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if we have been a public company for at least 12 months and the market value of our subordinate voting shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act as discussed above.

Risks Related to Technology and Intellectual Property

A cyber security incident could negatively impact our business and our relationships with customers.

We use information technology, including computer and information networks, in substantially all aspects of our business operations. We also use mobile devices, social networking and other online activities to connect with our employees and our customers. Such uses give rise to cyber security risks, including security breach, espionage, system disruption, theft and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ personal information, private information about employees, and financial and strategic information about us and our business partners. We are also expanding and improving our information technologies, resulting in a larger technological presence and corresponding exposure to cyber security risk. If we fail to assess and identify cyber security risks associated with acquisitions and new initiatives, we may become increasingly vulnerable to such risks. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, our preventive measures and incident response efforts may not be entirely effective. Also, the regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. This changing regulatory landscape may cause increasingly complex compliance challenges, which may increase our compliance costs. Any failure to comply with these changing security and privacy laws and regulations could result in significant penalties, fines, legal challenges and reputational harm. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage.

Risks Related to Foreign Private Issuer Status

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and may follow certain home country corporate governance practices in lieu of requirements applicable to U.S. issuers.

We are considered a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, which impose certain disclosure requirements for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”) issued by the IASB and interpretations of the International Financial Reporting Interpretations Committee. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the IASB. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Furthermore, as a “foreign private issuer” we are permitted to follow certain home country corporate governance practices in lieu of requirements applicable to U.S. issuers. A foreign private issuer must disclose in its annual reports on Form 20-F filed with the SEC each requirement with which it does not comply followed by a description of its applicable home country practice.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our subordinate voting shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These rules and regulations could also make it more difficult for us to attract and retain qualified members on our Board and more expensive to procure director and officer liability insurance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. All statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “will,” “would,” “seek,” “likely,” “outlook,” “objective,” “goal,” “estimate,” “aim,” “predict,” “assume,” “consider,” “potential” “possible,” “pursue,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our future financial performance, including our expectations regarding our revenue, annual recurring revenue, gross profit or gross margin, operating expenses, ability to generate cash flow, revenue mix and ability to maintain future profitability;

●	anticipated trends and growth rates in our business and in the markets in which we operate;

●	our ability to maintain and expand our customer base;

●	our ability to hire and retain necessary qualified employees to grow our business and expand our operations;

●	our ability to adequately protect our intellectual property;

●	our ability to service our debt obligations;

●	our anticipated uses of our net proceeds from this offering;

●	our ability to generate sufficient revenue or become profitable;

●	our ability to compete effectively in the cannabis industry, which is highly competitive and includes competitors that may have greater financial and operational resources, flexibility to reduce prices or other competitive advantages;

●	our ability to maintain our licenses, permits and accreditations that are required to operate our business; and

●	changes in insurance markets.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds of this offering for working capital, general corporate purposes, and possible future acquisitions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

DIVIDEND POLICY

We have not historically declared dividends on our subordinate voting shares, and we do not currently intend to pay dividends on our subordinate voting shares. The declaration, amount and payment of any future dividends on our subordinate voting shares, if any, will be at the sole discretion of our Board, out of funds legally available for dividends. We anticipate that we will retain our earnings, if any, for the growth and development of our business.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of September 30, 2024; and

●	on an as adjusted basis, giving effect to the issuance and sale of [●].

The as adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes appearing elsewhere in this prospectus.

As of September 30, 2024
	Actual		As Adjusted
Cash and cash equivalents	$	[●]	$	[●]
Debt		[●]		[●]
Shareholders’ Equity
Subordinate voting shares, no par value, unlimited authorized; 222,276,113 outstanding on an actual basis; [●] outstanding on a pro forma as adjusted basis		[●]		[●]
Multiple voting shares, no par value, unlimited authorized; no outstanding on an actual basis; [●] outstanding on a pro forma as adjusted basis		[●]		[●]
Additional paid-in capital		[●]		[●]
Accumulated deficit		[●]		[●]
Total equity		[●]		[●]
Total capitalization	$	[●]	$	[●]

DILUTION

Purchasers of subordinate voting shares in an offering may suffer immediate and substantial dilution in the net tangible book value per subordinate voting share. Dilution in net tangible book value per share represents the difference between the amount per subordinate voting share paid by purchasers in an offering and the net tangible book value per subordinate voting share immediately after an offering.

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing subordinate voting shares in an offering under this prospectus:

●	the net tangible book value per subordinate voting share before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations for the three and nine months ended September 30, 2024, and October 31, 2023, two month transition period ended December 31, 2023 and the years ended October 31, 2023 and 2022, and should be read in conjunction with the information included under “Business,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus, which were prepared in accordance with IFRS, as issued by the IASB, and presented in U.S. dollars (US$), which is the functional currency of our subsidiaries. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a multi-state cannabis company with a focus on cultivating and distributing high-quality cannabis products. Originally established as a Canadian corporation with roots in mining and energy, the company has undergone several transformations, ultimately transitioning into the cannabis industry through a strategic reverse takeover in 2018 (the “Transaction”). Grown Rogue now operates as a seed-to-retail company, with significant cultivation and processing facilities in Oregon, Michigan, and New Jersey, three states that have legalized both medical and recreational marijuana. The company is committed to producing premium cannabis flower and flower-based products, leveraging its strategic location in the renowned Emerald Triangle to offer low-cost, high-quality products to consumers. With an emphasis on best-in-class production methods and a strong market presence, Grown Rogue aims to position itself as a leader in the cannabis industry, particularly in the flower product category, which remains the most popular among consumers.

Grown Rogue derives a substantial portion of its revenues from the state-legal cannabis industry in the United States. Grown Rogue is indirectly involved (through subsidiaries) in the state-legal cannabis industry in the United States where respective state laws permit “adult-use”/”recreational” and/or medical cannabis cultivation, manufacture, distribution, sales, and possession. Currently, Grown Rogue’s subsidiaries directly participate in the cultivation, manufacture, possession, distribution, or sale of cannabis in Oregon’s adult-use market and in Michigan’s medical and adult-use market. Pending regulatory approval, Grown Rogue, through its subsidiaries, expects to participate in Illinois’s and New Jersey’s adult-use markets over the coming year.

Cannabis is classified as a Schedule I narcotic under the Federal CSA, making it federally illegal in the United States. A Schedule I narcotic under the Federal CSA is deemed to have a high potential for abuse, no accepted medical use, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration has not approved marijuana as a safe and effective drug for any indication. Despite federal illegality, over the past decade 38 states have legalized cannabis for medical use within their borders, 24 states, two territories, and the District of Columbia have enacted measures to regulate cannabis for recreational use, and nine states have approved measures to allow for “low THC” medical use programs. As such, cannabis is largely regulated at the state level in the United States. Notwithstanding the permissive regulatory environment of cannabis at the state level, pursuant to the Supremacy Clause of the United States Constitution, United States federal laws are paramount and in case of conflict between federal and state law in the United States, the federal law shall apply. As a result of the conflict between state and federal law regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. Active enforcement of the current federal law on cannabis may directly and adversely affect revenues and profits of Grown Rogue.

Selected Financial Information

Comparison of the three and nine months ended September 30, 2024, and the three and nine months ended October 31, 2023

Effective December 31, 2023, we changed our financial year-end to December 31 from October 31, which resulted in a two-month transitional reporting period for December 31, 2023. Comparative figures in the following discussion and analysis of our financial condition and results of operations have been reclassified to conform to the current period presentation, and to reflect our results for the three and nine months ended October 31, 2023. This information should be read together with our financial statements and related notes included elsewhere in this prospectus. All variances will reflect differences to some degree due to the different months included in the current period presentation versus the comparative period presentation.

The following table reflects the summary of results for the nine months ended September 30, 2024, transition period ended December 31, 2023, and the year ended October 31, 2023.

	Nine Months Ended September 30, 2024	Two Months Ended December 31, 2023	Year Ended October 31, 2023
Total revenue	$21,365,317	$3,638,087	$23,353,185
Income from operations	2,031,372	426,154	4,254,151
Net income (loss)	(12,406,762)	672,427	(662,320)
Net income (loss) per share, basic	(0.06)	0.00	(0.00)
Net income (loss) per share, diluted	0.01	0.00	(0.00)
Comprehensive income (loss)	(12,415,133)	678,533	(666,882)
Comprehensive income (loss) per share, basic	(0.06)	0.00	(0.00)
Comprehensive income (loss) per share, diluted	0.01	0.00	(0.00)
Total assets	$41,329,961	$29,615,900	$30,162,721
Total liabilities	28,416,772	16,284,555	17,614,268
Cash dividends	-	-	-

Three Months Ended September 30, 2024, and October 31, 2023

The following table summarizes revenues earned during the three months ended September 30, 2024, and October 31, 2023.

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Variance	Variance
Revenue	$6,992,714	$6,522,291	$470,423	7%
Cost of goods and services sold, excluding fair value adjustments	(3,601,081)	(3,089,872)	(511,209)	17%
Gross profit before fair value adjustments	3,391,633	3,432,419	(40,786)	(1)%
Net income (loss)	$(667,240)	$(2,012,324)	$1,345,084	(67)%

The following table summarizes significant items contributing to the generation of net loss for the three months ended September 30, 2024, and October 31, 2023.

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Variance	Variance
Total revenues	$6,992,714	$6,522,291	$470,423	7%
Cost of revenues, excluding fair value	(3,601,081)	(3,089,872)	(511,209)	17%
Realized fair value amounts in inventory sold	(824,728)	(743,981)	(80,747)	11%
Unrealized fair value gain on growth of biological assets	1,357,031	1,721,172	(364,141)	(21)%
Accretion expense	(771,484)	(428,823	(342,661)	80%
General and administrative expenses	(2,390,671)	(1,881,389)	(509,282)	27%
Stock option expense	(294,807	(97,256)	(197,551)	203%
Interest expense	(101,742)	(85,426)	(16,316)	19%
Amortization of property and equipment	(261,750)	(198,819)	(62,931)	32%
Unrealized (gain) loss on derivative liability	(378,587)	(3,884,176)	3,505,589	(90)%
Unrealized gain on warrants asset	115,104	129,113	(14,009)	(11)%
Gain (loss) on disposal of property and equipment	$10,000	$(13,881)	$23,881	(172)%

Nine Months Ended September 30, 2024, and October 31, 2023

The following table summarizes revenues earned during the nine months ended September 30, 2024, and the three months ended October 31, 2023.

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023	Variance	Variance
Revenue	$21,365,317	$18,822,645	$2,542,672	14%
Cost of goods and services sold, excluding fair value adjustments	(10,100,989)	(9,427,036)	(673,953)	7%
Gross profit before fair value adjustments	11,264,328	9,395,609	1,868,719	20%
Net income (loss)	(12,406,762)	(1,254,857)	(11,151,905)	889%
Cash flow from operations before NCWC	$4,071,330	$5,121,486	$(1,050,156)	(21)%

The following table summarizes significant items contributing to the generation of net loss for the nine months ended September 30, 2024, and October 31, 2023.

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023	Variance	Variance
Total revenues	$21,365,317	$18,822,645	$2,542,672	14%
Cost of revenues, excluding fair value	(10,100,989)	(9,427,036)	(673,953)	7%
Realized fair value amounts in inventory sold	(2,772,840)	(1,966,436)	(806,404)	41%
Unrealized fair value gain on growth of biological assets	2,065,695	2,724,925	(659,230)	(24)%
Accretion expense	(1,531,551)	(862,624)	(668,927)	78%
General and administrative expenses	(7,418,538)	(4,930,635)	(2,487,903)	50%
Stock option expense	(379,178)	(290,491)	(88,687)	31%
Interest expense	(271,065)	(271,112)	47	-%
Amortization of property and equipment	(728,095)	(463,002)	(265,093)	57%
Unrealized (gain) loss on derivative liability	(13,584,791)	(4,627,858)	(8,956,933)	194%
Unrealized gain on warrants asset	2,071,411	129,113	1,942,298	1,504%
Loss on disposal of property and equipment	$7,823	$(13,881)	$21,704	(156)%

Revenue

Three Months Ended September 30, 2024, and October 31, 2023

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Variance	Variance
Revenue from Grown Rogue production	$6,288,724	$6,083,480	$205,244	3%
Revenue from services	703,990	438,811	265,179	60%
Total revenue	$6,992,714	$6,522,291	$470,423	7%

Service revenues during the three months ended September 30, 2024, and October 31, 2023, were derived from an independent contractor consulting agreement (the “Consulting Agreement”) with Vireo Growth Inc. (CSE: VREO; OTCQX: VREOF) (formerly Goodness Growth Holdings, Inc.) (“Vireo Growth”). For additional details regarding the Consulting Agreement and our relationship with Vireo Growth, see the section entitled “Business—Consulting Services.”

The following table summarizes revenues from Grown Rogue production for the three months ended September 30, 2024, and October 31, 2023.

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Variance	Variance
Indoor	$4,378,399	$4,579,985	$(201,586)	(4)%
Outdoor	736,377	532,311	204,066	38%
Pre-rolls	931,118	348,768	582,350	167%
Trim & other	242,830	622,416	(379,586)	(61)%
Revenue from Grown Rogue production	$6,288,724	$6,083,480	$205,244	3%

Revenues during the three months ended September 30, 2024, were higher than during the comparative three months ended October 31, 2023, primarily due to more pounds having been sold at lower average selling prices.

The following table summarizes pounds sold and average selling prices (“ASP”).

	Three Months Ended September 30, 2024 Pounds Sold	Three Months Ended October 31, 2023 Pounds Sold	Pounds Variance	Three Months Ended September 30, 2024 ASP	Three Months Ended October 31, 2023 ASP	ASP Variance
Indoor flower	5,230	4,812	418	$837	$952	$(115)
Outdoor flower	2,393	1,602	791	308	332	(24)
Pre-rolls	1,331	282	1,049	700	1,237	(537)
Total	8,954	6,696	2,258	$675	$815	$(140)

Three Months Ended September 30, 2024, and October 31, 2023

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023	Variance	Variance
Revenue from Grown Rogue production	$19,669,591	$17,893,629	$1,775,962	10%
Revenue from services	1,695,726	929,016	766,710	83%
Total revenue	$21,365,317	$18,822,645	$2,542,672	14%

Service revenues during the nine months ended September 30, 2024, and October 31, 2023, were derived from the Consulting Agreement with Vireo Growth. For additional details regarding the Consulting Agreement and our relationship with Vireo Growth, see the section entitled “Business—Consulting Services.”

The following table summarizes revenues from Grown Rogue production during the nine months ended September 30, 2024, and October 31, 2023.

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023	Variance	Variance
Indoor	$13,828,319	$13,751,857	$76,462	1%
Outdoor	2,411,650	2,235,335	176,315	8%
Pre-rolls	2,486,785	707,774	1,779,011	251%
Trim & other	942,837	1,198,633	(255,796)	(21)%
Revenue from Grown Rogue production	$19,669,591	$17,893,599	$1,775,992	10%

Revenues during the nine months ended September 30, 2024, were higher than during the comparative nine months ended October 31, 2023, primarily due to more pounds having been sold at lower average selling prices.

The following table summarizes pounds sold and average selling prices (“ASP”).

	Nine Months Ended September 30, 2024 Pounds Sold	Nine Months Ended October 31, 2023 Pounds Sold	Pounds Variance	Nine Months Ended September 30, 2024 ASP	Nine Months Ended October 31, 2023 ASP	ASP Variance
Indoor flower	15,682	15,398	284	$882	$893	$(11)
Outdoor flower	6,810	6,358	452	354	351	3
Pre-rolls	3,321	565	2,756	749	1,253	(504)
Total	25,813	22,321	3,492	$725	$747	$(22)

Costs of Goods and Services Sold

Three Months Ended September 30, 2024, and October 31, 2023

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Change	Change
Costs of goods sold	$3,554,113	$3,005,867	$548,246	18%
Costs of service revenues	46,968	84,005	(37,037)	(44)%
Costs of goods sold, excl. fair value items	$3,601,081	$3,089,872	$511,209	17%

Cost of finished cannabis inventory sold during the three months ended September 30, 2024, increased by 17% over the comparative three months ended October 31, 2023, while revenues for the same periods increased by 8%.

Nine Months Ended September 30, 2024, and October 31, 2023

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023	Change	Change
Costs of goods sold	$9,894,320	$9,118,395	$775,925	9%
Costs of service revenues	206,669	308,641	(101,972	(33)%
Costs of goods sold, excl. fair value items	$10,100,989	$9,427,036	$673,953	7%

Cost of finished cannabis inventory sold during the nine months ended September 30, 2024, increased by 7% over the comparative nine months ended October 31, 2023, while revenues for the same periods increased by 14%.

General and Administrative Expenses

The following table summarizes general and administrative expenses for the three months and nine months ended September 30, 2024, and comparative three and nine months ended October 31, 2023.

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023
Office, banking, travel, and overheads	$486,054	$429,827	$1,416,897	$1,450,460
Professional services	121,063	207,868	1,247,910	430,861
Salaries and benefits	1,783,554	1,243,694	4,753,731	3,049,314
General and administrative expenses	$2,390,671	$1,881,389	$7,418,538	$4,930,635

General and administrative expenses for the three and nine months ended September 30, 2024, were higher than the comparative three and nine months ended October 31, 2023, primarily as result of our increased growth and increased sales volumes.

Equity-Based Compensation

During the three and nine months ended September 30, 2024, we granted, or committed to grant, subordinate voting shares and stock options as compensation to employees and service providers.

Our issuances of subordinate voting shares and stock options (measured at fair value using the Black-Scholes pricing model) resulted in total expense recognition of $294,807 and $379,178, respectively, during the three and nine months ended September 30, 2024, as compared to $97,672 and $290,491, respectively, during the three and months ended October 31, 2023.

During the nine months ended September 30, 2024, we granted 6,755,000 stock options at a fair value of $2,411,071.

Interest and Interest Accretion Expense

The following table summarizes interest and interest accretion expense for the three months ended September 30, 2024, and comparative three months ended October 31, 2023.

	Three Months Ended September 30, 2024	Three Months Ended October 31, 2023	Change	Change
Interest and accretion expense	$873,226	$514,249	$358,977	70%

The following table summarizes interest and interest accretion expense for the nine months ended September 30, 2024, and comparative nine months ended October 31, 2023.

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023	Change	Change
Interest and accretion expense	$1,802,616	$1,133,736	$668,880	59%

Interest and accretion expenses reflect the increase in accretion due to the unsecured convertible debentures issued on each of December 5, 2022 (the “December Convertible Debentures”), July 13, 2023 (the “July Convertible Debentures”), and August 17, 2023 (the “August Convertible Debentures”); in addition to new debt and business acquisition payables issued during the nine months ended September 2024. For additional details regarding our issuance of the December Convertible Debentures, July Convertible Debentures and August Convertible Debentures, see the section entitled “History and Development of the Company.”

Segment Reporting

We operate in the states of Oregon and Michigan in the United States, and we recently began providing consulting and management services. The following table summarizes performance by segment for the three and nine months ended September 30, 2024, and the comparative three and nine months ended October 31, 2023.

Segments	Oregon	Michigan	Other	Services	Total
Non-current assets other than financial instruments:
As at September 30, 2024	$14,780,668	$3,718,369	$3,850,169	-	$22,349,206
As at December 31, 2023	8,187,649	4,054,332	1,761,382	-	14,003,363

Nine months ended September 30, 2024:
Net revenue	9,572,906	10,096,685	-	1,695,726	21,365,317
Gross profit	3,952,502	5,115,624	-	1,489,057	10,557,183
Gross profit before fair value adjustments	3,933,766	5,841,505	-	1,489,057	11,264,328

Nine months ended October 31, 2023:
Net revenue	9,045,541	8,848,088	-	929,016	18,822,645
Gross profit	4,317,816	5,215,907	-	620,375	10,154,098
Gross profit before fair value adjustments	4,281,520	4,493,714	-	620,375	9,395,609

Three months ended September 30, 2024:
Net revenue	2,865,341	3,423,383	-	703,990	6,992,714
Gross profit	1,777,865	1,489,050	-	657,021	3,923,936
Gross profit before fair value adjustments	902,548	1,832,064	-	657,021	3,391,633

Three months ended October 31, 2023:
Net revenue	2,895,880	3,187,600	-	438,811	6,522,291
Gross profit	2,176,771	1,878,033	-	354,806	4,409,610
Gross profit before fair value adjustments	$1,126,059	$1,951,554	-	$354,806	$3,432,419

Summary of Quarterly Results

The following tables set forth selected results for the seven quarters ended on or before September 30, 2024, as well as the transitional period ended December 31, 2023. The information contained in the tables is drawn from and should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus, and in the filings that we make with the SEC. Revenues in any period are subject to market sales pricing, which have historically fluctuated significantly. Historically, management has observed that pricing and sales volumes tend to be lower seasonally during winter months, in the Company’s first fiscal quarter, although there can be no assurance, and we do not have high confidence, that this trend will persist. Net income and loss include the impact of significant non-cash expenses, such as losses on the fair valuation of derivative liabilities, marketable securities, share-based payments, and interest accretion. Expenses contributing to net loss do not have significant seasonal trends, except for costs of sales, which follow trends in revenues.

	Calendar Year 2024 Quarter End September 30	Calendar Year 2024 Quarter End June 30	Calendar Year 2024 Quarter End March 31	Two Months Ended December 31, 2023
Revenue	$6,992,714	$7,718,129	$6,654,474	$3,638,087
Net income (loss)	(667,240)	(7,573,822)	(4,165,700)	672,427
Net income (loss)/share, basic	(0.00)	(0.04)	(0.02)	0.00
Net income (loss)/share, diluted	$(0.00)	$(0.01)	$0.01	$0.00

	Fiscal Year 2023 Quarter End October 31	Fiscal Year 2023 Quarter End July 31	Fiscal Year 2023 Quarter End April 30	Fiscal Year 2023 Quarter End January 31
Revenue	$6,522,291	$6,295,717	$6,004,637	$4,530,540
Net income (loss)	(2,012,324)	345,488	411,979	592,537
Net income (loss)/share, basic	(0.00)	0.00	0.00	0.01
Net income (loss)/share, diluted	$(0.00)	$0.00	$0.00	$0.01

Comparison of transition period ended December 31, 2023, and the years ended October 31, 2023 and 2022

The following table reflects the summary of results for the transition period ended December 31, 2023, and the years ended October 31, 2023 and 2022.

	Two Months Ended December 31, 2023	Year Ended October 31, 2023	Year Ended October 31, 2022
Total revenue	$3,638,087	$23,353,185	$17,757,283
Income from operations	426,154	4,254,151	957,149
Net income (loss)	672,427	(662,320)	419,951
Net income (loss) per share, basic and diluted	0.00	(0.00)	0.00
Comprehensive income (loss)	678,533	(666,882)	400,716
Comprehensive income (loss) per share, basic and diluted	0.00	(0.00)	0.00
Total assets	29,615,900	30,162,721	16,370,582
Total non-current liabilities	4,514,352	4,610,087	2,114,978
Cash dividends	$-	$-	$-

Revenue

The following table summarizes revenues earned during the transition period ended December 31, 2023, and the year ended October 31, 2023.

	Two Months Ended December 31, 2023	Year Ended October 31, 2023	Variance	Variance
Revenue from Grown Rogue production	$3,542,037	$22,424,169	$(18,882,132)	(84)%
Revenue from services	96,050	929,016	(832,966)	(90)%
Total revenue	$3,638,087	$23,353,185	$(19,715,098)	(84)%

The following table summarizes revenue from Grown Rogue production during the transition period ended December 31, 2023, and the year ended October 31, 2023.

	Two Months Ended December 31, 2023	Year Ended October 31, 2023	Variance	Variance
Indoor	$2,846,752	$17,813,172	$(14,966,420)	(84)%
Outdoor	42,678	2,471,790	(2,429,112)	(98)%
Pre-rolls	192,952	821,774	(628,822)	(77)%
Trim and other	459,655	1,317,433	(857,778)	(65)%
Revenue from Grown Rogue production	$3,542,037	$22,424,169	$(18,882,132)	(84)%

Revenues during the transition period ended December 31, 2023, were lower than the year ended October 31, 2023, due primarily to the number of months in which the revenues are based. As detailed further below, we sold less pounds in the transition period ended December 31, 2023, than the comparative year ended October 31, 2023, at higher total average selling prices.

The following table summarizes pounds sold, revenues from those pounds, and average selling prices (“ASP”).

	Two Months Ended December 31, 2023 Pounds Sold	Year Ended October 31, 2023 Pounds Sold	Pounds Variance	December 31, 2023 ASP	October 31, 2023 ASP	ASP Variance
Indoor	$2,901	$20,329	$(17,428)	$981	$876	105
Outdoor	158	7,114	(6,956)	270	347	(77)
Pre-rolls	178	651	(473)	1,087	1,263	(176)
Total	$3,237	$28,094	$(24,857)	$952	$751	201

General and Administrative Expenses

The following table summarizes general and administrative expenses during the transition period ended December 31, 2023, and the years ended October 31, 2023 and 2022.

General and Administrative	Two Months Ended December 31, 2023	Year Ended October 31, 2023	Year Ended October 31, 2022
Office, banking, travel and overheads	$470,821	$1,960,695	$1,929,385
Professional services	59,701	585,342	456,532
Salaries and benefits	906,831	3,919,840	3,466,319
Total	$1,437,353	$6,465,877	$5,852,236

Our general and administrative expenses for the transition period ended December 31, 2023, were approximately 22% of our general and administrative expenses for the year ended October 31, 2023. The increase in general and administrative expenses during the year ended October 31, 2023, were primarily due to an increase in total overheads, from the growth in size and number of facilities that we operate, and their administration. The increase is also due in part to additional staffing required to support our expansion and growth, which demanded increases in management expertise in operations and corporate positions, as well as an increased utilization of professional services to support various transactions and costs of regulatory compliance and public disclosure executed during the year ended October 31, 2023.

Equity-Based Compensation

Employees

For the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, we recorded employee equity-based payments valued at $44,845, $202,208, and $107,695, respectively.

The following table summarizes the stock options granted to our employees during the transition period ended December 31, 2023.

Number of Options Granted	Vesting Terms	Exercise Price (CAD$)	Expiration
100,000	50% on one year anniversary of grant date, 50% on second anniversary of grant date	$0.39	4 years from date of grant

The following table summarizes the stock options granted to our employees during the year ended October 31, 2023.

Number of Options Granted	Vesting Terms	Exercise Price (CAD$)	Expiration
200,000	1/3 on each anniversary of grant date	$0.15	4 years from date of grant
200,000	50% on one year anniversary of grant date, 50% on second anniversary of grant date
400,000	Fully vested on grant date	$0.15	4 years from date of grant
6,000,000	Vest on one year anniversary of grant date	$0.15	4 years from date of grant
6,800,000

Non-Employees

For the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, we recorded non-employee equity-based compensation valued at $59,514, $142,385, and $49,258, respectively.

The following table summarizes the stock options granted to our non-employees during the transition period ended December 31, 2023.

Number of Options Granted	Vesting Terms	Exercise Price (CAD$)	Expiration
500,000	Monthly over a year	$0.39	4 years from date of grant

Interest

For the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, we recorded interest expense of $69,164, $370,616 and $402,239, respectively.

Gain on Debt Settlement

During the year ended October 31, 2022, we reported gain on debt settlement of $453,858 related primarily to settlement of debt for marketable securities. There was no gain on debt settlement to report for transition period ended December 31, 2023, nor the year ended October 31, 2023.

Total Other Comprehensive Income (Loss)

Currency Translation Adjustment

For the transition period ended December 31, 2023, we recorded a currency translation gain of $6,106, and for the years ended October 31, 2023, and 2022, we recorded translation losses of $4,562 and $19,235, respectively.

Our functional currency is the Canadian dollar, but the functional currency of our subsidiaries is the U.S. dollar, and our financial statements are presented in U.S. dollars.

Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates prevailing at the end of the reporting period. All exchange gains and losses are included in our consolidated statement of comprehensive income (loss).

For the purpose of presenting our consolidated financial statements, our assets and liabilities are expressed in U.S. dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income (loss) and reported as currency translation reserve in our consolidated shareholders’ equity.

Net Loss and Comprehensive Loss

For the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, we recorded net income of $672,427 and net loss of $662,320 and $1,014,747, respectively. Significant deductions from operating profit during the year ended October 31, 2023 included an unrealized loss on derivative liabilities, measured by non-cash fair value adjustments.

Comprehensive income (loss) for the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, reflect net income (loss) adjusted for the impact of foreign currency translation.

Total Loss per Share, Basic

Comprehensive income (loss) per share for the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, was $0.00, $(0.00) and $0.00, respectively.

Summary of Annual Results

The following tables set forth selected results for the transition period ended December 31, 2023, as well as the seven quarters ended on or before October 31, 2023. The information contained in the tables is drawn from and should be read in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus, and in the filings that we make with the SEC. Revenues in any period are subject to market sales pricing, which have historically fluctuated significantly. Historically, management has observed that pricing and sales volumes tend to be lower seasonally during winter months, in the Company’s first fiscal quarter, although there can be no assurance, and we do not have high confidence, that this trend will persist. Net income and loss include the impact of significant non-cash expenses, such as losses on the fair valuation of derivative liabilities, marketable securities, share-based payments, and interest accretion. Expenses contributing to net loss do not have significant seasonal trends, except for costs of sales, which follow trends in revenues.

	Two Months Ended Dec 31, 2023	Fiscal Year 2023 Quarter End Oct 31	Fiscal Year 2023 Quarter End Jul 31	Fiscal Year 2023 Quarter End Apr 30
Revenue	$3,638,087	$6,522,291	$6,295,717	$6,004,637
Net income (loss)	672,427	(2,012,324)	345,488	411,979
Net income (loss) per share, basic and diluted	$0.00	$(0.00)	$0.00	$0.00

	Fiscal Year 2023 Quarter End Jan 31	Fiscal Year 2022 Quarter End Oct 31	Fiscal Year 2022 Quarter End Jul 31	Fiscal Year 2022 Quarter End Apr 30
Revenue	$4,530,540	$5,072,635	$4,251,808	$4,700,127
Net income (loss)	592,537	(451,630)	571,406	144,734
Net income (loss)/share, basic and diluted	$0.01	$(0.00)	$0.00	$0.01

Commitments

The following table summarizes undiscounted minimum future lease payments after December 31, 2023.

Total Future Minimum Lease Payments
Less than one year	$982,881
Between one and five years	2,449,475
Total minimum lease payments	3,432,356
Less amount representing interest	(534,298)
Total	$2,898,058

The Company has four lease contracts with extension options remaining after December 31, 2023, which were negotiated by management to provide flexibility in managing business needs. Set out below are the undiscounted potential rental payments related to periods following the date of exercise options that are not included in the lease term:

	Within Five Years	More Than Five Years
Extension options available to be exercised	$3,611,037	$6,351,725

The following table summarizes the contractual maturities of our accounts payable and accrued liabilities, debt, leases, and unearned revenue occur over the next three years.

	Year 1	Over 1 Year - 3 Years	Over 3 Years - 5 Years
Accounts payable and accrued liabilities	$1,358,962	$-	$-
Lease liabilities	925,976	1,041,614	930,468
Convertible debentures	-	-	2,459,924
Debt	780,360	82,344	-
Business acquisition consideration payable	360,000	-	-
Total	$3,425,298	$1,123,958	$3,390,392

Liquidity and Capital Resources

Our ability to generate cash in the short term is based upon sales from production and financing proceeds, and in the long term is based upon sales from production, including production from investments in production increases, or from growth by business acquisitions, or a combination thereof. Investments to increase production or acquire business may require further financing. The Company generates cash flows from sales of cannabis products which generate margin that contribute to coverage of other operating costs, but has not yet reached productive scale to generate net income and positive net cash flows from operations on a consistent basis. We have raised financing historically through debt and equity, which has been and will be invested in the business in order to improve production yields and increase total productive capacity, as well as cover operating costs. We raised proceeds of $5,667,418 from the exercise of warrants, stock options, and sale of membership units in a subsidiary during the nine months ended September 30, 2024, and gross proceeds of $6,000,000 from issuance of convertible debentures for the nine months ended October 31, 2023. We are typically able to sell finished goods shortly after inventory reaches its final state, and sales are primarily made on cash-on-delivery terms, or with short net terms. Our ability to fund operations, to plan capital expenditures, and to plan acquisitions, depends on future operating performance and cash flows and the availability of capital by way of debt or equity investment in the Company, which are subject to prevailing economic conditions and financial, business, and other factors, some of which are beyond the Company’s control.

Cash flows

The following table summarizes certain cash flow items for the nine months ended September 30, 2024, and October 31, 2023.

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023
Net income (loss)	$(12,406,762)	$(1,254,857)
Net cash provided by (used in) operating activities	5,010,600	4,863,608
Net cash used in investing activities	(9,567,534)	(2,850,930)
Net cash provided by (used in) by financing activities	3,344,072	3,357,523
Net increase in cash and cash equivalents	(1,212,862)	5,370,201
Effect of currency translation	(8,400)	(3,143)
Cash and cash equivalents, beginning	6,804,579	3,488,046
Cash and cash equivalents, ending	$5,591,717	$8,858,247

Operating Activities

During the nine months ended September 30, 2024, and October 31, 2023, cash provided by operating activities was $5,010,600 and $4,863,206, respectively. This number was derived by adding back non-cash items to net income for the nine months ended September 30, 2024, and October 31, 2023, including the following significant adjustments:

●	$728,095 and $463,002, respectively, in amortization of property and equipment;

●	$1,554,747 and $1,481,110, respectively, from depreciation expensed in costs of finished inventory sold;

●	Deduction of $2,065,695 and $2,724,925, respectively, from the unrealized change in fair value of biological assets;

●	$2,772,840 and $1,966,436, respectively, for changes in fair value in inventory sold;

●	Deduction of $453,871 and $470,358, respectively, from deferred income taxes;

●	$379,178 and $288,971, respectively, in share-based compensation and stock option vesting expense, including expense for option grants under our stock option plan implemented during 2020, as well as shares issued directly as compensation for employees, directors, and service providers;

●	$1,531,551 and $862,624, respectively, in accretion of interest expense on debt and convertible debentures outstanding;

●	$534,089 and $nil, respectively, from loss on equity method investment;

●	Deduction of $7,823 and $13,881, respectively, from loss on disposal of property and equipment;

●	$13,584,791 and $4,563,498, respectively, from the loss on fair value of derivative liability; and

●	Deduction of $2,071,411 and $129,113, respectively, from the unrealized gain on warrants asset.

The following table summarizes changes in non-cash working capital during the nine months ended September 30, 2024, and October 31, 2023.

	Nine Months Ended September 30, 2024	Nine Months Ended October 31, 2023
Accounts receivable	$(1,018,409)	$(832,878)
Inventory and biological assets	194,684	(225,775)
Prepaid expenses	(296,796)	(30,442)
Accounts payable and accrued liabilities	822,936	828,511
Income tax payable	1,236,828	30,730
Unearned revenue	-	(28,024)
Total	$939,242	$(257,878)

Changes in accounts receivable are due to the timing and collection of sales. Changes in inventory and biological assets reflect increases due to increased productive capacity, as well as the timing of harvests, the timing of the completion growth cycles, and the timing of sales of finished inventory. Changes in liabilities, including accounts payable and accrued liabilities reflect the use of credit terms and cash flow management based upon ongoing liquidity management.

Investing Activities

During the nine months ended September 30, 2024, and October 31, 2023, we added $4,350,213 and $1,420,404, respectively, to property and equipment, including non-cash right-of-use asset additions. We expended cash flows of $1,267,534 and $1,420,404, respectively, for property and equipment additions.

During the nine months ended September 30, 2024 and October 31, 2023, we expended $5,981,851 and $1,430,526, respectively, as cash advances and loans to other parties.

We also expended $1,980,000 as equity investment in ABCO State Garden, LLC during the nine months ended September 30, 2024, of which $1,257,142 was converted to equity and $797,640 remains to be applied towards the second option which can be exercised two years from the start of ABCO’s operations. For additional details about our transaction with ABCO, see the section entitled “History and Development of the Company”

On October 3, 2023, GR Unlimited advanced $250,000 to an individual pursuant to the terms of a promissory note bearing interest at a rate of 12% per annum. During the nine months ended September 30, 2024, we received $250,000 as repayment of the note.

Financing Activities

Net cash flows used by financing activities during the nine months ended September 30, 2024, and October 30, 2023, were $3,344,072 and $3,357,523, respectively.

Significant financing activities during the nine months ended September 30, 2024, included the following:

●	Proceeds of $650,000 from sales of units of subsidiary;

●	Proceeds of $4,657,460 from exercise of warrants;

●	Proceeds of $357,778 from exercise of stock options;

●	Payment of $126,914 of equity issuance costs;

●	Repayments of $430,828 of convertible debentures;

●	Repayments of $855,002 of lease principal; and

●	Repayments of $910,602 of long-term debt.

Significant financing activities during the comparable nine months ended October 31, 2023, included the following:

●	Proceeds of $6,000,000 from issuance of convertible debentures;

●	Repayments of $246,006 of convertible debentures;

●	Repayments of $1,185,371 of lease principal; and

●	Repayments of $1,211,100 of long-term debt.

Trends and Expected Fluctuations in Liquidity

The following table summarizes working capital during the nine months ended September 30, 2024, and transition period ended December 31, 2023.

	September 30, 2024	December 31, 2023	Variance	Variance
Current assets	$18,980,755	$15,612,537	$3,368,218	22%
Current liabilities	(6,012,126)	(4,298,684)	(1,713,442)	40%
Working capital	$12,968,629	$11,313,853	$1,654,776	15%

Working capital increased by $1,654,776 from the transition period ended December 31, 2023, to the nine months ended September 30, 2024, due to primarily to the fact that we have advanced significant amounts due from ABCO which are classified as current assets. The current liabilities included to derive working capital excludes the current portion of convertible debt which has a maturity greater than one year but is classified as current liabilities based on the newly adopted amendment to IAS 1 – Presentation of Financial Statements effective January 1, 2024. The current liabilities also excluded the derivative liability balance related to convertible debentures.

We expect significant ongoing fluctuations in working capital over time, as we are in the early stages of growth. We have historically raised debt with principal due on maturity, and accordingly, we expect significant one-time payments as debt matures, as opposed to smooth cash outflows over time. We have historically been able to meet commitments, modify debt maturities, and raise new financing as required to respond to changes in our liquidity position, although there is no guarantee we will be able to do so in the future. We are exposed to market pricing for cannabis products, which materially impacts our liquidity and is out of our control. The market for cannabis products, including flower, which is our primary product, is relatively immature, having recently become legal to buy and sell in certain markets.

We have observed some indications of seasonality, and in addition, we have observed that market conditions can change rapidly without apparent explanations or analyzable causes. We cannot control whether we will be able to raise financing when required or sell cannabis products at profitable prices in the future; however, part of our strategy is to produce flower at sustainable gross margins over a growing productive base, which, holding other factors constant, is expected to result in improved net loss or net income, as well as net cash flows.

Capital Resources

Debt Financing

On January 12, 2024, we entered into a promissory note with principal amount of $1,285,000, secured by deed of trust. The note bears interest at the higher of 5% or the London Interbank Offered Rate (“LIBOR”) for the first twelve months. For the thirteenth month to the twenty-fourth month, interest is payable at the higher of 6% or the LIBOR and for twenty-fifth month to the thirty-sixth month, interest is payable at the higher of 7% or the LIBOR. Interest is paid at the end of the month in arrears and is computed on the basis of a 30-day month and has a maturity date of December 1, 2027. The note is reported at amortized cost using an effective rate of approximately 7.2%. During the nine months ended September 30, 2024, we made principal and interest payments of $94,229.

On March 15, 2024, GR Unlimited guaranteed a note payable owed by ABCO with an original principal limit amount of $1,100,000. The note allows us to borrow any amount which is more than $150,000 but less than the loan limit of $1,100,000 in the aggregate. Each advance will be subject to a 1.55% origination fee payable to the lender at the time of the advance, which can be deducted from the advance. Interest is payable at 17.32% per annum and each advance has a maturity date of 3 years after the effective date of the advance. Interest only will be payable on the 15th of the next month following the effective date of the advance and continuing for six months. At any time after we have paid twelve months’ worth of interest, we may repay the note in full following written notice to the lender. The principal and interest payments for the note payable are to be made by GR Unlimited, in which the principal loan balance has been added to the ABCO Promissory Note (formerly Iron Flag Promissory Note) and is considered an advance issued by GR Unlimited to Iron Flag.

During the nine months ended September 30, 2024, we issued 13,483,670 subordinate voting shares in settlement of conversions of outstanding convertible debt totaling $8,861,989.

On April 24, 2024, we acquired an additional 20% interest in Golden Harvests for aggregate consideration of $2,342,207 comprised of deferred cash payments of $2,000,0000 (the “Initial Purchase Price”) plus true-up amounts (the “Additional Purchase Price”). The Initial Purchase Price is to be paid in thirteen quarterly installments beginning on January 1, 2025. The Additional Purchase Price is calculated on a distribution equivalent basis whereby the seller receives a true-up payment pro-rata based on the proportion of remaining Initial Purchase Price balance at the time of the distribution payment made to the Company. If distribution equivalent amounts in any quarter are in excess of the minimum interest amounts, then no minimum interest amount is due. The distribution equivalent is reduced pro-rata in accordance with amounts paid down against sellers Initial Purchase Price.

On April 24, 2024, we acquired the remaining 13% interest in Canopy for aggregate consideration of $780,000 comprised of upfront cash payments of $156,000 and deferred cash payments of $624,000. The deferred cash payments are to be paid in 48 equal installments with a 5.21% interest rate applied.

Equity Financing

During the nine months ended September 30, 2024, we issued 3,516,308 subordinate voting shares in exchange for the exercise of stock options raising proceeds of $359,958. Contemporaneously, the fair value of the options exercised of $266,582 was transferred from contributed surplus to share capital in our condensed consolidate financial statements.

During the nine months ended September 30, 2024, we issued 23,270,249 subordinate voting shares on the exercise of the same number of warrants, for total proceeds of $4,657,460 gross and incurred issuance costs of $126,914.

Trends and Expected Fluctuations in Capital Resources

During the nine months ended September 30, 2024, we realized net cash flows provided by financing activities of approximately $3.3 million, resulting from proceeds of $0.65 million from sale of units in subsidiary, proceeds of $4.7 million from exercise of warrants and proceeds of $0.4 million from exercise of stock options, less debt, debenture, and lease principal repayments of $2.3 million. During the nine months ended October 31, 2023, we realized net cash flows provided by financing activities of approximately $3.4 million, resulting from proceeds of $6 million from convertible debentures, less debt, debenture, and lease principal repayments of $2.6 million.

Financing activities have been critical to our ability to continue operating, and significant portions of our financing have historically been raised from key management personnel. However, we are able to raise such financing from third parties; this highlights the importance of management’s strategy of scaling operations. Our business strategy contemplates growing cash flows from operations, which may contribute to reinvestment and growth; however, further financing may be required or utilized based upon our future capital position and future business opportunities.

Research and Development, Patents and Licenses

We do not engage in significant research and development activities, as such, limited research and development expense are included in general and administrative expenses.

Trend Information

The trend of cannabis legalization in the United States has resulted in a significant opportunity. Forty-one U.S. states, as well as the District of Columbia and Puerto Rico, have legalized adult-use or medical cannabis markets. In the U.S., adult-use sales are expected to grow at a compounded annual growth rate of 21.7% through year 2025, and U.S. adult-use and medical sales are projected to reach U.S.$33.9 billion by year 2025 [Source: The State of Legal Cannabis Markets from Arcview Market Research and BDS Analytics, 8th Edition].

Consumer preferences change from time to time and can be affected by a number of different and unexpected trends. The Company’s failure to anticipate, identify or react quickly to these changes and trends, and to introduce new and improved products on a timely basis, could result in reduced demand for the Company’s products, which in turn could result in a material adverse effect on the Company.

Commitments and Obligations

The following table summarizes changes undiscounted minimum future lease payments after September 30, 2024.

Total Future Minimum Lease Payments
Less than one year	$1,054,089
Between one and five years	5,188,197
Total minimum lease payments	6,242,286
Less amount representing interest	(1,905,826)
Present value of minimum lease payments	$4,336,460

We have four lease contracts with extension options remaining after September 30, 2024, which were negotiated by management to provide flexibility in managing business needs. The following table sets forth the undiscounted potential rental payments related to periods following the date of exercise options that are not included in the lease term.

	Within Five Years	More Than Five Years
Extension options available to be exercised	$4,247,775	$13,491,032

The following table sets forth the contractual maturities of our accounts payable and accrued liabilities, debt, leases, and business acquisition consideration payable occur over the next five years.

	Year 1	Over 1 Year - 3 Years	Over 3 Years - 5 Years
Accounts payable and accrued liabilities	$2,119,223	$-	$-
Lease liabilities	718,832	937,627	2,680,001
Convertible debentures	-	1,832,511	-
Debt	558,515	1,542,088	-
Business acquisition consideration payable	505,340	2,189,486	-
Total	$3,901,910	$6,501,712	$2,680,001

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

HISTORY AND DEVELOPMENT OF THE COMPANY

The Company’s legal name is Grown Rogue International Inc. The Company’s commercial name is Grown Rogue. The Company is a Canadian corporation. We were incorporated in Ontario, Canada on September 22, 1978, under the Business Corporations Act (Ontario) (the “OBCA”), under the name Bonanza Red Lake Explorations Inc. (“Bonanza Red Lake”). Between the time of our incorporation and fiscal year 2013, we operated predominantly as a mining and energy company. During that time period, we underwent various share consolidations, exchanges, and issuances of shares of our capital stock. Our mining and energy operations took place in different parts of Canada and the United States. The Company’s name was changed from Bonanza Red Lake Explorations Inc. to Eugenic Corp; and from Eugenic Corp to Eagleford Energy Inc. and subsequently Eagleford Energy Corp.

During fiscal 2014 and 2015, the Company’s principal activities consisted of exploration, development and production of petroleum and natural gas properties. In 2016, the Company divested itself of is mining, petroleum and natural gas assets, changed its name to Intelligent Content Enterprises Inc. and began acquiring assets to facilitate operations as a digital media and technology company.

During January and February 2017, the Company developed a technology-based platform, through its wholly owned subsidiary DoubleTap Daily Inc., (“DoubleTap”) creating a digital media asset designed to showcase content and deliver digital media to engage social discourse while facilitating advertising and eCommerce with the intent to improve the overall user experience. The Company launched the platform during March 2017, changed its name to Novicius Corp. in May 2017 and also began implementing native advertising services and ad-overlay services on its digital media asset for commercialization.

During the summer of 2017, DoubleTap executed its strategy to drive revenues through technologies and services that deliver content, social and digital media, eCommerce and advertising. Management continued developing the asset, by focusing activities to acquire content creators, bloggers and influencers while building a sales pipeline to position growth. DoubleTap continued activities to expand its social media reach, and web presence of its website. The digital media marketplace is crowded and competitive and although DoubleTap’s web presence was growing, management was unable to sustain or build revenues that exceeded its expenditures. In the month of September of 2017, the Company maintained its digital media, and advertising platform while pursuing further ventures of merit to enhance shareholder value. Such efforts resulted in a non-binding Letter of Intent to combine with GR Unlimited as announced on September 28, 2017. The Company divested of DoubleTap Daily Inc. and its business following the closing of the Transaction.

Effective November 15, 2018 and pursuant to the Definitive Agreement, the Company combined its business operations with GR Unlimited, resulting in a reverse take-over of the Company by GR Unlimited. Pursuant to this reverse takeover, the Company issued 60,746,202 subordinate voting shares at a deemed price of CAD$0.44 and 5,446,202 warrants with an exercise price of $0.55 per share.

Effective November 1, 2018, we changed our name from Novicius Corp. to Grown Rogue International Inc.

During the transition period ended December 31, 2023, and the fiscal years ended October 31, 2023 and 2022, the Company invested $770,010, $4,008,866, and $4,000,874, respectively, on property and equipment, the significant majority of which was spent on the build-out of its indoor growing and processing facilities. The Company anticipates further expenditures to be made on future opportunities evaluated by the Company. Any expenditure that exceeds available cash will be required to be funded by additional share capital or debt issued by the Company, or by other means. The Company’s long-term profitability will depend upon its ability to successfully implement its business plan. The Company’s past primary source of liquidity and capital resources has been proceeds from the issuance of share capital, debt, shareholders’ loans, and cash flow from operations.

On February 10, 2020, the Company announced that it had received a commitment from Plant-Based Investment Corp (CSE: PBIC) (“PBIC”) to invest up to CAD$1,500,000 in a non-brokered private placement offering (the “February 2020 Private Placement) of units (the “Units”) with each Unit comprising of one share in the capital of the Company and one share purchase warrant (the “Warrants”). Each Warrant is exercisable into one Share at a price equal to a 25% premium to the Unit price for a period of 24 months. The Company has the right to accelerate the expiry of the Warrants to thirty (30) days following written notice to the holder if the Shares close at or above CAD$0.25 per share for a period of ten (10) consecutive trading days on the CSE. The offering was completed for gross proceeds of approximately CAD$1,500,000, with 15,000,000 Units issued at a price of CAD$0.10 per Unit. In addition, PBIC and the Company entered into subscription agreements to exchange approximately CAD$1,500,000 worth of each other’s shares (the “Share Swap”). Under the terms of the Share Swap, the Company received 2,362,204 subordinate voting shares of PBIC at a price of $0.635 per share, and PIBC received 15,000,000 shares of the Company at a price of $0.10 per share. PBIC and the Company signed a voting and resale agreement providing that both will be required to vote the shares acquired under the Share Swap as recommended by the other party and were restricted from trading the shares for a period of eighteen months.

In February 2020, the Company, through its subsidiary GR Michigan, LLC (“GR Michigan”), signed an Option to Purchase Agreement (the “Option Agreement”) to acquire a 60% controlling interest in Golden Harvests, LLC (“Golden Harvests”). Golden Harvests is a Michigan-based, fully licensed, and operating cultivation company located in Bay City, Michigan. During the nine months ended July 31, 2021, the Company’s majority controlled subsidiary GR Michigan, LLC, terminated the Option Agreement. Simultaneously with the termination of the Option Agreement, a new entity, Canopy Management, LLC (“Canopy”), majority-owned by the Chief Executive Officer (“CEO”), signed an option agreement to purchase Golden Harvests under similar terms (the “New Option”). Canopy had already been approved by the State of Michigan for licensing and this facilitated the Company’s ability to accelerate and exercise its option to obtain a 60% interest in Golden Harvests.

On January 19, 2021, the Company completed the first tranche of a private placement of 2,031,784 shares for proceeds of $200,000. On February 5, 2021, the Company completed the second tranche of the private placement (the “February 2021 Private Placement 2nd Tranche) comprised of 8,200,000 units (the “Units”) at CAD$0.16 per Unit for proceeds of CAD$1,312,000 (U.S.$1,025,000). Each Unit was comprised of one share and one warrant to purchase one share. Each warrant has an exercise price of CAD$0.20 and a term of two years. The second tranche included subscriptions by the following related parties: our CEO subscribed to 1,600,000 Units; the CFO of GR Unlimited subscribed to 2,000,000 Units; a key Company operations manager subscribed to 1,000,000 Units; and PBIC subscribed to 2,000,000 Units.

On February 5, 2021, the Company agreed to acquire substantially all of the assets of the growing and retail operations of High Street Capital Partners, LLC (“HSCP”) for $3,000,000 of total agreed-upon consideration. The Company also executed a Management Services Agreement (“MSA”) with HSCP. The Company operated the growing facility under the MSA until the acquisition of the growing assets obtained regulatory approval. On April 14, 2022, the transaction closed with modifications to the original terms: the HSCP retail dispensary purchase was mutually terminated, and total consideration for the acquisition was reduced to $2,000,000. Upon closing, the Company had paid $750,000 towards the acquisition, and owed payments of $500,000 due on August 1, 2022, and U.S.$750,000 due on May 1, 2023.

On March 5, 2021, the Company announced the completion of a brokered private placement offering through the issuance of an aggregate of 21,056,890 special warrants (each a “Special Warrant”) at a price of CAD$0.225 (the “Issue Price”) per Special Warrant for aggregate gross proceeds of approximately $3.7 million (CAD$4,737,800) (the “Offering”). Each Special Warrant entitled the holder thereof to receive, for no additional consideration, one unit of the Company (each, a “Unit”) on the exercise or deemed exercise of the Special Warrant. Each Unit was comprised of one share of the Company and one warrant to purchase one share of the Company. Each Special Warrant entitled the holder to receive upon the exercise or deemed exercise thereof, at no additional consideration, 1.10 Units (instead of one (1) Unit), if the Company had not received a receipt for a final short form prospectus qualifying distribution of the subordinate voting shares and warrants (the “Qualifying Prospectus”) from the applicable securities regulatory authorities (the “Securities Commissions”) on or before April 5, 2021. Each Special Warrant was to be deemed exercised on the date that was the earlier of: (i) the date that was three (3) days following the date on which the Company obtained receipt from the Securities Commissions for the Qualifying Prospectus underlying the Special Warrants and (ii) July 6, 2021. The Company obtained receipt for the Qualifying Prospectus on April 26, 2021. Accordingly, on April 30, 2021, the Company issued 23,162,579 Units, comprised of 23,162,579 subordinate voting shares and 23,162,579 warrants to purchase one share. The warrants entitle the holder to purchase one share at an exercise price of CAD$0.30 for a period of two years.

On December 9, 2021, the Company announced that it had closed a non-brokered private placement of subordinate voting shares (“December 2021 Private Placement”) for total gross proceeds of $1,300,000 (CAD$1,645,800). The December 2021 Private Placement resulted in the issuance of 13,166,400 subordinate voting shares of the Company at a purchase price of CAD$0.125 per share. All subordinate voting shares issued pursuant to the December 2021 Private Placement were subject to a hold period of four months and one day. Our CEO invested USD$300,000 in the December 2021 Private Placement and received 3,038,400 subordinate voting shares of the Company.

On December 5, 2022, the Company announced the closing of a non-brokered private placement of unsecured convertible debentures (the “December Convertible Debentures”) with an aggregate principal amount of $2,000,000. The December Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 36 months from the date of issue. The December Convertible Debentures are convertible into subordinate voting shares of the Company at a conversion price of CAD$0.20 per share. Additionally, on closing, the Company issued to the Purchasers of the December Convertible Debentures an aggregate of 6,716,499 warrants (the “December Warrants”), that represents 50% coverage of each purchaser’s convertible debenture investment. The December Warrants are exercisable for a period of three years from issuance into subordinate voting shares at an exercise price of $0.25 CAD per share. The Company has the right to accelerate the warrants if the closing share price of the subordinate voting shares on the CSE is CAD$0.40 or higher for a period of 10 consecutive trading days. The December Convertible Debentures and December Warrants issued pursuant to the private placement (and the underlying subordinate voting shares) were subject to a statutory hold period of four months and one day from the closing date. The Company issued the notice of acceleration required by the warrant certificates governing these warrants on March 1, 2024, thereby accelerating the expiry date to 90 days from the date of notice.

During the year ended October 31, 2023, Purchasers of the December Convertible Debentures converted an aggregate total of convertible debenture principal of $1,040,662 and $133,977 at CAD$0.20 per share into 10,151,250 and 1,022,025 subordinate voting shares respectively.

In January 2023, the Company exercised an option to acquire 87% of our CEO’s membership interest in Canopy, which provides identical economic rights as the Company originally had in the February 2020 Option Agreement (described above). Canopy acquired a 60% controlling interest in Golden Harvests in May 2021. The Company acquired a controlling 60% interest in Golden Harvests for aggregate consideration of U.S.$1,007,719 comprised of 1,025,000 subordinate voting shares of the Company with a fair value of U.S.$158,182, and cash payments and cash payable of U.S.$849,537.

On May 1, 2023, the terms of the Secured Promissory Note between GR Distribution and HSCP were amended for a second time. Under the second amendment, the Secured Promissory Note will be fully settled in two principal amounts. On May 1, 2023, the $500,000 principal payment plus all accrued but unpaid interest under the first amendment was due and payable. The remaining principal balance of $500,000, which bears no interest, is due and payable as follows: $150,000 due and payable on August 1, 2023; $150,000 due and payable on November 1, 2023; and $200,000 due and payable on December 31, 2023. The balance was fully paid during the two months ended December 31, 2023.

On May 24, 2023, GR Unlimited entered into an independent contractor consulting agreement with Vireo Growth Inc. (CSE: VREO; OTCQX: VREOF) (formerly Goodness Growth Holdings, Inc.) (“Vireo Growth”), under which GR Unlimited will support Vireo Growth in the optimization of its cannabis flower products, with a particular focus on improving the quality and yield of top-grade “A” cannabis flower across its various operating markets, starting with Maryland and Minnesota. The consulting agreement was amended on September 20, 2023.

On July 13, 2023, the Company announced the closing of a non-brokered private placement of unsecured convertible debentures (the “July Convertible Debentures”) with an aggregate principal amount of $5,000,000. The July Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 48 months from the date of issue. The July Convertible Debentures are convertible into subordinate voting shares of the Company at a conversion price of CAD$0.24 per share, at any time on or prior to the maturity date. Additionally, on closing, the Company issued to the subscribers of the July Convertible Debentures an aggregate of 13,737,500 July Warrants, that represents one-half of one warrant for each CAD$0.24 of principal amount subscribed (the “July Warrants”). The July Warrants are exercisable for a period of three years from issuance into subordinate voting shares at an exercise price of CAD$0.28 per share. The Company has the right to accelerate the warrants if the closing share price of the subordinate voting shares on the Canadian Securities Exchange is CAD$0.40 or higher for a period of 10 consecutive trading days. On March 1, 2024, the Company issued the notice of acceleration required by the warrant certificates governing the July Warrants, thereby accelerating the expiry date to 90 days from the date of notice.

On August 17, 2023, the Company announced that it had closed the second and final tranche of a non-brokered private placement of unsecured convertible debentures for gross proceeds of $1,000,000 (the “August Convertible Debentures”), for a total aggregate principal amount under both tranches of $6,000,000 with the July Convertible Debentures. Additionally, on closing, the Company issued to subscribers under the second tranche an aggregate of 2,816,250 share purchase warrants (the “August Warrants”). The terms of the August Convertible Debentures and August Warrants issued as part of this second tranche are the same as those issued with the July Convertible Debentures and July Warrants. On March 1, 2024, the Company issued the notice of acceleration required by the warrant certificates governing these warrants, thereby accelerating the expiry date to 90 days from the date of notice.

On October 3, 2023, GR Unlimited executed a promissory note (the “New Jersey Retail Promissory Note”) and advanced $250,000 to an individual representing the principal amount of the note. Pursuant to the New Jersey Retail Promissory Note, interest on the outstanding principal borrowed accrues at a rate of 12% per annum provided that, if the extended maturity date of the note is triggered, interest shall accrue on the outstanding balance commencing on the maturity date and ending on the extended maturity date of the New Jersey Retail Promissory Note. The Company signed a related definitive agreement on January 16, 2024 to invest in the development of an adult-use dispensary in West New York, New Jersey.

On October 4, 2023, the Company announced that it signed a definitive agreement with an option to acquire 70% of ABCO Garden State, LLC (“ABCO”), pending regulatory approval from the New Jersey Cannabis Regulatory Commission (the “CRC”). ABCO was granted a conditional cultivation and manufacturing license by the CRC and will receive its annual cultivation license soon. GR Unlimited executed a secured draw down promissory note (the “Iron Flag Promissory Note”) with Iron Flag, LLC (“Iron Flag”), to fund tenant improvements and for general working capital at the 50,000 square foot facility leased by ABCO for use in ABCO’s cannabis cultivation operations under construction and estimated to be completed in the second quarter of 2024. Pursuant to the Iron Flag Promissory Note, GR Unlimited shall make the maximum amount available to Iron Flag in one or more advances in an aggregate amount not to exceed $4,000,000. Interest on the outstanding principal borrowed accrues at a rate of 12.5% per annum commencing with respect to each advance and accruing until the date the standing advances and all accrued interest is paid in full.

BUSINESS OVERVIEW

General

Immediately prior to the reverse takeover Transaction, the Company operated as an emerging media and internet company with a focus on user experience and engagement. As a result of the Transaction and through GR Unlimited, we became a multi-state cannabis company curating innovative products that allow consumers to enhance life experiences. Grown Rogue is committed to educating, inspiring and empowering consumers with information about cannabis so they can “enhance experiences” by selecting the right product. The Grown Rogue portfolio of brands have a diverse cannabis product suite that includes premium flower (indoor and sungrown) and flower pre-rolls. Grown Rogue is strategically focused on high-quality, low-cost production of flower and flower-based products. Flower continues to be the leading product category in most every state as compared to other products such as edible, vape cartridges, pre-rolls, or concentrates. With its best-in-class production methods, low cost cultivation, award winning product, and geographic location in the famed Emerald Triangle, Grown Rogue is well positioned to execute on becoming a leader in flower production in the cannabis sector.

Grown Rogue (through its subsidiaries) has direct involvement in the cultivation, manufacture, possession, sale, and distribution of marijuana in the United States. Grown Rogue and its subsidiaries are primarily involved in the U.S. marijuana industry as a seed to retail company with operations currently in Oregon and Michigan (both of which have legalized medical and recreational marijuana). Grown Rogue, through its subsidiaries, produces recreational marijuana and distributes it to dispensaries throughout Oregon and Michigan.

Oregon Operations

Grown Rogue, through its wholly owned subsidiary, Grown Rogue Gardens, LLC (“GR Gardens”), operates four cultivation facilities in Oregon, comprising approximately 95,000 square feet of flowering cultivation canopy, that currently service the Oregon recreational marijuana market: two outdoor sungrown farms called “Foothill” and “Ross Lane”, and two state-of-the-art indoor facilities (“Rossanley” and “Airport”). GR Gardens currently holds five producer licenses in Oregon from the Oregon Liquor Control Commission (“OLCC”), two wholesaler licenses, and two processor licenses.

During the year ended October 31, 2023, we executed a two-year lease which includes an option to purchase Ross Lane, an Oregon property which includes 35 acres, 3 tax lots and an additional OLCC producer license. Subsequent to the balance sheet date on January 12, 2024, the Company executed on this purchase option for total consideration of $1,525,000 comprised of a promissory note of $1,285,000 with the remaining consideration consisting of down payment and credit for prepaids rents.

Grown Rogue’s Oregon business is headquartered in the world-renowned Emerald Triangle, which is known world-wide for the quality of its cannabis. The Emerald Triangle includes the southern part of Oregon and northern part of California. The company capitalizes on this ideal outdoor growing environment to produce high-quality, low-cost cannabis flower. The two sungrown farms produce one crop per year per farm, which is planted in June and harvested in October.

GR Gardens is responsible for production of recreational marijuana using outdoor and indoor production methodologies. Foothill and Ross Lane are outdoor farms with 40,000 square feet of flowering canopy each, for a total of 80,000 square feet, sitting on a combined land package of approximately 135 acres. Our “Trail’s End” outdoor property ceased production in 2023, and we transfered the Trail’s End license to Ross Lane for production in 2024 to streamline operational efficiencies by centralizing production facilities.

Rossanley, an approximately 17,000 square-foot indoor facility, with approximately 5,600 square feet of flowering bench space, produces high-quality indoor flower through controlled environment agriculture (“CEA”) operations. By carefully controlling temperature, humidity, carbon dioxide levels, and other criteria, we produce a year-round supply of high-quality cannabis flower with multiple harvests per month. Rossanley has eight dedicated flower rooms, which allows for an average of nearly four harvests per month resulting in approximately 4,000 pounds annually.

Airport, acquired in 2022, is a 30,000 square foot indoor growing facility adding 30,000 square feet of CEA indoor production space and 9,152 square feet of flowering bench space. Airport is a short distance from Rossanley, which is a benefit to operating efficiency, and it is equipped with state-of-the-art equipment which facilitates the implementation of best practices developed at Rossanley.

The total annual production capacity for Grown Rogue’s Oregon operations, based on the current constructed capacity, will range between 20,000 and 24,000 pounds, depending upon various factors including sungrown seasonality and strain performance.

Michigan Operations

As described in Item 4(A) – “History and Development of the Company”, we acquired a 60% controlling interest in Golden Harvests in May 2021. In May 2024, we acquired an additional 20% in Golden Harvests, taking our total ownership to 80%. Golden Harvests operates a single, 80,000 square ft facility that currently serves the Michigan recreational and medical market. Golden Harvests currently holds two medical Class C licenses and 4 recreational class C licenses, allowing for 3,000 and 8,000 plants, respectively.

The Golden Harvests facility is approximately 60% constructed, with approximately 50,000 square feet in operation, including approximately 14,550 square feet of flowering bench space, in addition to all the ancillary support space, including office and administration to support the operations The facility produces high quality indoor flower CEA, with fourteen individual flowering rooms in operation. Harvested pounds in Michigan in 2023 totaled approximately 10,000 pounds. Golden Harvests produces bulk flower, packaged flower, and manufactures pre-rolls on site.

New Jersey Operations

In October 2023, the Company signed two purchase options along with a promissory note (the “First ABCO note”) with ABCO Garden State, LLC, (“ABCO”) a licensed operator in New Jersey. The purchase options allow for the Company to acquire: (1) up to 49% of the ownership interests in ABCO (the “First ABCO Option”); and (2) the remaining unacquired interest, totaling 70% of the ownership interests in ABCO (the “Second ABCO Option”). The initial promissory note totaled $4.0 million and is secured by all available assets of ABCO.

ABCO operates a 50,000 square foot indoor cultivation facility, which is currently approximately 60% built out. The first phase of operation will include approximately 9,000 square feet of flowering bench space, with a second phase of expansion to take the total flowering bench space to 15,000 square feet. Phase 1 is expected to generate approximately 1,000 pounds of harvested flower.

In May 2024, the Company executed the First ABCO Option, acquiring 44% of the outstanding ownership interests in ABCO for a total consideration of $1,257,142. The Second ABCO Option remains outstanding, allowing the Company to acquire the remaining 26% of the outstanding ownership of ABCO for a total consideration of $742,857.

In June 2024, the Company extended an additional $400,000 to ABCO in the form of a bridge note (the “ABCO Bridge Note”. The Bridge Note carries a one-year term and accrues interest at the rate of 18% per annum. The Company and ABCO also executed a promissory note with a face value of $3,000,000 (the “Second ABCO note”). The Second ABCO Note carries a one-year term with respect to each advance and accrues interest at the rate of 10.5% per annum. As of today, the Company has funded the full $3,000,000 under the Second ABCO Note.

In October 2024, the Company and ABCO executed a convertible promissory note with a face value of $1,050,000 (the “ABCO Convertible Note”). The ABCO Convertible Note carries a three-year term and is not prepayable without the Company’s permission. The ABCO Convertible Note accrues interest at the rate of 15% per annum. As of today, the Company has funded the full $1,050,000 under the ABCO Convertible Note.

Consulting Services

On May 24, 2023, GR Unlimited entered into an independent contractor consulting agreement (the “Consulting Agreement”) with Vireo Growth Inc. (CSE: VREO; OTCQX: VREOF) (formerly Goodness Growth Holdings, Inc.) (“Vireo Growth”). Under the Consulting Agreement, GR Unlimited will support Vireo Growth in the optimization of its cannabis flower products, with a particular focus on improving the quality and yield of top-grade “A” cannabis flower across its various operating markets, starting with Maryland and Minnesota.

Under the initial term of the Consulting Agreement, which expires on June 30, 2025, Vireo Growth will provide compensation to GR Unlimited for sustained consulting support, including input on systems and processes, and recommendations to improve Vireo Growth’s cultivation operations. GR Unlimited will be entitled to receive additional incentive compensation if our services result in improved cash flow performance as compared to Vireo Growth’s baseline expectations over the term of the agreement. Our cooperation in the agreement will be on an exclusive basis to Vireo Growth within the markets in which Vireo Growth operates. The agreement will automatically extend for up to two additional two-year terms, unless terminated by Vireo Growth or the Company.

A termination fee of at least $5,000,000 is payable to GR Unlimited in the event that Vireo Growth is acquired, sells all or substantially all of its assets, or is merged into another entity and is not the surviving entity of such merger. In addition, a termination fee of at least $2,500,000 is payable to GR Unlimited in the event that the Consulting Agreement terminates for certain other conditions.

As part of this strategic agreement, Vireo Growth is obligated to issue 10,000,000 warrants to purchase 10,000,000 subordinate voting shares of Vireo Growth to the Company, with a strike price equal to CAD$0.317 (U.S.$0.233), being a 25% premium to the 10-day volume weighted average price (“VWAP”) of Vireo Growth’s subordinate voting shares prior to the effective date of the Consulting Agreement. Similarly, the Company will issue 8,500,000 warrants to purchase 8,500,000 subordinate voting shares of the Company to Vireo Growth, with a strike price equal to CAD$0.225 (U.S.$0.166), being a 25% premium to the 10-day VWAP of the Company’s subordinate voting shares prior to the effective date of the Consulting Agreement. These warrants were issued on October 5, 2023.

On October 11, 2024, Grown Rogue and Vireo Growth announced the termination of the Consulting Agreement effective immediately. As consideration for the early termination, Vireo Growth forfeited and returned for cancellation 4,500,000 of the 8,500,000 share purchase warrants in the Company, which were held by Vireo Growth at a CAD$0.225 strike price and paid the Company $800,000 in cash. The Company will also received its full fee for the work performed in the third quarter of 2024 and retained its 10,000,000 warrants in Vireo Growth.

Product Offerings

Grown Rogue produces a range of cultivars for consumers to enjoy, which are traditionally classified as indicas, sativas, and hybrids. Grown Rogue has a mix of “core” and “limited” strains to provide consumers with consistent and unique purchasing options at their local dispensary. Grown Rogue flower has won multiple awards in Oregon, which is one of the most competitive cannabis production environments in the world, including the prestigious Growers Cup competition on two occasions. Grown Rogue won 1st place for highest THC content, 1st place for highest terpene content, and 3rd place in the grower’s choice category. In addition, we believe we achieved an outdoor production potency record, at the time, in the state of Oregon, when its Monkey Train cultivar tested at a THC potency of 35.13%. In 2023, Grown Rogue won 3rd place in the Oregon Grower’s Cup Outdoor category for its Sour Grape Strain. Consumers can enjoy bulk flower in both Oregon and Michigan. In the Michigan market we also offer our innovative nitrogen sealed 3.5 gram flower jars, our patented nitrogen sealed pre-rolls, 3.5 gram flower bags, and regularly packaged pre-rolls.

We recently launched a new line of strain-specific prepackaged flower, coupled with proprietary genetics, in Michigan, and launched a new branded pre-roll pack product in Oregon in 2023. In addition, the Company launched a new brand of pre-rolls, a rapidly growing category, called Yeti in 2023. According to LeafLink’s MarketScape data, Grown Rogue was the #1 flower producer in Oregon and a top 5 indoor flower wholesaler in Michigan in 2022 and in 2023.

Genetics and Research

We are committed to developing unique, proprietary genetics as long-term genetic diversity will be a major factor in establishing brand differentiation with consumers. We have allocated research and development space to develop new strains, while also phenotype hunting to identify new and exciting strain options that will resonate with consumers. Grown Rogue has developed a compelling mix of proprietary strains, along with a library of “fan favorites” to ensure that consumer and dispensary demand will remain strong for its flower and flower-derived products. All Grown Rogue genetics are rigorously tested to establish the genetic makeup of each strain in its portfolio. We continue to focus on bringing new unique genetics to bring a steady flow of innovative flower and flower products to market. Currently we carry more than 50 unique cultivars in our genetic library and are continually adding to the library as we trial new genetics.

Distribution and Sales Strategy

Grown Rogue uses a multi-channel distribution strategy that includes direct-to-retail delivery and third-party delivery (Michigan regulations mandate independent third-party delivery); wholesalers, who have their own distribution channels; and processors, who utilize Grown Rogue products (e.g., trim) to create retail-ready products.

Regarding the direct-to-retail channel, Grown Rogue’s sales team works closely with dispensary owners and intake managers to provide consistent product, competitive prices, and personalized service using sales techniques from other industries such as pharmaceutical and liquor. Grown Rogue’s goal is to establish and maintain the client relationship as we continue to expand our footprint in the states in which we operate.

Grown Rogue has developed end user product marketing collateral and other educational information regarding Grown Rogue products as part of all sales with dispensaries that include strain type, testing results, information on the product and other necessary information to clearly articulate the product being provided. Each product is uniquely packaged while maintaining brand consistency across the product suite.

Grown Rogue works with dispensary owners to develop promotional opportunities for the retail customers and bud tenders. Grown Rogue provides detailed tutorials to the staff and owners of the dispensaries around the product and how it is grown, processed, cured and packaged so that they are intimately familiar with the Grown Rogue process. Grown Rogue also invites dispensary owners and operators to Grown Rogue’s operating facilities so they can see first-hand the methods and processes used to create the product.

Based upon information from MarketScape, which is part of the sales analytics tool utilized by LeafLink, which handles all of our sales and invoicing, we are the largest producer in Oregon and a top five indoor flower producer in Michigan.

Branding Strategy

Developing compelling branding that engages, inspires, and creates transparency and trust with consumers is one of the most important aspects of building a successful cannabis company. Cannabis product branding has been evolving from promising high-quality flower, to providing descriptions of the effect a consumer should expect from a particular product.

While other brands have shifted into the “one word” product description, Grown Rogue has leveraged consumer insights and product feedback to evolve the messaging to provide significantly more detail so consumers can make a more informed choice about which Grown Rogue products will optimally enhance their experience.

In order to grow the Grown Rogue community and spread knowledge of its products, Grown Rogue leverages social media and other digital platforms. Grown Rouge aspires to eliminate the “dark mystery” historically associated with cannabis by empowering consumers to learn about the plant and then “enhance experiences” as they desire. The transition from prohibition to legal cannabis has provided the cannabis community with an opportunity to welcome a large group of new members and it is vital that product education is completed in an authentic and informative manner to ensure that everyone’s first cannabis experience is not only positive but also as expected.

Marketing and Advertising

Grown Rogue’s marketing channels include a comprehensive, fully responsive (mobile) interactive website. The website has been search-engine optimized (“SEO”) and includes calls to action that encourage consumers to become part of the Grown Rogue community by following the company on social media.

Grown Rogue is focused on providing education to new and existing consumers through Grown Rogue’s website but even more hands on through retail partners. We provide vendor and budtender education days where we spend one on one time with the budtenders educating them about everything Grown Rogue.

Grown Rogue strategically leverages the narrative at retail through digital and physical retail assets to further educate consumers about Grown Rogue.

Grown Rogue has established a social media presence that includes Facebook, Twitter, Instagram, LinkedIn, TikTok and YouTube. Grown Rogue’s social identity will be defined by delivering fresh content and keeping interaction with followers/fans prompt and positive. Grown Rogue intends to attract existing cannabis industry participants as well as people not familiar with the industry by creating a positive, inclusive environment where dialogue is encouraged. The goal is to change existing stereotypes and overcome the stigmas associated with the cannabis industry.

Licenses and Intellectual Property

Grown Rogue is dependent upon its ability (and the abilities of its subsidiaries) to obtain and maintain state and local licenses required to conduct its marijuana business in Oregon, California, and Michigan. Failure to obtain or maintain licenses any such licenses would have a material adverse effect on the Company’s business.

Trademarks and Patents

Grown Rogue actively seeks to protect its brand and intellectual property. Grown Rogue currently has one registered U.S. trademark:

●	Grown Rogue – Registration No. 5537240

Grown Rogue filed a patent for its nitrogen sealed glass containers on February 15, 2018 with the United States Patent and Trademark Office (“USPTO”). The nitrogen sealed glass containers preserve the freshness of the flower and essential terpenes to improve the “entourage effect.” The USPTO issued Grown Rogue United States Patent Number 10,358,282 on July 23, 2019. Several third parties have contacted us to request licensing information on this technology. We have introduced nitrogen sealed jars and pre-rolls in Michigan and plan on launching them as we enter additional new markets and may license the technology to third parties operating in markets in which Grown Rogue is not currently licensed.

Social and Environmental Policies

Grown Rogue employs sustainable business models in all of its operations. In cultivation, Grown Rogue maintains the highest standards of environmental stewardship. This includes sustainable water sources with reclamation and recapture as much as possible from runoff and recycling of water input. Grown Rogue uses only natural and sustainable products in all applications, from nutrients to integrated pest management. Grown Rogue maintains the highest level of sustainable cannabis practices through its focus on sustainable and natural cultivation methods.

Grown Rogue hires and pays living wage to all of its team members and is very involved in each of the communities where it operates.

Plans for Expansion and Economic Outlook

Grown Rogue continues to focus on taking its learnings and experience from Oregon, Michigan, and New Jersey into new markets across the US. During the last two years, Grown Rogue has established a platform that excels at licensing, compliance, high-quality and low-cost production, understanding consumer purchasing preferences, and product innovation. This platform places Grown Rogue in a superior position to capitalize on new markets compared to our competitors. Oregon is arguably the most competitive cannabis market in the world, and we have excelled by implementing standard business practices that make the Company well suited for entering and building successful brand presence in newly legalized cannabis markets.

The expansion into Airport and acquisition of an 80% interest in Golden Harvests represent execution of management’s strategy of growth through high quality, low-cost flower production. As other growth opportunities arise under favorable financial terms, management can activate known and repeatable systems into new assets.

We believe that the future of the cannabis industry is in branded products and that the leading brands are being developed on the west coast, which is well known for high quality cannabis. Unlike many current multi-state operators who prefer to obtain just a few licenses in a large volume of states, Grown Rogue is focused on establishing a larger number of licenses in fewer states to capitalize on the economies of scale we view as optimal to maximize profits. Over the next twelve months, Grown Rogue is focused on furthering our footprints and flower market shares in the Oregon and Michigan markets, scaling our burgeoning operation in New Jersey, continuing to add new products to our portfolio, and exploring and executing on strategic opportunities in new states.

With the recent shift in political landscape, Grown Rogue has also begun analyzing the potential for federal de-regulation and the subsequent ability to export cannabis products across state lines. We believe Oregon will be a large export state. Being located in the Emerald Triangle also provides a unique product differentiator due to the ability to produce high-quality, low-cost sungrown flower due to the environmental conditions that occur naturally in Southern Oregon. Our strategy to take advantage of what is projected to be a multi-billion dollar export business is developing, and we are excited to begin implementation of this business plan over the coming years.

Organizational Structure

As of the date of this prospectus, and as a result of the Transaction, we have five wholly-owned subsidiaries: GR Unlimited, GR Gardens, GR Distribution, GRUP, and GRIP. We or GR Gardens, GR Distribution, GRUP, and GRIP, indirectly through our ownership of GR Unlimited; each of GR Gardens, GR Distribution, GRUP, and GRIP is a wholly owned subsidiary of GR Unlimited. Through GR Unlimited, we also have an indirect 87% ownership interest in GR Michigan, and 87% ownership interest in Canopy, which in turn owns 80% of Golden Harvests. We also own a minority interest GR Retail indirectly through our ownership of GR Unlimited, which owns 43.5% of GR Retail.

The corporate structure of the Company is as follows:

Property, Plants and Equipment

Our U.S. executive offices consist of approximately 5,000 square feet of office space located at the Airport facility. The address of our U.S. executive offices 550 Airport Road, Medford, Oregon 97504. Our Ontario executive offices are located at 340 Richmond Street West, Toronto, Ontario, M5V 1X2, Canada.

Through GR Gardens, the Company operates four cultivation facilities that currently service the Oregon recreational marijuana market: Airport, Rossanley, Ross Lane, and Foothill. The Company formerly also operated Trail’s End, at which will production is not planned from 2023 forward. The Company also leases a facility used to for post-harvest processing called Lars.

The Company leases approximately 42 acres of real property in Jackson County, Oregon, commonly known as 741 West Fork Trail Creek Road, Trail, Oregon 97541, through that certain Commercial Lease Agreement, dated March 1, 2017, between J. Obie (“Jesse”) Strickler and GRUP. This property is subleased by GRUP to GR Gardens pursuant to that certain Commercial Sublease Agreement, dated March 1, 2017, between GRUP and GR Gardens.

The Company leases approximately 64 acres of real property in Jackson County, Oregon, commonly known as 3100 N. Foothill Road, Medford, Oregon, 97504, through that certain Commercial Lease Agreement, dated March 17, 2021, between Naumes, Inc., and GR Gardens.

The Company leases property located at 655 Rossanley Drive, Medford, Oregon, pursuant to that certain Commercial Lease Agreement, dated January 31, 2017, between VWPP, LLC, and GRUP. This property is subleased by GRUP to GR Gardens pursuant to that certain Commercial Sublease Agreement, dated January 31, 2017, between GRUP and GR Gardens.

The Company leases property located at 550 Airport Road, Medford, Oregon, pursuant to that certain Commercial Lease Agreement, assumed on April 14, 2022, between Airport Road LLC and GRUP.

The Company leases property located at 2046 Lars Way, Medford, Oregon, pursuant to that certain Commercial Lease Agreement, dated December 20, 2021, between Airport Road LLC and GR Gardens.

The Company leases approximately 35 acres of real property, with an option to purchase, in Jackson County, Oregon, commonly known as 2888 Ross Lane, Central Point, Oregon, through that certain Commercial Lease Agreement, dated December 20, 2022, between Lender Capital, LLC, and GR Gardens., Subsequent to the statement of financial position dated October 31, 2023, the Company exercised its option to purchase the Ross Lane property on January 12, 2024 for a total purchase price of $1,525,000. After applying deposits in escrow and rents paid adjustments, the remaining consideration due of $1,285,000 is in the form of a secured promissory note payable over 36 months.

The Company leases property located at 333 Morton St, Bay City, Michigan, pursuant to that certain Commercial Lease Agreement, dated February 1, 2020, between David Pleitner, LLC and Golden Harvests.

Legal Proceedings

On September 22, 2022, the SEC issued an Order Instituting Proceedings (“OIP”) pursuant to Section 12(j) of the Exchange Act, against the Company alleging violations of the Exchange Act and the rules promulgated thereunder, by failing to timely file periodic reports. Section 12(j) authorizes the SEC as it deems necessary or appropriate for the protection of investors to suspend for a period not exceeding 12 months, or to revoke, the registration of a security if the SEC finds, on the record after notice and opportunity for hearing, that the issuer of such security has failed to comply with any provision of the Exchange Act or the rules promulgated thereunder. The Company has filed an answer to the OIP and is seeking a hearing in the matter. The Company is currently fully compliant with all of its filings, is vigorously defending itself in the matter, and is preparing to re-register its security if necessary.

REGULATIONS

This section sets forth a summary of the significant regulations or requirements in the jurisdictions where we conduct our material business operations.

Regulatory Framework in the United States

U.S. Federal Laws Applicable to Banking

Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, most U.S. banks and other financial institutions are unwilling to provide banking services to marijuana-related businesses due to concerns about criminal liability under the Federal CSA as well as concerns related to federal money laundering rules under the U.S. Bank Secrecy Act. Canadian banks are also hesitant to work with cannabis companies, due to the uncertain legal and regulatory framework of the industry. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses.

Under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering or conspiracy. In both Canada and the United States transactions by cannabis businesses involving banks and other financial institutions are both difficult and unpredictable under the current legal and regulatory landscape. Though guidelines issued in past years allow financial institutions to provide bank accounts to certain cannabis businesses, relatively few U.S. banks have taken advantage of those guidelines and many U. S. cannabis businesses still operate on an all-cash basis.

Oregon State Regulation

The Oregon Medical Marijuana Program (the “OMMP”) is a state registry program within the Public Health Division, Oregon Health Authority (the “OHA”). The role of the OHA is to administer the Oregon Medical Marijuana Act. The OMMP allows individuals with a medical history of one or more qualifying illnesses and a doctor’s written statement to apply for registration with the OMMP. Qualified applicants are issued a registry identification card that entitles them to legally possess and cultivate cannabis, subject to certain limitations.

On November 4, 2014, Oregon voters passed Measure 91, known as the Control, Regulation, and Taxation of Marijuana and Industrial Hemp Act (the “Act”), effectively ending the state’s prohibition of recreational marijuana and legalizing the possession, use, and cultivation of marijuana within legal limits by adults 21 years and older. The Act did not amend or affect the Oregon Medical Marijuana Act and the OMMP. The Act empowered the Oregon Liquor Control Commission (“OLCC”) with regulating sales of recreational marijuana in Oregon. It is possible that the voters could potentially repeal the law that permits both the medical and recreational marijuana industry to operate under state law.

Under current Oregon law, possession, and home cultivation by adults at least 21 years old is allowed within legal limits. Public sales of marijuana and marijuana products may be done only through OLCC-licensed retailers. Medical marijuana patients and adults at least 21 years of age may purchase marijuana and marijuana products at OLCC-licensed retailers. Medical marijuana patients are not charged sales tax for their purchases when they present their registry identification card. OLCC-licensed retailers (and their associated applicants and licensees) are required to obtain a certificate of tax compliance to show compliance with Oregon tax laws at the time of license issuance and at each annual license renewal. The OLCC has the authority to require all OLCC license types to demonstrate compliance with Oregon tax laws, but it has not yet done so.

The OLCC issues five basic types of recreational marijuana licenses: (a) producer, (b) processor, (c) wholesaler, (d) retailer, and (e) testing laboratory. Each license type must be renewed annually and in a timely manner (i.e., on or before the license expiration date). Oregon currently has a moratorium on the issuance of new OLCC licenses (with the exception of testing laboratories). This moratorium sunsets on December 31, 2024 and will be replaced with a per capita limit on the issuance of new OLCC licenses. Under the new license limit, the OLCC may not accept new applications for: (a) producer or retail licenses unless there is not more than one active license per 7,500 residents in the state who are 21 years of age or older; and (b) processor and wholesale licenses unless there is not more than one active license per 12,500 residents in the state who are 21 years of age or older. Applications for renewals, changes of location, changes of ownership, or changes in the size of a mature canopy are exempt from both the moratorium and the license limit. The OLCC may disqualify applicants for a number of reasons, including for lacking a good moral character, for lacking sufficient financial resources or responsibility, for relevant past convictions, and for using marijuana, alcohol, or drugs “to excess.”

Grown Rogue has a comprehensive compliance program, which tracks all aspects of operations through the METRC program (an online software tool mandated by the State of Oregon that tracks seed to retail purchases), as well as compliance with all state and federal employment and other safety regulations. Grown Rogue is periodically advised by various outside attorneys about the requirements for compliance with Oregon law. Grown Rogue is in compliance with Oregon state law and its related licensing framework.

Michigan State Regulation

In November 2008, Michigan residents approved the Michigan Medical Marihuana Act (the “MMMA”) to provide a legal framework for a safe and effective medical marijuana program. In September 2016, the Michigan Senate passed the Medical Marihuana Facilities Licensing Act (the “MMFLA”) and the Marihuana Tracking Act (the “MTA”). On November 6, 2018, Michigan voters approved the Michigan Regulation and Taxation of Marihuana Act, which makes marijuana legal under state and local law for adults 21 years of age or older and controls the commercial production and distribution of marijuana under a system that licenses, regulates, and taxes the businesses involved.

The Michigan Department of Licensing and Regulatory Affairs (“LARA”) is the main regulatory authority for the licensing of marijuana businesses, and it currently administrates five types of “state operating licenses” for marijuana businesses: (a) a “grower” license, (b) a “processor” license, (c) a “secure transporter” license, (d) a “provisioning center” license and (e) a “safety compliance facility” license. There are no stated limits on the number of licenses that can be made available on a state level; however, LARA has discretion over the approval of applications and municipalities can pass additional restrictions including zoning and licensing requirements.

Grown Rogue has a comprehensive compliance program, which tracks all aspects of operations through the METRC program (an online software tool mandated through the State of Michigan that tracks seed to retail purchases), as well as compliance with all state and federal employment and other safety regulations. Grown Rogue is periodically advised by various outside attorneys about the requirements for compliance with Michigan law. Grown Rogue is in compliance with Michigan state law and its related licensing framework.

Michigan License Classes and Municipal Authority

State operating licenses for marijuana businesses have a one year term and are annually renewable if certain conditions are met: (a) the renewal application is submitted prior to the date the license expires, or within sixty (60) days of expiration if all other conditions are met and a late fee is paid, (b) the licensee pays the regulatory assessment fee set by LARA and (c) the licensee continues to meet the requirements to be a licensee under the Michigan Cannabis Regulations.

Each renewal application is reviewed by LARA, and provided that the requisite renewal fees are paid, the renewal application is timely submitted prior to the expiration date, and there are no material violations noted against the applicable licenses, a licensee would expect to receive the applicable renewed license in the ordinary course of business.

There are no stated limits on the number of licenses that can be made available on a state level; however, regulatory authorities have discretion over the approval of applications and municipalities can pass additional restrictions.

Licensees are heavily regulated with on-going requirements related to operations, security, storage, transportation, inventorying, personnel, and more. As in other states where cannabis is legal, Michigan regulators can deny or revoke licenses and renewals for multiple reasons. Additionally, license holders must ensure that no cannabis is sold, delivered, or distributed by a producer from or to a location outside of Michigan.

Pursuant to the requirements of the MTA, LARA utilizes METRC as the state’s third-party solution for marijuana and marijuana product tracking. METRC is Michigan’s statewide seed-to-sale marijuana tracking system that uses serialized tags attached to every plant — and labels attached to wholesale packages — to track marijuana inventory. METRC allows us to track our inventory, permissible sales and seed-to-sale information. METRC also gives regulators access to our product supply chain from seed-to-sale

New Jersey State Regulation

New Jersey enacted the Compassionate Use Medical Marijuana Act (“CUMMA”) on January 18, 2010. CUMMA allows patients with qualifying medical conditions to access cannabis through a program regulated by the New Jersey Department of Health (“NJDOH”), which authorized six alternative treatment centers (“ATCs”) to operate as vertically integrated cultivators and dispensaries. In 2019, the NJDOH held a “Request for Application” process for 24 additional ATCs, with some ATCs limited to cultivation, some limited to retail dispensaries, and some vertically integrated.

Following voter approval of an adult-use cannabis ballot measure amending the New Jersey Constitution to permit the use of cannabis for adults 21 years of age and older, on February 22, 2021, New Jersey enacted the Cannabis Regulatory, Enforcement Assistance, and Marketplace Modernization Act (“CREAMMA”), which legalized the adult use of marijuana and established the New Jersey Cannabis Regulatory Commission (“CRC”) as the regulatory body for both the medical and recreational cannabis within the state.

Under CREAMMA, ATCs can apply to serve the recreational cannabis market as “Expanded ATCs.” In addition, New Jersey established six (6) new classes of licenses for recreational use: Class 1 Cannabis Cultivator, authorized to grow recreational cannabis; Class 2 Cannabis Manufacturer, permitted to manufacture cannabis products; Class 3 Cannabis Wholesaler, licensed to store, sell, and transfer cannabis items among cultivators, wholesalers, and retailers; Class 4 Cannabis Distributor, authorized to transport cannabis items in bulk within the state; Class 5 Cannabis Retailer, allowed to purchase cannabis from licensed sources and sell to consumers in retail settings; and Class 6 Cannabis Delivery, tasked with transporting purchases from retailers to consumers. Additionally, New Jersey offers microbusiness licenses targeting smaller, local enterprises. These licenses are restricted to operations with no more than 10 employees, with at least 51% of them required to reside in the local or neighboring municipalities. Notably, there are no statutory caps on the number of licenses the CRC may issue. However, the CRC has discretion over the approval of applications and municipalities can pass additional restrictions including zoning and licensing requirements.

Recreational cannabis businesses in New Jersey are permitted to integrate vertically by holding licenses across several classes—cultivator, manufacturer, retailer, and delivery service, or as both a wholesaler and a distributor. However, businesses are restricted to holding only one license per class.

As part of the adult use licensing process, applicants are permitted to apply for “conditional” or “annual” licenses. Conditional licenses serve as an entry point for industry newcomers, providing them up to 120 days (with a potential 45- day extension) to site their proposed operations. To qualify for a conditional license, applicants must meet specific residency and financial requirements. Successful conditional license holders may transition to annual licenses, which transition is required for the business to be approved by the CRC to begin operations. Additionally, the CRC implemented a program that prioritizes review of applications from Diversely Owned, Social Equity, and Impact Zone qualifying applicants. Microbusinesses are also prioritized, with opportunities for expansion.

Recently, the CRC approved new regulations for cannabis consumption lounges, which are set to be implemented following approvals from the New Jersey Office of Administrative Law and local municipalities. These lounges, required to be attached to existing dispensaries and prohibited from selling food or alcohol, aim to offer a secure, regulated environment for medical and recreational cannabis users to consume their own products.

To safeguard fair business practices and maintain competitive market conditions, New Jersey imposes specific prohibitions on Financial Source Agreements (FSA) and Management Services Agreements (MSA). The CRCA utilizes METRC as the state’s third-party solution for marijuana and marijuana product tracking from seed to sale.

Illinoi State Regulations

In August 2013, Illinois became the 20th state to authorize a program for the cultivation and dispensing of cannabis for medical purposes for qualified medical patients—the Compassionate Use of Medical Cannabis Program. In June 2019, Illinois passed the Cannabis Regulation and Tax Act (the “CRTA”), which legalized cannabis for recreational use and created one of the largest adult use markets in the country. The law went into effect on June 25, 2019, and adult use sales of cannabis began in the state on January 1, 2020. Under the CRTA, existing medical cannabis license holders were allowed to apply for Early Approval Adult Use Dispensing Organization (“EAAUDO”) licenses to be able to sell adult use product at existing medical cannabis dispensaries. Existing medical operators also received the privilege of opening a secondary adult use only retail dispensary for every medical cannabis dispensary location already existing in the operator’s portfolio. All EAAUDO license holders were also required to commit to Illinois’s groundbreaking Social Equity program either through a financial contribution, grant agreement, donation, incubation program, or sponsorship program.

The CRTA also authorized the issuance of an additional 75 Adult Use Dispensing Organization (“AUDO”) licenses, 40 craft grower licenses as well as infuser and transporter licenses in 2020. Generally speaking, these licenses were to be awarded via a competitive application process. The CRTA provided a significant advantage to applicants that qualified as a “Social Equity Applicant” under the CRTA. In addition, the CRTA authorized issuance up to 110 additional AUDO licenses and 60 craft grower licenses by December 21, 2021. However, due the COVID-19 pandemic, litigation relating to the application process, and the passage of H.B. 1443, which amended the CRTA, the issuance of new cannabis licenses in Illinois was delayed until July 2021. By June 2022, the Illinois Department of Agriculture (“IDOA”) has issued approximately 87 craft grower licenses in several tranches, along with infuser and transporter licenses. Note that those applicants who did not win a craft grow license have since sued IDOA alleging a host of issues and arguments relating to the application and scoring process. All such cases were consolidated for administrative purposes and are still pending (In re Cannabis Craft Grow Litigation, Case No.: 22 CH 06071).

On September 3, 2021, the Illinois Department of Financial and Professional Regulation (the “IDFPR”) announced that 185 Conditional AUDO licenses have been awarded through three license lotteries that took place on July 29, 2021, August 5, 2021, and August 19, 2021 respectively. These Conditional AUDO licenses were ultimately issued to the respective winners in July 2022. The CRTA was subsequently amended in the Spring of 2023 and Conditional AUDO license holders are now required to site and operationalize their dispensaries within 720 days of license receipt.

The state of Illinois currently uses BioTrackTHC as its computerized track-and-trace system for seed-to-sale reporting. However, Illinois announced that it will be switching to Metrc as the state’s track-and-trace system and that switch is expected to be implemented in or around the beginning of 2024. Individual licensees, whether directly or through third-party integration systems, are required to push data to the state to meet all reporting requirements.

Illinois allows for five types of cannabis businesses within the state: (1) cultivation centers; (2) craft growers; (3) infusers; and (4) transporters, which are regulated by the IDOA. Fifth are dispensaries, which are regulated by the IDFPR. Vertical integration is permissible through the acquisition of the various license types, but there are restrictions on certain license ownership. Pursuant to the CRTA, an individual may not be a “Principal Officer” in: (1) more than 10 adult use dispensaries, (2) more than three craft growers, and (3) a craft grower and cultivation center simultaneously. Principal Officer includes a cannabis business establishment applicant or licensed cannabis business establishment’s board member, owner with more than 1% interest of the total cannabis business establishment or more than 5% interest of the total cannabis business establishment of a publicly traded company, president, vice president, secretary, treasurer, partner, officer, member, manager member, or person with a profit sharing, financial interest, or revenue sharing arrangement.

All cultivation, infusing, and transporter establishments must register with the IDOA. All dispensaries must register with the IDFPR. If applications contain all required information, establishments are issued a marijuana establishment registration certificate. Registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. Pursuant to Illinois law, registration renewal applications must be received 45 days prior to expiration and may be denied if the license has a history of noncompliance and penalties.

The cultivation and craft grower licenses permit a licensee to acquire, possess, cultivate, manufacture and process cannabis into edible products and cannabis-infused products. Cultivators and craft growers can transfer, have tested, supply or sell cannabis and cannabis products and related supplies to licensed dispensaries, craft growers, and infusers. Craft growers can cultivate a flowering stage canopy of up to 14,000 sq. ft. Infusing licenses permit a licensee to acquire and possess distillate from a licensed cultivator or craft grower and to manufacture edible and cannabis-infused products. Infusers can transfer, have tested, supply or sell cannabis and cannabis products to dispensaries. The transporter license permits a licensee to transport cannabis and cannabis products to and from licensed entities.

The retail dispensary license permits us to purchase cannabis and manufactured cannabis products from licensed cultivation centers, craft growers, and infusing organizations and to sell such products to adult consumers (21 years old or older).

Packaging, Labeling and Advertising

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the FTC, HHS, the USDA and the United States Environmental Protection Agency (the “EPA”). These activities are also regulated by various state, local and international laws and agencies of the states and localities in which our products are sold. Regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost sales and increased costs to the Company. A regulatory agency may not accept the evidence of safety for any new ingredients that we may want to market, or may determine that a particular product or product ingredient presents an unacceptable health risk. Regulatory agencies may also determine that a particular statement of nutritional support on our products, or a statement that we want to use on our products, is an unacceptable drug claim or an unauthorized version of a food “health claim,” or that particular claims are not adequately supported by available scientific evidence. Any such regulatory determination could prevent us from marketing particular products or using certain statements on those products, which could adversely affect our sales and results of operations.

Developments in the laws and regulations governing our products may result in a more stringent regulatory landscape, which could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products that we are unable to reformulate, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling requirements, additional scientific substantiation requirements, and other requirements or restrictions. Such developments could increase our costs significantly, which could have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Directors and Senior Management

The following table sets forth the names of all of our directors and executive officers as of the date of the filing of this Prospectus, with each position and office held by them in our Company, and the period of their service as a director or as an officer.

Name	Position with the Company	Date First Elected or Appointed
J. Obie Strickler	President, Chief Executive Officer and Director	November 15, 2018
Ryan Kee	Chief Financial Officer, Corporate Secretary and Director	August 18, 2021
Abhilash Patel	Director	November 15, 2018
Stephen Gledhill	Director	November 15, 2018
Sean Conacher	Director	August 27, 2020

All of our directors serve until our next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with our Articles or Bylaws. Subject to the terms of their employment agreements, if any, executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal, with or without cause by the directors. Mr. Strickler, our President, devotes 100% of his work time to his duties as an officer and director of the Company.

There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any major shareholders, customers, suppliers or others, pursuant to which any named directors or executive officers were selected.

J. Obie Strickler – President, Chief Executive Officer and Director. Mr. Strickler is the President, Chief Executive Officer and Chairman of the Company. He is also CEO, President, and founder of GR Unlimited. He founded Canopy in 2015 to consolidate the three medical facilities he had operated since 2006 within one company. Mr. Strickler formed GR Unlimited in 2016 and entered the Oregon recreational cannabis market with a plan to build a multi-national cannabis brand. Mr. Strickler has been active in the Oregon medical marijuana market since early 2000 where he organically scaled a single 15 plant property to four separate facilities with approximately 200 outdoor plants and 30 lights operating indoors. Mr. Strickler has a Bachelor of Science in Geology from Southern Oregon University and is also an Oregon Professional Geologist. During the time he was financing and overseeing Canopy’s growth he was also the regional manager for a large multi-service environmental company where he oversaw a staff of 15 people before starting his own business in 2011 to provide management services to large natural resource companies primarily in the mining sector. In this role, he was responsible for building and integrating complex technical teams to advance large, world-class, multi-billion-dollar mining projects from exploration through feasibility primarily in base and precious metals. In 2014, Mr. Strickler teamed with aerospace engineers to form HyperSciences, Inc a platform technology company focused on commercializing hypervelocity technology into a variety of industrial applications. Mr. Strickler helped secure a large contract with one of the world’s larger oil and gas providers to solve deep drilling challenges and moved this project through proof of concept before departing to focus on the opportunities in cannabis full time. Mr. Strickler will take his production experience in the cannabis industry and his integration and execution experience from the natural resource industry to build GR Unlimited into a premier cannabis company. Mr. Strickler is 43 years old and is employed on a full-time basis with the Company. Mr. Strickler has not signed a non-competition or non-disclosure agreement with the Company.

Ryan Kee – Mr. Kee is an experienced accounting professional with a history of working in mining in various global jurisdictions. He is skilled in financial reporting, IT integrations, and team building and development. Mr. Kee has a Bachelor of Science in Accounting and Spanish from the University of Idaho, and is a Certified Public Accountant, licensed in Washington state. He has developed financial models to quantitatively describe the cost profiles of operating mines, optimize grade cutoffs, and drive cost reductions. Most recently, he led accounting, supply chain, and IT teams for an operating gold mine in South America, and will apply the best practices learned and developed in mining to cannabis production. Mr. Kee is 40 years old and is employed with the Company.

Sean Conacher – Mr. Conacher is an experienced executive with a demonstrated history of working in the financial services and marketing sectors. He is skilled in entrepreneurship, venture capital, public and private equity, foreign exchange, options and asset management. He is currently the Chief Strategy Officer of PBIC, a publicly traded investment corporation that offers unique global exposure to the emerging global cannabis and plant-based sector. PBIC’s main objective is to provide shareholders long-term total return through its actively managed portfolio of securities, both public and private, operating in, or that derive a portion of their revenue or earnings from products or services related to the cannabis and plant-based industry. Mr. Conacher is 53 years old and intends to devote the time necessary to serve as a director of the Corporation.

Abhilash Patel – Director. Mr. Patel is a serial entrepreneur, venture investor, speaker, and philanthropist. He is currently Founder and Principal at Lotus Capital, an early-stage investment fund in Santa Monica, California. He is on the board of directors for several non-profit organizations in Southern California, including the Los Angeles Food Bank, Junior Achievement of Southern California, and 10,000 Beds. Previously, Mr. Patel was founder and CEO at Ranklab, a digital marketing agency listed in Inc. Magazine’s fastest growing private companies in 2015, and Co-founder at Recovery Brands, a digital publishing company based in San Diego, CA. In 2015 both companies were acquired by AAC, Holdings Inc. and Mr. Patel remained in an active leadership position at both companies until his exit in late 2016. Mr. Patel holds a Bachelor of Arts in Economics and Philosophy from Columbia University, and a Master of Business Administration from the University of California, Los Angeles’ Anderson School of Management. Mr. Patel’s work has been featured in several major publications, including Inc., Huffington Post, Forbes, and Entrepreneur, USA Today, among others. Dr. Drew., Inc. named Mr. Patel “One of 20 Inspiring Entrepreneurs Improving Health for All” and Forbes highlights him in an interview entitled “How Web Publishing is Saving Lives”. Mr. Patel is 44 years old and intends to devote the time necessary to serve as a director of the Company, which is estimated to be 10% of his time. Mr. Patel has signed a non-disclosure agreement with the Company but has not signed a non-competition agreement with the Company.

Stephen Gledhill – Director and Audit Committee Chairman. Mr. Gledhill is a founding member and Managing Director of RG Mining Investments Inc. and RG Management Services Inc., both of which are accounting, administrative and corporate secretarial services companies. In 1992, he formed Keshill Consulting Associates Inc., a boutique management consulting practice. Mr. Gledhill has over 26 years of financial-control experience and acts as CFO and Corporate Secretary for multiple publicly-traded companies, several of which he was instrumental in scaling-up and taking public. He currently serves as the CFO of Caracara Silver Inc. (TSXV:CSV) and CO2 Gro Inc. (TSXV:GROW). Prior to the inception of RGMI and RGMS, Mr. Gledhill served as the Senior Vice President and CFO of Borealis Capital Corporation, a Toronto-based merchant bank as well as Vice President of Finance of OMERS Realty Corporation (ORC), the real estate entity of the Ontario Municipal Employees Retirement System. Mr. Gledhill is a Chartered Public Accountant and Certified Management Accountant and holds a Bachelor of Math Degree from the University of Waterloo. Mr. Gledhill is 63 years old and intends to devote the time necessary to serve as a director of the Company, which is expected to be 10% of his time. Mr. Gledhill has signed a non-disclosure agreement with the Company but has not signed a non-competition agreement with the Company.

Executive Compensation

The following table presents a summary of all long-term compensation paid or accrued by us including our subsidiaries, for services rendered to us by our executive officers and directors in any capacity for the transition period ended December 31, 2023 and year ended October 31, 2023.

Name	Period		Salary, Consulting Fee, Retainer or Commission	Bonus	Committee or Meeting Fees		Value of Perquisites	Value of All Other Compensation		Total Compensation
J. Obie Strickler,	Two months ended Dec 31, 2023		$53,000	$50,000	$-		$-	$71,260	(1)	$174,260
President, CEO, and Director	Year ended Oct 31, 2023		240,000	20,000	-		-	347,036	(2)	607,036

Adam August,	Two months ended Dec 31, 2023	(3)	38,924	-	-		-	9,693	(4)	48,616
Senior VP Grown Rogue Unlimited LLC	Year ended Oct 31, 2023	(3)	192,038	-	-		-	41,262	(4)	233,300

Ryan Kee,	Two months ended Dec 31, 2023		2,381	-	-		-	7,943	(5)	10,324
Chief Financial Officer and Director	Year ended Oct 31, 2023		152,957	-	-		-	40,133	(5)	193,090

Abhilash Patel,	Two months ended Dec 31, 2023		-	-	-		-	2,572	(6)	2,572
Director	Year ended Oct 31, 2023		-	-	-		-	12,504	(6)	12,504

Stephen Gledhill,	Two months ended Dec 31, 2023		-	-	3,000	(7)	-	2,572	(6)	5,572
Director	Year ended Oct 31, 2023		-	-	18,000	(7)	-	12,504	(6)	30,504

Sean Conacher,	Two months ended Dec 31, 2023		-	-	-		-	3,601	(6)	3,601
Director	Year ended Oct 31, 2023		-	-	-		-	42,343	(6)	42,343

(1)	Represents rents charged by a company owned by Mr. Strickler and option expense payment made to Mr. Strickler.
(2)	Represents rents charged by a company owned by Mr. Strickler, lease payments for equipment sold by Mr. Strickler to the Company, and option expense payment made to Mr. Strickler.
(3)	On January 4, 2024, we announced that Mr. August will be stepping down from his position as Senior VP and will continue to support us in an advisory capacity ensuring his long-standing institutional knowledge continues with the Company.
(4)	Represents Option expense and interest paid on debenture to Mr. August.
(5)	Represents Option expense paid to Mr. Kee.
(6)	Represents stock option vesting expense.
(7)	Mr. Gledhill was compensated $3,000 for the two months ended December 31, 2023 and $18,000 for the year ended October 31, 2023 in fees in his role as chair of the Audit Committee and Compensation Committee.

Outstanding Option-Based Awards

The following table summarizes options outstanding at December 31, 2023.

Exercise Price (CAD$)	Options Outstanding	Number Exercisable	Remaining Contractual Life (years)	Expiry Period
0.15	1,840,000	1,777,500	0.5	July 2024
0.15	200,000	200,000	0.9	November 2024
0.30	1,000,000	850,000	1.3	April 2025
0.16	1,150,000	1,150,000	1.4	May 2025
0.15	85,000	85,000	1.8	November 2025
0.15	300,000	150,000	2.3	April 2026
0.15	6,225,000	400,000	3.0	January 2027
0.30	400,000	-	3.7	September 2027
0.39	600,000	41,666	3.9	November 2027
0.18	11,800,000	4,654,166	2.3

Compensation Discussion and Analysis

Objective of the Compensation Program

The objectives of the Company’s compensation program are to attract, hold and inspire performance of J. Obie Strickler and Ryan Kee, its Named Executive Officers (“NEOs”), of a quality and nature that will enhance the sustainable profitability and growth of the Company. The Company views it as an important objective of the Company’s compensation program to ensure staff retention.

The Compensation Review Process

To determine compensation payable, the compensation committee of the Company (the “Compensation Committee”) determines an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the NEOs of the Company while taking into account the financial and other resources of the Company.

The Company’s Compensation Committee is comprised of J. Obie Strickler, Abhilash Patel and Stephen Gledhill. Compensation is determined in the context of our strategic plan, our growth, shareholder returns and other achievements and considered in the context of position descriptions, goals and the performance of each NEO. With respect to directors’ compensation, the Compensation Committee reviews the level and form of compensation received by the directors, members of each committee, the board chair and the chair of each board committee, considering the duties and responsibilities of each director, his or her past service and continuing duties in service to us. The compensation of directors, the CEO and executive officers of competitors are considered, to the extent publicly available, in determining compensation and the Compensation Committee has the power to engage a compensation consultant or advisor to assist in determining appropriate compensation.

Elements of Executive Compensation

The Company’s NEO compensation program is based on the objectives of: (a) recruiting and retaining the executives critical to the success of the Company; (b) providing fair and competitive compensation; (c) balancing the interests of management and shareholders of the Company; and (d) rewarding performance, on the basis of both individual and corporate performance.

For the transition period ended December 31, 2023, the Company’s NEO compensation program consisted of the following elements:

●	a management fee (the “Short-Term Incentive”).

●	a long-term equity compensation consisting of stock options granted under the Company’s stock incentive plan (“Long-Term Incentive”).

The specific rationale and design of each of these elements are outlined in detail below.

Short-Term Incentive

Salaries form an essential element of the Company’s compensation mix as they are the first base measure to compare and remain competitive relative to peer groups. Base salaries are fixed and therefore not subject to uncertainty and are used as the base to determine other elements of compensation and benefits. The base salary provides an immediate cash incentive for the Named Executive Officers. The Compensation Committee and the Board review salaries at least annually.

Base salary/management fees of the Named Executive Officers are set by the Compensation Committee on the basis of the applicable officer’s responsibilities, experience and past performance. In determining the base salary to be paid to a particular Named Executive Officer, the Compensation Committee considers the particular responsibilities related to the position, the experience level of the officer, and his or her past performance at the Company and the current financial position of the Company.

Long-Term Incentive

The granting of stock options is a variable component of compensation intended to reward the Company’s Named Executive Officers for their success in achieving sustained, long-term profitability and increases in stock value. Stock options may be provided to enhance the Named Executive Officers motivation to achieve long-term growth of the Company and increases in shareholder value. The Company provides long-term incentive compensation through its stock option plan. The Compensation Committee recommends the granting of stock options from time to time based on its assessment of the appropriateness of doing so in light of the long-term strategic objectives of the Company, its current stage of development, the need to retain or attract particular key personnel, the number of stock options already outstanding and overall market conditions. The Compensation Committee views the granting of stock options as a means of promoting the success of the Company and higher returns to its shareholders. The Board grants stock options after reviewing recommendations made by the Compensation Committee.

Stock Option Plan

The Company’s Amended Stock Option Plan (the “Plan”) was adopted by the Board of Directors on January 20, 2012 and approved by a majority of our shareholders voting at the Annual and Special Meeting held on February 24, 2012. The Plan was adopted in order that we may be able to provide incentives for directors, officers, employees, consultants and other persons (an “Eligible Individual”) to participate in our growth and development by providing us with the opportunity through share options to acquire an ownership interest in us. Directors and officers currently are not remunerated for their services except as stated in “Executive Compensation” above. The Plan was revised on July 21, 2020.

The maximum number of shares of our subordinate voting shares which may be set aside for issue under the Plan is an amount not to exceed 20% of the total shares issued and outstanding of the Company as of the date of each Option grant provided that the board has the right, from time to time, to increase such number subject to the approval of our shareholders and any relevant stock exchange or other regulatory authority. Any subordinate voting shares subject to an option, which are not exercised, will be available for subsequent grant under the Plan. The option price of any subordinate voting shares is to be determined by the Board in its sole discretion.

Options granted under the Plan may be exercised during a period not exceeding five years, subject to earlier termination upon the optionee ceasing to be an Eligible Individual, or, in accordance with the terms of the grant of the option. The options are non-transferable and non-assignable except between an Eligible Individual and a related corporation controlled by such Eligible Individual upon the consent of the Board of Directors. The Plan contains provisions for adjustment in the number of shares issuable there under in the event of subdivision, consolidation, reclassification, reorganization or change in the number of subordinate voting shares, a merger or other relevant change in the Company’s capitalization. The Board of Directors may from time to time amend or revise the terms of the Plan or may terminate the Plan at any time. The Company does not have any other long-term incentive plans, including any supplemental executive retirement plans.

Overview of How the Compensation Program Fits with Compensation Goals

The compensation package is designed to meet the goal of attracting, holding and motivating key talent in the highly competitive cannabis industry through salary and providing an opportunity to participate in the Company’s growth through stock options. Through the grant of stock options, if the price of the Company shares increases over time, both the Named Executive Officer and shareholders will benefit.

Incentive Plan Awards

During the transition period ended December 31, 2023, 100,000 stock options were granted to employees and 500,000 stock options were granted to service providers. During the year ended October 31, 2023, 6,800,000 stock options were granted to employees. During the year ended October 31, 2022, the Company granted 605,000 stock options to employees.

Pension Plan Benefits

The Company does not currently provide pension plan benefits to its Named Executive Officers.

Termination and Change of Control Benefits

At December 31, 2023, the Company had one executive employment agreement in place with the Chief Financial Officer, which could be triggered by termination, or a constructive dismissal within six months of a change in control event. If triggered, a payment equal to 50% of the Chief Financial Officer’s compensation for the twelve months prior to the change in control event would be due within sixty calendar days after the effective date of the triggering event.

The Company has no compensatory plan where a named executive officer or director is entitled to receive compensation in the event of resignation, retirement, termination, change of control or a change in responsibilities following a change in control.

Director Compensation

The Company does not compensate its Board of Directors based on the number of meetings attended. Mr. Gledhill is paid a monthly fee of $1,500. Aggregate compensation paid to each director during the transition period ended December 31, 2023 is included in the Executive Compensation table above. As of the date of this Report, none of the Company’s directors has a service contract with the Company or its subsidiaries providing for benefits upon termination of employment.

Retirement Policy for Directors

The Company does not have a retirement policy for its directors.

Directors’ and Officers’ Liability Insurance

The Company does not maintain directors’ and officers’ liability insurance.

Pension Plans, Retirement Plans, and Similar Benefits

Neither the Company nor its subsidiaries have set aside or accrued any amounts to provide pension, retirement or similar benefits.

Board of Directors

The mandate of our Board of Directors, prescribed by the OBCA, is to manage or supervise the management of our business and affairs and to act with a view to our best interests. In doing so, the board oversees the management of our affairs directly and through its committees. The Board of Directors has met at least once annually or otherwise as circumstances warrant to review our business operations, corporate governance and financial results.

Mr. Strickler, Mr. Patel, and Mr. Gledhill were appointed as directors on November 15, 2018. Mr. Conacher was appointed as a director on August 27, 2020 and Mr. Kee was appointed as a director on August 18, 2021. Our directors serve until our next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with our Articles or Bylaws. Our chief executive officer, our president and our chief financial officer were appointed by our Board of Directors to serve until the earlier of their resignation or removal, with or without cause by the directors.

As of the date of this Report our Board of Directors consists of five directors, two of which are considered “independent directors” in that they are “independent from management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the directors ability to act with a view to our best interests, other than interests and relationships arising from their shareholding.” It is our practice to attempt to maintain a diversity of professional and personal experience among our directors.

The Company holds meetings as required, at which the opinions of the directors are sought by management and duly acted upon for all material matters relating to the Company.

Directorships

At October 31, 2023 and December 31, 2023, the following director and officer of the Company also served as a director and/or officer of other reporting issuers, as follows:

Stephen Gledhill	CFO and Corporate Secretary of CO2 Gro Inc. (TSXV)
CFO and Corporate Secretary of POSaBIT Systems Corporation (CSE)
CFO and director of Bhang Inc. (CSE)

Board of Directors Mandate

The Board of Directors assumes responsibility for stewardship of the Company, including overseeing all of the operation of the business, supervising management and setting milestones for the Company. The Board of Directors reviews the statements of responsibilities for the Company including, but not limited to, the code of ethics and expectations for business conduct.

The Board of Directors approves all significant decisions that affect the Company and its subsidiaries and sets specific milestones towards which management directs their efforts.

The Board of Directors ensures, at least annually, that there are long-term goals and a strategic planning process in place for the Company and participates with management directly or through its committees in developing and approving the mission of the business of the Company and the strategic plan by which it proposes to achieve its goals, which strategic plan takes into account, among other things, the opportunities and risks of the Company’s business. The strategic planning process is carried out at each Board of Directors meeting where there are regularly reviewed specific milestones for the Company.

The strategic planning process incorporates identifying the main risks to the Company’s objectives and ensuring that mitigation plans are in place to manage and minimize these risks. The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent practicable. The Board appoints senior management.

The Company adheres to regulatory requirements with respect to the timeliness and content of its disclosure. The Board approves all of the Company’s major communications, including annual and quarterly reports and press releases. The Chief Executive Officer authorizes the issuance of news releases. The Chief Executive Officer is generally the only individual authorized to communicate with analysts, the news media and investors about information concerning the Company.

The Board and the audit committee of the Company (the “Audit Committee”) examines the effectiveness of the Company’s internal control processes and information systems.

The Board as a whole, given its small size, is involved in developing the Company’s approach to corporate governance. The number of scheduled board meetings varies with circumstances. In addition, special meetings are called as necessary. The Chief Executive Officer establishes the agenda at each Board meeting and submits a draft to each director for their review and recommendation for items for inclusion on the agenda. Each director has the ability to raise subjects that are not on the agenda at any board meeting. Meeting agendas and other materials to be reviewed and/or discussed for action by the Board are distributed to directors in time for review prior to each meeting. Board members have full and free access to senior management and employees of the Company.

Position Descriptions

The Board has not developed written position descriptions for the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer or the President (the “Officers”). The Board is currently of the view that the respective corporate governance roles of the Board and management, as represented by the Officers, are clear and that the limits to management’s responsibility and authority are well-defined.

Each of the Audit Committee and Compensation Committee has a chair and a mandate.

Orientation and Continuing Education

We have developed an orientation program for new directors including a director’s manual (“Director’s Manual”) which contains information regarding the roles and responsibilities of the board, each board committee, the board chair, the chair of each board committee and our president. The Director’s Manual contains information regarding its organizational structure, governance policies including the Board Mandate and each Board committee charter, and our code of business conduct and ethics. The Director’s Manual is updated as our business, governance documents and policies change. We update and inform the board regarding corporate developments and changes in legal, regulatory and industry requirements affecting us.

Ethical Business Conduct

We have adopted a written Code of Business Conduct and Ethics (the “Code”) for our directors, officers and employees. The board encourages following the Code by making it widely available. It is distributed to directors in the Director’s Manual and to officers, employees and consultants at the commencement of their employment or consultancy. The Code reminds those engaged in service to us that they are required to report perceived or actual violations of the law, violations of our policies, dangers to health, safety and the environment, risks to our property, and accounting or auditing irregularities to the chair of the Audit Committee. In addition to requiring directors, officers and employees to abide by the Code, we encourage consultants, service providers and all parties who engage in business with us to contact the chair of the Audit Committee regarding any perceived and all actual breaches by our directors, officers and employees of the Code. The chair of our Audit Committee is responsible for investigating complaints, presenting complaints to the applicable board committee or the board as a whole, and developing a plan for promptly and fairly resolving complaints. Upon conclusion of the investigation and resolution of a complaint, the chair of our Audit Committee will advise the complainant of the corrective action measures that have been taken or advise the complainant that the complaint has not been substantiated. The Code prohibits retaliation by us, our directors and management, against complainants who raise concerns in good faith and requires us to maintain the confidentiality of complainants to the greatest extent practical. Complainants may also submit their concerns anonymously in writing. In addition to the Code, we have an Audit Committee Charter and a Policy of Procedures for Disclosure Concerning Financial/Accounting Irregularities.

Since the beginning of our most recently completed fiscal year, no material change reports have been filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code. The board encourages and promotes a culture of ethical business conduct by appointing directors who demonstrate integrity and high ethical standards in their business dealings and personal affairs.

Directors are required to abide by the Code and expected to make responsible and ethical decisions in discharging their duties, thereby setting an example of the standard to which management and employees should adhere. The board is required by the Board Mandate to satisfy our CEO and other executive officers are acting with integrity and fostering a culture of integrity throughout the Company. The board is responsible for reviewing departures from the Code, reviewing and either providing or denying waivers from the Code, and disclosing any waivers that are granted in accordance with applicable law. In addition, the board is responsible for responding to potential conflict of interest situations, particularly with respect to considering existing or proposed transactions and agreements in respect of which directors or executive officers advise they have a material interest. The Board Mandate requires that directors and executive officers disclose any interest and the extent, no matter how small, of their interest in any transaction or agreement with us, and that directors excuse themselves from both board deliberations and voting in respect of transactions in which they have an interest. By taking these steps the board strives to ensure that directors exercise independent judgment, unclouded by the relationships of the directors and executive officers to each other and us, in considering transactions and agreements in respect of which directors and executive officers have an interest.

Nomination of Directors

The Board has not appointed a nominating committee and does not believe that such a committee is warranted at the present time. The entire Board determines new nominees to the Board, although a formal process has not been adopted. The nominees are generally the result of recruitment efforts by the Board members, including both formal and informal discussions among Board members and officers. The Board generally looks for the nominee to have significant public company experience. The nominee must not have a significant conflicting public company association.

Compensation

The Board determines director and executive officer compensation by recommendation of the Compensation Committee. The Company’s Compensation Committee reviews the amounts and effectiveness of compensation. The Board reviews the adequacy and form of compensation and compares it to other companies of similar size and stage of development. There is no minimum share ownership requirement of directors.

The Compensation Committee generally convenes at least once annually to review director and officer compensation and status of stock options. The Compensation Committee also responds to requests from management and the Board to review recommendations of management for new senior employees and their compensation. The Compensation Committee has the power to approve and/or amend these recommendations.

The Company has felt no need to retain any compensation consultants or advisors at any time since the beginning of the Company’s most recently completed financial year.

Committees of the Board

Our Board of Directors discharges its responsibilities directly and through committees of the Board of Directors, currently consisting of the Audit Committee and a compensation committee (the “Compensation Committee”).

Audit Committee

The mandate of the Audit Committee is formalized in a written charter. The members of the Audit Committee are J. Obie Strickler, Abhilash Patel and Stephen Gledhill (Chair). Based on his professional experience, the board has determined that Stephen Gledhill is an Audit Committee Financial Expert and that J. Obie Strickler and Abhilash Patel are financially literate. The Audit Committee’s primary duties and responsibilities are to serve as an objective party to monitor our financial reporting process and control systems, review and appraise the audit activities of our independent auditors, financial and senior management, and the lines of communication among the independent auditors, financial and senior management, and the Board of Directors for financial reporting and control matters including investigating fraud, illegal acts or conflicts of interest.

Compensation Committee

The mandate of the Compensation Committee is formalized in a written charter. The members of the Compensation Committee are J. Obie Strickler, Abhilash Patel and Stephen Gledhill. Compensation is determined in the context of our strategic plan, our growth, shareholder returns and other achievements and considered in the context of position descriptions, goals and the performance of each individual director and officer. With respect to directors’ compensation, the Compensation Committee reviews the level and form of compensation received by the directors, members of each committee, the board chair and the chair of each board committee, considering the duties and responsibilities of each director, his or her past service and continuing duties in service to us. The compensation of directors, the CEO, CFO and executive officers of competitors are considered, to the extent publicly available, in determining compensation and the Compensation Committee has the power to engage a compensation consultant or advisor to assist in determining appropriate compensation.

Assessments

The Board of Directors assesses, on an annual basis, the contributions of the board as a whole, the Audit Committee and each of the individual directors, in order to determine whether each is functioning effectively. The board monitors the adequacy of information given to directors, communication between the board and management and the strategic direction and processes of the board and committees. The Audit Committee will annually review the Audit Committee Charter and recommend, if any, revisions to the board as necessary.

Audit Committee Charter

Our Audit Committee Charter (the “Charter”) has been adopted by our Board of Directors. The Audit Committee of the board (the “Committee”) will review and reassess this charter annually and recommend any proposed changes to the board for approval. The Audit Committee’s primary duties and responsibilities are to:

●	Oversee (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; and (iii) the independent auditors’ qualifications and independence.

●	Serve as an independent and objective party to monitor our financial reporting processes and internal control systems.

●	Review and appraise the audit activities of our independent auditors and the internal auditing functions.

●	Provide open lines of communication among the independent auditors, financial and senior management, and the board for financial reporting and control matters.

Role and Independence: Organization

The Committee assists the Board of Directors on fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, internal control and financial reporting practices. It may also have such other duties as may from time to time be assigned to it by the board.

The Audit Committee is to be comprised of at least three directors.

All members shall, to the satisfaction of the Board of Directors, be financially literate (i.e. will have the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto), and at least one member shall have accounting or related financial management expertise to qualify as “financially sophisticated”. A person will qualify as “financially sophisticated” if an individual possesses the following attributes:

●	an understanding of financial statements and generally accepted accounting principles;

●	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

●	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

●	an understanding of internal controls and procedures for financial reporting; and

●	an understanding of audit committee functions.

The Committee members will be elected annually at the first meeting of the Board following the annual meeting of shareholders. Each member of the Committee serves at the pleasure of the Board and, in any event, only so long as he or she is a director.

One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, President and the lead independent audit partner.

Responsibilities and Powers

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below.

●	Annual review and revision of the Charter as necessary with the approval of the board.

●	Review and obtain from the independent auditors annually a formal written statement delineating all relationships between the auditor and us, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationship that may impact the objectivity and the independence of the auditors and shall take, or recommend that the board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

●	Recommending to the board the independent auditors to be retained (or nominated for shareholder approval) to audit our financial statements. Such auditors are ultimately accountable to the board and the Committee, as representatives of the shareholders.

●	Evaluating, together with the board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

●	Ensuring that the independent auditors are prohibited from providing the following non-audit services and determining which other non-audit services the independent auditors are prohibited from providing:

○	Bookkeeping or other services related to our accounting records or consolidated financial statements;

○	Financial information systems design and implementation;

○	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

○	Actuarial services;

○	Internal audit outsourcing services;

○	Management functions or human resources;

○	Broker or dealer, investment advisor or investment banking services;

○	Legal services and expert services unrelated to the audit; and

○	Any other services which the Public Company Accounting Oversight Board determines to be impermissible.

●	Approving any permissible non-audit engagements of the independent auditors.

●	Meeting with our auditors and management to review the scope of the proposed audit for the current year, and the audit procedures to be used, and to approve audit fees.

●	Reviewing the audited consolidated financial statements and discussing them with management and the independent auditors. Consideration of the quality of our accounting principles as applied in its financial reporting. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of our audited consolidated financial statement in our Report to Shareholders.

●	Discussing with management and the independent auditors the quality and adequacy of and compliance with our internal controls.

●	Establishing procedures: (i) for receiving, handling and retaining of complaints received by us regarding accounting, internal controls, or auditing matters, and (ii) for employees to submit confidential anonymous concerns regarding questionable accounting or auditing matters.

●	Review and discuss all related party transactions involving us.

●	Engaging independent counsel and other advisors if the Committee determines that such advisors are necessary to assist the Committee in carrying out its duties.

●	Publicly disclose the receipt of warning about any violations of corporate governance rules.

Authority

The Committee will have the authority to retain special legal, accounting or other experts for advice, consultation or special investigation. The Committee may request any officer or employee of ours, our outside legal counsel, or the independent auditor to attend a meeting of the Committee, or to meet with any member of, or consultants to, the Committee. The Committee will have full access to our books, records and facilities.

Meetings

The Committee shall meet at least yearly, or more frequently as the Committee considers necessary. Opportunities should be afforded periodically to the external auditor and to senior management to meet separately with the independent members of the Committee. Meetings may be with representatives of the independent auditors, and appropriate members of management, all either individually or collectively as may be required by the Chairman of the Committee.

The independent auditors will have direct access to the Committee at their own initiative.

The Chairman of the Committee will report periodically the Committee’s findings and recommendations to the Board of Directors.

Employees

As of December 31, 2023, we had 138 employees compared to 204 and 181 employees as of October 31, 2023 and 2022, respectively.

Share Ownership

Our subordinate voting shares are owned by Canadian residents, U.S. residents and residents of other countries. The only class of our securities, which is outstanding as of the date of the filing of this prospectus, is subordinate voting shares. All holders of our subordinate voting shares have the same voting rights with respect to their ownership of subordinate voting shares.

The following table sets forth as of November 14, 2024, certain information with respect to the amount and nature of beneficial ownership of subordinate voting shares stock held by (i) each person who is a director or an executive officer of ours; and (ii) all directors and executive officers of ours, as a group. Subordinate voting shares subject to options, warrants, or convertible securities currently exercisable or convertible or exercisable or convertible within 60 days of the date of filing of this prospectus are deemed outstanding for computing the share ownership and percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person.

Name and Owner	Identity	Amount and Nature of Beneficial Ownership of Subordinate Voting Shares(1)		Percentage
J. Obie Strickler	President, Chief Executive Officer and Director	34,731,416	(2)	16.42%
Ryan Kee	Chief Financial Officer, Secretary and Director	97,500	(3)	*	%
Adam August	Senior VP, Grown Rogue Unlimited LLC	5,256,451	(4)	2.52%
Abhilash Patel	Director	754,971		*	%
Stephen Gledhill	Director	44,386		*	%
Sean Conacher	Director	485,000		*	%
All officers and directors as a group (6 persons)		40,832,724		19.61%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise indicated, (i) the persons named have sole ownership, voting and investment power with respect to their stock, subject to applicable laws relative to rights of spouses and (ii) the address of such persons is c/o Grown Rogue International, Inc., 550 Airport Road Medford, Oregon 97504. Percentage ownership is based on 222,276,113 subordinate voting shares outstanding as of November 14, 2024.
(2)	Mr. Strickler beneficially owns options to acquire 1,500,000 subordinate voting shares at an exercise price of CAD$0.15 per share, in which the options expire on January 10, 2027.
(3)	Mr. Kee owns options to acquire 1,000,000 subordinate voting shares at an exercise price of CAD$0.15 per share, in which 250,000 of these options expire on July 9, 2024, and the remaining 750,000 expire on January 10, 2027.
(4)	Mr. August exercised his options to acquire 1,500,000 subordinate voting shares at an exercise price of CAD$0.15 per share, in which 750,000 of these options expire on July 9, 2024, and the remaining 750,000 expire on January 10, 2027. Mr. August acquired convertible debentures with a principal amount of $50,000 with a maturity date of December 2, 2025, and converted the principal amount to 336,775 subordinate voting shares at a conversion price of CAD$0.20 per share. Mr. August also exercised his warrants to acquire 167,912 subordinate voting shares at an exercise price of CAD$0.25 per share.

As of the date of this prospectus, to the knowledge of our management, there are no arrangements which, could at a subsequent date result in a change in control of us. As of such date, and except as disclosed herein, our management has no knowledge that we are owned or controlled directly or indirectly by another company or any foreign government.

PRINCIPAL SHAREHOLDERS

There were 222,276,113 issued and outstanding subordinate voting shares as of November 14, 2024. As of November 14, 2024, to the best of our knowledge, Mr. Strickler, Bengal Catalyst Fund, LP and Aaron Edelheit were the only persons who held directly or indirectly or exercised control or direction over, subordinate voting shares carrying 5% or more of the voting rights attached to all issued and outstanding subordinate voting shares except as stated under Item 6.E above or set out in the table below. The subordinate voting shares owned by our major shareholders have identical voting rights as those owned by our other shareholders.

Name	Amount and Nature of Beneficial Ownership of Subordinate Voting Shares		Percentage
J. Obie Strickler	34,731,416	(1)	15.63%
Bengal Catalyst Fund, LP	21,420,100	(2)	9.64%
Aaron Edelheit	35,065,532	(3)	15.78%

(1)	Mr. Strickler owns options to acquire 2,900,000 subordinate voting shares and RSUs exchangeable into 333,900 subordinate voting shares. During the years ended October 31, 2022 and 2021, Mr. Strickler acquired 1,771,500 shares and 5,395,150 subordinate voting shares, respectively.
(2)	During the years ended October 31, 2023 and 2022, Bengal Catalyst Fund, LP acquired 13,473,000 and 10,892,000 subordinate voting shares, respectively.
(3)	Mr. Edelheit holds his respective subordinate voting shares as the general partner of the following funds: Mindset Value Fund, Mindset Value Wellness Fund, and W&GP Fund. During the year ended October 31, 2023, Mr. Edelheit acquired 16,893,553 subordinate voting shares. During calendar year 2024 and through the date of this prospectus, Mr. Edelheit acquired 18,171,979 subordinate voting shares.

Based on a review of the information provided to us by our transfer agent, as of November 26, 2024, there were 1,156 registered holders of record of our subordinate voting shares, of which 68, holding approximately 12% of our subordinate voting shares, had a registered addresses in the United States. These numbers are not representative of the number of beneficial holders of our subordinate voting shares nor are they representative of where such beneficial holders reside, since many of these subordinate voting shares were held of record by brokers or other nominees (including The Canadian Depository for Securities), which held approximately 82% of our outstanding subordinate voting shares as of such date.

We are not directly or indirectly owned or controlled by another corporation, by any foreign government or by any other natural or legal person. There are no arrangements known to us, the operation of which may at a subsequent date result in a change in the control of us.

RELATED PARTY TRANSACTIONS

Except as disclosed below, there are no existing or potential material conflicts of interest between the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company.

Property and Equipment Leases

J. Obie Strickler, CEO, owns the Trails End Property that is one of the facility properties leased to GRUP. Beginning with the 2019 outdoor harvest and through December 31, 2021, 2.5% of gross sales achieved from this property were payable in cash to Mr. Strickler. During the transition period ended December 31, 2023, rent charged was $12,000 (years ended October 31, 2023, and 2022 - $72,000 and $72,000, respectively). The lease liability for Trails End at December 31, 2023, was $129,401 (October 31, 2023 - $139,014; October 31, 2022 - $193,312).

J. Obie Strickler, our CEO, beneficially owns the Lars Property which was leased to GR Gardens during the year ended October 31, 2021, and is located in Medford, Oregon with a term through June 30, 2026. Lease charges of $31,827 were incurred for the transition period ended December 31, 2023 (years ended October 31, 2023 - $190,035; October 31, 2022 - $184,500). The lease liability for Lars at December 31, 2023, was $470,134 (October 31, 2023 - $470,134; October 31, 2022 - $607,900).

During the year ended October 31, 2021, Mr. Strickler leased two pieces of mobile equipment to the Company. During the year ended October 31, 2023, total aggregate payments of $9,971 were made (October 31, 2022 - $28,871). Both leases were fully paid as at October 31, 2023 and at the end of the transition period on December 31, 2023.

Through its subsidiary, Golden Harvests, the Company leased Morton, owned by David Pleitner, the Company’s Michigan General Manager (“GM”). Morton is located in Michigan, with a lease term through January 2026. Lease charges of $32,000 (years ended October 31, 2023 - $180,000; October 31, 2022 - $152,000) were incurred during the transition period ended December 31, 2023. The lease liability of Morton at December 31, 2023 was $350,668 (October 31, 2023 - $377,043; October 31, 2022 - $428,476).

Through its subsidiary, Golden Harvests, the Company also leased Morton Annex located in Michigan, which is owned by David Pleitner, the Company’s GM. The lease term was extended during the transition period ended December 31, 2023, through November 2024. Lease charges of $330,000 (years ended October 31, 2023 - $740,000’ October 31, 2022 - $330,000) were incurred during the transition period ended December 31, 2023. The lease liability of Morton Annex at December 31, 2023, was $239,871 (October 31, 2023 - $29,774; October 31, 2022 - $211,991).

Financing Transactions

On February 5, 2021, the Company completed the February 2021 Private Placement 2nd Tranche, comprised of 8,200,000 units (the “Units”) at CAD$0.16 per Unit for proceeds of CAD$1,312,000 (U.S.$1,025,000). Each Unit was comprised of one subordinate voting share and one warrant to purchase one subordinate voting shares. Each warrant has an exercise price of CAD$0.20 and a term of two years. Related party subscribers include the following: J. Obie Strickler, our CEO, subscribed to 1,600,000 Units; Ryan Kee, CFO of GR Unlimited, subscribed to 2,000,000 Units; a key Company operations manager subscribed to 1,000,000 Units; and PBIC subscribed to 2,000,000 Units.

On March 5, 2021, PBIC invested an aggregate total of $394,546 in the March 5, 2021, Special Warrant offering, for which PBIC received 2,444,444 subordinate voting shares and 2,444,444 warrants to purchase subordinate voting shares. Each warrant is exercisable at CAD$0.30 for a period of two years.

On December 9, 2021, the Company announced that it had closed the December 2021 Private Placement for total gross proceeds of $1,300,000 (CAD$1,645,800). The Private Placement resulted in the issuance of 13,166,400 subordinate voting shares of Grown Rogue at a purchase price of CAD$0.125 per share. All subordinate voting shares issued pursuant to the Private Placement were subject to a hold period of four months and one day. J. Obie Strickler, our CEO, invested USD$300,000 in the Private Placement and received 3,038,400 subordinate voting shares of the Company, and Bengal Catalyst Fund, LP, invested USD$1,000,000 and received 10,128,000 subordinate voting shares of the Company.

On December 5, 2022, the Company announced that it had closed the December Convertible Debentures with an aggregate principal amount of $2,000,000. They bear interest at 9% per year, paid quarterly, and mature thirty-six months from the date of issue. The December Convertible Debentures are convertible into subordinate voting shares of the Company at a conversion price of CAD$0.20 CAD per subordinate voting share. Additionally, on closing, the Company issued to the purchasers of the December Convertible Debentures, an aggregate of 6,716,499 December Warrants, that represent 50% coverage of each debenture investment. The Warrants are exercisable for a period of three years from issuance into subordinate voting shares at an exercise price of CAD$0.25 per subordinate voting share. The Company has the right to accelerate the warrants if the closing share price of the subordinate voting shares on the CSE is CAD$0.40 or higher for a period of ten consecutive trading days. Adam August, the Senior VP of GR Unlimited, purchased December Convertible Debentures with a principal balance of $50,000 and was issued 167,912 December Warrants.

The following transactions with individuals related to the Company which arose in the normal course of business have been accounted for at the amount agreed to by the related parties.

Compensation of Key Management Personnel

The remuneration of directors and other members of key management personnel during the periods set out were as follows:

	December 31, 2023	October 31, 2023	October 31, 2022
Short term employee benefits	$240,105	$880,195	$1,118,694
Equity-based compensation	32,894	161,422	33,125
	$272,999	$1,041,617	$1,151,819

The following balances owing to key management personnel which are included in trade and other payables are unsecured, non-interest bearing and due on demand:

	December 31, 2023	October 31, 2023	October 31, 2022
Short term employee benefits and reimbursables payable to key managers	$65,160	$102,798	$136,588
Lease liabilities	1,165,648	1,015,965	1,451,112
Total	$1,230,808	$1,118,763	$1,587,700

During the transition period ended December 31, 2023, the Company incurred compensation expense of $24,039 (years ended October 31, 2023 - $98,846; October 31, 2022 - $60,000), for employment services from the spouse of the CEO (“Ms. Strickler”).

During the transition period ended December 31, 2023, no options were granted to key management personnel. During the year ended October 31, 2023, 1,500,000 options were granted to J. Obie Strickler, our CEO; 750,000 options were granted to Ryan Kee, our CFO; 750,000 options were granted to Adam August, the Senior VP; and 175,000 options to David Pleitner, the GM. During the year ended October 31, 2022, no options to purchase subordinate voting shares were granted to key management personnel.

During the year ended October 31, 2023, 1,250,000 options were granted to three members of the Board of Directors.

During the year ended October 31, 2023, the SVP purchased December 2022 Convertible Debentures with a principal balance of $50,000 and was issued 167,912 December Warrants.

During the year ended October 31, 2023, the Company issued 200,000 shares to the GM, which represented a portion of consideration for the acquisition of Golden Harvests.

Compensation to Board of Directors during the transition period ended December 31, 2023, was $3,000 (years ended October 31, 2023 - $18,000; October 31, 2022 – fees of $18,000 and issuance of 273,750 subordinate voting shares with a fair value of $20,562).

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our share capital, the articles of the Company, as amended (the “Articles”), and our bylaws. Accordingly, this discussion should be read together with our Articles and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Subordinate Voting Shares

We are authorized to issue an unlimited number of subordinate voting shares, with no par value per share. As of October 31, 2024, we had 222,276,113 subordinate voting shares issued and outstanding. Our subordinate voting shares have the following special rights and restrictions:

●	Voting Rights. Holders of subordinate voting shares are entitled to notice of and to attend and speak at any meeting of the shareholders of the Company. At each such meeting, holders of subordinate voting shares are entitled to one vote in respect of each subordinate voting share held, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote.

●	Alteration to Rights of Subordinate Voting Shares. As long as any subordinate voting shares remain outstanding, the Company will not, without the consent of the holders of the subordinate voting shares by separate special resolution, prejudice or interfere with any right or special right attached to the subordinate voting shares.

●	Dividends. Holders of subordinate voting shares are entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the subordinate voting shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to subordinate voting share basis) on the multiple voting shares.

●	Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of subordinate voting shares are, subject to the prior rights of the holders of any shares of the Company ranking in priority to the subordinate voting shares be entitled to participate ratably along with all other holders of multiple voting shares (on an as-converted to subordinate voting share basis) and subordinate voting shares.

●	Rights to Subscribe; Pre-Emptive Rights. The holders of subordinate voting shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of subordinate voting shares, or bonds, debentures or other securities of the Company now or in the future.

●	Subdivision or Consolidation. No subdivision or consolidation of the subordinate voting shares or multiple voting shares will occur unless, simultaneously, the subordinate voting shares and multiple voting shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

●	Conversion. Each issued and outstanding subordinate voting share may at any time, at the option of the holder, be converted at the inverse of the conversion ratio then in effect.

Multiple Voting Shares

We are authorized to issue an unlimited number of multiple voting shares, with no par value per share. As of October 31, 2024, there were no multiple voting shares issued and outstanding. Our multiple voting shares have special rights and restrictions as set forth below:

●	Voting Rights. Holders of multiple voting shares are entitled to notice of and to attend and speak at any meeting of the shareholders of the Company. At each such meeting, except for a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote, holders of multiple voting shares will be entitled to one vote in respect of each subordinate voting share into which such multiple voting share could ultimately then be converted, which for greater certainty, shall initially equal 1,000 votes per multiple voting share.

●	Alteration to Rights of Multiple Voting Shares. As long as any multiple voting shares remain outstanding, the Company will not, without the consent of the holders of the multiple voting shares by separate special resolution, prejudice or interfere with any right or special right attached to the multiple voting shares. Consent of the holders of a majority of the outstanding multiple voting shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the multiple voting shares. In connection with the exercise of the voting rights contained in this paragraph each holder of multiple voting shares will have one vote in respect of each multiple voting share held.

●	Dividends. The holders of multiple voting shares have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all multiple voting shares into subordinate voting shares at the conversion ratio) as to dividends and any declaration or payment of any dividend on the subordinate voting shares. No dividend will be declared or paid on the multiple voting shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to subordinate voting share basis) on the subordinate voting shares.

●	Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of multiple voting shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the multiple voting shares, be entitled to participate rateably along with all other holders of multiple voting shares (on an as-converted to subordinate voting share basis) and subordinate voting shares.

●	Rights to Subscribe; Pre-Emptive Rights. The holders of multiple voting shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of subordinate voting shares, or bonds, debentures or other securities of the Company now or in the future.

●	Conversion. Holders of multiple voting shares have the right to convert each issued and outstanding multiple voting share into fully paid and non-assessable subordinate voting shares as is determined by multiplying the number of multiple voting shares by the conversion ratio applicable to such share, determined as hereafter provided, in effect on the date the multiple voting share is surrendered for conversion. The initial “conversion ratio” for shares of multiple voting shares shall be 1,000 subordinate voting shares for each multiple voting share, subject to certain adjustments.

General Meeting of Shareholders

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the Business Corporations Act (Ontario) (the “OBCA”). Under the OBCA, (i) a general meeting of shareholders shall be held at such place in or outside Ontario as determined by our board of directors, or, in the absence of such a determination, at our registered office; (ii) our board of directors must call an annual meeting of shareholders no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, our board of directors may fix in advance a date as the record date for that determination, provided that if we are an “offering corporation” under the rules of the OBCA, such date shall not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held; (iv) notice of the time and place of a meeting of shareholders shall be sent to each shareholder entitled to vote at the meeting, our directors and our auditor; (v) the holders of not less than five percent (5%) of our issued and outstanding subordinate voting shares entitled to vote at a meeting may requisition our board of directors to call a meeting of shareholders for the purposes stated in the requisition; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Ontario Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Our bylaws provide unless a greater number of shareholders and/or a greater number of shares are required to be represented by the OBCA or by our certificate of incorporation or by any other by-law of the Company, two persons present in person; and each entitled to vote thereat, either personally or by proxy, shall constitute a quorum for the transaction of business at any meeting of shareholders.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions with respect to our subordinate voting shares and multiple voting shares are contained in our certificate of incorporation, and such rights, privileges, restrictions and conditions may be changed by amending our certificate of incorporation. In order to amend our certificate of incorporation, the OBCA requires approval by not less than two-thirds of the votes cast by our shareholders entitled to vote thereon. Additionally, if we make particular types of amendments to our articles of incorporation, a holder of our shares may dissent to such amendments and, if such shareholder so elects and complies with all applicable requirements set out in the OBCA, we will have to pay such shareholder the fair value of the shares held by such shareholder. The types of amendments to our certificate of incorporation that would be subject to dissent rights include (but are not limited to): (i) adding, removing or changing restrictions on the issue, transfer or ownership of our shares, and (ii) adding, removing or changing any restrictions upon the business that we may carry on or upon the powers that we may exercise.

Indemnification of Directors and Officers

Our bylaws provide that every director and officer (and their heirs, executors, and legal representatives) will be indemnified by the Company against all liabilities, costs, charges, and expenses they incur in relation to any action or proceeding arising from their role, provided the action relates to their duties and responsibilities within the Company. However, indemnification is not available for any liability, costs, or expenses incurred if the director or officer is found to have breached a duty or responsibility under the OBCA, unless they achieve complete or substantial success as a defendant.

Certain Canadian Law Considerations

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, or affect the remittance of dividends, interest or other payments to a non-resident holder of subordinate voting shares, other than withholding tax requirements (See “Taxation” below).

Except as provided in the Investment Canada Act, there are no limitations imposed under the laws of Canada, the Province of Ontario, or by our constituent documents on the right of a non-resident to hold or vote our securities.

The Investment Canada Act (the “ICA”), which became effective on June 30, 1985, regulates the acquisition by non-Canadians of control of a Canadian business enterprise. In effect, the ICA requires review by Investment Canada, the agency which administers the ICA, and approval by the Canadian government, in the case of an acquisition of control of a Canadian business by a non-Canadian where: (i) in the case of a direct acquisition (for example, through a share purchase or asset purchase), the assets of the business are CAD $5 million or more in value; or (ii) in the case of an indirect acquisition (for example, the acquisition of the foreign parent of the Canadian business) where the Canadian business has assets of CAD $5 million or more in value or if the Canadian business represents more than 50% of the assets of the original group and the Canadian business has assets of CAD $5 million or more in value. Review and approval are also required for the acquisition or establishment of a new business in areas concerning “Canada’s cultural heritage or national identity” such as book publishing, film production and distribution, television and radio production and distribution of music, and the oil and natural gas industry, regardless of the size of the investment.

As applied to an investment in us, three methods of acquiring control of a Canadian business would be regulated by the ICA: (i) the acquisition of all or substantially all of the assets used in carrying on the Canadian business; (ii) the acquisition, directly or indirectly, of voting shares of a Canadian corporation carrying on the Canadian business; or (iii) the acquisition of voting shares of an entity which controls, directly or indirectly, another entity carrying on a Canadian business. An acquisition of a majority of the voting interests of an entity, including a corporation, is deemed to be an acquisition of control under the ICA. An acquisition of less than one-third of the voting shares of a corporation is deemed not to be an acquisition of control. An acquisition of less than a majority, but one-third or more, of the voting shares of a corporation is presumed to be an acquisition of control unless it can be established that on the acquisition the corporation is not, in fact, controlled by the acquirer through the ownership of voting shares. For partnerships, trusts, joint ventures or other unincorporated entities, an acquisition of less than a majority of the voting interests is deemed not to be an acquisition of control.

In 1988, the ICA was amended, pursuant to the Free Trade Agreement dated January 2, 1988 between Canada and the United States, to relax the restrictions of the ICA. As a result of these amendments, except where the Canadian business is in the cultural, oil and gas, uranium, financial services or transportation sectors, the threshold for direct acquisition of control by U.S. investors and other foreign investors acquiring control of a Canadian business from US investors has been raised from CAD $5 million to CAD $150 million of gross assets, and indirect acquisitions are not reviewable.

In addition to the foregoing, the ICA requires that all other acquisitions of control of Canadian businesses by non-Canadians are subject to formal notification to the Canadian government. These provisions require a foreign investor to give notice in the required form, which notices are for information, as opposed to review, purposes.

TAXATION

Certain Canadian Federal Income Tax Consequences

The following discussion describes the principal Canadian federal income tax consequences applicable to a holder of subordinate voting shares which are quoted on the OTC Markets, who, at all material times, is a resident of the United States for purposes of the Canada-United States Income Tax Convention (the “Treaty”) entitled to the full benefit of the Treaty and is not a resident, or deemed to be a resident, of Canada, deals at arm’s length and is not affiliated with the Company, did not acquire shares of our subordinate voting shares by virtue of employment, is not a financial institution, specified financial institution, registered non-resident insurer, authorized foreign bank, partnership or a trust as defined in the ITA, holds subordinate voting shares as capital property and as beneficial owner, and does not use or hold, is not deemed to use or hold, his or her Company in connection with carrying on a business in Canada and, did not, does not and will not have a fixed base or permanent establishment in Canada within the meaning of the Treaty (a “non-resident holder”).

This description is based upon the current provisions of the ITA, the regulations thereunder (the “Regulations”), management’s understanding of the current publicly announced administration and assessing policies of Canada Revenue Agency, and all specific proposals (the “Tax Proposals”) to amend the ITA and Regulations announced by the Minister of Finance (Canada) prior to the date hereof. This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account any income tax laws or considerations of any province or territory of Canada or foreign tax considerations which may differ significantly from those discussed below.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder of Company of the Company, and no opinion or representation with respect to the Canadian Federal Income Tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of Company are urged to consult with their own tax advisors about the federal, provincial and foreign tax consequences of purchasing, owning and disposing of Company.

Dividends

Dividends paid on subordinate voting shares to a non-resident holder will be subject to a 25% withholding tax pursuant to the provision of the ITA. The Treaty provides that the normal 25% withholding tax rate is generally reduced to 15% on dividends paid on shares of a corporation resident in Canada (such as the Company) to beneficial owners who are residents of the United States. However, if the beneficial owner is a resident of the United States and is a corporation which owns at least 10% of the voting stock of the Company, the withholding tax rate on dividends is reduced to 5%.

Capital Gains

A non-resident of Canada is subject to tax under the ITA in respect of a capital gain realized upon the disposition of a share of a corporation if the shares are considered to be “taxable Canadian property” of the holder within the meaning of the ITA and no relief is afforded under an applicable tax treaty. For purposes of the ITA, a share of the Company will be taxable Canadian property to a non-resident holder if more than 50% of the fair market value of the share during the 60 month period immediately preceding the disposition of the share, was derived directly or indirectly from real or immovable property situated in Canada, Canadian resource properties or any options or interests in such properties.

In the case of a non-resident holder to whom subordinate voting shares represent taxable Canadian property and who is a resident in the United States and not a former resident of Canada, no Canadian taxes will be payable on a capital gain realized on such shares by reason of the Treaty unless the value of such shares is derived principally from real property situated in Canada within the meaning of the Treaty at the time of the disposition.

Certain United States Federal Income Tax Consequences

The following is a general discussion of certain possible U.S. federal income tax consequences, under current law, generally applicable to a U.S. Holder (as defined below) of subordinate voting shares. This discussion does not address all potentially relevant U.S. federal income tax matters and does not address consequences peculiar to persons subject to special provisions of U.S. federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local or foreign tax consequences (See “Certain Canadian Federal Income Tax Consequences” above).

The following discussion is based upon the sections of the IRC, Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. In addition, this discussion does not consider the potential effects, both adverse and beneficial, of recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. The following discussion is for general information only and it is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of subordinate voting shares, and no opinion or representation with respect to the United States Federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of subordinate voting shares are urged to consult their own tax advisors about the Federal, state, local, and foreign tax consequences of purchasing, owning and disposing of subordinate voting shares.

U.S. Holders

As used herein, a “U.S. Holder” means a holder of subordinate voting shares who is a citizen or individual resident (as defined under United States tax laws) of the United States; a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is taxable in the United States irrespective of source; or a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or (b) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person. This summary does not address the United States tax consequences to, and U.S. Holder does not include, persons subject to specific provisions of federal income tax law, including but not limited to tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals, persons or entities that have a “functional currency” other than the U.S. dollar, persons who hold shares of our subordinate voting shares as part of a straddle, hedging or a conversion transaction, and persons who acquire their subordinate voting shares as compensation for services. This discussion is limited to U.S. Holders who own subordinate voting shares as capital assets and who hold the subordinate voting shares directly (e.g., not through an intermediary entity such as a corporation, partnership, limited liability company, or trust). This discussion does not address the consequences to a person or entity of the ownership, exercise or disposition of any options, warrants or other rights to acquire subordinate voting shares.

Distributions on our Subordinate Voting Shares

Subject to the discussion below regarding passive foreign investment companies (“PFICs”), the gross amount of any distribution (including non-cash property) by us (including any Canadian taxes withheld therefrom) with respect to subordinate voting shares generally should be included in the gross income of a U.S. Holder as foreign source dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of ours, as determined under United States Federal income tax principles. Distributions received by non-corporate U.S. Holders may be subject to United States Federal income tax at lower rates than other types of ordinary income (generally 15%) in taxable years beginning on or before December 31, 2010 if certain conditions are met. These conditions include the Company not being classified as a PFIC, it being a “qualified foreign corporation,” the U.S. Holder’s satisfaction of a holding period requirement, and the U.S. Holder not treating the distribution as “investment income” for purposes of the investment interest deduction rules. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in subordinate voting shares and to the extent that such distribution exceeds the Holder’s adjusted tax basis in subordinate voting shares, will be taxed as capital gain. In the case of U.S. Holders that are corporations, such dividends generally will not be eligible for the dividends received deduction.

If a U.S. Holder receives a dividend in Canadian dollars, the amount of the dividend for United States federal income tax purposes will be the U.S. dollar value of the dividend (determined at the spot rate on the date of such payment) regardless of whether the payment is later converted into U.S. dollars. In such case, the U.S. Holder may recognize additional ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted into U.S. dollars.

Disposition of Subordinate Voting Shares

Subject to the discussion below regarding PFIC’s, gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of our subordinate voting shares (including, without limitation, a complete redemption of subordinate voting shares) generally will be subject to United States Federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in our subordinate voting shares and the amount realized on the disposition. Net capital gain (i.e., capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder (including an individual) upon a sale or other disposition of our subordinate voting shares that have been held for more than one year will generally be subject to a maximum United States federal income tax rate of 15% subject to the PFIC rules below. Deductions for capital losses are subject to certain limitations. If the U.S. Holder receives Canadian dollars on the sale or disposition, it will have a tax basis in such dollars equal to the U.S. dollar value. Generally, any gain or loss realized on a subsequent disposition of the Canadian dollars will be U.S. source ordinary income or loss.

U.S. “Anti-Deferral” Rules

Passive Foreign Investment Company (“PFIC”) Regime. If we, or a non-U.S. entity directly or indirectly owned by us (“Related Entity”), has 75% or more of its gross income as “passive” income, or if the average value during a taxable year of ours or the Related Entity’s “passive assets” (generally, assets that generate passive income) is 50% or more of the average value of all assets held by us or the Related Entity, then the United States PFIC rules may apply to U.S. Holders. If we or a Related Entity is classified as a PFIC, a U.S. Holder will be subject to increased tax liability in respect of gain recognized on the sale of his, her or its subordinate voting shares or upon the receipt of certain distributions, unless such person makes a “qualified electing fund” election to be taxed currently on its pro rata portion of our income and gain, whether or not such income or gain is distributed in the form of dividends or otherwise, and we provide certain annual statements which include the information necessary to determine inclusions and assure compliance with the PFIC rules. As another alternative to the foregoing rules, a U.S. Holder may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of its subordinate voting shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains). We or a related entity can give no assurance as to its status as a PFIC for the current or any future year. U.S. Holders should consult their own tax advisors with respect to the PFIC issue and its applicability to their particular tax situation.

Controlled Foreign Corporation Regime (“CFC”). If a U.S. Holder (or person defined as a U.S. person under Section 7701(a) of the IRC) owns 10% or more of the total combined voting power of all classes of our shares (a “U.S. Shareholder”) and U.S. Shareholders own more than 50% of the vote or value of our Company, we would be a “controlled foreign corporation”. This classification would result in many complex consequences, including the required inclusion into income by such U. S. Shareholders of their pro rata shares of “Subpart F income” of our Company (as defined by the Internal Revenue Code) and our earnings invested in “U.S. property” (as defined by the Internal Revenue Code). In addition, under Section 1248 of the Code, gain from the sale or exchange of our subordinate voting shares by a US person who is or was a U. S. Shareholder at any time during the five year period before the sale or exchange may be treated as ordinary income to the extent of earnings and profits of ours attributable to the stock sold or exchanged. It is not clear the CFC regime would apply to the U.S. Holders of our subordinate voting shares, and is outside the scope of this discussion.

Foreign Tax Credit

A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to us may be entitled to either a deduction or a tax credit for such foreign tax paid or withheld, at the option of the U.S. Holder. Generally, it will be more advantageous to claim a credit because a credit reduces United States federal income tax on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax. This election is made on a year-by-year basis and generally applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year.

There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s United States income tax liability that the U.S. Holder’s foreign source income bears to its worldwide taxable income. This limitation is designed to prevent foreign tax credits from offsetting United States source income. In determining this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process.

In addition, this limitation is calculated separately with respect to specific “baskets” of income such as passive income, high withholding tax interest, financial services income, shipping income, and certain other classifications of income. Foreign taxes assigned to a particular class of income generally cannot offset United States tax on income assigned to another class. Under the American Jobs Creation Act of 2004 (the “Act”), this basket limitation will be modified significantly after 2006.

Unused foreign tax credits can generally be carried back one year and carried forward ten years. U.S. Holders should consult their own tax advisors concerning the ability to utilize foreign tax credits, especially in light of the changes made by the Act.

Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting requirement and to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) in the case of backup withholding, provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the US Federal income tax liability of the U.S. Holder and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Transfer Agent and Registrar

Our Registrar and Transfer Agent is Capital Transfer Agency ULC located at Suite 920, 390 Bay Street, Toronto, Ontario, M5H 2Y2. Our Co-transfer Agent is Worldwide Stock Transfer, LLC located at One University Plaza, Suite 505, Hackensack, N.J. 07601.

SHARES ELIGIBLE FOR FUTURE SALE

Certain of our subordinate voting shares that will be outstanding upon the completion of this offering, other than those subordinate voting shares sold in this offering, are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for the purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of subordinate voting shares then outstanding, which will equal [●] subordinate voting shares immediately after our this offering, or

●	the average weekly trading volume of our subordinate voting shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase our subordinate voting shares from us in connection with a compensatory share or option plan or other written agreement in a transaction before the effective date of our public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

We are being represented by Saul Ewing LLP, New York, New York. with respect to certain legal matters as to United States federal securities laws. The validity of the subordinate voting shares offered in this offering and certain other legal matters as to Canadian law will be passed upon for us by Miller Thomson LLP, Toronto, Ontario, Canada..

EXPERTS

The consolidated financial statements of the Company as of and for the transition period ended December 31, 2023, and as of and for the years October 31, 2023 and 2022 appearing in this prospectus and registration statement, have been audited by Turner, Stone & Company, L.L.P., being an independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph as to the Company’s ability to continue as a going concern, thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Ontario, Canada. Service of process upon us and upon certain of our directors and officers and the experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed [●] as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is [●].

There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the U.S. federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws or any such state securities or blue sky laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the subordinate voting shares being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the subordinate voting shares offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a website at https://www.grownrogue.com/. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF GROWN ROGUE INTERNATIONAL INC.

Audited Financial Statements as of and for the transition period ended December 31, 2023, and as of and for the Years Ended October 31, 2023 and 2022
Report of Independent Registered Public Accounting Firm, Turner, Stone & Company, L.L.P., Certified Public Accountants for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021	F-2
Consolidated Statements of Financial Position as of December 31, 2023, October 31, 2023, and 2022	F-4
Consolidated Statements of Comprehensive Income (Loss) for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021	F-5
Consolidated Statements of Changes in Equity for the transition period ended December 31, 2023, and years ended October 31, 2023, 2022, and 2021	F-6
Consolidated Statements of Cash Flows for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021	F-8
Notes to the Consolidated Financial Statements	F-9

Unaudited Condensed Interim Consolidated Financial Statements as of September 30, 2024 and for the Three and Nine Months Ended September 30, 2024 and October 31, 2023
Condensed Consolidated Statements of Financial Position as of September 30, 2024 (unaudited) and December 31, 2023	F-56
Condensed Consolidated Statements of Loss for the three and nine months ended September 30, 2024 and October 31, 2023 (unaudited)	F-57
Condensed Consolidated Statements of Changes in Equity for the nine months ended September 30, 2024 and October 31, 2023 (unaudited)	F-58
Condensed Consolidated Statements of Cash Flows for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021 (unaudited)	F-60
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-61

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Grown Rogue International Inc.

Opinion on the Consolidated Financial Statements

We have audited the consolidated statements of financial position of Grown Rogue International Inc. (the “Company”) as of December 31, 2023, and October 31, 2023 and 2022, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the two months ended December 31, 2023 and each of the three years in the period ended October 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and October 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for the two months ended December 31, 2023, and each of the three years in the period ended October 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS

●	Measurement of fair value of biological assets – as discussed in Note 3 of notes to the consolidated financial statements, the Company measures biological assets at fair value less costs to sell in accordance with IAS 41, Agriculture, which we identified as a critical audit matter. The Company uses an income approach to determine the fair value less costs to sell at a specific measurement date, based on the existing cannabis plant’s stage of completion up to the point of harvest.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested calculations, including the assumptions used, to determine the fair value of the biological assets. We tested allocation of indirect costs, which formed part of standard cost per unit to complete production, by assessing the allocation method, recalculating the allocations and on a selection basis comparing the underlying allocation to source documents.

●	Stock Based Compensation – as discussed in Note 2.14 of the notes to the consolidated financial statements, the Company states that transactions with non-employees that are settled in equity instruments are measured at the fair value of the goods or services rendered utilizing the Black-Sholes option pricing model.

The following are the primary procedures we performed to address this critical audit matter. We compared the listing of the provided share-based payment areas, in equity, options, and warrants to the underlying share-based agreements that reflected the amount of consideration being provided. Utilizing the Black-Sholes option pricing model, we recalculated the remaining lives, expense allocations, forfeitures, and cancellations of the share-based transactions during the year.

●	Derivative Liability – as discussed in Note 11 of the notes to the consolidated financial statements, the Company uses the Black-Scholes option pricing model to estimate the fair value of its derivative liabilities which result from the variable conversion terms of their convertible notes payable. The Black-Scholes option pricing model involves the use of several significant estimates such as the expected life of the underlying convertible note payable, expected share price volatility, dividend yield, and risk-free interest rate. Given the significant estimates involved in estimating the fair value of its derivative liabilities, the related audit effort in evaluating management’s estimates in determining the fair value of derivative liabilities required a high degree of auditor judgment. We obtained an understanding over the Company’s process to estimate the fair value of derivative liabilities, including how the Company develops each of the estimates required to utilize the Black-Scholes option-pricing model. We applied the following audit procedures related to testing the Company’s estimates utilized in the Black-Scholes option pricing model:

○	We reviewed the Company’s dividend history noting the Company has not issued dividends historically and management indicated that no future dividends were currently anticipated.

○	We compared the Company’s risk-free interest rate used to the comparable Canadian three-year bond yield for a term comparable to the expected term of the convertible notes payable.

○	We recalculated the Company’s historical share price volatility for a term comparable to the expected term of the convertible notes payable.

○	We recalculated the expected term of underlying convertible note agreement using the simplified method.

We have served as Grown Rogue International Inc.’s auditor since 2021.

Dallas, Texas

April 29, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS

Grown Rogue International Inc.

Consolidated Statements of Financial Position

Expressed in United States Dollars

	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
ASSETS
Current assets
Cash	6,804,579	8,858,247	1,582,384
Accounts receivable (Note 18)	1,642,990	2,109,424	1,643,959
Biological assets (Note 3)	1,723,342	1,566,822	1,199,519
Inventory (Note 4)	5,021,290	4,494,257	3,131,877
Prepaid expenses and other assets	420,336	392,787	352,274
Total current assets	15,612,537	17,421,537	7,910,013
Property and equipment (Note 8)	8,820,897	8,753,266	7,734,901
Notes receivable (Notes 6.2.1 and 6.2.2)	2,449,122	1,430,526	-
Warrants asset (Note 13.2)	1,761,382	1,361,366	-
Intangible assets and goodwill (Note 9)	725,668	725,668	725,668
Deferred tax assets (Note 20)	246,294	470,358	-
TOTAL ASSETS	29,615,900	30,162,721	16,370,582

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	1,358,962	2,359,750	1,821,875
Current portion of lease liabilities (Note 7)	925,976	824,271	1,025,373
Current portion of long-term debt (Note 10)	780,358	1,285,604	1,769,600
Business acquisition consideration payable (Note 5)	360,000	360,000	360,000
Unearned revenue	-	-	28,024
Derivative liability (Notes 11.1.1, 11.2 and 11.2.1)	7,471,519	7,808,500	-
Income tax payable	873,388	366,056	311,032
Total current liabilities	11,770,203	13,004,181	5,315,904
Lease liabilities (Note 7)	1,972,082	2,094,412	1,275,756
Long-term debt (Note 10)	82,346	102,913	839,222
Convertible debentures (Notes 11.1, 11.2 and 11.2.1)	2,459,924	2,412,762	-
TOTAL LIABILITIES	16,284,555	17,614,268	7,430,882

EQUITY
Share capital (Note 12)	24,593,422	24,539,422	21,858,827
Shares issuable (Note 12)	-	-	35,806
Contributed surplus (Notes 13 and 14)	8,186,297	8,081,938	6,505,092
Accumulated other comprehensive loss	(108,069)	(114,175	(109,613)
Accumulated deficit	(20,353,629)	(20,996,449	(21,356,891)
Equity attributable to shareholders	12,318,021	11,564,736	6,933,221
Non-controlling interest (Note 23)	1,013,324	983,717	2,006,479
TOTAL EQUITY	13,331,345	12,548,453	8,939,700
TOTAL LIABILITIES AND EQUITY	29,615,900	30,162,721	16,370,582

Commitments and contingencies (Note 24)

Subsequent events (Note 26)

The accompanying notes form an integral part of these consolidated financial statements.

Grown Rogue International Inc.

Consolidated Statements of Comprehensive Income (Loss)

Expressed in United States Dollars

	Two months ended December 31,	Years ended October 31,
	2023	2023	2022	2021
	$	$	$	$
Revenue
Product sales (Note 2.6.1)	3,542,037	22,424,169	17,757,283	9,034,618
Service revenue (Note 2.6.2)	96,050	929,016	-	344,055
Total revenue	3,638,087	23,353,185	17,757,283	9,378,673

Cost of goods sold
Cost of finished cannabis inventory sold	(1,404,323)	(11,155,676)	(9,227,439)	(3,997,617)
Cost of service revenues	(89,210)	(308,641)	-	(154,353)
Gross profit, excluding fair value items	2,144,554	11,888,868	8,529,844	5,226,703
Realized fair value loss amounts in inventory sold	(460,647)	(2,573,151)	(3,685,338)	(950,461)
Unrealized fair value gain on growth of biological assets	686,867	3,355,797	3,278,572	1,824,226
Gross profit	2,370,774	12,671,514	8,123,078	6,100,468
Expenses
Accretion expense	216,493	1,026,732	491,781	949,811
Amortization of property and equipment	186,415	578,641	750,916	180,015
General and administrative	1,437,353	6,465,877	5,852,236	3,983,250
Share-based compensation	104,359	346,113	70,996	280,819
Total expenses	1,944,620	8,417,363	7,165,929	5,398,892
Income from operations	426,154	4,254,151	957,149	701,576
Other income and (expense)
Interest expense	(69,164)	(370,616)	(402,239)	(197,632)
Other income (expense)	49,678	441,487	(3,432)	(17,072)
Gain on debt settlement	-	-	453,858	141,180
Loss on settlement on non-controlling interest	-	-	-	(189,816)
Unrealized loss on marketable securities	-	-	(333,777)	(35,902)
Unrealized gain (loss) on derivative liability	336,981	(4,563,498)	-	(1,258,996)
Unrealized gain on warrants asset	400,016	129,113	-	-
Loss on disposal of property and equipment	(87,699)	(182,025)	(6,250)	(7,542)
Total other expense, net	629,812	(4,545,539)	(291,840)	(1,565,780)
Income (loss) from operations before taxes	1,055,966	(291,388)	665,309	(864,204)
Income tax (Note 20)	(383,539)	(370,932)	(245,358)	(150,543)
Net income (loss)	672,427	(662,320)	419,951	(1,014,747)
Other comprehensive income (items that may be subsequently reclassified to profit and loss):
Currency translation gain (loss)	6,106	(4,562)	(19,235)	(78,181)
Total comprehensive income (loss)	678,533	(666,882)	400,716	(1,092,928)
Gain (loss) per share attributable to shareholders – basic	0.00	(0.00)	0.00	(0.02)
Weighted average shares outstanding – basic	182,005,886	172,708,792	169,193,812	135,231,802
Gain (loss) per share attributable to shareholders – diluted	0.00	(0.00)	0.00	(0.02)
Weighted average shares outstanding – diluted	214,046,728	172,708,792	169,193,812	135,231,802

Net income (loss) for the year attributable to:
Non-controlling interest	29,607	(129,279)	(27,507)	1,395,558
Shareholders	642,820	(533,041)	447,458	(2,410,305)
Net income (loss)	672,427	(662,320)	419,951	(1,014,747)

Comprehensive income (loss) for the year attributable to:
Non-controlling interest	29,607	(129,279)	(27,507)	1,395,558
Shareholders	648,926	(537,603)	428,223	(2,488,486)
Total comprehensive income (loss)	678,533	(666,882)	400,716	(1,092,928)

The accompanying notes form an integral part of these consolidated financial statements.

Grown Rogue International Inc.

Consolidated Statements of Changes in Equity

Expressed in United States Dollars

	Number of common shares	Share capital	Shares issuable	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$	$
Balance - October 31, 2023	182,005,886	24,593,422	-	8,081,938	(114,175)	(20,996,449)	983,717	12,548,453
Stock option vesting expense	-	-	-	104,359	-	-	-	104,359
Currency translation gain	-	-	-	-	6,106	-	-	6,106
Net income	-	-	-	-	-	642,820	29,607	672,427
Balance – December 31, 2023	182,005,886	24,593,422	-	8,186,297	(108,069)	(20,353,629)	1,013,324	13,331,345

	Number of common shares	Share capital	Shares issuable	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$	$
Balance - October 31, 2022	170,632,611	21,858,827	35,806	6,505,092	(109,613)	(21,356,891)	2,006,479	8,939,700
Issuance of shares underlying shares issuable (Note 12.1)	200,000	35,806	(35,806)	-	-	-	-	-
Stock option vesting expense	-	-	-	344,593	-	-	-	344,593
Currency translation loss	-	-	-	-	(4,562)	-	-	(4,562)
Exercise of option to acquire 87% of Canopy membership units	-	-	-		-	893,483	(893,483)	-
Goodness Growth warrants swap	-	-	-	1,232,253	-	-	-	1,232,253
Settlement of convertible debentures for common shares (Note 11.1.1)	11,173,275	2,698,789	-		-	-		2,698,789
Net loss	-	-	-	-	-	(533,041)	(129,279)	(662,320)
Balance – October 31, 2023	182,005,886	24,593,422	-	8,081,938	(114,175)	(20,996,449)	983,717	12,548,453

The accompanying notes form an integral part of these consolidated financial statements.

Grown Rogue International Inc.

Consolidated Statements of Changes in Equity

Expressed in United States Dollars

	Number of common shares	Share capital	Shares issuable	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$	$
Balance - October 31, 2021	156,936,876	20,499,031	74,338	6,407,935	(90,378)	(21,804,349)	2,033,986	7,120,563
Shares issued for employment, director, and consulting services (Note 12.4)	529,335	59,796	(38,532)	-	-	-	-	21,264
Private placement of shares (Note 12.5)	13,166,400	1,300,000	-	-	-	-	-	1,300,000
Stock option vesting	-	-	-	97,157	-	-	-	97,157
Currency translation loss	-	-	-	-	(19,235)	-	-	(19,235)
Net income (loss)	-	-	-	-		447,458	(27,507)	419,951
Balance – October 31, 2022	170,632,611	21,858,827	35,806	6,505,092	(109,613)	(21,356,891)	2,006,479	8,939,700

The accompanying notes form an integral part of these consolidated financial statements.

	Number of common shares	Share capital	Shares issuable	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$	$
Balance - October 31, 2020	107,782,397	14,424,341	-	4,070,264	(12,197)	(19,394,044)	(33,383)	(945,019)
Shares issued for employment, director, and consulting services (Note 12.6)	534,294	95,294	-	-	-	-	-	95,294
Shares issuable for employment, director and consulting services	-	-	38,532	-	-	-	-	38,532
Shares issued pursuant to private placement (Notes 12.7)	10,231,784	1,225,000	-	-	-	-	-	1,225,000
Expenses of non-brokered private placement (Note 12.7)	-	(15,148)	-	-	-	-	-	(15,148)
Shares issued to extend payment due date (Note 12.8)	25,000	2,103	-	-	-	-	-	2,103
Shares payments towards acquisition of Golden Harvests and extend due date (Note 12.10)	600,000	107,461	-	-	-	-	-	107,461
Shares issuable for consideration for acquisition of Golden Harvests (Note 5)	-	-	35,806	-	-	-	-	35,806
Shares issued to partner creditor (Note 12.9)	400,000	36,310	-	-	-	-	-	36,310
Shares and warrants issued pursuant to brokered private placement of Special Warrants (Notes 12.11)	23,162,579	3,738,564	-	-	-	-	-	3,738,564
Expenses of brokered private placement of Special Warrants (Note 12.11)	-	(485,722)	-	-	-	-	-	(485,722)
Broker and advisory warrants issued pursuant to Special Warrant financing (Notes 12.11)	-	(210,278)	-	210,278	-	-	-	-
Settlement of convertible debentures for cash and common shares (Note 12.12)	10,488,884	916,290	-	1,883,731	-	-	-	2,800,021
Issuance of non-controlling interest in subsidiary for cash	-	-	-	(475,000)	-	-	475,000	-
Purchase of non-controlling interest in subsidiary	3,711,938	664,816		475,000	-	-	(475,000)	664,816
Change in ownership interests in subsidiaries	-	-	-	-	-	-	671,811	671,811
Stock option vesting expense	-	-	-	243,662	-	-	-	243,662
Currency translation adjustment	-	-	-	-	(78,181)	-	-	(78,181)
Net income (loss)	-	-	-	-	-	(2,410,305)	1,395,558	(1,014,747)
Balance - October 31, 2021	156,936,876	20,499,031	74,338	6,407,935	(90,378)	(21,804,349)	2,033,986	7,120,563

Grown Rogue International Inc.

Consolidated Statements of Cash Flows

Expressed in United States Dollars

	Two months ended December 31,	Years ended October 31,
	2023	2023	2022	2021
	$	$	$	$
Operating activities
Net income (loss)	672,427	(662,320)	419,951	(1,014,747)
Adjustments for non-cash items in net income (loss)
Amortization of property and equipment	186,415	578,641	750,916	180,015
Amortization of property and equipment included in costs of inventory sold	209,985	1,757,672	1,102,688	733,655
Amortization of intangible assets	-	-	-	4,997
Unrealized fair value gain on growth of biological assets	(686,867)	(3,355,797)	(3,278,572)	(1,824,226)
Realized fair value loss amounts in inventory sold	460,647	2,573,151	3,685,338	950,461
Deferred income taxes	224,064	(470,358)	-	-
Share-based compensation	-	-	21,264	170,136
Stock option expense	104,359	344,593	96,649	243,662
Accretion expense	216,493	1,026,732	491,781	949,811
Gain on debt settlement	-	-	(455,674)	-
Loss on disposal of property and equipment	87,699	182,025	6,250	7,542
Unrealized loss on marketable securities	-	-	333,777	35,902
Unrealized (gain) loss on fair value of derivative liability	(336,981)	4,563,498	-	1,258,996
Unrealized gain on warrants asset	(400,016)	(129,113)	-	-
Loss on acquisition of non-controlling interest paid in shares	-	-	-	189,816
Currency translation gain (loss)	6,106	(2,210)	918	7,233
Noncash Items In Net Loss	744,331	6,406,514	3,175,286	1,893,253
Changes in non-cash working capital (Note 15)	(513,222)	(677,163)	(1,171,111)	(2,131,714)
Net cash provided by (used in) operating activities	231,109	5,729,351	2,004,175	(238,461)

Investing activities
Purchase of property and equipment and intangibles	(126,690)	(1,456,782)	(1,111,283)	(2,047,136)
Net cash acquired	-	-	-	76,128
Payment of acquisition payable	-	-	(2,000)	(6,000)
Other investment	-	-	-	(750,000)
Cash advances and loans made to other parties	(1,018,596)	(1,430,526)	-
Net cash used in investing activities	(1,145,286)	(2,887,308)	(1,113,283)	(2,727,008)

Financing activities
Third party investment in subsidiary	-	-	-	475,000
Proceeds from convertible debentures	-	8,000,000	-	-
Proceeds from long-term debt	-	-	100,000	1,125,000
Proceeds from private placement	-	-	1,300,000	1,225,000
Proceeds from brokered private placement	-	-	-	3,738,564
Payment of equity and debenture issuance costs	-	-	-	(500,870)
Repayment of long-term debt	(568,166)	(1,631,830)	(732,803)	(507,715)
Repayment of convertible debentures	(126,978)	(261,006)	-	(1,312,722)
Payments of lease principal	(444,347)	(1,673,344)	(1,089,738)	(380,543)
Net cash provided by (used in) financing activities	(1,139,491)	4,433,820	(422,541)	3,861,714

Change in cash	(2,053,668)	7,275,863	468,351	896,245
Cash, beginning	8,858,247	1,582,384	1,114,033	217,788
Cash, ending	6,804,579	8,858,247	1,582,384	1,114,033

The accompanying notes form an integral part of these consolidated financial statements.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

1.	CORPORATE INFORMATION AND DEFINED TERMS

1.1	Corporate Information

These consolidated financial statements for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021, include the accounts of Grown Rogue International Inc. and its subsidiaries. The registered office is located at 40 King St W Suite 5800, Toronto, ON M5H 3S1.

Grown Rogue International Inc.’s subsidiaries and ownership thereof are summarized in the table below.

Company	Ownership	Defined Term
Grown Rogue International Inc.	100% owner of GR Unlimited	The “Company”
Grown Rogue Unlimited, LLC	100% by the Company	“GR Unlimited”
Grown Rogue Gardens, LLC	100% by GR Unlimited	“GR Gardens”
GRU Properties, LLC	100% by GR Unlimited	“GRU Properties”
GRIP, LLC	100% by GR Unlimited	“GRIP”
Grown Rogue Distribution, LLC	100% by GR Unlimited	“GR Distribution”
GR Michigan, LLC	87% by GR Unlimited	“GR Michigan”
Canopy Management, LLC	87% by GR Unlimited	“Canopy”
Golden Harvests LLC	60% by Canopy	“Golden Harvests”

The Company is primarily engaged in the business of growing and selling cannabis products. The primary cannabis product produced and sold is cannabis flower.

1.2	Defined Terms

Term	Defined Term	Reference
General terms:
International Financial Reporting Standards	“IFRS”
International Accounting Standards	“IAS”
International Accounting Standards Board	“IASB”
International Financial Reporting Interpretations Committee	“IFRIC”
United States	“U.S.”
United States dollar	“U.S. dollar”
Fair value less costs to sell	“FVLCTS”
Fair value through profit or loss	“FVTPL”
Fair value through other comprehensive income	“FVOCI”
Other comprehensive income	“OCI”
Solely payments of principal and interest	“SPPI”
Expected credit loss	“ECL”
Cash generating unit	“CGU”
Internal Revenue Code	“IRC”
U.S. Securities and Exchange Commission	“SEC”
Securities Exchange Act of 1934	“1934 Act”
Federal Deposit Insurance Corporation	“FDIC”

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Term	Defined Term	Reference
Terms related to the Company’s locations:
Outdoor grow property located in Trail, Oregon leased from CEO	“Trail”
Outdoor post-harvest facility located in Medford, Oregon leased from CEO	“Lars”

Terms related to officers and directors of the Company:
President & Chief Executive Officer	“CEO”
Chief Financial Officer	“CFO”
Senior Vice President of GR Unlimited	“SVP”
Chief Operating Officer (position eliminated in December 2021)	“COO”
Michigan General Manager	“GM”

Terms related to transactions with High Street Capital Partners, LLC:
High Street Capital Partners, LLC	“HSCP”	Note 6.1
Agreement of the Company to acquire substantially all of the assets of the growing and retail operations of HSCP	“HSCP Transaction”	Note 6.1
Management Services Agreement with HSCP	“HSCP MSA”	Note 6.1
Secured promissory note payable with a principal sum of $1,250,000	“Secured Promissory Note”	Notes 6.1, 10.1
Principal Payment of $500,000 due to HSCP on May 1, 2023	“First Principal Payment”	Note 10.1

Terms related to transactions with Plant-Based Investment Corp.:
Plant-Based Investment Corp., formerly related party	“PBIC”
Unsecured promissory note agreement with PBIC of September 9, 2021	“PBIC Note”	Note 10.2
The Company’s sun-grown A-flower 2021 harvest, defined in the PBIC Note	“Harvest”	Note 10.2
The Company’s former ownership of 2,362,204 shares of PBIC	“PBIC Shares”	Note 10.2
2766923 Ontario Inc., receiver of PBIC Shares from the Company as part of the settlement of the PBIC Note	“Creditor”	Note 10.2

Terms related to Convertible Debentures issued in December 2022:
Convertible debentures with aggregate principal amount of $2,000,000 issued in December 2022	“December Convertible Debentures”	Note 11.1
Purchasers of Convertible Debentures	“Purchasers”	Note 11.1
6,716,499 warrants issued to the Purchasers	“December Warrants”	Note 11.1

Terms related to Convertible Debentures issued in July 2023:
Convertible debentures with aggregate principal amount of $5,000,000 issued in July 2023	“July Convertible Debentures”	Note 11.2
Subscribers of Convertible Debentures	“Subscribers”	Note 11.2
13,737,500 warrants issued to the Subscribers	“July Warrants”	Note 11.2

Terms related to Convertible Debentures issued in August 2023:
Convertible debentures with aggregate principal amount of $1,000,000 issued in August 2023	“August Convertible Debentures”	Note 11.2.1
Subscribers of Convertible Debentures	“Subscribers”	Note 11.2.1

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Term	Defined Term	Reference
Terms related to December 2021 non-brokered private placement of common shares:
Non-brokered private placement of common shares (“Private Placement”) for total gross proceeds of $1,300,000	“Private Placement”	Note 12.3

Terms related to March 2021 brokered private placement of special warrants:
Agent for March 2021 brokered private placement of special warrants	“Agent”	Note 13.1
March 2021 brokered private placement of special warrants	“Offering”
An aggregate of 1,127,758 broker warrants of the Company	“Broker Warrants”	Note 13.1
Compensation options, resulting from exercise of Broker Warrants	“Compensation Options”	Note 13.1
Warrants for consideration of advisory services issued to the Agent	“Advisory Warrants”	Note 13.1
The Broker Warrants and Advisory Warrants referred to collectively	“Agent Warrants”	Note 13.1
One unit of the Company resulting from exercise of a Compensation Option, comprised of one common share and one common share purchase warrant	“Compensation Unit”	Note 13.1
Warrant resulting from Compensation Option	“Compensation Warrant”	Note 13.1

Terms related to consulting agreement with Goodness Growth
Goodness Growth Holdings, Inc. (CSE: GDNS; OTCQX: GDNSF)	“Goodness Growth”	Note 13.2
The consulting agreement under which the Company provides services to Goodness Growth	“Consulting Agreement”	Note 13.2
Volume weighted average price	“VWAP”	Note 13.2

Terms related to Iron Flag, LLC secured draw down promissory note
Iron Flag, LLC	“Iron Flag”	Note 6.2.1
ABCO Garden State, LLC	“ABCO”	Note 6.2.1
New Jersey Cannabis Regulatory Commission	“CRC”	Note 6.2.1
Secured draw down promissory note	“Iron Flag Promissory Note”	Note 6.2.1

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

2.	SIGNIFICANT ACCOUNTING POLICIES AND JUDGMENTS

2.1	Statement of Compliance

The Company’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB and interpretations of the IFRIC. These consolidated financials are filed on the system for electronic document analysis and retrieval (SEDAR+).

The Board of Directors authorized the issuance of these consolidated financial statements on April 29, 2024.

The principal accounting policies adopted in the preparation of these consolidated financial statements are set forth below.

2.2	Basis of Consolidation

The subsidiaries are those companies controlled by the Company, as the Company is exposed, or has rights, to variable returns from its involvement with the subsidiaries and has the ability to affect those returns through its power over the subsidiaries by way of its ownership and rights pertaining to the subsidiaries. The financial statements of subsidiaries are included in these consolidated financial statements from the date that control commences until the date control ceases. All intercompany balances and transactions have been eliminated upon consolidation.

2.3	Basis of Measurement

These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments and biological assets, which are measured at fair value as described herein.

2.4	Change in Fiscal Year End

On January 29, 2024, the Company’s Board of Directors approved a change in the Company’s fiscal year end from October 31 to December 31, effective immediately. As a result of this change, the Company is filing this Transition Report on Form 20-F (“Transition Report”) for the two month transition period ended December 31, 2023.

2.5	Functional and Presentation Currency

The Company’s functional currency is the Canadian dollar, and the functional currency of its subsidiaries is the United States dollar. These consolidated financial statements are presented in U.S. dollars.

Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates prevailing at the end of the reporting period. All exchange gains and losses are included in the consolidated statements of comprehensive income (loss).

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Company are expressed in U.S. Dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income (loss) and reported as currency translation reserve in shareholders’ equity.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which, in substance, is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income (loss).

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

2.6	Revenue

Revenue is recognized when performance obligations under the terms of a contract with a customer are satisfied, which is upon the transfer of control of the contracted goods or provision of contracted services. Control of goods is transferred when title and physical possession of the contracted goods have been transferred to the customer, which is determined by the shipping terms and certain additional considerations. The Company does not have performance obligations subsequent to the transfer of title and physical possession of the contracted goods.

2.6.1	Revenues From Sales of Goods

Revenues from sales of goods are recognized when the transfer of ownership to the customer has occurred and the customer has accepted the product.

2.6.2	Service Revenue

Revenues from services are recognized when services have been provided, the income is determinable, and collectability is reasonably assured. The Company’s contract terms do not include a provision for significant post-service delivery obligations. On May 24, 2023, GR Unlimited entered into the Consulting Agreement with Goodness Growth. Under the Consulting Agreement, GR Unlimited supports Goodness Growth in the optimization of its cannabis flower products, with a particular focus on improving the quality and yield of top-grade “A” cannabis flower across its various operating markets, starting with Maryland and Minnesota. The Consulting Agreement and amendments to the Consulting Agreement provide for service revenue earned to be calculated beginning January 2023. Also see Note 13.2 for further discussion on the terms of the Consulting Agreement.

2.7	Inventory

Inventory is valued at the lower of cost and net realizable value. The capitalized cost for produced inventory includes the direct and indirect costs initially capitalized to biological assets before the transfer to inventory. The capitalized cost also includes subsequent costs such as materials, labor, depreciation and amortization expense on equipment involved in packaging, labelling and inspection. The total cost of inventory also includes the fair value adjustment which represents the fair value of the biological asset at the time of harvest and which is transferred from biological asset costs to inventory upon harvest. All direct and indirect costs related to inventory are capitalized as they are incurred; these costs are recorded ‘Cost of finished cannabis inventory sold’ on the consolidated statements of comprehensive income (loss) at the time cannabis is sold. The realized fair value amounts included in inventory sold are recorded as a separate line on the consolidated statements of comprehensive income (loss).

2.8	Cost of Finished Cannabis Inventory Sold

Cost of finished cannabis inventory sold includes the value of inventory sold, excluding the fair value adjustment carried from biological assets into inventory. Cost of finished cannabis inventory sold also includes the value of inventory write downs.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

2.9	Biological Assets

Biological assets are measured at fair value. The Company’s biological assets consist of cannabis plants. The Company capitalizes all the direct and indirect costs as incurred related to the biological transformation of the biological assets between the point of initial recognition and the point of harvest, including direct costs, indirect costs, allocated fixed and variable overheads, and depreciation and amortization of equipment used to grow plants through the harvest of the plants. Before planting, the capitalized costs approximate fair value. After planting, fair value is estimated at the fair value of the market sales price of the finished product less costs to complete. Subsequent to harvest, the recognized biological asset amount becomes the cost basis of finished goods inventory. Unrealized gains or losses arising from changes in fair value less costs to sell during the period are included in the consolidated statements of income (loss) as ‘Unrealized fair value gain on growth of biological assets.’ After sale, the amount of ‘Unrealized fair value gain on growth of biological assets’ sold is recognized as ‘Realized fair value amounts in inventory sold’.

2.10	Income (Loss) per Share

Basic income (loss) per share is calculated by dividing the income (loss) attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the income (loss) attributable to common shareholders equals the reported income (loss) attributable to owners of the Company. Diluted income (loss) per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted income (loss) per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period.

2.11	Accounts Payable and Accrued Liabilities

Liabilities are recognized for amounts to be paid in the future for goods or services received, whether billed by the supplier or not. Provisions are recognized when the Company has an obligation (legal or constructive) arising from a past event, and the costs to settle this obligation are both probable and able to be reliably measured.

2.12	Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are members of key management, subject to common control, or can exert significant influence over the company. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

2.13	Property and Equipment

Property and equipment are stated at cost less accumulated amortization and accumulated impairment losses, if any. Costs include borrowing costs for assets that require a substantial period of time to become ready for use.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Amortization is recognized so as to recognize the cost of assets less their residual values over their useful lives, using the straight-line method. Amortization begins when an asset is available for use, meaning that it is in the location and condition necessary for it to be used in the manner intended by management. The estimated useful lives, residual values and method of amortization are reviewed at each period end, with the effect of any changes in estimated useful lives and residual values accounted for on a prospective basis.

The Company capitalizes costs incurred to construct assets; when such assets are not available for use as intended by management, amortization expense is not recorded until constructed assets are placed into service.

Amortization is calculated applying the following useful lives:

Furniture and fixtures	7-10	years on a straight-line basis
Computer and office equipment	3-5	years on a straight-line basis
Production equipment and other	5-10	years on a straight-line basis
Leasehold improvements	1-40	years on a straight-line basis

The carrying values of property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. If any such indication exists, and where the carrying values exceed the estimated recoverable amount, the assets are written down to their recoverable amount, being the higher of their fair value less costs of disposal and their value in use. Fair value is the price at which the asset could be bought or sold in an orderly transaction between market participants. In assessing value in use, the estimated cash flows are discounted to their present value using a pre tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the asset.

Right-of-use leased assets are measured at cost, which is calculated as the amount of the initial measurement of lease liability plus any lease payments made at or before the commencement date, any initial direct costs and related restoration costs. The right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the useful life of the underlying asset. Depreciation is recognized from the commencement date of the lease.

2.14	Impairment of Long-Lived Assets

For all long-lived assets, except for intangible assets with indefinite useful lives and intangible assets not yet available for use, the Company reviews its carrying amount at the end of each reporting period to determine whether there is any indication that those assets have suffered an impairment loss. Where such impairment exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the greater of fair value less costs of disposal and value in use. In assessing value in use, estimated future cash flows are discounted to their present value using a pretax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses are recognized in profit or loss.

Impairment losses may be reversed in a subsequent period where the impairment no longer exists or has decreased. The carrying amount after a reversal must not exceed the carrying amount (net of depreciation) that would have been determined had no impairment loss been recognized. A reversal of impairment loss is recognized in profit or loss.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

2.15	Share-based Compensation

2.15.1	Share Based Payment Transactions

Transactions with non-employees that are settled in equity instruments of the Company are measured at the fair value of the goods or services rendered. In situations where the fair value of the goods or services received by the entity as consideration cannot be reliably measured, transactions are measured at fair value of the equity instruments granted. The fair value of the share-based payments is recognized together with a corresponding increase in equity over a period that services are provided, or goods are received.

2.15.2	Equity Settled Transactions

The costs of equity settled transactions with employees are measured by reference to the fair value of the equity instruments at the date on which they are granted, using the Black Scholes option pricing model.

The costs of equity settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative cost is recognized for equity settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized at the beginning and end of that period and the corresponding amount is represented in contributed surplus. No expense is recognized for awards that do not ultimately vest.

2.14.3	Share Issuance Costs

Costs incurred in connection with the issuance of equity are netted against the proceeds received net of tax. Costs related to the issuance of equity and incurred prior to issuance are recorded as deferred equity issuance costs and subsequently netted against proceeds when they are received.

2.16	Income Taxes

Tax expense includes current and deferred tax. This expense is recognized in profit or loss, except for income tax related to the components of other comprehensive income (loss) or equity, in which case the tax expense is recognized in other comprehensive income (loss) or equity respectively.

Current tax assets and liabilities are obligations or claims for the current and prior periods to be recovered from (or paid to) taxation authorities that are still outstanding at the end of the reporting period. Current tax is computed on the basis of tax profit which differs from net profit. Income taxes are calculated using tax rates and laws enacted or substantively enacted at the end of the reporting period.

Deferred tax is recognized based on temporary differences between the carrying amount and the tax basis of the assets and liabilities. Any change in the net amount of deferred tax assets and liabilities is included in profit or loss. Deferred tax assets and liabilities are determined based on enacted or substantively enacted tax rates and laws that are expected to apply to taxable profit for the periods in which the assets and liabilities will be recovered or settled. Deferred tax assets are recognized when it is likely they will be realized. Deferred tax assets and liabilities are not discounted.

The Company recognizes a deferred tax asset or liability for all deductible temporary differences arising from equity securities of subsidiaries, unless it is probable that the temporary difference will not reverse in the foreseeable future and the Company is able to control the timing of the reversal.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

2.17	Financial Instruments

2.17.1	Financial Assets

Initial Recognition

The Company initially recognizes financial assets at fair value on the date that the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

Classification and measurement

Under IFRS 9 - Financial Instruments, financial assets are initially measured at fair value. In the case of a financial asset not categorized as FVTPL, transaction costs are included. Transaction costs of financial assets carried at FVTPL are expensed in net income (loss).

Subsequent classification and measurement of financial assets depends on the Company’s business objective for managing the asset and the cash flow characteristics of the asset:

-	Amortized cost – Financial assets held for collection of contractual cash flows that meet the SPPI test are measured at amortized cost. Interest income is recognized as Other income (expense) in the financial statements, and gains/losses are recognized in net income (loss) when the asset is derecognized or impaired.

-	FVOCI – Financial assets held to achieve a particular business objective other than short term trading are designated at FVOCI. IFRS 9 also provides the ability to make an irrevocable election at initial recognition of a financial asset, on an instrument by instrument basis, to designate an equity investment that would otherwise be classified as FVTPL and that is neither held for trading nor contingent consideration arising from a business combination to be classified as FVOCI. There is no recycling of gains or losses through net income (loss). Upon derecognition of the asset, accumulated gains or losses are transferred from OCI directly to Deficit.

-	FVTPL – Financial assets that do not meet the criteria for amortized cost or FVOCI are measured at FVTPL.

2.17.2	Financial Liabilities

The Company initially recognizes financial liabilities at fair value on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The subsequent measurement of financial liabilities is determined based on their classification as follows:

-	FVTPL – Derivative financial instruments entered into by the Company that do not meet hedge accounting criteria are classified as FVTPL. Gains or losses on these types of financial liabilities are recognized in net income (loss).

-	Amortized cost – All other financial liabilities are classified as amortized cost using the effective interest method. Gains and losses are recognized in net income (loss) when the liabilities are derecognized as well as through the amortization process.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

The following table summarizes the original measurement categories for each class of the Company’s financial assets and financial liabilities:

Asset/Liability	Classification
Accounts receivable	Amortized cost
Cash and cash equivalents	Amortized cost
Marketable securities	FVTPL
Warrants asset	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Long-term debt	Amortized cost
Interest payable	Amortized cost
Convertible debentures	Amortized cost
Derivative liabilities	FVTPL

Impairment

IFRS 9 introduces a three-stage ECL model for determining impairment of financial assets. The expected credit loss model does not require the occurrence of a triggering event before an entity recognizes credit losses. IFRS 9 requires an entity to recognize expected credit losses upon initial recognition of a financial asset and to update the quantum of expected credit losses at the end of each reporting period to reflect changes to credit risk of the financial asset. The adoption of the ECL model did not have a material impact on the Company’s financial statements.

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

2.18	Business Combinations

A business combination is a transaction or event in which the acquirer obtains control of one or more businesses and is accounted for using the acquisition method. The total consideration paid for the acquisition is the aggregate of the fair values of assets acquired, liabilities assumed, and equity instruments issued in exchange for control of the acquiree at the acquisition date. The acquisition date is the date when the Company obtains control of the acquiree. The identifiable assets acquired and liabilities assumed are recognized at their acquisition date fair values, except for deferred taxes and share-based payment awards where IFRS provides exceptions to recording the amounts at fair values. Goodwill represents the difference between total consideration paid and the fair value of the net identifiable assets acquired. Acquisition costs incurred are expensed within the consolidated statements of comprehensive income (loss).

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Contingent consideration is measured at its acquisition date fair value and is included as part of the consideration transferred in a business combination, subject to the applicable terms and conditions. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9 Financial Instruments with the corresponding gain or loss recognized in profit or loss.

Based on the facts and circumstances that existed at the acquisition date, management will perform a valuation analysis to allocate the purchase price based on the fair values of the identifiable assets acquired and liabilities assumed on the acquisition date. Management has one year from the acquisition date to confirm and finalize the facts and circumstances that support the finalized fair value analysis and related purchase price allocation. Until such time, these values are provisionally reported and are subject to changed. Changes to fair values and allocations are retrospectively adjusted in subsequent periods.

In determining the fair value of all identifiable assets acquired and liabilities assumed, the most significant estimates generally relate to contingent consideration and intangible assets. Management exercises judgment in estimating the probability and timing of when earn-out milestones are expected to be achieved, which is used as the basis for estimating fair value. Identified intangible assets are fair valued using appropriate valuation techniques which are generally based on a forecast of the total expected future net cash flows of the acquiree. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied.

Acquisitions that do not meet the definition of a business combination are accounted for as asset acquisitions. Consideration paid for an asset acquisition is allocated to the individual identifiable assets acquired and liabilities assumed based on their relative fair values. Asset acquisitions do not give rise to goodwill.

Management exercises judgment in determining the entities that it controls for consolidation and associated non-controlling interests. For financial reporting purposes, an entity is considered controlled when the Company has power over an entity and its ability to affect its economic return from the entity. The Company has power over an entity when it has existing rights that give it the ability to direct the relevant activities which can significantly affect the investee’s returns. Such power can result from contractual arrangements. However, certain contractual arrangements contain rights that are designed to protect the Company’s interest, without direct equity ownership in the entity, in which case non-controlling interests are recognized.

2.19	Intangible Assets and Goodwill

Intangible assets are recorded at cost less accumulated amortization and any impairment losses. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization of definite life intangibles is calculated on a straight-line basis over their estimated useful lives.

Goodwill represents the excess of the purchase price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets acquired. Goodwill is allocated to the CGU or group of CGUs which are expected to benefit from the synergies of the combination. Goodwill is not subject to amortization.

Goodwill and intangible assets with an indefinite life or not yet available for use are tested for impairment annually at year-end, and whenever events or circumstances that make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose all or a portion of a reporting unit. Finite life intangible assets are tested whenever there is an indication of impairment.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Goodwill and indefinite life intangible assets are tested for impairment by comparing the carrying value of each CGU containing the assets to its recoverable amount. Indefinite life intangible assets are tested for impairment by comparing the carrying value of each CGU containing the assets to its recoverable amount. Goodwill is tested for impairment based on the level at which it is monitored by management, and not at a level higher than an operating segment. The Company’s goodwill is allocated to the cannabis operating segment and the U.S. cannabis and hemp-derived market CGU. The allocation of goodwill to the CGUs or group of CGUs requires the use of judgment.

An impairment loss is recognized for the amount by which the CGU’s carrying amount exceeds its recoverable amount. The recoverable amounts of the CGUs’ assets are determined based on either fair value less costs of disposal or value-in-use method. There is a material degree of uncertainty with respect to the estimates of the recoverable amounts of the CGU, given the necessity of making key economic assumptions about the future. Impairment losses recognized in respect of a CGU are first allocated to the carrying value of goodwill, and any excess is allocated to the carrying value of assets in the CGU. Any impairment is recorded in profit and loss in the period in which the impairment is identified. A reversal of an asset impairment loss is allocated to the assets of the CGU on a pro rata basis. In allocating a reversal of an impairment loss, the carrying amount of an asset shall not be increased above the lower of its recoverable amount and the carrying amount that would have been determined had no impairment loss been recognized for the asset in the prior period. Impairment losses on goodwill are not subsequently reversed.

2.20	Adoption of New Accounting Pronouncements

Amendments to IAS 41: Agriculture

As part of its 2018-2020 annual improvements to the standards process of IFRS, the IASB issued amendments to IAS 41 Agriculture. The amendment removes the requirement in paragraph 22 of IAS 41 for entities to exclude taxation cash flow when measuring the fair value of a biological asset using a present value technique. This will ensure consistency with the requirements in IFRS 13 Fair Value Measurement. The amendment is effective for annual reporting periods beginning on or after January 1, 2022. The Company adopted the Amendments to IAS 41 effective November 1, 2022, which did not have a material impact to the Company’s consolidated financial statements.

Amendments to IFRS 9: Financial Instruments

As part of its 2018-2020 annual improvements to the standards process of IFRS, the IASB issued amendments to IFRS 9 Financial Instruments. The amendment clarifies the fees that an entity includes when assessing whether the terms of a new or modified financial liability are substantially different from the terms of the original financial liability. These fees include only those paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf. An entity applies the amendment to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the amendment. The amendment is effective for annual reporting periods beginning on or after January 1, 2022 with earlier adoption permitted. The Company adopted the Amendments to IFRS 9 effective November 1, 2022, which did not have a material impact to the Company’s consolidated financial statements.

Amendments to IAS 37: Onerous Contracts and the Cost of Fulfilling a Contract

The amendment specifies that the ‘cost of fulfilling’ a contract comprises the ‘costs that relate directly to the contract’. Costs that relate directly to a contract can either be incremental costs of fulfilling that contract or an allocation of other costs that relate directly to fulfilling contracts. The amendment is effective for annual periods beginning on or after January 1, 2022 with early application permitted. The Company adopted the amendments to IAS 37 effective November 1, 2022, which did not have a material impact to the Company’s consolidated financial statements.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

2.21	New Accounting Pronouncements

Amendments to IAS 1: Classification of Liabilities as Current or Non-current

The amendment clarifies the requirements relating to determining if a liability should be presented as current or non-current in the statement of financial position. Under the new requirement, the assessment of whether a liability is presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount or timing of recognition. The amendment applies retrospectively for annual reporting periods beginning on or after January 1, 2024. The Company is currently evaluating the potential impact of these amendments on the Company’s consolidated financial statements.

IFRS 17 – Insurance Contracts

IFRS 17 Insurance Contracts establishes the principles for the recognition, measurement, presentation and disclosure of insurance contracts within the scope of the standard. The objective of IFRS 17 is to ensure that an entity provides relevant information that faithfully represents those contracts. The standard is effective for annual periods beginning on or after January 1, 2023. The Company is evaluating the potential impact of this standard on the Company’s consolidated financial statements.

3.	BIOLOGICAL ASSETS

Biological assets consist of cannabis plants, which reflect measurement at FVLCTS. changes in the carrying amounts of biological assets at December 31, 2023, and October 31, 2023, and 2022 are as follows:

	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Beginning balance	1,566,822	1,199,519	1,188,552
Increase in biological assets due to capitalized costs	1,057,764	6,792,298	5,630,863
Change in FVLCTS due to biological transformation	686,867	3,355,797	3,278,572
Transferred to inventory upon harvest	(1,588,111)	(9,780,792)	(8,898,468)
Ending balance	1,723,342	1,566,822	1,199,519

FVLCTS is determined using a model which estimates the expected harvest yield for plants currently being cultivated, and then adjusts that amount for the expected selling price and also for any additional costs to be incurred, such as post-harvest costs.

The following significant unobservable inputs, all of which are classified as level 3 on the fair value hierarchy, were used by management as part of this model:

-	Expected costs required to grow the cannabis up to the point of harvest

-	Estimated selling price per pound

-	Expected yield from the cannabis plants

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

-	Estimated stage of growth – The Company applied a weighted average number of days out of the 60-day growing cycle that biological assets have reached as of the measurement date based on historical evidence. The Company assigns fair value basis according to the stage of growth and estimated costs to complete cultivation.

			Impact of 20% change
	December 31, 2023	October 31, 2023	December 31, 2023	October 31, 2023
Estimated selling price per pound ($/pound)	$938	$945	$335,193	$340,390
Estimated stage of growth (%)	55%	51%	$285,243	$280,663
Estimated flower yield per harvest (pound)	2,972	3,283	$285,243	$280,663

4.	INVENTORY

The Company’s inventory composition is as follows:

	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Raw materials	503,216	501,433	134,926
Work in process	3,979,335	3,677,502	2,735,000
Finished goods	538,739	315,322	261,951
Ending balance	5,021,290	4,494,257	3,131,877

The cost of inventories, excluding changes in fair value, included as an expense and included in cost of goods sold for the transition period ended December 31, 2023, was $1,404,323 (October 31, 2023 - $11,155,676; October 31, 2022 - $9,227,439, October 31, 2021 - $3,997,617).

5.	BUSINESS COMBINATIONS

5.1	Golden Harvests LLC

On May 1, 2021, the Company acquired a controlling 60% interest in Golden Harvests for aggregate consideration of $1,007,719 comprised of 1,025,000 common shares of the Company with a fair value of $158,181 and cash payments of $849,536. Consideration remaining to be paid at the date of these consolidated financial statements included cash payments of $360,000.

Total consideration	Common shares	$
Cash paid	-	479,000
Cash payable	-	370,537
Common shares issued	825,000	122,376
Common shares issued	200,000	35,806
Total	1,025,000	1,007,719

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

During the year ended October 31, 2023, 200,000 common shares with an aggregate fair value of $35,806 were issued.

On December 1, 2021, the Company and the seller of the 60% controlling interest in Golden Harvests agreed to extend the due date of the cash portion of business acquisition consideration payable until December 31, 2024, in exchange for monthly payments at a rate of 18% per annum. The Company may pay all or part of the cash portion of the business acquisition consideration payable prior to December 31, 2024. The following table summarizes the movement in business acquisition consideration payable.

Business acquisition consideration payable	$
Acquisition date fair value	370,537
Payments	(8,000)
Application of prepayments	(4,000)
Accretion	1,463
Balance – December 31, 2023, October 31, 2023, and 2022	360,000

6.	OTHER INVESTMENTS, PURCHASE DEPOSITS AND NOTES RECEIVABLE

6.1	Investment in Assets Sold by HSCP

On February 5, 2021, the Company agreed to acquire substantially all of the assets of the growing and retail operations pursuant to the HSCP Transaction, for an aggregate total of $3,000,000 in consideration, payable in a series of tranches, subject to receipt of all necessary regulatory and other approvals. A payment of $250,000 was to be due at closing and the payment of the remaining purchase price was to depend on the timing of the closing. The Company also executed the HSCP MSA, a management services agreement, pursuant to which the Company agreed to pay $21,500 per month as consideration for services rendered thereunder, until the completion of the HSCP Transaction. In accordance with the MSA, the Company owned all production from the growing assets derived from the growing operations of HSCP, and the Company operated the growing facility of HSCP under the MSA until receipt of the necessary regulatory approvals relating to the acquisition by the Company of HSCP’s growing assets. The Company had no involvement with the retail operations contemplated in the agreement until the HSCP Transaction was completed.

On April 14, 2022, the HSCP Transaction closed with modifications to the original terms: the retail purchase was mutually terminated, and total consideration for the acquisition was reduced to $2,000,000. Upon closing, the Company had paid $750,000 towards the acquisition, and owed a promissory note payable with a principal sum of $1,250,000, which was fully paid during the transition period ended December 31, 2023.

6.2	Notes Receivable

	Note
Changes in notes receivable	6.2.1	6.2.2	Total $
Balance - October 31, 2022	-	-	-
Advances	1,170,101	250,000	1,420,101
Accrued interest	8,758	1,667	10,425
Balance - October 31, 2023	1,178,859	251,667	1,430,526
Advances	982,758	-	982,758
Accrued interest	30,755	5,083	35,838
Balance – December 31, 2023	2,192,372	256,750	2,449,122
Current portion	-	-	-
Non-current portion	2,192,372	256,750	2,449,122

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

6.2.1	Iron Flag Draw Down Promissory Note

On October 4, 2023, the Company announced that it signed a definitive agreement with an option to acquire 70% of ABCO, pending regulatory approval from the CRC. ABCO was granted a conditional cultivation and manufacturing license by the CRC and will receive its annual cultivation license soon. GR Unlimited executed the Iron Flag Promissory Note with ABCO’s affiliate, Iron Flag, to fund tenant improvements and for general working capital at the 50,000 square foot facility leased by ABCO for use in ABCO’s cannabis cultivation operations under construction and estimated to be completed in the second quarter of 2024.

Pursuant to the Iron Flag Promissory Note, GR Unlimited shall make the maximum amount available to Iron Flag, LLC in one or more advances in an aggregate amount not to exceed $4,000,000. Interest on the outstanding principal borrowed shall accrue at a rate of 12.5% per annum commencing with respect to each advance and accruing until the date the standing advances and all accrued interest is paid in full.

As at December 31, 2023, the outstanding balance of the Iron Flag Promissory Note was $2,152,859 (October 31, 2023 - $1,170,101), and the accrued interest receivable was $39,513 (October 31, 2023 - $8,758).

6.2.2	New Jersey Retail Promissory Note

On October 3, 2023, GR Unlimited executed a promissory note and advanced $250,000 to an individual representing the principal amount of the note (the “NJ Retail Promissory Note”). Pursuant to the NJ Retail Promissory Note agreement, interest on the outstanding principal borrowed shall accrue at a rate of 12% per annum provided that, if the extended maturity date of the note is triggered, interest shall accrue on the outstanding balance commencing on the maturity date and ending on the extending maturity date of the promissory note.

As at December 31, 2023, the outstanding balance of the NJ Retail Promissory Note was $250,000 (October 31, 2023 - $250,000), and the accrued interest receivable was $6,750 (October 31, 2023 - $1,667).

Subsequent to the transition period ended December 31, 2023, the Company signed a related definitive agreement on January 16, 2024, to invest in the development of an adult-use dispensary in West New York, New Jersey. Also see subsequent event in note 26.2.

7.	LEASES

The following is a continuity schedule of lease liabilities:

Lease liabilities	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Balance - beginning	2,918,683	2,301,129	2,360,438
Additions	528,980	2,583,661	1,030,429
Disposals	(105,258)	(292,763)	-
Interest expense on lease liabilities	58,361	272,521	243,360
Payments	(502,708)	(1,945,865)	(1,333,098)
Balance - ending	2,898,058	2,918,683	2,301,129
Current portion	925,976	824,271	1,025,373
Non-current portion	1,972,082	2,094,412	1,275,756

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Set out below are undiscounted minimum future lease payments after December 31, 2023:

Total future minimum lease payments ($)
Less than one year	982,881
Between one and five years	2,449,475
Total minimum lease payments	3,432,356
Less amount representing interest	(534,298)
Total	2,898,058

8.	PROPERTY AND EQUIPMENT

	Computer and Office Equipment	Production Equipment and Other	Leasehold Improvements	Right-of- use Assets	Total
	$	$	$	$	$
COST
Balance - October 31, 2021	16,283	511,167	4,978,088	3,328,032	8,833,570
Additions	-	34,690	3,014,807	951,377	4,000,874
Disposals	-	(2,825)	(10,375)	-	(13,200)
Balance - October 31, 2022	16,283	543,032	7,982,520	4,279,409	12,821,244
Additions	-	434,736	990,469	2,583,661	4,008,866
Disposals	-	(3,339)	(3,862)	(599,707)	(606,908)
Balance - October 31, 2023	16,283	974,429	8,969,127	6,263,363	16,223,202
Additions	-	14,109	226,921	528,980	770,010
Disposals	-	(70,198)	(131,646)	(185,826)	(387,670)
Balance - December 31, 2023	16,283	918,340	9,064,402	6,606,517	16,605,542
ACCUMULATED AMORTIZATION
Balance - October 31, 2021	16,283	196,103	2,017,029	861,571	3,090,986
Amortization for the period	-	114,197	706,567	1,181,543	2,002,307
Disposals	-	(895)	(6,055)	-	(6,950)
Balance - October 31, 2022	16,283	309,405	2,717,541	2,043,114	5,086,343
Amortization for the period	-	94,518	1,108,228	1,312,968	2,515,714
Disposals	-	(2,584)	(802)	(128,735)	(132,121)
Balance - October 31, 2023	16,283	401,339	3,824,967	3,227,347	7,469,936
Amortization for the period	-	26,866	197,164	285,392	509,422
Disposals	-	(54,726)	(47,038)	(92,949)	(194,713)
Balance - December 31, 2023	16,283	373,479	3,975,093	3,419,790	7,784,645
NET BOOK VALUE
Balance - October 31, 2022	-	233,627	5,264,979	2,236,295	7,734,901
Balance - October 31, 2023	-	573,090	5,144,160	3,036,016	8,753,266
Balance – December 31, 2023	-	544,861	5,089,309	3,186,727	8,820,897

For the transition period ended December 31, 2023, amortization capitalized into inventory was $323,007 (years ended October 31, 2023 - $1,937,073; October 31, 2022 - $1,251,391) and expensed amortization was $186,415 (years ended October 31, 2023 - $578,641; October 31, 2022 - $750,916; October 31, 2021 - $180,015).

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

9.	INTANGIBLE ASSETS AND GOODWILL

Indefinite lived intangible assets and goodwill	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Balance – beginning	725,668	725,668	399,338
Additions – grower licenses	-	-	326,330
Balance – ending	725,668	725,668	725,668

Additions during the year ended October 31, 2022, resulted from the HSCP Transaction (Note 6.1).

10.	LONG-TERM DEBT

Transactions related to the Company’s long-term debt during the transition period ended December 31, 2023, and the years ended October 31, 2023 and 2022, include the following:

	Note
Movement in long-term debt	10.1	10.2	10.3	10.4	10.5	10.6	10.7	Total $
Balance - October 31, 2021	-	600,572	249,064	280,567	150,000	142,997	786,461	2,209,661
Additions to debt	1,250,000	100,000	-	-	-	-	-	1,350,000
Settlement of debt	-	(706,352)	-	-	-	-	-	(706,352)
Interest accretion	-	5,780	79,046	71,443	-	36,594	295,453	488,316
Debt payments	-	-	(25,000)	(25,000)	(150,000)	(12,500)	(520,303)	(732,803)
Balance - October 31, 2022	1,250,000	-	303,110	327,010	-	167,091	561,611	2,608,822
Interest accretion	-	-	96,985	83,752	-	43,006	187,782	411,525
Debt payments	(900,000)	-	(25,000)	(25,000)	-	(12,500)	(669,330)	(1,631,830)
Balance - October 31, 2023	350,000	-	375,095	385,762	-	197,597	80,063	1,388,517
Interest accretion	-	-	18,355	15,418	-	3,811	4,769	42,353
Debt payments	(350,000)	-	(4,167)	(4,167)	-	(125,000)	(84,832)	(568,166)
Balance - December 31, 2023	-	-	389,283	397,013	-	76,408	-	862,704
Current portion	-	-	348,581	355,369	-	76,408	-	780,358
Non-current portion	-	-	40,702	41,644	-	-	-	82,346

10.1	0% Stated Rate Note Payable to PBIC with Original Principal Amount of $800,000 and Harvest-based Payments (Settled)

On April 14, 2022, the Company purchased indoor growing assets from HSCP (Note 6.1). Purchase consideration included a Secured Promissory Note payable with a principal sum of $1,250,000, of which $500,000 was due on August 1, 2022 and $750,000 was due on May 1, 2023, before amendment of the agreement, which is described below. Collateral for the Secured Promissory Note payable is comprised of the assets purchased.

On August 1, 2022, the terms of the Secured Promissory Note between GR Distribution and HSCP, were amended. As amended, the Secured Promissory Note will be fully settled by two principal amounts of $500,000 and $750,000 due on May 1, 2023. Beginning on August 1, 2022, and continuing until repaid in full, the unpaid portion of the First Principal Amount will accrue simple interest at a rate per annum of 12.5%, payable monthly. In the event the Company raises capital, principal payments shall be made as follows. If the capital raise is less than or equal to $2 million, then 25% of the capital raise shall be paid against the First Principal Payment; if the capital raise is greater than $2 million and less than or equal to $3 million, then $250,000 shall be paid against the First Principal Payment; and if the capital raise is greater than $3 million, then $500,000 shall be paid against the First Principal Payment.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

On May 1, 2023, the terms of the Secured Promissory Note were amended for a second. Under the second amendment, the Secured Promissory Note will be fully settled in two principal amounts. On May 1, 2023, the $500,000 principal payment plus all accrued but unpaid interest under the first amendment was due and payable. The remaining principal balance of $500,000, which bears no interest, is due and payable as follows: $150,000 due and payable on August 1, 2023; $150,000 due and payable on November 1, 2023; and $200,000 due and payable on December 31, 2023. The balance was fully paid during the transition period ended December 31, 2023.

10.2	0% Stated Rate Note Payable to PBIC with Original Principal Amount of $800,000 and Harvest-based Payments (Settled)

On September 9, 2021, the Company entered into the PBIC Note, an unsecured promissory note agreement with PBIC, a formerly related party, in the amount of $800,000, which was to be fully advanced by September 30, 2021. During the year ended October 31, 2022, $100,000 was received (through October 31, 2021 - $600,000). The PBIC Note was to mature on December 15, 2022, with payments commencing January 15, 2022, and continuing through and including December 15, 2022. The terms required the Company to make certain participation payments to the lender based on a percentage monthly sales of cannabis flower sold from the Company’s Harvest (sun-grown A-flower 2021 harvest), less 15% of such amount to account for costs of sales. The percentage was determined by dividing 2,000 by the total volume of pounds of the Harvest, proportionate to principal proceeds. A portion of these payments were to be used to pay down the outstanding principal on a monthly basis. The PBIC Note would have automatically terminated when the full amount of any outstanding principal plus the applicable participation payments were paid prior to the maturity date. Should the participation payments have fully repaid the principal amount prior to the maturity date then the PBIC Note would have automatically terminated. The PBIC Note bore no stated rate of interest, and in the event of default, would have born interest at 15% per annum. The PBIC Note was reported at amortized cost using an effective interest rate of approximately 1.9%.

On June 20, 2022, the Company announced the settlement of the PBIC Note, which had a principal balance owing of $700,000. The Company agreed to transfer its PBIC Shares (the Company’s ownership of 2,362,204 common shares of PBIC), to the Creditor (2766923 Ontario Inc.), to which PBIC sold and assigned the PBIC Note. In exchange, the Creditor provided forgiveness and settlement of all amounts owing in connection with the PBIC Note. The Company reported a gain on debt settlement of $449,684 as a result of the settlement.

10.3	10% Note Payable Owed by Golden Harvests with Original Principal Amount of $250,000

On May 1, 2021, the Company assumed a note payable owed by Golden Harvests (Note 5) with a carrying value of $227,056. The note is for a principal amount of $250,000, interest paid monthly at 10% per annum, and a maturity date of January 14, 2024. After the maturity date, additional interest payments are due quarterly, at amounts that cause total interest paid over the life of the debt to equal $250,000. The note is reported at amortized cost using an effective interest rate of approximately 33%. During the transition period ended December 31, 2023, the Company made principal payments of $4,167 (years ended October 31, 2023, and 2022 - $25,000 each).

10.4	10% Note Payable Owed by GR Distribution with Original Principal Amount of $250,000

On January 27, 2021, debt was issued by GR Distribution with a principal amount of $250,000, interest paid monthly at 10% per annum, and a maturity date of January 27, 2024. After the maturity date, additional interest payments are due quarterly, at amounts that cause total interest paid over the life of the debt to equal $250,000. The note is reported at amortized cost using an effective interest rate of approximately 27%. During the transition period ended December 31, 2023, the Company made principal payments of $4,167 (years ended October 31, 2023, and 2022 - $25,000 each).

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

10.5	10% Note Payable Owed by GR Gardens with Original Principal Amount of $150,000 (SETTLED)

On December 2, 2020, debt was issued by GR Gardens with a principal amount of $150,000, interest accrued at 10% per annum, and a maturity date of December 31, 2021. Interest and principal are payable upon maturity. The maturity date was extended by six-months for a fee of $1,000 per $10,000 of principal extended, which was $75,000. The balance was fully paid during the year ended October 31, 2022.

10.6	10% Note Payable Owed by GR Distribution with Original Principal Amount of $125,000

On November 23, 2020, debt was issued by GR Distribution with a principal amount of $125,000, interest paid monthly at 10% per annum, and a maturity date of November 23, 2023. After the maturity date, additional interest payments are due quarterly, at amounts that cause total interest paid over the life of the debt to equal $125,000. The note is reported at amortized cost using an effective interest rate of approximately 27%. During the transition period ended December 31, 2023, the Company made principal payments of $125,000 (years ended October 31, 2023, and 2022 - $12,500 each).

10.7	0% Stated Rate Note Payable by Canopy with Original Principal Amount of $60,000 and Royalty Payments to Lenders

On March 20, 2020, debt with a principal amount of $600,000 was received under a secured debt investment of $600,000. It carries a two-year term, with monthly payments of principal commencing June 15, 2020, and with payments calculated at 1% of cash sales receipts of Golden Harvests. Once the principal is repaid, each investor receives a monthly royalty of 1% per $100,000 invested of cash receipts for sales by Golden Harvests. The royalty commenced in December 2021, at which time principal was repaid, and is payable monthly a period of two years. The royalty maximum is two times the amount of principal invested, and the royalty minimum is equal to the principal loaned. The Company has the right, but not the obligation, to terminate royalty payments from any lender by paying an amount equal to the original principal invested by such lender. The debt is reported at the carrying value of the probability-weighted estimated future cash flows of all payments under the agreement at amortized cost using the effective interest method, at an effective interest rate of approximately 73%. A portion of this debt is due to related parties (Note 17.4). During the years ended October 31, 2023, and 2022, the Company made principal payments of $669,330 and $520,303, respectively. During the transition period ended December 31, 2023, the balance was fully paid.

10.8	Accrued Interest Payable

Accrued interest payable on long-term debt at December 31, 2023 was $Nil (October 31, 2023 and 2022 - $Nil).

11.	CONVERTIBLE DEBENTURES

	$	$	$
Movement in convertible debt	Note 11.1	Note 11.2	Total
Balance - October 31, 2022	-	-	-
Additions to debt	2,000,000	6,000,000	8,000,000
Derivative liability recognition	(783,856)	(3,982,944)	(4,766,800)
Debt settlement through conversion of shares (Note 11.1.1)	(1,174,639)	-	(1,174,639)
Interest accretion	343,556	271,651	615,207
Debt payments	(137,745)	(123,261)	(261,006)
Balance - October 31, 2023	247,316	2,165,446	2,412,762
Interest accretion	11,672	162,468	174,140
Debt payments	(7,875)	(119,103)	(126,978)
Balance - December 31, 2023	251,113	$2,208,811	$2,459,924
Current portion	-	-	-
Non-current portion	251,113	2,208,811	2,459,924

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

11.1	9% Convertible Debentures with Original Principal Amount of $2,000,000

On December 5, 2022, the Company announced the closing of a non-brokered private placement of the December Convertible Debentures with an aggregate principal amount of $2,000,000. The December Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 36 months from the date of issue. The December Convertible Debentures are convertible into common shares of the Company at a conversion price of CAD$0.20 per common share. Additionally, on closing, the Company issued to the Purchasers of the December Convertible Debentures an aggregate of 6,716,499 Warrants, that represents 50% coverage of each Purchaser’s Convertible Debenture investment. The December Warrants are exercisable for a period of three years from issuance into common shares at an exercise price of $0.25 CAD per common share. The Company has the right to accelerate the warrants if the closing share price of the common shares on the CSE is CAD$0.40 or higher for a period of 10 consecutive trading days. Subsequent to the consolidated statements of financial position dated December 31, 2023, the Company issued the notice of acceleration dated March 1, 2024, required by the warrant certificates governing the December Warrants, which accelerated the expiry date to 90 days from the date of note. See subsequent event in note 26.3.

11.1.1	Debt Settlement Through Conversion of Shares

During the year ended October 31, 2023, Purchasers of the December Convertible Debentures converted an aggregate total of convertible debenture principal of $1,040,662 and $133,977 at CAD$0.20 per share into 10,151,250 and 1,022,025 common shares respectively.

The conversion feature of the December Convertible Debentures gives rise to the derivative liability reported on the statements of financial position at December 31, 2023. The derivative liability is remeasured at fair value through profit and loss at each reporting period using the Black-Scholes option pricing model. The fair value of the derivative liability at December 31, 2023, was estimated to be $439,860 (October 31, 2023 - $490,195; October 31, 2022 - $Nil) using the following assumptions:

Expected dividend yield	Nil
Risk-free interest rate	3.91%
Expected life	1.92 years
Expected volatility	94%

11.2	9% Convertible Debentures with Original Principal Amount of $5,000,000

On July 13, 2023, the Company announced the closing of a non-brokered private placement of unsecured the July Convertible Debentures with an aggregate principal amount of $5,000,000. The Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 48 months from the date of issue. The July Convertible Debentures are convertible into common shares of the Company at a conversion price of CAD$0.24 per common share, at any time on or prior to the maturity date. Additionally, on closing, the Company issued to the Subscribers of the July Convertible Debentures an aggregate of 13,737,500 July Warrants, that represents one-half of one warrant for each CAD$0.24 of Principal amount subscribed. The July Warrants are exercisable for a period of three years from issuance into common shares at an exercise price of CAD$0.28 per common share. The Company has the right to accelerate the warrants if the closing share price of the common shares on the CSE is CAD$0.40 or higher for a period of 10 consecutive trading. Subsequent to the consolidated statements of financial position dated December 31, 2023, the Company issued the notice of acceleration dated March 1, 2024, required by the warrant certificates governing the July Warrants, which accelerated the expiry date to 90 days from the date of notice. See subsequent event in note 26.3.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

The conversion feature of the July Convertible Debentures gives rise to the derivative liability reported on the statements of financial position at December 31, 2023. The derivative liability is remeasured at fair value through profit and loss at each reporting period using the Black-Scholes option pricing model. The fair value of the derivative liability at December 31, 2023, was estimated to be $5,824,496 (October 31, 2023 - $6,053,927; October 31, 2022 - $Nil) using the following assumptions:

Expected dividend yield	Nil
Risk-free interest rate	3.25%
Expected life	3.53 years
Expected volatility	98%

11.2.1	9% Convertible Debentures with Original Principal Amount of $1,000,000

On August 17, 2023, the Company announced that it had closed the second and final tranche of a non-brokered private placement of unsecured convertible debentures for gross proceeds of $1,000,000 (the August Convertible Debentures), for a total aggregate principal amount under both tranches of $6,000,000 with the July Convertible Debentures. Additionally, on closing, the Company issued to Subscribers under the second tranche an aggregate of 2,816,250 common share purchase warrants. The terms of the August Convertible Debentures and warrants issued as part of this second tranche are the same as those issued in the July Convertible Debentures and July Warrants.

Subsequent to the consolidated statements of financial position dated December 31, 2023, the Company issued the notice of acceleration dated March 1, 2024 required by the warrant certificates governing the August Warrants, which accelerated the expiry date to 90 days from the date of notice. See subsequent event in note 26.3.

The conversion feature of the August Convertible Debentures gives rise to the derivative liability reported on the statements of financial position at December 31, 2023. The derivative liability is remeasured at fair value through profit and loss at each reporting period using the Black-Scholes option pricing model. The fair value of the derivative liability at December 31, 2023, was estimated to be $1,264,378 (October 31, 2023 - $1,264,378; October 31, 2022 - $Nil) using the following assumptions:

Expected dividend yield	Nil
Risk-free interest rate	3.25%
Expected life	3.63 years
Expected volatility	99%

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

12.	SHARE CAPITAL AND SHARES ISSUABLE

The Company is authorized to issue an unlimited number of common shares at no par value and an unlimited number of preferred shares issuable in series.

During the transition period ended December 31, 2023, no share transactions occurred.

During the year ended October 31, 2023, the following share transactions occurred:

12.1	200,000 Common Shares Issued to Settle Shares Issuable

On January 10, 2023, the Company issued 200,000 common shares with an aggregate fair value of $35,806, which was reported as issuable as at October 31, 2022, which represented a portion of consideration for the acquisition of Golden Harvests (Note 5).

12.2	10,151,250 Common Shares Issued to Settle Convertible Debentures

On July 13, 2023, the Company issued 10,151,250 common shares with an aggregate fair value of $2,428,656, as holders opted to convert their convertible debentures (Note 11.1.1).

12.3	1,022,025 Common Shares Issued to Settle Convertible Debentures

On August 30, 2023, the Company issued 1,022,025 common shares with an aggregate fair value of $270,133, as holders opted to convert their convertible debentures.

During the year ended October 31, 2022, the following share transactions occurred:

12.4	529,335 Common Shares Issued to Employees, Directors, and/or Consultants

The Company issued 529,335 common shares with a fair value of $59,796 for employment compensation, director services and consulting services.

12.5	13,166,400 Common Shares Issued in Private Placement for Proceeds of $1,300,000

On December 9, 2021, the Company closed the Private Placement, a non-brokered private placement of common shares, for total gross proceeds of $1,300,000 (CAD$1,645,800). The Private Placement resulted in the issuance of 13,166,400 common shares of Grown Rogue at a purchase price of CAD$0.125 per share. All common shares issued pursuant to the Private Placement were subject to a hold period of four months and one day. The CEO of Grown Rogue invested $300,000 in the Private Placement and received 3,038,400 common shares of the Company.

During the year ended October 31, 2021, the following share transactions occurred:

12.6	The Company issued 534,294 common shares with a fair value of $95,294 for employment compensation, director services and consulting services.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

12.7	On February 5, 2021, the Company closed a non-brokered private placement of an aggregate total of 10,231,784 common shares with a fair value of $1,225,000. The private placement was raised in two tranches. In the first tranche, 2,031,784 common shares were issued for proceeds of $200,000. In the second tranche, 8,200,000 common shares and 8,200,000 warrants to purchase one common share were issued for proceeds of $1,025,000. All proceeds of the private placement were allocated to share capital, and costs of $15,148 incurred for this private placement were allocated to share capital.

12.8	The Company issued 25,000 shares with a fair value of $2,103 in order to extend an option payment as part of the Company’s acquisition of Golden Harvests (Note 8).

12.9	On January 14, 2021, the Company agreed to issue 400,000 shares with a fair value of $36,310 to a lender of Golden Harvests to support Golden Harvests’ business development.

12.10	The Company issued 600,000 common shares with an aggregate fair value of $107,461 to make payments towards the acquisition of Golden Harvests. Of the 600,000 common shares issued, 400,000 common shares were issued to satisfy milestone payments, and 200,000 common shares were issued to extend the due date of a milestone payment.

12.11	On March 5, 2021, The Company announced the completion of a brokered private placement offering through the issuance of an aggregate of 21,056,890 special warrants (each a “Special Warrant”), before the adjustment to 23,162,579 Special Warrants described below, at a price of CAD$0.225 (the “Issue Price”) per Special Warrant for aggregate gross proceeds of approximately $3,738,564 (CAD$4,737,800) (the “Offering”). Each Special Warrant entitled the holder thereof to receive, for no additional consideration, one unit of the Company (each, a “Unit”) on the exercise or deemed exercise of the Special Warrant. Each Unit was comprised of one common share of the Company and one warrant to purchase one common share of the Company. Each Special Warrant entitled the holder to receive upon the exercise or deemed exercise thereof, at no additional consideration, 1.10 Units (instead of one (1) Unit), if the Company had not received a receipt for a final short form prospectus qualifying distribution of the common shares and warrants (the “Qualifying Prospectus”) from the applicable securities regulatory authorities (the “Securities Commissions”) on or before April 5, 2021.

Each Special Warrant was to be deemed exercised on the date that was the earlier of: (i) the date that was three (3) days following the date on which the Company obtained receipt from the Securities Commissions for the Qualifying Prospectus underlying the Special Warrants and (ii) July 6, 2021. The Company obtained receipt for the Qualifying Prospectus on April 26, 2021. Accordingly, on April 30, 2021, the Company issued 23,162,579 Units, comprised of 23,162,579 common shares and 23,162,579 warrants to purchase one common share. The warrants entitle the holder to purchase one common share at an exercise price of CAD$0.30 for a period of two years.

Proceeds of $3,738,564 and expenses of $485,722 were allocated to share capital; also allocated to share capital were the expenses for fair value of Agent Warrants of $210,278.

12.12	The holders of convertible debentures converted an aggregate total of convertible debenture principal of $1,042,951 (CAD$1,311,111) at CAD$0.125 per share into 10,488,884 common shares with an aggregate fair value of $916,290. The value of derivative liabilities settled with the conversions allocated to equity was $1,833,731.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

13.	WARRANTS

The following table summarizes the warrant activities for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022 and 2021:

	Number	Weighted Average Exercise Price (CAD$)
Balance - October 31, 2020	44,158,331	0.33
Issuance pursuant to private placement	8,200,000	0.20
Issuance pursuant to the Offering	23,162,579	0.30
Expiration of broker warrants	(757,125)	(0.44)
Expiration of warrants	(17,843,998)	0.55
Balance - October 31, 2021	56,919,787	0.22
Expiration of warrants pursuant to convertible debt deemed re-issuance	(8,409,091)	0.16
Expiration of warrants issued pursuant to private placement to PBIC	(15,000,000)	0.13
Balance - October 31, 2022	33,510,696	0.28
Issuance pursuant to the December Convertible Debentures (Note 11.1)	6,716,499	0.25
Issuance pursuant to the July Convertible Debentures (Note 11.2)	13,737,500	0.28
Issuance pursuant to the August Convertible Debentures (Note 11.2.1)	2,816,250	0.28
Issued pursuant to the Consulting Agreement with Goodness Growth (Note 13.2)	8,500,000	0.33
Expiration of warrants pursuant to Feb 2021 subscription	(8,200,000)	0.20
Expiration of warrants pursuant to the Offering (Special warrant issue)	(23,162,579)	0.30
Expiration of warrants pursuant to terminate purchase agreement	(2,148,117)	0.44
Balance – December 31, and October 31, 2023	31,770,249	0.29

At December 31, 2023, the following warrants were issued and outstanding:

Exercise price (CAD$)	Warrants outstanding	Life (years)	Expiry date
0.25	6,716,499	1.92	December 2, 2025
0.28	13,737,500	2.53	July 13, 2026
0.28	2,816,250	2.63	August 17, 2026
0.33	8,500,000	4.77	October 05, 2028
0.29	31,770,249	3.01

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

13.1	Agent Warrants

On March 5, 2021, as consideration for the services rendered by the agent (the “Agent”) to a brokered placement of special warrants (the “Offering”), the Company issued to the Agent an aggregate of 1,127,758 broker warrants of the Company (the “Broker Warrants”) exercisable to acquire 1,127,758 compensation options (the “Compensation Options”) for no additional consideration. As consideration for certain advisory services provided in connection with the Offering, the Company issued to the Agent an aggregate of 113,500 advisory warrants (the “Advisory Warrants”) exercisable to acquire 113,500 Compensation Options for no additional consideration. The Broker Warrants and Advisory Warrants are collectively referred to as the “Agent Warrants.”

Each Compensation Option entitles the holder thereof to purchase one unit of the Company (a “Compensation Unit”) at the Issue Price of CAD$0.225 for a period of twenty-four (24) months. Each Compensation Unit is comprised of one common share and one common share purchase warrant of the Company (a “Compensation Warrant”). Each Compensation Warrant shall entitle the holder thereof to purchase one common share in the capital of the Company at a price of CAD$0.30 for twenty-four (24) months. The Agent Warrants expired on March 5, 2023.

13.2	Goodness Growth Consulting Agreement

The Consulting Agreement with Goodness Growth was executed as of May 24, 2023, whereby GR Unlimited will support Goodness Growth in the optimization of its cannabis flower products, with a particular focus on improving the quality and yield of top-grade “A” cannabis flower across its various operating markets, starting with Maryland and Minnesota (Note 2.5.1).

As part of this strategic agreement, Goodness Growth is obligated to issue 10,000,000 warrants to purchase 10,000,000 subordinate voting shares of Goodness Growth to the Company, with a strike price equal to CAD$0.317 (U.S.$0.233), being a 25.0 percent premium to the 10-day VWAP of Goodness Growth’s subordinate voting shares prior to the effective date of the Consulting Agreement. Similarly, the Company will issue 8,500,000 warrants to purchase 8,500,000 common shares of the Company to Goodness Growth, with a strike price equal to CAD$0.225 (U.S.$0.166), being a 25.0 percent premium to the 10-day VWAP of the Company’s common shares prior to the effective date of the Consulting Agreement.

The Company first measured and recognized the fair value ($1,232,253) of the warrants using a Black-Scholes option pricing model as of the warrants’ deemed issuance date, which was the effective date of the Consulting Agreement (May 24, 2023). The Company and Goodness Growth issued and exchanged the warrants on October 5, 2023, at which time the carrying value ($1,232,253) of the warrants issued and received was recorded to equity and Warrants Asset, respectively.

The Warrants Asset is remeasured at fair value through profit and loss at each reporting period using the Black-Scholes option pricing model. The fair value of the Warrants Asset at December 31, 2023, was estimated to be $1,761,382 (October 31, 2023 - $1,361,366; October 31, 2022 - $Nil) using the following assumptions:

Expected (strike) price	0.317
Risk-free interest rate	3.25%
Expected life	4.77 years
Expected volatility	99%

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

14.	STOCK OPTIONS

The following table summarizes the stock option movements for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021:

	Number	Exercise price (CAD$)
Balance - October 31, 2020	3,720,000	0.19
Granted to employees	3,085,000	0.20
Forfeitures by services providers	(65,000)	0.15
Forfeitures by employees	(965,000)	0.15
Forfeitures by employees	(10,000)	0.22
Balance - October 31, 2021	5,765,000	0.20
Granted to employees	605,000	0.15
Forfeitures by service provider	(500,000)	0.44
Forfeitures by employees	(960,000)	0.15
Balance - October 31, 2022	4,910,000	0.18
Granted to employees	3,650,000	0.15
Granted to employees	400,000	0.30
Granted to service providers	2,750,000	0.15
Expiration of options to employees	(430,000)	0.15
Expiration of options to employees	(75,000)	0.22
Balance - October 31, 2023	11,205,000	0.17
Granted to employees	100,000	0.39
Granted to service providers	500,000	0.39
Expiration of options to employees	(5,000)	0.15
Balance - December 31, 2023	11,800,000	0.18

14.1	During the transition period ended December 31, 2023, 600,000 options were granted to employees and service providers.

The fair value of the options granted during the transition period ended December 31, 2023, was approximately $112,078 (CAD$148,466), which was estimated at the grant dates based on the Black-Scholes option pricing model, using the following assumptions:

Expected dividend yield	Nil%
Risk-free interest rate	4.56%
Expected life	4.0 years
Expected volatility	86%

The vesting terms of options granted during the transition period ended December 31, 2023, are set out in the table below:

Vesting terms Number Granted	Description
100,000	50% on one year anniversary of grant date, 50% on second anniversary of grant date
500,000	Monthly over a year
600,000

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

14.2	During the year ended October 31, 2023, 6,800,000 options were granted to employees.

The fair value of the options granted during the year ended October 31, 2023, was approximately $450,325 (CAD$611,439), which was estimated at the grant dates based on the Black-Scholes option pricing model, using the following assumptions:

Expected dividend yield	Nil%
Risk-free interest rate	3.89%
Expected life	4.0 years
Expected volatility	86%

The vesting terms of options granted during the year ended October 31, 2023, are set out in the table below:

Vesting terms Number Granted	Description
200,000	1/3 on each anniversary of grant date
200,000	50% on one year anniversary of grant date, 50% on second anniversary of grant date
400,000	Fully vested on grant date
6,000,000	Vest on one year anniversary of grant date
6,800,000

14.3	During the year ended October 31, 2022, 605,000 options were granted to employees.

The fair value of the options granted during the year ended October 31, 2022, was approximately $23,260 (CAD$29,924) which was estimated at the grant dates based on the Black-Scholes option pricing model, using the following assumptions:

Expected dividend yield	Nil%
Risk-free interest rate	2.2%
Expected life	4.0 years
Expected volatility	86%

The vesting terms of options granted during the year ended October 31, 2022, are set out in the table below:

Vesting terms Number Granted	Description
300,000	50% on one year anniversary of grant date, 50% on second anniversary of grant date
100,000	Fully vested on grant date
205,000	Vest on one year anniversary of grant date
605,000

14.4	During the year ended October 31, 2021, 3,805,000 options were granted to employees.

The fair value of the options granted during the year ended October 31, 2021, was approximately $272,918 (CAD$343,034) which was estimated at the grant dates based on the Black-Scholes option pricing model, using the following assumptions:

Expected dividend yield	Nil%
Risk-free interest rate	2.2%
Expected life	4.0 years
Expected volatility	86%

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

The vesting terms of options granted during the year ended October 31, 2021, are set out in the table below:

Vesting terms Number Granted	Description
500,000	½ on grant date, ½ on first anniversary of grant date
1,000,000	½ on grant date, ½ seven months after grant date
500,000	½ six months after grant date, ½ on first anniversary of grant date
450,000	⅓ on each anniversary of grant date
400,000	½ on first anniversary of grant date, ½ of anniversary of grant date
235,000	On first anniversary of grant date
3,085,000

At December 31, 2023, the following Stock Options were issued and outstanding:

Exercise price (CAD$)	Options outstanding	Number exercisable	Remaining Contractual Life (years)	Expiry period
0.15	1,840,000	1,777,500	0.5	July 2024
0.15	200,000	200,000	0.9	November 2024
0.30	1,000,000	850,000	1.3	April 2025
0.16	1,150,000	1,150,000	1.4	May 2025
0.15	85,000	85,000	1.8	November 2025
0.15	300,000	150,000	2.3	April 2026
0.15	6,225,000	400,000	3.0	January 2027
0.30	400,000	-	3.7	September 2027
0.39	600,000	41,666	3.9	November 2027
0.18	11,800,000	4,654,166	2.3

15.	CHANGES IN NON-CASH WORKING CAPITAL

The changes to the Company’s non-cash working capital for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021 are as follows:

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Accounts receivable	466,434	(465,465)	(904,711)	(412,060)
Inventory and biological assets	(344,311)	(767,636)	(94,595)	(1,359,567)
Prepaid expenses and other assets	(27,549)	(40,513)	5,267	(196,261)
Accounts payable and accrued liabilities	(1,115,128)	569,451	(124,334)	(294,846)
Interest payable	-	-	(13,750)	4,383
Unearned revenue	-	(28,024)	(95,389)	-
Deferred rent	-	-	-	(10,494)
Income taxes payable	507,332	55,024	56,401	137,131
Total	(513,222)	(677,163)	(1,171,111)	(2,131,714)

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

16.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Interest paid	69,164	358,154	400,630	168,924
Fair value of common shares issued and issuable for services	-	-	59,796	133,826
Fair value of common shares issued to Golden Harvests	-	-	-	109,564
Fair value of common shares issued to Golden Harvests creditor		-	-	36,310
Right-of-use assets acquired through leases (Note 7)	528,980	2,583,660	1,030,429	2,642,588
Conversion of debenture into common shares	2,698,789	2,698,789	-	916,290
Derivative liability recognized as contributed surplus upon debenture conversion	-	-	-	1,833,731
Note payable to HSCP used to acquire assets (Note 10.1)	350,000	350,000	1,250,000	-

17.	RELATED PARTY TRANSACTIONS

During the transition period ended December 31, 2023 and the years ended October 31, 2023, 2022, and 2021, the Company incurred the following related party transactions:

17.1	Transactions with the CEO

Through its wholly owned subsidiary, GRU Properties, LLC, the Company leased a property located in Trail, Oregon (“Trail”) owned by the Company’s President and CEO. The lease was extended during the year ended October 31, 2021, with a term through December 31, 2025. Lease charges of $24,000 were incurred for the transition period ended December 31, 2023 (October 31, 2023 - $72,000; October 31, 2022 – $72,000; October 31, 2021 - $72,000). The lease liability balance for Trail at December 31, 2023, was $129,401 (October 31, 2023 - $139,014; October 31, 2022 - $193,312).

During the year ended October 31, 2021, the Company leased a property which is beneficially owned by the CEO and is located in Medford, Oregon (“Lars”) with a term through June 30, 2026. Lease charges of $31,827 (October 31, 2023 - $190,035; October 31, 2022 - $184,500; October 31, 2021 - $60,000) were incurred for the transition period ended December 31, 2023. The lease liability for Lars at December 31, 2023, was $445,708 (October 31, 2023 - $470,134; October 31, 2022 - $607,900).

During the year ended October 31, 2021, the CEO leased equipment to the Company, which had a balance due of $nil at December 31, 2023 (October 31, 2023 – $nil). Payments of $nil were made against the equipment leases during the year ended October 31, 2023 (October 31, 2023 - $9,971; October 31, 2022 - $28,871; October 31, 2021 - $17,802).

Leases liabilities payable to the CEO were $575,109 in aggregate at December 31, 2023 (October 31, 2023 - $609,148; October 31, 2022 - $810,645).

The CEO earns a royalty of 2.5% of sales of flower produced at Trail through December 31, 2021, at which time the royalty terminated. The CEO earned royalties of $nil during the transition period ended December 31, 2023 and the year ended October 31, 2023 (October 31, 2022 - $305; October 31, 2021 - $19,035).

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

During the year ended October 31, 2022, the Company settled $62,900 in long-term liabilities due to the CEO as part of the CEO’s total $300,000 subscription to a non-brokered private placement of common shares (Note 12.3). During the year ended October 31, 2021, the Company settled $162,899 in long-term accrued liabilities due to the CEO by way of a payment of $62,899 and $100,000 attributed to the CEO’s subscription to a non-brokered private placement on February 5, 2021.

During the year ended October 31, 2023, the Company, through GR Unlimited, acquired 87% of the membership units of Canopy from the CEO. All payments necessary for GR Unlimited to exercise its option to acquire 87% of Canopy were equal to payments made by Canopy to purchase a controlling 60% interest of Golden Harvests.

17.2	Transactions with Spouse of the CEO

During the transition period ended December 31, 2023, the Company incurred expenses of $24,039 (October 31, 2023 - $98,846; October 31, 2022 - $60,000’ October 31, 2021 - $58,020) for salary paid to the spouse of the CEO. At December 31, 2023, accounts and accrued liabilities payable to this individual were $3,846 (October 31, 2023 - $2,692; October 31, 2022 - $1,154). The spouse of the CEO was granted 500,000 options during the year ended October 31, 2023.

17.3	Transactions with Key Management Personnel

Key management personnel consists of the President and CEO; the Senior Vice President of GR Unlimited (formerly the CFO of GR Unlimited); the former Chief Market Officer (“CMO”); the former Chief Operating Officer (“COO”)*; the Chief Accounting Officer (“CAO”)**; the Michigan General Manager (“GM”); and the CFO of the Company. The compensation to key management is presented in the following table:

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Salaries and consulting fees	240,105	880,195	1,118,694	875,058
Share-based compensation	-	-	13,043	70,040
Stock option expense	32,894	161,422	20,082	64,436
Total	272,999	1,041,617	1,151,819	1,009,534

*	COO was appointed subsequent to April 30, 2021, and was paid and compensated prior to appointment; compensation for the year ended October 31, 2021, is included in the table above for comparability to past and ongoing expenses. COO’s final date of employment was December 27, 2021.
**	CAO was promoted to CFO in September 2021.

Stock options granted to key management personnel and close family members of key management personnel include the following. During the transition period ended December 31, 2023, no options were granted to key management personnel. During the year ended October 31, 2023, 1,500,000 options were granted to the CEO; 750,000 options were granted to the CFO; 750,000 options were granted to the SVP; and 175,000 options to the GM. During the year ended October 31, 2022, no options were granted to key management personnel. During the year ended October 31, 2021: 500,000 options were granted to the COO, which expired following the COO’s resignation. Subsequent to the two months ended December 31, 2023, options of 1,500,000 were exercised into common shares by the SVP.

During the year ended October 31, 2023, 1,250,000 stock options were granted to three Board of Directors.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

During the year ended October 31, 2023, the SVP purchased December Convertible Debentures with a principal balance of $50,000 and was issued 167,912 December Warrants. Subsequent to the two months ended December 31, 2023, the SVP converted the $50,000 convertible debentures and exercised the 167,912 December Warrants. This resulted in the issuance of 336,775 common shares at a price of CAD$0.20 per share in accordance with the December Convertible Debenture, in addition to the issuance of 167,912 common shares at an exercise price of $0.25 CAD per common share upon the exercise of the December Warrants.

During the year ended October 31, 2023, the Company issued 200,000 shares to the GM, which represented a portion of consideration for the acquisition of Golden Harvests (Note 5 and 12.1).

Compensation to the Board of Directors during the transition period ended December 31, 2023 was $3,000 (October 31, 2023 - $18,000; October 31, 2022 - $18,000 and common share issuances of 273,750 common shares with a fair value of $20,562; October 31, 2021 - fees of $18,000 and common share issuances of 100,908 common shares with a fair value of $14,187).

Through its subsidiary, Golden Harvests, the Company leased Morton, owned by the Company’s GM, and is located in Michigan, with a lease term through January 2026. Lease charges of $32,000 (October 31, 2023 - $180,000; October 31, 2022 - $152,000) were incurred during the transition period ended December 31, 2023. The lease liability of Morton at December 31, 2023 was $350,668 (October 31, 2023 - $377,043; October 31, 2022 - $428,476).

Through its subsidiary, Golden Harvests, the Company also leased Morton Annex, located in Michigan, which is owned by the Company’s GM. The lease term was extended during the year ended October 31, 2023, through November 2023. Lease charges of $330,000 (October 31, 2023 - $740,000; October 31, 2022 - $330,000) were incurred during the transition period ended December 31, 2023. The lease liability of Morton Annex at December 31, 2023, was $239,871 (October 31, 2023 - $29,774; October 31, 2022 - $211,991).

Accounts payable, accrued liabilities, and lease liabilities due to key management at October 31, 2023, totaled $1,230,808 (October 31, 2023 - $1,118,763; October 31, 2022 - $1,587,700).

17.4	Debt balances and movements with related parties

The following table sets out portions of debt pertaining to related parties:

	CEO	Senior VP - GR Unlimited LLC	Director	COO	GM	Total
	$	$	$	$	$	$
Balance - October 31, 2021	65,539	131,078	196,617	163,750	358,537	915,521
Interest	24,621	49,242	73,863	1,250	62,863	211,839
Payments	(43,361)	(86,717)	(130,076)	(165,000)	(61,400)	(486,554)
Balance - October 31, 2022	46,799	93,603	140,404	-	360,000	640,806
Interest	15,649	31,297	46,947	-	64,800	158,693
Payments	(55,778)	(111,555)	(167,333)	-	(64,800)	(399,466)
Balance - October 31, 2023	6,670	13,345	20,018	-	360,000	400,033
Interest	399	794	1,190		10,800	13,183
Payments	(7,069)	(14,139)	(21,208)	-	(10,800)	(53,216)
Balance - December 31, 2023	-	-	-	-	360,000	360,000

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Pursuant to the loan and related agreements transacted during the year ended October 31, 2020, the CEO, CFO of GR Unlimited LLC, and a director obtained 5.5%; 1%; and 2.5% ownership interests in GR Michigan LLC, respectively; third parties obtained 4% as part of the agreements, such that GR Michigan has a 13% non-controlling interest (Note 23.2). These parties, except the CEO, obtained the same interests in Canopy; the CEO obtained 92.5% of Canopy (Note 23.3); all payments necessary for the Company to exercise its option to acquire 87% of Canopy were equal to payments made by Canopy to purchase a controlling 60% interest of Golden Harvests. Interest payments of $10,800 were made on the business acquisition consideration payable of $360,000 for the two months ended December 31, 2023 ($59,400 for the year ended October 31, 2023). (Alse see Note 5.1).

17.5

On November 23, 2020, a director, prior to his directorship, purchased 6.25 newly issued equity units of Grown Rogue Distribution, LLC for $250,000, out of the total of 11.875 such units issued during the year ended October 31, 2021. On April 30, 2021, the Company purchased these units for consideration of 1,953,125 common shares with a fair value of $349,809.

17.6	Related party subscriptions to February 5, 2021, non-brokered private placement

The following table sets out related party subscriptions to the February 5, 2021, non-brokered private placement:

	Subscription amount ($)	Shares	Warrants
Chief Operating Officer	125,000	1,000,000	1,000,000
Chief Financial Officer of GR Unlimited	250,000	2,000,000	2,000,000
Chief Executive Officer	200,000	1,600,000	1,600,000
PBIC	250,000	2,000,000	2,000,000
Total	825,000	6,600,000	6,600,000

17.7	On March 5, 2021, under the Offering, PBIC invested proceeds of $394,546 which resulted in the issuance to PBIC of 2,444,444 common shares and 2,444,444 warrants to purchase common shares. Each warrant is exercisable at CAD$0.30 for a period of two years.

18.	FINANCIAL INSTRUMENTS

18.1	Market Risk (Including Interest Rate Risk and Currency Risk)

Market risk is the risk that the fair value or cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk reflects interest rate risk, currency risk and other price risks.

18.1.1	Interest Rate Risk

At December 31, and October 31, 2023, the Company’s exposure to interest rate risk relates to long-term debt, convertible promissory notes, and finance lease obligations, but its interest rate risk is limited as the aforementioned financial instruments are fixed interest rate instruments.

18.1.2	Currency Risk

At December 31, 2023, the Company had accounts payable and accrued liabilities of CAD$155,679 (October 31, 2023 – CAD$190,169; October 31, 2022 - CAD$616,345). The Company is exposed to the risk of fluctuation in the rate of exchange between the Canadian Dollar and the United States Dollar.

18.1.3	Other Price Risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign currency risk and a change in the price of cannabis. The Company is not exposed to significant other price risk.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

18.2	Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a loss for the other party by failing to pay for its obligation.

Credit risk to the Company is derived from cash and trade accounts receivable. The Company places its cash in deposit with United States financial institutions. The Company has established a policy to mitigate the risk of loss related to granting customer credit by primarily selling on a cash-on-delivery basis.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the FDIC up to $250,000. At December 31, and October 31, 2023, the Company had $6,054,579 and $8,108,247 in excess of the FDIC insured limit, respectively.

Accounts receivable primarily consist of trade accounts receivable and sales tax receivable. The Company provides credit to certain customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk. Credit risk is assessed on a case-by-case basis and a provision is recorded where required.

The carrying amount of cash, accounts receivable, and other receivables represent the Company’s maximum exposure to credit risk; the balances of these accounts are summarized in the following table:

	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Cash	6,804,579	8,858,247	1,582,384
Accounts Receivable	1,642,990	2,109,424	1,643,959
Notes Receivable	2,449,122	1,430,526	-
Total	10,896,691	12,398,197	3,226,343

The allowance for doubtful accounts at December 31, 2023, was $373,393 (October 31, 2023 - $165,347).

At December 31, 2023 and October 31, 2023 and 2022, the Company’s trade accounts receivable and other receivable were aged as follows:

	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Current	604,920	1,079,657	872,100
1-30 days	568,445	475,909	336,149
31 days-older	732,981	616,574	614,022
Total trade accounts receivable	1,906,346	2,172,140	1,822,271
GST /HST	110,037	102,631	86,407
Provision for bad debts	(373,393)	(165,347)	(264,719)
Total accounts receivable	1,642,990	2,109,424	1,643,959

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

Major customers are defined as customers that each individually account for greater than 10% of the Company’s annual revenues. During the transition period ended December 31, 2023, there was no major customer that accounted for greater than 10% of revenues (October 31, 2023 – no major customer accounted for over 10% of revenues; October 31, 2022 – one major customer accounted for 14% of revenues). There was one customer with an accounts receivable balance greater than 10% at December 31, 2023, in which the balance of the customer comprised 11% of the total accounts receivable balance (October 31, 2023 and 2022 – nil).

18.3	Liquidity Risk

Liquidity risk is the risk that an entity will have difficulties in paying its financial liabilities.

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when they become due. At December 31, 2023, and October 31, 2023 and 2022, the Company’s working capital accounts were as follows:

	December 31, 2023	October 31, 2023	October 31, 2022
	$	$	$
Cash	6,804,579	8,858,247	1,582,384
Current assets excluding cash	8,807,958	8,563,290	6,327,629
Total current assets	15,612,537	17,421,537	7,910,013
Current liabilities	(11,770,203)	(13,004,181)	(5,315,904)
Working capital	3,842,334	4,417,356	2,594,109

The contractual maturities of the Company’s accounts payable and accrued liabilities, long-term debt, and lease payable occurs over the next three years as follows:

	Year 1	Over 1 Year - 3 Years	Over 3 Years - 5 Years
	$	$	$
Accounts payable and accrued liabilities	1,358,962	-	-
Lease liabilities	925,976	1,041,614	930,468
Convertible debentures	-	-	2,459,924
Debt	780,358	82,346	-
Business acquisition consideration payable	360,000	-	-
Total	3,425,296	1,123,960	3,390,392

18.4	Fair Values

The carrying amounts for the Company’s cash, accounts receivable, accounts payable and accrued liabilities, amounts due to employee/director, promissory notes and convertible promissory notes approximate their fair values because of the short-term nature of these items.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

18.5	Fair Value Hierarchy

A number of the Company’s accounting policies and disclosures require the measurement of fair value for both financial and nonfinancial assets and liabilities. The Company has an established framework, which includes team members who have overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. When measuring the fair value of an asset or liability, the Company uses observable market data as far as possible. The Company regularly assesses significant unobservable inputs and valuation adjustments. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; or

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The carrying values of the financial instruments at December 31, 2023 are summarized in the following table:

	Level in fair value hierarchy	Amortized Cost	FVTPL
Financial Assets
Cash	Level 1	$6,804,579	$-
Accounts receivable	Level 2	1,642,990	-
Warrants asset	Level 1	-	1,761,382

Financial Liabilities
Accounts payable and accrued liabilities	Level 2	$1,358,962	$-
Debt	Level 2	862,704	-
Convertible debentures	Level 2	2,459,924
Business acquisition consideration payable	Level 2	360,000	-
Derivative liability	Level 2		7,471,519

The carrying values of the financial instruments at October 31, 2023 are summarized in the following table:

	Level in fair value hierarchy	Amortized Cost	FVTPL
Financial Assets
Cash	Level 1	$8,858,247	$-
Accounts receivable	Level 2	2,109,424	-
Warrants asset	Level 1	-	1,361,366

Financial Liabilities
Accounts payable and accrued liabilities	Level 2	$2,359,750	$-
Debt	Level 2	1,388,517	-
Convertible debentures	Level 2	2,412,762
Business acquisition consideration payable	Level 2	360,000	-
Derivative liability	Level 2		7,808,500

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

The carrying values of the financial instruments at October 31, 2022 are summarized in the following table:

	Level in fair value hierarchy	Amortized Cost	FVTPL
Financial Assets
Cash	Level 1	$1,582,384	$-
Accounts receivable	Level 2	1,643,959	-

Financial Liabilities
Accounts payable and accrued liabilities	Level 2	$1,821,875	$-
Debt	Level 2	2,608,822	-
Business acquisition consideration payable	Level 2	360,000	-

During the transition period ended December 31, 2023, and the years ended October 31, 2023 and 2022, there were no transfers of amounts between levels.

19.	GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021, are as follows:

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Office, banking, travel, and overheads	470,821	1,960,696	1,929,385	1,158,975
Professional services	59,701	585,342	456,532	767,050
Salaries and benefits	906,831	3,919,839	3,466,319	2,057,225
Total	1,437,353	6,465,877	5,852,236	3,983,250

20.	INCOME TAXES

As the Company operates in the legal cannabis industry, certain subsidiaries of the Company are subject to the limits of IRC Section 280E for U.S. federal income tax purposes. Under IRC Section 280E, these subsidiaries are generally only allowed to deduct expenses directly related to the Cost of Goods Sold. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss recognized for financial reporting purposes.

The Company is treated as a U.S. corporation for U.S. federal income tax purposes under IRC Section 7874 and is subject to U.S. federal income tax on its worldwide income. However, for Canadian tax purposes, the Company, regardless of any application of IRC Section 7874, is treated as a Canadian resident company for Canadian income tax purposes as defined in the ITA. As a result, the Company is subject to taxation both in Canada and the United States. The Company is also subject to state income taxation in various state jurisdictions in the United States. The Company’s income tax is accounted for in accordance with IAS 12 Income Taxes.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022 and 2021, income tax expense consisted of:

	Two months ended December 31, 2023	Year ended October 31, 2023	Year ended October 31, 2022	Year ended October 31, 2021
	$	$	$	$
Current expense:
Federal	122,714	498,435	217,571	113,699
State	29,933	68,861	27,787	36,844
Adjustment to prior years provision versus statutory tax returns	6,827	273,994	-	-
Total current expense:	159,474	841,290	245,358	150,543
Deferred expense (benefit):
Federal	184,510	(1,354,696)	(990,452)	(1,288,637)
State	39,554	(389,828)	(350,374)	(322,400)
Change in unrecognized deductible temporary differences	-	1,274,166	1,340,826	1,611,037
Total deferred (benefit):	224,064	(470,358)	-	-
Total income tax expense:	383,539	370,932	245,359	150,543

The difference between the income tax expense for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021, and the expected income taxes based on the statutory tax rate applied to gain (loss) from operations before taxes are as follows:

	Two months ended December 31, 2023	Year ended October 31, 2023	Year ended October 31, 2022	Year ended October 31, 2021
	$	$	$	$
Gain (Loss) from operations before taxes	1,055,966	(291,388)	665,309	(864,202)
Statutory tax rates	27.37%	24.46%	27.25%	27.25%
Expected income tax (recovery)	289,056	(71,275)	181,297	(235,495)
Change in statutory tax rates and FX rates	(2,030)	21,890	92,662	84,952
Nondeductible expenses	(180,803)	1,069,536	38,802	(42,264)
Deferral adjustments	224,064	(1,189,931)	(1,374,372)	(1,260,938)
Change in unrecognized deductible temporary differences	-	1,274,166	1,340,826	1,611,038
Net operating loss	46,425	(1,323,949)	-	-
Fiscal year to calendar year adjustment	-	316,501	(33,856)	(6,749)
Adjustment to prior years provision versus statutory tax returns	6,827	273,994	-	-
Total income tax expense:	383,539	370,932	245,358	150,543

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

The following tax assets arising from temporary differences and non-capital losses have been recognized in the consolidated financial statements for the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021:

	Two months ended December 31, 2023	Year ended October 31, 2023	Year ended October 31, 2022	Year ended October 31, 2021
	$	$	$	$
Property, plant and equipment	8,061	127,305	-	-
Inventory	129,573	127,846	-	-
ROU Leases	(168,327)	(108,206)	-	-
Net Operating Loss Carryforward (federal)	274,831	318,614	-	-
Net Operating Loss Carryforward (state)	2,156	4,799	-	-
Net deferred tax assets:	246,294	470,358	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax liabilities result primarily from amounts not taxable until future periods. Deferred income tax assets result primarily from operating tax loss carry forwards and temporary differences related to property, plant and equipment and inventory, and have been offset against deferred income tax liabilities. As of December 31, 2023, the Company has estimated Canadian non-capital losses of CAD$9,000,490. These Canadian non-capital losses are available to be carried forward, to be applied against the Company’s taxable income earned in Canada over the next 20 years and expire between 2030 and 2042. The deferred tax benefit of these Canadian tax losses has not been set up as an asset as it is not probable that sufficient taxable profits will be available for Canadian tax purposes to realize the carryforward of unused tax losses. Additionally, the deferred tax benefit of capitalized transaction costs and startup costs have not been setup as a deferred tax asset since it is not probable that the Company would be able to realize these deductible temporary differences for U.S. tax purposes.

The Company operates in various U.S. state tax jurisdictions and is subject to examination of its income tax returns by tax authorities in those jurisdictions who may challenge any item on these returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. In accordance with IAS 12, the Company recognizes the benefits of uncertain tax positions in our financial statements only after determining that it is more likely than not that the uncertain tax positions will be sustained. For the transition period ended December 31, 2023, and the years ended October 31, 2023, and 2022, the Company did not record an accrual for uncertain tax positions.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes. There are no positions for which it is reasonably possible that the uncertain tax benefit will significantly increase or decrease within twelve months. The Company files income tax returns in the United States, including various state jurisdictions, and in Canada, which remain open to examination by the respective jurisdictions for the 2018 tax year to the present.

U.S. Federal and state tax laws impose restrictions on net operating loss carryforwards in the event of a change in ownership of the Company, as defined by the IRC Section 382. The Company does not believe that a change in ownership, as defined by IRC Section 382, has occurred but a formal study has not been completed.

U.S. Congress passed the Inflation Reduction Act in August 2022. The Company does not anticipate any impact to its income tax provision as a result of the new U.S. legislation.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

21.	CAPITAL DISCLOSURES

The Company includes equity, comprised of share capital, contributed surplus (including the fair value of equity instruments to be issued), equity component of convertible promissory notes and deficit, in the definition of capital.

The Company’s objectives when managing capital are as follows:

○	to safeguard the Company’s assets and ensure the Company’s ability to continue as a going concern;

○	to raise sufficient capital to finance the construction of its production facility and obtain license to produce recreational marijuana; and

○	to raise sufficient capital to meet its general and administrative expenditures.

The Company manages its capital structure and makes adjustments to it, based on the general economic conditions, the Company’s short-term working capital requirements, and its planned capital requirements and strategic growth initiatives.

The Company’s principal source of capital is from the issuance of common shares. In order to achieve its objectives, the Company expects to spend its working capital, when applicable, and raise additional funds as required.

The Company does not have any externally imposed capital requirements.

22.	SEGMENT REPORTING

Geographical information relating to the Company’s activities is as follows:

Geographical segments	Oregon	Michigan	Other	Services	Total
	$	$	$	$	$
Non-current assets other than financial instruments
At December 31, 2023	8,187,649	4,054,332	1,761,382	-	14,003,363
At October 31, 2023	7,362,957	4,016,861	1,361,366	-	12,74,184
At October 31, 2022	4,719,260	3,741,309	-	-	8,460,569

Two months ended December 31, 2023
Net revenue	1,529,088	2,012,949	-	96,050	3,638,087
Gross profit	766,291	1,597,643	-	6,840	2,370,774
Gross profit before fair value adjustment	902,603	1,235,111	-	6,840	2,144,554

Year ended October 31, 2023
Net revenue	11,001,261	11,422,908	-	929,016	23,353,185
Gross profit	5,259,439	6,791,700	-	620,375	12,671,514
Gross profit before fair value adjustment	4,615,259	6,653,234	-	620,375	11,888,868

Year ended October 31, 2022
Net revenue	8,852,104	8,905,179	-	-	17,757,283
Gross profit	3,039,159	5,083,919	-	-	8,123,078

Year ended October 31, 2021
Net revenue	5,152,286	3,882,332	344,055	-	9,378,673
Gross profit	2,325,304	3,585,462	189,702	-	6,100,468

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

23.	NON-CONTROLLING INTERESTS

The changes to the non-controlling interest for the two months ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021, and are as follows:

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Balance, beginning of year	983,717	2,006,479	2,033,986	(33,383)
Non-controlling interest’s 13% share of GR Michigan	-	-	-	5,743
Non-controlling interest’s 100% share of Canopy	29,607	(129,279)	(27,507)	2,065,718
Acquisition of 87% of Canopy	-	(893,483)	-	-
Balance, end of year	1,013,324	983,717	2,006,479	2,033,986

23.1	Non-controlling interest in GR Michigan

The following is summarized financial information for GR Michigan:

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Current assets	-	-	-	1,453
Non-current assets	-	-	-	-
Current liabilities	-	-	-	-
Non-current liabilities	-	-	-	-
Net loss for the year	-	-	-	48,867

Nine percent (9%) of GR Michigan is owned by officers and directors of the Company; this ownership is pursuant to an agreement that included their loans made to GR Michigan (Note 17.4), and 4% of GR Michigan owned by a third party. The total non-controlling ownership, including ownership by officers and directors, is 13%.

23.2	Non-controlling interest in Canopy

The following is summarized financial information for Canopy, reflecting consolidation of Golden Harvests, of which Canopy is a 60% owner:

	December 31, 2023	October 31, 2023	October 31, 2022	October 31, 2021
	$	$	$	$
Current assets	4,521,194	4,192,902	3,200,701	3,093,330
Non-current assets	4,390,297	4,016,860	3,741,309	4,023,521
Current liabilities	2,275,147	2,048,167	2,337,695	1,708,330
Non-current liabilities	560,425	253,340	715,461	1,225,804
Advances due to parent	-	-	-	530,020
Net income (loss) for the year	29,607	(129,279)	(27,507)	2,196,479

In January of 2023, GR Unlimited exercised its option to acquire 87% of the membership units of Canopy from the CEO. Prior to this, ninety-six percent (96%) of Canopy was owned by officers and directors of the Company, and four percent (4%) was owned by a third party. Ownership by officers and directors, excluding the CEO, was pursuant to agreements which caused their ownership of Canopy to be equal to their ownership in GR Michigan (Note 23.2), which total 3.5%. The CEO owned 92.5% of Canopy, which was analogous to the CEO’s 5.5% ownership of GR Michigan, and an additional 87% of Canopy, which was and is equal to the Company’s 87% ownership of GR Michigan. Following GR Unlimited’s acquisition of 87% of the membership units of Canopy in January of 2023, Canopy became owned 87% by GR Unlimited; 7.5% by officers and directors; and 5.5% by the CEO.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

24.	LEGAL MATTERS

On September 22, 2022, the SEC issued an Order Instituting Proceedings pursuant to Section 12(j) of the 1934 Act, against the Company alleging violations of the 1934 Act, as amended, and the rules promulgated thereunder, by failing to timely file periodic reports. Section 12(j) authorizes the SEC as it deems necessary or appropriate for the protection of investors to suspend for a period not exceeding 12 months, or to revoke, the registration of a security if the SEC finds, on the record after notice and opportunity for hearing, that the issuer of such security has failed to comply with any provision of the 1934 Act, as amended, or the rules promulgated thereunder. The Company has filed an answer to the Order Instituting Proceedings and is seeking a hearing in the matter. The Company is currently fully compliant with all of their filings, is vigorously defending itself in the matter, and is preparing to re-register its security if necessary.

25.	TRANSITION PERIOD COMPARATIVE DATA

As discussed in Note 2.4, the Company’s Transition Report includes financial information for the two months ended December 31, 2023, and the years ended October 31, 2023, 2022 and 2021. The consolidated statements of financial position, the consolidated statements of comprehensive income (loss), the consolidated statements of changes in equity and the consolidated statements of cash flows for the two months ended December 31, 2023, and 2022, are summarized below. All data for the two months ended December 31, 2022, was derived from the Company’s unaudited consolidated financial statements.

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	December 31, 2023	December 31, 2022
	$	$
ASSETS
Current assets
Cash	6,804,579	2,863,597
Accounts receivable	1,642,990	1,411,368
Biological assets	1,723,342	1,361,273
Inventory	5,021,290	3,490,591
Prepaid expenses and other assets	420,336	359,230
Total current assets	15,612,537	9,486,059
Property and equipment	8,820,897	7,469,962
Notes receivable	2,449,122	-
Warrants asset	1,761,382	-
Intangible assets and goodwill	725,668	725,668
Deferred tax assets	246,294	-
TOTAL ASSETS	29,615,900	17,681,689

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	1,358,962	1,434,536
Current portion of lease liabilities	925,976	633,716
Current portion of long-term debt	780,358	1,113,525
Business acquisition consideration payable	360,000	360,000
Unearned revenue	-	24,285
Derivative liability	7,471,519	783,854
Income tax payable	873,388	344,366
Total current liabilities	11,770,203	4,694,282
Lease liabilities	1,972,082	1,379,374
Long-term debt	82,346	1,198,336
Convertible debentures	2,459,924	1,228,104
TOTAL LIABILITIES	16,284,555	8,500,096

EQUITY
Share capital	24,593,422	21,858,827
Shares issuable	-	35,806
Contributed surplus	8,186,297	6,505,092
Accumulated other comprehensive loss	(108,069)	(109,613)
Accumulated deficit	(20,353,629)	(21,114,998)
Equity attributable to shareholders	12,318,021	7,175,114
Non-controlling interest	1,013,324	2,006,479
TOTAL EQUITY	13,331,345	9,181,593
TOTAL LIABILITIES AND EQUITY	29,615,900	17,681,689

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)	Two months ended December 31,
	2023	2022
	$	$
Revenue
Product sales	3,542,037	2,782,125
Service revenue	96,050	-
Total revenue	3,638,087	2,782,125

Cost of goods sold
Cost of finished cannabis inventory sold	(1,404,323)	(1,264,131)
Cost of service revenues	(89,210)	-
Gross profit, excluding fair value items	2,144,554	1,517,994
Realized fair value loss amounts in inventory sold	(460,647)	(395,201)
Unrealized fair value gain on growth of biological assets	686,867	435,897
Gross profit	2,370,774	1,558,690
Expenses
Accretion expense	216,493	94,411
Amortization of property and equipment	186,415	89,735
General and administrative	1,437,353	1,009,355
Share-based compensation	104,359	-
Total expenses	1,944,620	1,193,501
Income from operations	426,154	365,189
Other income and (expense)
Interest expense	(69,164)	(70,262)
Other income	49,678	1,777
Gain on debt settlement	-	-
Unrealized loss on marketable securities	-	-
Unrealized gain on derivative liability	336,981	-
Unrealized gain on warrants asset	400,016	-
Loss on disposal of property and equipment	(87,699)	-
Total other income (expense), net	629,812	(68,485)
Income from operations before taxes	1,055,966	296,704
Income tax (Note 20)	(383,539)	(54,811)
Net income	672,427	241,893
Other comprehensive income (items that may be subsequently reclassified to profit and loss):
Currency translation gain	6,106	-
Total comprehensive income	678,533	241,893
Gain per share attributable to shareholders – basic and diluted	0.00	0.00
Weighted average shares outstanding – basic and diluted	182,005,886	169,193,812

Net income for the year attributable to:
Non-controlling interest	29,607	-
Shareholders	642,820	241,893
Net income	672,427	241,893

Comprehensive income for the year attributable to:
Non-controlling interest	29,607	-
Shareholders	648,926	241,893
Total comprehensive income	678,533	241,893

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

STATEMENT OF CHANGES IN EQUITY	Number of common shares	Share capital	Shares issuable	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$	$
Balance - October 31, 2023	182,005,886	24,593,422	-	8,081,938	(114,175)	(20,996,449)	983,717	12,548,453
Stock option vesting expense	-	-	-	104,359	-	-	-	104,359
Currency translation gain	-	-	-	-	6,106	-	-	6,106
Net income	-	-	-	-	-	642,820	29,607	672,427
Balance – December 31, 2023	182,005,886	24,593,422	-	8,186,297	(108,069)	(20,353,629)	1,013,324	13,331,345

STATEMENT OF CHANGES IN EQUITY	Number of common shares	Share capital	Shares issuable	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$	$
Balance - October 31, 2022	170,632,611	21,858,827	35,806	6,505,092	(109,613)	(21,356,891)	2,006,479	8,939,700
Net loss	-	-	-	-	-	241,893	-	241,893
Balance – December 31, 2022	170,632,611	21,858,827	35,806	6,505,092	(109,613)	(21,114,998)	2,006,479	9,181,593

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

CONSOLIDATED STATEMENTS OF CASH FLOWS	Two months ended December 31,
	2023	2022
	$	$
Operating activities
Net income	672,427	241,893
Adjustments for non-cash items in net income:
Amortization of property and equipment	186,415	89,735
Amortization of property and equipment included in costs of inventory sold	209,985	168,139
Amortization of intangible assets	-	-
Unrealized fair value gain on growth of biological assets	(686,867)	(435,897)
Realized fair value loss amounts in inventory sold	460,647	395,201
Deferred income taxes	224,064	-
Stock option expense	104,359	-
Accretion expense	216,493	94,411
Loss on disposal of property and equipment	87,699	-
Unrealized gain on fair value of derivative liability	(336,981)	-
Unrealized gain on warrants asset	(400,016)	-
Currency translation gain	6,610	-
Noncash Items In Net Loss	744,331	553,482
Changes in non-cash working capital	(513,222)	(503,647)
Net cash provided by operating activities	231,109	49,835

Investing activities
Purchase of property and equipment and intangibles	(126,690)	(101,169)
Cash advances and loans made to other parties	(1,018,596)	-
Net cash used in investing activities	(1,145,286)	(101,169)

Financing activities
Proceeds from convertible debentures	-	2,000,000
Proceeds from long-term debt	-	-
Proceeds from private placement	-	-
Repayment of long-term debt	(568,166)	(364,414)
Repayment of convertible debentures	(126,978)	(15,000)
Payments of lease principal	(444,347)	(288,039)
Net cash provided by (used in) financing activities	(1,139,491)	1,332,547

Change in cash	(2,053,668)	1,281,213
Cash, beginning	8,858,247	1,582,384
Cash, ending	6,804,579	2,863,597

Grown Rogue International Inc.

Notes to the Consolidated Financial Statements

For the transition period ended December 31, 2023, and the years ended October 31, 2023, 2022, and 2021

Expressed in United States Dollars, unless otherwise indicated

26.	SUBSEQUENT EVENTS

26.1	Purchase of Ross Lane, Oregon Farm Property

On January 12, 2024, the Company executed the option to purchase the Ross Lane property located in Central Point, Oregon for total consideration of $1,525,000.

26.2	New Jersey Retail Investment

On January 17, 2024, the Company announced that it formed Grown Rogue Retail Ventures LLC and signed a definitive agreement on January 16, 2024, to invest in and support Nile of NJ LLC, a company that is developing an adult-use dispensary in West New York, New Jersey. The investment is in the form of a secured note, in which the Company advanced $500,000 pursuant to this secured note on February 13, 2024. These retail operations will be supported with products from a cultivation facility under development.

26.3	Warrants Acceleration

On March 1, 2024, the Company announced it has accelerated the expiry date of an aggregate of 23,270,249 common share purchase warrants comprised of the December Warrants, July Warrants and August Warrants. The Company issued the notice of acceleration required by the warrant certificates governing these warrants on March 1, 2024, thereby accelerating the expiry date to 90 days from the date of notice. As of April 10, 2024, all 23,270,249 common share purchase warrants were exercised for an aggregate of 23,270,249 common shares for aggregate gross proceeds of approximately US$4.7 million.

26.4	Illinois Expansion

On March 5, 2024, the Company announced it signed a definitive agreement to form Rogue EBC, LLC, a joint venture with EBC Ventures. The joint venture has entered into a definitive agreement to acquire 100% of CannEquality, LLC, which holds a craft growers license with the Illinois Department of Agriculture. Grown Rogue will own 70% of the joint venture and has agreed to contribute up to US$6,000,000 to support the development of the facility. The joint venture agreement includes multiple purchase options, which ultimately give Grown Rogue the ability to acquire 100% of the membership interests of the joint venture.

26.5	Grown Rogue Increases Ownership of Michigan Operations

On April 25, 2024, the Company announced that it has increased ownership in its Michigan operations from 52.2% to 80% in two transactions for total consideration of US$2.8M, with US$0.2M paid in cash and US$2.6M paid by way of 4 year sellers’ notes. Grown Rogue increased its ownership in Golden Harvests, the entity that controls its Michigan operations, operating out of an 80,000 sq ft facility that contains approximately 15,000 square feet of flowering bench space. We purchased the total remaining minority interest in Canopy for US$0.8M, which includes a 20% down payment in cash and monthly payments for a period of 4 years with an interest rate of 5.2% per annum. Additionally, the Company purchased 20% of the minority interest in Golden Harvests for US$2.0M, which includes minimum quarterly payments in cash for a period of 4 years. The transaction provides for a valuation of Golden Harvests at US$10.0M. All payments owing to the sellers are expected to be completed with cash on hand and cash generated from operations. The Company retains the option to acquire the remaining 20% of Golden Harvests at a fair market valuation.

Grown Rogue International Inc.

Condensed Consolidated Statements of Financial Position

Expressed in United States Dollars

	September 30, 2024	December 31, 2023
	$	$
ASSETS
Current assets
Cash and cash equivalents	5,591,717	6,804,579
Accounts receivable (Note 18)	2,661,399	1,642,990
Biological assets (Note 3)	2,927,578	1,723,342
Inventory (Note 4)	2,786,665	5,021,290
Prepaid expenses and other assets	717,132	420,336
Current portion of notes receivable (Note 6.3)	4,296,264	-
Total current assets	18,980,755	15,612,537
Property and equipment (Note 8)	11,014,651	8,820,897
Notes receivable (Note 6.3)	4,098,019	2,449,122
Warrants asset (Note 13)	3,832,792	1,761,382
Intangible assets and goodwill (Note 9)	1,257,668	725,668
Deferred tax assets (Note 20)	700,165	246,294
Other investments (Note 6.2)	1,445,911	-
TOTAL ASSETS	41,329,961	29,615,900

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	2,119,223	1,358,962
Current portion of lease liabilities (Note 7)	718,832	925,976
Current portion of long-term debt (Note 10)	558,515	780,358
Current portion of business acquisition consideration payable (Note 5)	505,340	360,000
Derivative liability (Note 11)	13,222,933	7,471,519
Income tax payable	2,110,216	873,388
Convertible debentures (Note 11)	1,832,511	-
Total current liabilities	21,067,570	11,770,203
Lease liabilities (Note 7)	3,617,628	1,972,082
Long-term debt (Note 10)	1,542,088	82,346
Convertible debentures (Note 11)	-	2,459,924
Business acquisition consideration payable (Note 5)	2,189,486	-
TOTAL LIABILITIES	28,416,772	16,284,555

EQUITY
Share capital (Note 12)	38,610,317	24,593,422
Contributed surplus (Notes 13 and 14)	8,301,073	8,186,297
Accumulated other comprehensive loss	(116,440)	(108,069)
Accumulated deficit	(34,885,068)	(20,353,629)
Equity attributable to shareholders	11,909,882	12,318,021
Non-controlling interests (Note 23)	1,003,307	1,013,324
TOTAL EQUITY	12,913,189	13,331,345
TOTAL LIABILITIES AND EQUITY	41,329,961	29,615,900

Commitments and contingencies (Note 24)

Subsequent events (Note 25)

Approved on behalf of the Board of Directors:
Signed “J. Obie Strickler”, Director	Signed “Stephen Gledhill”, Director

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.

Grown Rogue International Inc.

Condensed Consolidated Statements of Loss

Expressed in United States Dollars

	Three months ended September 30, 2024	Three months ended October 31, 2023	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$	$	$
Revenue
Product sales	6,288,724	6,083,480	19,669,591	17,893,629
Service revenue	703,990	438,811	1,695,726	929,016
Total revenue	6,992,714	6,522,291	21,365,317	18,822,645

Cost of goods sold
Cost of finished cannabis inventory sold	(3,554,113)	(3,005,867)	(9,894,320)	(9,118,395)
Costs of service revenue	(46,968)	(84,005)	(206,669)	(308,641)
Gross profit, excluding fair value items	3,391,633	3,432,419	11,264,328	9,395,609
Realized fair value loss amounts in inventory sold	(824,728)	(743,981)	(2,772,840)	(1,966,436)
Unrealized fair value gain on growth of biological assets	1,357,031	1,721,172	2,065,695	2,724,925
Gross profit	3,923,936	4,409,610	10,557,183	10,154,098
Expenses
Amortization of property and equipment (Note 8)	261,750	198,819	728,095	463,002
General and administrative (Note 19)	2,390,671	1,881,389	7,418,538	4,930,635
Share option expense	294,807	97,256	379,178	290,491
Total expenses	2,947,228	2,177,464	8,525,811	5,684,128
Income from operations	976,708	2,232,146	2,031,372	4,469,970
Other income and (expense)
Interest expense	(101,742)	(85,426)	(271,065)	(271,112)
Accretion expense	(771,484)	(428,823)	(1,531,551)	(862,624)
Other (expense) income	(258,357)	34,224	51,927	217,713
Unrealized loss on derivative liability	(378,587)	(3,884,176)	(13,584,791)	(4,627,858)
Unrealized gain on warrants asset	115,104	129,113	2,071,411	129,113
Gain (loss) on disposal of property and equipment	10,000	(13,881)	7,823	(13,881)
Total expense, net	(1,385,066)	(4,248,969)	(13,256,246)	(5,428,649)
Loss from operations before taxes	(408,358)	(2,016,823)	(11,224,874)	(958,679)
Income tax (Note 20)	(258,882)	4,499	(1,181,888)	(296,178)
Net loss	(667,240)	(2,012,324)	(12,406,762)	(1,254,857)
Other comprehensive income (loss) (items that may be subsequently reclassified to profit & loss)
Currency translation gain (loss)	(499)	(5,479)	(8,371)	(3,140)
Total comprehensive loss	(667,739)	(2,017,803)	(12,415,133)	(1,257,997)
Loss per share attributable to owners of the parent – basic	(0.00)	(0.01)	(0.06)	(0.01)
Weighted average shares outstanding – basic	221,208,264	178,428,331	205,003,077	173,392,341
Gain (loss) per share attributable to owners of the parent – diluted	(0.00)	(0.01)	0.01	(0.01)
Weighted average shares outstanding – diluted	249,839,967	178,428,331	232,053,367	173,392,341

Net income (loss) for the period attributable to:
Non-controlling interest	130,777	91,036	270,977	210,129
Shareholders	(798,017)	(2,103,360)	(12,677,739)	(1,464,986)
Net loss	(667,240)	(2,012,324)	(12,406,762)	(1,254,857)

Comprehensive income (loss) for the period attributable to:
Non-controlling interest	130,777	91,036	270,977	210,129
Shareholders	(798,516)	(2,108,839)	(12,686,110)	(1,468,126)
Total comprehensive loss	(667,739)	(2,017,803)	(12,415,133)	(1,257,997)

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.

In these unaudited interim consolidated financial statements, other income and (expense) includes accretion expense and comparative periods have been conformed to current period.

Grown Rogue International Inc.

Condensed Consolidated Statements of Changes in Equity

Expressed in United States Dollars

	Number of common shares*	Number of subordinate voting shares*	Number of multiple voting shares**	Number of total shares**	Share capital	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non-controlling interests	Total equity
	#	#	#	#	$	$	$	$	$	$
Balance – December 31, 2023	182,005,886	-	-	182,005,886	24,593,422	8,186,297	(108,069)	(20,353,629)	1,013,324	13,331,345
Conversion of options to common shares (Note 12.1)	1,933,750	1,582,558	-	3,516,308	624,360	(264,402)	-	-	-	359,958
Partial settlement of July Convertible Debentures for common shares (Note 12.3)	5,388,062	-	-	5,388,062	3,626,489	-	-	-	-	3,626,489
Full settlement of December Convertible Debentures for common shares (Note 12.2)	336,775	2,076,750	-	2,413,525	1,413,901	-	-	-	-	1,413,901
Full settlement of August Convertible Debentures for common shares (Note 12.4)	5,682,083	-	-	5,682,083	3,821,599	-	-	-	-	3,821,599
Exercise of warrants relating to December Convertible Debentures (Note 12.5)	6,716,499	-	-	6,716,499	1,239,446	-	-	-	-	1,239,446
Exercise of warrants relating to July Convertible Debentures (Note 12.5)	13,737,500	-	-	13,737,500	2,836,445	-	-	-	-	2,836,445
Exercise of warrants relating to August Convertible Debentures (Note 12.5)	2,816,250	-	-	2,816,250	581,569	-	-	-	-	581,569
Issuance costs on proceeds received from warrants exercises (Note 12.5)	-	-	-	-	(126,914)	-	-	-	-	(126,914)
Investment in Grown Rogue West New York, LLC (Note 23.2)	-	-	-	-	-	-	-	-	650,000	650,000
Dividend issued from Golden Harvests, LLC to minority owner	-	-	-	-	-	-	-		(360,000)	(360,000)
Grown Rogue Unlimited, LLC buyout of Canopy Management, LLC and Canopy Management, LLC’s acquisition of 20% of Golden Harvests, LLC (Note 23.1)	-	-	-	-	-	-	-	(2,424,694)	-	(2,424,694)
Grown Rogue Unlimited, LLC buyout of Canopy Management, LLC and acquisition of 20% of Golden Harvests, LLC (Note 23.1)	-	-	-	-	-	-	-	570,994	(570,994)	-
Stock options vesting expense	-	-	-	-	-	379,178	-	-	-	379,178
Share Reorganization (Note 12.6)	(218,616,805)	143,421,865	75,195	(75,119,745)	-	-	-	-	-	-
Share Reorganization (Note 12.6)	-	75,194,940	(75,195)	75,119,745	-	-	-	-	-	-
Currency translation loss	-	-	-	-	-	-	(8,371)			(8,371)
Net income (loss)	-	-	-	-	-	-		(12,677,739)	270,977	(12,406,762)
Balance – September 30, 2024	-	222,276,113	-	222,276,113	38,610,317	8,301,073	(116,440)	(34,885,068)	1,003,307	12,913,189

*	As of June 24, 2024, the Company completed a reorganization of the Company’s share capital (the “Share Reorganization”), in which the common shares of the Company were replaced with subordinate voting shares (“SV Shares”) and a new class of unlisted multiple voting shares (“MV Shares”) was created. Thus, additional shares issued after the Share Reorganization are reflected in the issuance of SV Shares.
**	As of the consolidated statements of financial position dated September 30, 2024, total common shares outstanding were 222,276,113, in which all MV Shares have been converted into SV Shares.

Grown Rogue International Inc.

Condensed Consolidated Statements of Changes in Equity

Expressed in United States Dollars

	Number of common shares	Share capital	Contributed surplus	Accumulated other comprehensive loss	Accumulated deficit	Non- controlling interests	Total equity
	#	$	$	$	$	$	$
Balance – January 31, 2023	170,832,611	21,894,633	6,560,714	(111,035)	(19,531,463)	773,588	9,586,437
Stock options vesting expense	-	-	288,971	-	-	-	288,971
Vireo Growth warrants swap	-	-	1,232,253	-	-	-	1,232,253
Settlement of convertible debentures for common shares (Note 12.2)	11,173,275	2,698,789	-	-	-	-	2,698,789
Currency translation loss	-	-	-	(3,140)	-	-	(3,140)
Net income (loss)	-	-	-		(1,464,986)	210,129	(1,254,857)
Balance – October 31, 2023	182,005,886	24,593,422	8,081,938	(114,175)	(20,996,449)	983,717	12,548,453

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.

Grown Rogue International Inc.

Condensed Consolidated Statements of Cash Flow

Expressed in United States Dollars

	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$
Operating activities
Net loss	(12,406,762)	(1,254,857)
Adjustments for non-cash items in net income (loss):
Amortization of property and equipment	728,095	463,002
Amortization of property and equipment included in costs of inventory sold	1,554,747	1,481,110
Unrealized fair value gain amounts on growth of biological assets	(2,065,695)	(2,724,925)
Realized fair value loss amounts in inventory sold	2,772,840	1,966,436
Deferred income taxes	(453,871)	(470,358)
Share option expense	379,178	288,971
Accretion expense	1,531,551	862,624
Loss on equity method investment	534,089	-
Loss on disposal of property and equipment	(7,823)	13,881
Unrealized loss on fair value of derivative liability	13,584,791	4,563,498
Unrealized gain on warrants asset	(2,071,411)	(129,113)
Currency translation loss	(8,371)	(3,143)
Loss on acquisition of non-controlling interest paid in shares	-	64,360
Noncash Items In Net Loss	4,071,358	5,121,486
Changes in non-cash working capital (Note 15)	939,242	(257,878)
Net cash provided by operating activities	5,010,600	4,863,608

Investing activities
Purchase of property and equipment and intangibles	(1,267,534)	(1,420,404)
Cash advances and loans made to other parties	(5,981,851)	(1,430,526)
Repayment of NJ Retail promissory note	250,000	-
Acquisition of Canopy Management, LLC and Golden Harvests, LLC	(588,149)	-
Equity investment in ABCO Garden State LLC	(1,980,000)	-
Net cash used in investing activities	(9,567,534)	(2,850,930)

Financing activities
Proceeds from convertible debentures	-	6,000,000
Proceeds from warrants exercises	4,657,460	-
Proceeds from options exercises	359,958	-
Proceeds from sale of membership units of subsidiary	650,000	-
Payment of equity and debt issuance costs	(126,914)	-
Repayment of long-term debt	(910,602)	(1,211,100)
Repayment of convertible debentures	(430,828)	(246,006)
Payments of lease principal	(855,002)	(1,185,371)
Net cash provided by financing activities	3,344,072	3,357,523

Change in cash and cash equivalents	(1,212,862)	5,370,201
Cash and cash equivalents, beginning	6,804,579	3,488,046
Cash and cash equivalents, ending	5,591,717	8,858,247

Supplemental cash flow disclosures (Note 16)

The accompanying notes form an integral part of these unaudited condensed interim consolidated financial statements.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

1.	CORPORATE INFORMATION

These unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2024, and October 31, 2023, include the accounts of Grown Rogue International Inc. and its subsidiaries. The registered office is located at 40 King St W Suite 5800, Toronto, ON M5H 3S1.

Grown Rogue International Inc.’s subsidiaries and ownership thereof are summarized in the table below.

Company	Ownership	Defined Term
Grown Rogue International Inc.	100% owner of GR Unlimited	The “Company”
Grown Rogue Unlimited, LLC	100% by the Company	“GR Unlimited”
Grown Rogue Gardens, LLC	100% by Grown Rogue Unlimited, LLC	“GR Gardens”
GRU Properties, LLC	100% by Grown Rogue Unlimited, LLC	“GRU Properties”
GRIP, LLC	100% by Grown Rogue Unlimited, LLC	“GRIP”
Grown Rogue Distribution, LLC	100% by Grown Rogue Unlimited, LLC	“GR Distribution”
Rogue EBC, LLC	70% by Grown Rogue Unlimited, LLC*	“Rogue EBC”
Cannequality, LLC	100% by Rogue EBC*	“Cannequality”
GR Michigan, LLC	87% by Grown Rogue Unlimited, LLC	“GR Michigan”
Canopy Management, LLC	100% by Grown Rogue Unlimited, LLC	“Canopy”
Golden Harvests LLC	80% by Canopy Management, LLC	“Golden Harvests”
Grown Rogue Retail Ventures, LLC	100% by Grown Rogue Unlimited, LLC	“GR Retail”
Grown Rogue West New York, LLC	43.48% by Grown Rogue Retail Ventures, LLC**	“West NY”

*	The Company consolidated 70% of Rogue EBC’s business activity under International Financial Reporting Standards (“IFRS”) 11 – Joint Arrangements. Cannequality is wholly owned by Rogue EBC, in which Cannequality is the legal entity that holds the acquired cannabis license for Rogue EBC’s joint arrangement operations. When regulatory milestones are achieved, the Company plans to dissolve Cannequality.
**	The Company, through its subsidiary GR Retail invested $500,000 in the equity of West NY. West NY is a lender to a retail business in New Jersey.

The Company is primarily engaged in the business of growing and selling cannabis products. The primary cannabis product produced and sold is cannabis flower.

2.	SIGNIFICANT ACCOUNTING POLICIES AND JUDGMENTS AND DEFINED TERMS

2.1	Statement of Compliance

These unaudited condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Accounting Standard (“IAS”) 34 - Interim Financial Reporting, using accounting policies consistent with IFRS issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The Company has prepared these unaudited condensed interim consolidated financial statements on the basis that it will continue to operate as a going concern. These unaudited condensed interim consolidated financials are filed on the system for electronic document analysis and retrieval (SEDAR+).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

These unaudited condensed interim financial statements do not include all disclosures required by IFRS for annual audited consolidated financial statements and accordingly should be read in conjunction with our audited consolidated financial statements for the two months ended December 31, 2023, and our audited consolidated financial statements for the year ended October 31, 2023.

The Board of Directors authorized the issuance of these unaudited condensed interim consolidated financial statements on November 13th, 2024.

The principal accounting policies adopted in the preparation of these unaudited condensed interim consolidated financial statements are set forth below.

2.2	Basis of Consolidation

The subsidiaries are those companies controlled by the Company, as the Company is exposed, or has rights, to variable returns from its involvement with the subsidiaries and has the ability to affect those returns through its power over the subsidiaries by way of its ownership and rights pertaining to the subsidiaries. The financial statements of subsidiaries are included in these unaudited condensed interim consolidated financial statements from the date that control commences until the date control ceases. All intercompany balances and transactions have been eliminated upon consolidation.

2.3	Basis of Measurement

These unaudited condensed interim consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments and biological assets, which are measured at fair value, as described herein.

2.4	Change in Fiscal Year End

Effective December 31, 2023, the Company changed its financial year-end to December 31 from October 31. Comparative figures in preparing these unaudited condensed interim consolidated financial statements have been reclassified to conform to the current period presentation, and to reflect the results for the three months and nine months ended October 31, 2023, in the unaudited condensed interim consolidated statements of comprehensive loss, cash flows and changes in equity.

2.5	Functional and Presentation Currency

The Company’s functional currency is the Canadian dollar, and the functional currency of its subsidiaries is the United States (“U.S.”) dollar. These unaudited condensed interim consolidated financial statements are presented in U.S. dollars.

Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates prevailing at the end of the reporting period. All exchange gains and losses are included in the consolidated statements of comprehensive income (loss).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Company are expressed in U.S. dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income (loss) and reported as currency translation reserve in shareholders’ equity.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which, in substance, is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income (loss).

The preparation of these financial statements requires management to make judgments, estimates, and assumptions that affect the application of policies and reported amounts of assets, liabilities, and expenses. Areas that have the most significant effect on the amounts recognized in the financial statements are disclosed in Note 3 of the Company’s consolidated financial statements for the two months ended December 31, 2023. The accounting policies applied in these unaudited condensed interim financial statements are consistent with those used in the Company’s consolidated financial statements for the two months ended December 31, 2023.

2.6	Adoption of New Accounting Pronouncements

Amendments to IAS 1 – Presentation of Financial Statements

The amendment to IAS 1 – Presentation of Financial Statements specifies that the classification of current versus non-current liabilities may change (e.g. convertible debt). Prior to this amendment, the classification of liabilities was considered current when there was no unconditional right to defer settlement for at least twelve months after the reporting date. Under the amendment to IAS 1, the IASB removed the requirement for a right to be unconditional and instead requires that a right to defer settlement must exist at the reporting date and have substance. The amendment is effective for annual periods beginning on or after January 1, 2024. The Company adopted the amendments to IAS 1 effective January 1, 2024, which impacts the classification of the Company’s Financial Statements by recording its convertible debt as a current liability in its condensed consolidated statements of financial position dated September 30, 2024.

2.7	New Accounting Pronouncements

IFRS 18 – Presentation and Disclosures

IFRS 18 – Presentation and Disclosures in Financial Statements will replace IAS 1 – Presentation of Financial Statements. The new standard aims at improving how entities communicate in their financial statements and will be effective for annual periods beginning on or after January 1, 2027. The standard is applied retrospectively, with specific transition provisions, and early adoption is permitted. The Company is evaluating the impact of this standard on the Company’s consolidated financial statements.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

3.	BIOLOGICAL ASSETS

Biological assets consist of cannabis plants, which reflect measurement at fair value less costs to sell (“FVLCTS”). Changes in the carrying amounts of biological assets for the nine months ended September 30, 2024, and the two months ended December 31, 2023, are as follows:

	Nine months ended	Two months ended
	September 30, 2024	December 31, 2023
	$	$
Beginning balance	1,723,342	1,566,822
Increase in biological assets due to capitalized costs	5,360,242	1,057,764
Change in FVLCTS due to biological transformation	2,065,695	686,867
Transferred to inventory upon harvest	(6,221,701)	(1,588,111)
Ending balance	2,927,578	1,723,342

FVLCTS is determined using a model which estimates the expected harvest yield for plants currently being cultivated, and then adjusts that amount for the expected selling price and also for any additional costs to be incurred, such as post-harvest costs.

The following significant unobservable inputs, all of which are classified as level 3 on the fair value hierarchy, were used by management as part of this model:

-	Expected costs required to grow the cannabis up to the point of harvest

-	Estimated selling price per pound

-	Expected yield from the cannabis plants

-	Estimated stage of growth – the Company applied a weighted average number of days out of the approximately 62-day growing cycle that biological assets have reached as of the measurement date based on historical evidence. The Company assigns fair value according to the stage of growth and estimated costs to complete cultivation.

			Impact of 20% change
	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Estimated selling price per (pound)	$459	$938	$764,431	$335,193
Estimated stage of growth	72%	55%	$541,596	$285,243
Estimated flower yield per harvest (pound)	3,858	2,972	$541,596	$285,243

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

4.	INVENTORY

The Company’s inventory composition is as follows:

	September 30, 2024	December 31, 2023
	$	$
Raw materials	576,664	503,216
Work in process	1,658,376	3,979,335
Finished goods	551,625	538,739
Ending balance	2,786,665	5,021,290

The cost of inventories, excluding changes in fair value, included as an expense and included in cost of goods sold for the nine months ended September 30, 2024, was $9,894,320 (for the nine months ended October 31, 2023 - $9,118,395). The cost of inventories, excluding changes in fair value, included as an expense and included in cost of goods sold for the three months ended September 30, 2024, was $3,554,113 (for the three months ended October 31, 2023 - $3,005,867).

5.	BUSINESS COMBINATIONS

The following table summarizes the movement in business acquisition consideration payable.

Business acquisition consideration payable	$
Acquisition date fair value (Note 5.2)	370,537
Payments (Note 5.2)	(8,000)
Application of prepayments (Note 5.2)	(4,000)
Accretion (Note 5.2)	1,463
Balance – December 31, 2023	360,000
Buyout of Canopy minority interest (Note 5.1)	780,000
Acquisition of an additional 20% membership units in Golden Harvest (Note 5.2)	1,644,695
Canopy buyout payments (Note 5.1)	(228,149)
Golden Harvests 20% acquisition payments (Note 5.2)	(360,000)
Accretion	498,280
Balance – September 30, 2024	2,694,826

5.1	Canopy Buyout

On April 24, 2024, the Company acquired the 13% non-controlling interest in Canopy, after which the Company owned a 100% interest in Canopy, for aggregate consideration of $780,000 comprised of upfront cash payments of $156,000 and deferred cash payments of $624,000. The deferred cash payments are to be paid in 48 equal installments with a 5.21% interest rate applied. Consideration remaining to be paid at the date of these unaudited condensed interim consolidated financial statements included cash payments of $620,478.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

5.2	Golden Harvests

On May 1, 2021, the Company acquired a controlling 60% interest in Golden Harvests for aggregate consideration of $1,007,719 comprised of 1,025,000 common shares of the Company with a fair value of $158,181 and cash payments of $849,536. Consideration remaining to be paid at the date of these unaudited condensed interim consolidated financial statements included cash payments of $360,000. During the year ended October 31, 2023, 200,000 common shares issuable since May 1, 2021, with an aggregate fair value of $35,806, were issued.

On December 1, 2021, the Company and the seller of the 60% controlling interest in Golden Harvests agreed to extend the due date of the cash portion of business acquisition consideration payable until December 31, 2024, in exchange for monthly payments at a rate of 18% per annum. The Company may pay all or part of the cash portion of the business acquisition consideration payable prior to December 31, 2024.

On April 24, 2024, the Company acquired an additional 20% interest in Golden Harvests for aggregate consideration of $2,342,207 comprised of deferred cash payments of $2,000,0000 (the Initial Purchase Price or “IPP”) plus true-up amounts (the Additional Purchase Price or “APP”). The IPP is to be paid for in thirteen quarterly installments beginning on January 1, 2025. The Company may pay all or part of the cash portion of the business acquisition consideration payable after January 1, 2025. IPP remaining to be paid at the date of these unaudited condensed interim consolidated financial statements included cash payments of $2,000,000. The IPP was recorded at its fair value at the date of inception of $1,644,695.

The APP is calculated on a distribution equivalent basis whereby the seller receives a true-up payment pro-rata based on the proportion of remaining IPP balance at the time of the distribution payment made to the Company. If distribution equivalent amounts in any quarter are in excess of the minimum interest amounts, then no minimum interest amount is due. The distribution equivalent is reduced pro-rata in accordance with amounts paid down against sellers IPP.

6.	OTHER INVESTMENTS, PURCHASE DEPOSITS AND NOTES RECEIVABLE

6.1	Investment in Assets Sold by High Street Capital Partners, LLC (“HSCP”)

On February 5, 2021, the Company agreed to acquire substantially all of the assets of the growing and retail operations pursuant to the HSCP Transaction, for an aggregate total of $3,000,000 in consideration, payable in a series of tranches, subject to receipt of all necessary regulatory and other approvals. A payment of $250,000 was to be due at closing and the payment of the remaining purchase price was to depend on the timing of the closing. The Company also executed the HSCP Management Services Agreement (“MSA”), pursuant to which the Company agreed to pay $21,500 per month as consideration for services rendered thereunder, until the completion of the HSCP Transaction. In accordance with the MSA, the Company owned all production from the growing assets derived from the growing operations of HSCP, and the Company operated the growing facility of HSCP under the MSA until receipt of the necessary regulatory approvals relating to the acquisition by the Company of HSCP’s growing assets. The Company had no involvement with the retail operations contemplated in the agreement until the HSCP Transaction was completed.

On April 14, 2022, the HSCP Transaction closed with modifications to the original terms: the retail purchase was mutually terminated, and total consideration for the acquisition was reduced to $2,000,000. Upon closing, the Company had paid $750,000 towards the acquisition, and owed a principal sum of $1,250,000 as a Secured Promissory Note, which was fully paid during the two months ended December 31, 2023.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

6.2	Investment in ABCO Garden State, LLC (“ABCO”)

On October 4, 2023, the Company announced that it signed a definitive agreement with an option to acquire 70% of ABCO, pending regulatory approval from the New Jersey Cannabis Regulatory Commission (“CRC”). As of May 31, 2024, the Company executed the first option to acquire a 44% membership interest in ABCO. ABCO received licensing approval from the CRC and has an annual NJ cultivation license with local zoning, planning approvals and sufficient power supply. The Company purchased the first option to acquire 44% of ABCO for total consideration of $1,257,142, which has been paid via conversion of previously advanced amounts. The Company may exercise the second option to purchase an additional 26% membership interest in ABCO, pending regulatory approval, two years after operations commence. The purchase price for the second option is $722,858, which remains classified as Other Investments.

6.3	Notes Receivable

Transactions related to the Company’s notes receivable for the nine months ended September 30, 2024, and the two months ended December 31, 2023, include the following:

	Notes
Movement in notes receivable	6.3.1	6.3.2	6.3.3	6.3.4	6.3.5	Total $
Balance – October 31, 2023	1,178,860	251,667	-	-	-	1,430,526
Advances	982,757	-	-	-	-	982,758
Accrued interest	30,755	5,083	-	-	-	35,838
Balance – December 31, 2023	2,192,372	256,750	-	-	-	2,449,122
Advances	1,847,141	-	1,150,000	400,000	2,500,000	5,897,141
Accrued interest	337,548	9,667	66,250	23,410	39,521	476,396
Repayments	(161,959)	(266,417)	-	-	-	(428,376)
Balance – September 30, 2024	4,215,102	-	1,216,250	423,410	2,539,521	8,394,283
Current portion	1,333,333	-	-	423,410	2,539,521	4,296,264
Non-current portion	2,881,769	-	1,216,250	-	-	4,098,019

6.3.1	ABCO Promissory Note (Formerly Iron Flag Promissory Note)

On October 3, 2023, GR Unlimited executed the ABCO Promissory Note with ABCO’s affiliate, Iron Flag LLC, to fund tenant improvements and for general working capital at the 50,000 square foot facility leased by ABCO for use in ABCO’s cannabis cultivation operations under construction and estimated to be completed in the third quarter of 2024.

Pursuant to the ABCO Promissory Note, GR Unlimited shall make the maximum amount available in one or more advances in an aggregate amount not to exceed $4,000,000. Interest on the outstanding principal borrowed shall accrue at a rate of 12.5% per annum commencing with respect to each advance and accruing until the date the standing advances and all accrued interest is paid in full. As of the unaudited condensed interim consolidated statements of financial position dated September 30, 2024, the Company has advanced the full $4M agreed to under the ABCO Promissory Note. An additional $2,054,782 has been funded, of which $1,257,142 has been converted to equity in ABCO, and $797,640 remains outstanding which will inure to the payment of the option for the remaining 26% equity that can be exercised two years from the commencement of operations.

As at September 30, 2024, the outstanding balance of the ABCO Promissory Note was $3,888,889 (December 31, 2023 - $2,152,859) and the accrued interest was $326,213 (December 31, 2023 - $30,755).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

6.3.2	New Jersey Retail Promissory Note

On October 3, 2023, GR Unlimited executed a promissory note and advanced $250,000 to an individual representing the principal amount of the note. Pursuant to the promissory note agreement, interest on the outstanding principal borrowed shall accrue at a rate of 12% per annum provided that, if the extended maturity date of the note is triggered, interest shall accrue on the outstanding balance commencing on the maturity date and ending on the extended maturity date of the promissory note.

As at September 30, 2024, the outstanding balance of the promissory note was $nil (December 31, 2023 - $250,000) and accrued interest was $nil (December 31, 2023 - $5,083) as the total balance was fully paid.

6.3.3	Convertible Note

On January 16, 2024, the Company signed a definitive agreement to invest in the development of an adult-use dispensary in West New York, New Jersey. As part of this agreement, GR Unlimited executed a secured convertible promissory note and initially advanced $500,000 to Nile of NJ LLC, a New Jersey limited liability company. The Company advanced an additional $650,000 to Nile of NJ LLC. Pursuant to the secured convertible promissory note agreement, interest on the outstanding principal borrowed shall accrue at a rate of 10%. The Company received equity investments of $600,000 into Retail Ventures from various parties including $500k from related parties to fund this investment.

As at September 30, 2024, the outstanding balance of the convertible promissory note was $1,150,000 (December 31, 2023 - nil ), and the accrued interest was $66,250 (December 31, 2023 - nil ).

6.3.4	ABCO Bridge Note

On June 3, 2024, GR Unlimited executed a promissory note and advanced $400,000 to ABCO representing the principal amount of the note. Pursuant to this promissory note, interest on the outstanding principal borrowed shall accrue at a rate of 18% per annum provided that the extended maturity date is not triggered, in which interest shall accrue at a rate of 22% on the outstanding balance commencing on the maturity date and ending on the extended maturity date.

As at September 30, 2024, the outstanding balance of the promissory note was $400,000 (December 31, 2023 - nil ), and the accrued interest was $23,410 (December 31, 2023 - nil ).

6.3.5	ABCO Drawdown Promissory Note

On June 24, 2024, GR Unlimited executed a promissory note and advanced $500,000 to ABCO. Pursuant to this note, GR Unlimited shall make the maximum amount available to ABCO in one or more advances in an aggregate amount not to exceed $3,000,000. Interest on the outstanding principal borrowed shall accrue at a rate of 10.5% per annum.

As at September 30, 2024, the outstanding balance of the promissory note was $2,500,000 (December 31, 2023 - nil ), and the accrued interest was $39,521 (December 31, 2023 - nil ).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

7.	LEASES

The following is a continuity schedule of lease liabilities.

	September 30, 2024	December 31, 2023
	$	$
Balance - beginning	2,898,058	2,918,683
Additions	2,293,404	528,980
Disposals	-	(105,258)
Interest expense on lease liabilities	221,191	58,361
Payments	(1,076,193)	(502,708)
Balance - ending	4,336,460	2,898,058
Current portion	718,832	925,976
Non-current portion	3,617,628	1,972,082

Set out below are undiscounted minimum future lease payments after September 30, 2024:

Total future minimum lease payments ($)
Less than one year	1,054,089
Between one and five years	5,188,197
Total minimum lease payments	6,242,286
Less amount representing interest	(1,905,826)
Present value of minimum lease payments	4,336,460

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

8.	PROPERTY AND EQUIPMENT

	Computer and Office Equipment	Production Equipment and Other	Land	Leasehold Improvements	Right-of- use Assets	Total
	$	$	$	$	$	$
COST
Balance – October 31, 2023	16,283	974,429	-	8,969,127	6,263,363	16,223,202
Additions	-	14,109	-	226,921	528,980	770,010
Disposals	-	(70,198)	-	(131,646)	(185,826)	(387,670)
Balance – December 31, 2023	16,283	918,340	-	9,064,402	6,606,517	16,605,542
Additions	-	12,820	1,533,793	510,198	2,293,404	4,350,213
Disposals	-	-	-	(5,122)	-	(5,122)
Balance – September 30, 2024	16,283	931,160	1,533,793	9,569,478	8,899,921	20,950,633
ACCUMULATED AMORTIZATION
Balance – October 31, 2023	16,283	401,339	-	3,824,967	3,227,347	7,469,936
Amortization for the period	-	26,866	-	197,164	285,392	509,422
Disposals	-	(54,726)	-	(47,038)	(92,949)	(194,713)
Balance – December 31, 2023	16,283	373,479	-	3,975,093	3,419,790	7,784,645
Amortization for the period	-	100,335	-	927,787	1,126,159	2,154,281
Disposals	-	-	-	(2,945)	-	(2,945)
Balance – September 30, 2024	16,283	473,814	-	4,899,935	4,545,949	9,935,981
NET BOOK VALUE
Balance – December 31, 2023	-	544,861	-	5,089,309	3,186,727	8,820,897
Balance – September 30, 2024	-	457,346	1,533,793	4,669,540	4,353,972	11,014,651

For the nine months ended September 30, 2024, amortization capitalized into inventory was $1,426,186 (December 31, 2023 - $323,007) and expensed amortization was $728,095 (December 31, 2023 - $186,415).

9.	INTANGIBLE ASSETS AND GOODWILL

Indefinite lived intangible assets and goodwill	September 30, 2024	December 31, 2023
	$	$
Balance – beginning	725,668	725,668
Additions – grower licenses	532,000	-
Balance – ending	1,257,668	725,668

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

10.	LONG-TERM DEBT

Transactions related to the Company’s long-term debt for the nine months ended September 30, 2024, and the two months ended December 31, 2023, include the following:

	Note
Movement in long-term debt	10.1	10.2	10.3	10.4	10.5	10.6	10.7	Total $
Balance – October 31, 2023	350,000	375,095	385,762	197,597	80,063	-	-	1,388,517
Interest accretion	-	18,355	15,418	3,811	4,769	-	-	42,353
Debt and interest payments	(350,000)	(4,167)	(4,167)	(125,000)	(84,832)	-	-	(568,166)
Balance – December 31, 2023	-	389,283	397,013	76,408	-	-	-	862,704
Additions to debt	-	-	-	-	-	1,285,000	662,251	1,947,251
Interest accretion	-	28,867	37,300	10,644	-	63,289	61,150	201,250
Debt and interest payments	-	(339,584)	(352,952)	(66,484)	-	(94,229)	(57,352)	(910,601)
Balance – September 30, 2024	-	78,566	81,361	20,567	-	1,254,060	666,049	2,100,603
Current portion	-	78,566	81,361	20,567	-	144,426	233,595	558,515
Non-current portion	-	-	-	-	-	1,109,634	432,454	1,542,088

	Note
Undiscounted future payments at:	10.1	10.2	10.3	10.4	10.5	10.6	10.7	Total $
December 31, 2023	-	427,083	428,824	88,298	-	-	-	944,205
September 30, 2024	-	87,500	86,287	65,442	-	1,421,542	820,638	2,481,409
Current portion	-	87,500	86,287	65,442	-	224,782	328,255	792,266
Non-current portion	-	-	-	-	-	1,196,760	492,383	1,689,143

10.1	12.5% Note Payable Owed by GR Distribution to HSCP with Original Principal Amount of $1,250,000

On April 14, 2022, the Company purchased indoor growing assets from HSCP (Note 6.1). Purchase consideration included a secured promissory note payable with a principal sum of $1,250,000, of which $500,000 was due on August 1, 2022 and $750,000 was due on May 1, 2023, before amendment of the agreement, which is described below. Collateral for the secured promissory note payable is comprised of the assets purchased.

On August 1, 2022, the terms of the secured promissory note between GR Distribution and HSCP, were amended. As amended, the secured promissory note will be fully settled by two principal amounts of $500,000 and $750,000 due on May 1, 2023. Beginning on August 1, 2022, and continuing until repaid in full, the unpaid portion of the first principal amount will accrue simple interest at a rate per annum of 12.5%, payable monthly. In the event the Company raises capital, principal payments shall be made as follows. If the capital raise is less than or equal to $2 million, then 25% of the capital raise shall be paid against the principal payment of $500,000 due to HSCP on May 1, 2023 (“First Principal Payment”); if the capital raise is greater than $2 million and less than or equal to $3 million, then $250,000 shall be paid against the First Principal Payment; and if the capital raise is greater than $3 million, then $500,000 shall be paid against the First Principal Payment.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

On May 1, 2023, the terms of the secured promissory note were amended for a second. Under the second amendment, the secured promissory note will be fully settled in two principal amounts. On May 1, 2023, the $500,000 principal payment plus all accrued but unpaid interest under the first amendment was due and payable. The remaining principal balance of $500,000, which bore no interest, was due and payable as follows: $150,000 due and payable on August 1, 2023; $150,000 due and payable on November 1, 2023; and $200,000 due and payable on December 31, 2023. The balance was fully paid during the two months ended December 31, 2023.

10.2	10% Note Payable Owed by Golden Harvests with Original Principal Amount of $250,000

On May 1, 2021, the Company assumed a note payable owed by Golden Harvests (Note 5.2) with a carrying value of $227,056. The note is for a principal amount of $250,000, interest paid monthly at 10% per annum, and a maturity date of January 14, 2024. After the maturity date, additional interest payments are due quarterly, at amounts that cause total interest paid over the life of the debt to equal $250,000. The note is reported at amortized cost using an effective interest rate of approximately 33%. During the nine months ended September 30, 2024, and the two months ended December 31, 2023, the Company made principal and interest payments of $339,584 and $4,167 respectively.

10.3	10% Note Payable Owed by GR Distribution with Original Principal Amount of $250,000

On January 27, 2021, debt was issued by GR Distribution with a principal amount of $250,000, interest paid monthly at 10% per annum, and a maturity date of January 27, 2024. After the maturity date, additional interest payments are due quarterly, at amounts that cause total interest paid over the life of the debt to equal $250,000. The note is reported at amortized cost using an effective interest rate of approximately 27%. During the nine months ended September 30, 2024, and the two months ended December 31, 2023, the Company made principal and interest payments of $352,953 and $4,167 respectively.

10.4	10% Note Payable Owed by GR Distribution with Original Principal Amount of $125,000

On November 23, 2020, debt was issued by GR Distribution with a principal amount of $125,000, interest paid monthly at 10% per annum, and a maturity date of November 23, 2023. After the maturity date, additional interest payments are due quarterly, at amounts that cause total interest paid over the life of the debt to equal $125,000. The note is reported at amortized cost using an effective interest rate of approximately 27%. During the nine months ended September 30, 2024, and the two months ended December 31, 2023, the Company made principal and interest payments of $66,484 and $125,000, respectively.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

10.5	0% Stated Rate Note Payable Owed by Canopy with Original Principal Amount of $600,000 and Royalty Payments to Lenders

On March 20, 2020, debt with a principal amount of $600,000 was received under a secured debt investment of $600,000. It carries a two-year term, with monthly payments of principal commencing June 15, 2020, and with payments calculated at 1% of cash sales receipts of Golden Harvests. Once the principal is repaid, each investor receives a monthly royalty of 1% per $100,000 invested of cash receipts for sales by Golden Harvests. The royalty commenced in December 2021, at which time principal was repaid, and is payable monthly for a period of two years. The royalty maximum is two times the amount of principal invested, and the royalty minimum is equal to the principal loaned. The Company has the right, but not the obligation, to terminate royalty payments from any lender by paying an amount equal to the original principal invested by such a lender. The debt is reported at the carrying value of the probability-weighted estimated future cash flows of all payments under the agreement at amortized cost using the effective interest method, at an effective interest rate of approximately 73%. A portion of this debt is due to related parties (Note 17.5). During the two months ended December 31, 2023, the balance was fully paid.

10.6	Note Payable Owed by GRU Properties, LLC with Original Principal Amount of $1,285,000

On January 12, 2024, debt with a principal amount of $1,285,000 was received, secured by deed of trust of $1,285,000. Interest is paid at the higher of 5% or the London Interbank Offered Rate (‘LIBOR”) for the first twelve months. For the thirteenth month to the twenty-fourth month, interest is paid at the higher of 6% or the LIBOR and for twenty-fifth month to the thirty-sixth month, interest is paid at the higher of 7% or the LIBOR. Interest is paid at the end of the month in arrears and is computed based on a 30-day month and has a maturity date of December 1, 2027. The note is reported at amortized cost using an effective rate of approximately 7.2%. During the nine months ended September 30, 2024, the Company made principal and interest payments of $94,229.

10.7	Note Payable Owed by ABCO Gardens State, LLC, with Original Principal Limit Amount of $1,100,000

On March 15, 2024, GR Unlimited guaranteed a note payable owed by ABCO Gardens State, LLC, with an original principal limit amount of $1,100,000. The note allows the Company to borrow any amount which is more than $150,000 but less than the loan limit of $1,100,000. All advances in aggregate should not exceed the loan limit of $1,100,000. Each advance will be subjected to a 1.55% origination fee payable to the lender at the time of the advance, which can be deducted from the advance. Interest is paid at 17.32% per annum and each advance has a maturity date of 3 years after the effective date of the advance. Interest only will be payable on the 15th of the next month following the effective date of the advance and continuing for six months. At any time after the Company has paid twelve months’ worth of interest, the Company may repay the note in full following written notice to the lender. The principal and interest payments for the note payable are to be made by GR Unlimited, in which the principal loan balance has been added to the ABCO Promissory Note and is considered an advance issued by GR Unlimited. During the nine months ended September 30, 2024, the Company made principal and interest payments of $57,352.

10.8	Accrued Interest Payable

Accrued interest payable on long-term debt at September 30, 2024, was $nil (December 31, 2023 - $nil ).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

11.	CONVERTIBLE DEBENTURES

Transactions relating to the Company’s convertible debentures for the nine months ended September 30, 2024, and the two months ended December 31, 2023, include the following:

	Note
Movement in convertible debt	11.1	11.2	Total
Balance – October 31, 2023	$247,316	2,165,446	$2,412,762
Interest accretion	11,672	162,468	174,140
Debt and interest payments	(7,875)	(119,103)	(126,978)
Balance – December 31, 2023	$251,113	$2,208,811	$2,459,924
Debt settlement through conversion of shares	(277,092)	(751,514)	(1,028,606)
Interest accretion	42,844	789,177	832,021
Debt and interest payments	(16,865)	(413,963)	(430,828)
Balance – September 30, 2024	-	$1,832,511	$1,832,511
Current portion	-	$1,832,511	$1,832,511
Non-current portion	-	-	-

11.1	9% Convertible Debentures with Original Principal Amount of $2,000,000

On December 5, 2022, the Company announced the closing of a non-brokered private placement of the Convertible debentures with aggregate principal amount of $2,000,000 issued in December 2022. (“December Convertible Debentures”). The December Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 36 months from the date of issue. The December Convertible Debentures are convertible into common shares of the Company at a conversion price of CAD$0.20 per common share. Additionally, on closing, the Company issued to the purchasers of the December Convertible Debentures an aggregate of 6,716,499 warrants, that represents 50% coverage of each purchaser’s Convertible Debenture investment (“December Warrants”). The December Warrants are exercisable for a period of three years from issuance into common shares at an exercise price of $0.25 CAD per common share. The Company has the right to accelerate the warrants if the closing share price of the common shares on the Canadian Securities Exchange is CAD$0.40 or higher for a period of 10 consecutive trading days.

During the nine months ended September 30, 2024, the Company issued the notice of acceleration dated March 1, 2024, required by the warrant certificates governing the December Warrants, which accelerated the expiry date to 90 days from the date of notice. During the nine months ended September 30, 2024, a total of 6,716,499 common share purchase warrants were issued for 6,716,499 common shares (Note 12.5).

11.1.1	Debt Settlement Through Conversion of Shares

During the nine months ended September 30, 2024, the Purchasers of the December Convertible Debentures fully converted an aggregate total of convertible debenture principal of $277,092 at CAD$0.20 per share into 2,413,525 common shares.

The derivative liability was not remeasured at September 30, 2024, given that the December Convertible Debentures were fully settled.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

11.2	9% Convertible Debentures with Original Principal Amount of $5,000,000

On July 13, 2023, the Company announced the closing of a non-brokered private placement of unsecured the convertible debentures with an aggregate principal amount of $5,000,000 (“July Convertible Debentures”). The July Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 48 months from the date of issue. The July Convertible Debentures are convertible into common shares of the Company at a conversion price of CAD$0.24 per common share, at any time on or prior to the maturity date. Additionally, on closing, the Company issued to the Subscribers of the July Convertible Debentures an aggregate of 13,737,500 warrants, that represents one-half of one warrant for each CAD$0.24 of Principal amount subscribed (“July Warrants”). The July Warrants are exercisable for a period of three years from issuance into common shares at an exercise price of CAD$0.28 per common share. The Company has the right to accelerate the warrants if the closing share price of the common shares on the Canadian Securities Exchange is CAD$0.40 or higher for a period of 10 consecutive trading days.

During the nine months ended September 30, 2024, the Company issued the notice of acceleration dated March 1, 2024, required by the warrant certificates governing the July Warrants, which accelerated the expiry date to 90 days from the date of notice. During the nine months ended September 30, 2024, 13,737,500 common share purchase warrants were issued for 13,737,500 common shares (Note 12.5).

11.2.1	Debt Settlement Through Conversion of Shares

During the nine months ended September 30, 2024, Purchasers of the July Convertible Debentures converted an aggregate total of convertible debenture principal of $423,515 at CAD$0.28 per share into 5,388,062 common shares.

The conversion feature of the July Convertible Debentures gives rise to the derivative liability reported on the unaudited condensed interim consolidated statements of financial position at September 30, 2024. The derivative liability is remeasured at fair value through profit and loss at each reporting period using the Black-Scholes option pricing model. The fair value of the derivative liability at September 30, 2024, was estimated to be $13,222,934 (December 31, 2023 - $5,824,496) using the following assumptions:

Expected dividend yield	Nil
Risk-free interest rate	2.70%
Expected life	2.78 years
Expected volatility	93.24%

11.2.2	9% Convertible Debentures with Original Principal Amount of $1,000,000

On August 17, 2023, the Company announced that it had closed the second and final tranche of a non-brokered private placement of unsecured convertible debentures for gross proceeds of $1,000,000 (“August Convertible Debentures”), for a total aggregate principal amount under both tranches of $6,000,000 with the July Convertible Debentures. Additionally, on closing, the Company issued to Subscribers under the second tranche an aggregate of 2,816,250 common share purchase warrants (“August Warrants”). The terms of the August Convertible Debentures and August Warrants issued as part of this second tranche are the same as those issued in the July Convertible Debentures and July Warrants.

During the nine months ended September 30, 2024, the Company issued the notice of acceleration dated March 1, 2024, required by the warrant certificates governing the August Warrants, which accelerated the expiry date to 90 days from the date of notice. During the nine months ended September 30, 2024, 2,816,250 purchase warrants were issued for 2,816,250 common shares (Note 12.5).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

11.2.3	Debt Settlement Through Conversion of Shares

During the nine months ended September 30, 2024, Purchasers of the August Convertible Debentures converted an aggregate total of convertible debenture principal of $328,000 at CAD$0.28 per share into 5,682,083 common shares to fully settle the convertible debenture.

The derivative liability was not remeasured at September 30, 2024, given that the August Convertible Debentures were fully settled.

12.	SHARE CAPITAL AND SHARES ISSUABLE

The Company was previously authorized to issue an unlimited number of common shares at no par value and an unlimited number of preferred shares issuable in series.

Effective June 24, 2024, the Company completed the Share Reorganization to redesignate its existing class of common shares without par value in the Company’s capital as SV Shares and create a new class of unlisted MV Shares. As of the unaudited condensed interim consolidated statements of financial position dated September 30, 2024, total common shares outstanding were 222,276,113, in which all MV Shares have been converted into SV Shares.

During the nine months ended September 30, 2024, the following share transactions occurred:

12.1	3,516,308 Common Shares Issued for Option Exercise

The Company 3,516,308 common shares with an aggregate fair value of $624,360, as holders opted to convert their options.

12.2	2,413,525 Common Shares Issued to Fully Settle the December Convertible Debentures

The Company issued 2,413,525 common shares with an aggregate fair value of $1,413,901, as all holders opted to convert their convertible debentures.

12.3	5,388,062 Common Shares Issued to Partially Settle July Convertible Debentures

The Company issued 5,388,062 common shares with an aggregate fair value of $3,626,489, as few holders opted to convert their convertible debentures.

12.4	5,682,083 Common Shares Issued to Fully Settle August Convertible Debentures

The Company issued 5,682,083 common shares with an aggregate fair value of $3,821,599, as all holders opted to convert their convertible debentures.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

12.5	23,270,249 Common Shares Issued for Warrant Exercise

During the nine months ended June 30, 2024, the Company issued 23,270,249 common shares for total proceeds of $4,657,460 gross of issuance costs of $126,914.

The Company issued 6,716,499 common shares for total proceeds of $1,239,446 relating to the December Convertible Debentures which had a warrant strike price of CAD$0.25 per share.

The Company issued 13,737,500 common shares for total proceeds of $2,836,445 relating to the July Convertible Debentures which had a warrant strike price of CAD$0.28 per share.

The Company also issued 2,816,250 common shares for total proceeds of $581,569 relating to the August Convertible Debentures which had a warrant strike price of CAD$0.28 per share.

12.6	Share Reorganization

On June 24, 2024, the Company completed the Share Reorganization as approved by the Company’s shareholders at its annual and special meeting. Pursuant to the Share Reorganization, the Company amended its articles to redesignate its existing class of common shares without par value in the capital of the Company as SV Shares and created a new class of unlisted MV Shares. The SV Shares can be converted into MV Shares at a conversion ratio of 1,000:1, and the MV Shares carry 1,000 votes per share.

During the two months ended December 31, 2023, no share transactions occurred.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

13.	WARRANTS

The following table summarizes the warrant activities for the nine months ended September 30, 2024, and the two months ended December 31, 2023:

	Number	Weighted Average Exercise Price (CAD$)
Balance – October 31, 2022	33,510,696	0.28
Issuance pursuant to the December Convertible Debentures (Note 11.1)	6,716,499	0.25
Issuance pursuant to the July Convertible Debentures (Note 11.2)	13,737,500	0.28
Issuance pursuant to the August Convertible Debentures (Note 11.2)	2,816,250	0.28
Issued pursuant to the Consulting Agreement with Vireo Growth Inc. (Note 13.1)	8,500,000	0.23
Expiration of warrants pursuant to Feb 2021 subscriptions	(8,200,000)	0.20
Expiration of warrants pursuant to the Offering (Special warrant issue)	(23,162,579)	0.30
Expiration of warrants to terminate purchase agreement	(2,148,117)	0.44
Balance – December 31, 2023	31,770,249	0.23
Conversion to common shares pursuant to the December Convertible Debentures	(6,716,499)	0.25
Conversion to common shares pursuant to the July Convertible Debentures	(13,737,500)	0.28
Conversion to common shares pursuant to the August Convertible Debentures	(2,816,250)	0.28
Balance – September 30, 2024	8,500,000	0.23

As at September 30, 2024, the following warrants were issued and outstanding:

Exercise price (CAD$)	Warrants outstanding	Life (years)	Expiry date
0.225	8,500,000	4.02	October 05, 2028
0.225	8,500,000	4.02

13.1	Vireo Growth Consulting Agreement (formerly Goodness Growth)

The Consulting Agreement with Vireo Growth Inc. (“Vireo Growth”) was executed as of May 24, 2023, whereby GR Unlimited will support Vireo Growth in the optimization of its cannabis flower products, with a particular focus on improving the quality and yield of top-grade “A” cannabis flower across its various operating markets, starting with Maryland and Minnesota.

As part of this strategic agreement, Vireo Growth is obligated to issue 10,000,000 warrants to purchase 10,000,000 subordinate voting shares of Vireo Growth to the Company, with a strike price equal to CAD$0.317 (US$0.233), being a 25.0 percent premium to the 10-day volume weighted average price (“VWAP”) of Vireo Growth’s subordinate voting shares prior to the effective date of the Consulting Agreement. Similarly, the Company issued 8,500,000 warrants to purchase 8,500,000 common shares of the Company to Vireo Growth, with a strike price equal to CAD$0.225 (US$0.166), being a 25.0 percent premium to the 10-day VWAP of the Company’s common shares prior to the effective date of the Consulting Agreement. Also see Subsequent Events.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

The Company first measured and recognized the fair value ($1,232,253) of the warrants using a Black-Scholes option pricing model as of the warrants’ deemed issuance date, which was the effective date of the Consulting Agreement (May 24, 2023). The Company and Vireo Growth issued and exchanged the warrants on October 5, 2023, at which time the carrying value ($1,232,253) of the warrants issued and received was recorded to equity and Warrants Asset, respectively.

The Warrants Asset is remeasured at fair value through profit and loss at each reporting period using the Black-Scholes option pricing model. The fair value of the Warrants Asset at September 30, 2024, was estimated to be $3,832,792 (December 31, 2023 - $1,761,382) using the following assumptions:

Expected (strike) price	0.317
Risk-free interest rate	2.70%
Expected life	4.02 years
Expected volatility	99%

14.	STOCK OPTIONS

The following table summarizes the stock option movements for the nine months ended September 30, 2024, and the two months ended December 31, 2023:

	Number	Exercise price (CAD$)
Balance – October 31, 2023	11,205,000	0.17
Granted to employees	100,000	0.39
Granted to service providers	500,000	0.39
Expiration of options to employees	(5,000)	0.15
Balance – December 31, 2023	11,800,000	0.18
Granted to employees	4,845,000	0.84
Granted to service providers	1,910,000	0.84
Options exercised into common shares	(3,565,000)	0.15
Expiration of options employees	(25,000)	0.15
Balance – September 30, 2024	14,965,000	0.48

14.1	Stock Options Granted

During the nine months ended September 30, 2024, 6,755,000 options were granted to employees and service providers (for the two months ended December 31, 2023 – 600,000).

The fair value of the options granted during the nine months ended September 30, 2024 was approximately $2,411,071 (CAD$3,258,515) and the two months ended December 31, 2023, was approximately $112,078 (CAD$148,466), which was estimated at the grant dates based on the Black-Scholes option pricing model, using the following assumptions:

Expected dividend yield	Nil
Risk-free interest rate	3.78%
Expected life	3.02 years
Expected volatility	86%

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

The vesting terms of options granted during the nine months ended September 30, 2024, are set out in the table below:

Number granted	Vesting terms
50,000	100% of the options vest on August 31, 2025
6,705,000	1/3 of the Options vest on each of December 31, 2024, 2025 and 2026
6,755,000

The vesting terms of options granted during the two months ended December 31, 2023, are set out in the table below:

Number granted	Vesting terms
100,000	50% on one year anniversary of grant date, 50% on second anniversary of grant date
500,000	Monthly over a year
600,000

14.2	Stock Options Issued and Outstanding

As at September 30, 2024, the following stock options were issued and outstanding:

Exercise price (CAD$)	Options outstanding	Number exercisable	Remaining Contractual Life (years)	Expiry period
0.15	200,000	200,000	0.13	November 2024
0.30	1,000,000	1,000,000	0.58	April 2025
0.16	1,150,000	1,150,000	0.65	May 2025
0.15	85,000	85,000	1.10	November 2025
0.15	300,000	300,000	1.55	April 2026
0.15	4,475,000	4,475,000	2.28	January 2027
0.30	400,000	116,666	2.96	September 2027
0.39	600,000	416,666	3.13	November 2027
084	5,355,000	-	2.92	August 2027
0.84	1,400,000	-	4.92	August 2029
0.48	14,965,000	7,743,332	2.52

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

15.	CHANGES IN NON-CASH WORKING CAPITAL

The changes to the Company’s non-cash working capital for the nine months ended September 30, 2024, and the nine months ended October 31, 2023, are as follows:

	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$
Accounts receivable	(1,018,409)	(832,878)
Inventory and biological assets	194,683	(225,775)
Prepaid expenses	(296,796)	(30,442)
Accounts payable and accrued liabilities	822,936	828,511
Income tax payable	1,236,828	30,730
Unearned revenue	-	(28,024)
Total	939,242	(257,878)

16.	SUPPLEMENTAL CASH FLOW DISCLOSURE

	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$
Interest paid	271,177	259,401
Fair value of common shares issued to settle convertible debentures (Note 12.2, 12.3 and 12.4)	8,861,989	2,698,789
Right-of-use assets acquired through leases (Note 7)	2,293,404	1,864,780
Note payable to HSCP used to acquire assets (Note 10.1)	-	350,000
Note payable to PMW LLC to acquire assets (Note 10.7)	662,251	-
Note payable to Lender Capital, LLC to acquire Ross Lane Property (Note 10.6)	1,285,000	-

17.	RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2024, the Company incurred the following related party transactions.

17.1	Transactions with the President & Chief Executive Officer (“CEO”)

Through its wholly owned subsidiary, GRU Properties, the Company leases an outdoor grow property located in Trail, Oregon, owned by the Company’s President and CEO (“Trail”). The lease was extended during the year ended October 31, 2021, with a term through December 31, 2025. Lease charges of $54,000 (nine months ended October 31, 2023 – $54,000) were incurred for nine months ended September 30, 2024. The lease liability for Trail at September 30, 2024, was $84,011 (December 31, 2023 - $129,401).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

During the year ended October 31, 2021, the Company leased an outdoor post-harvest facility located in Medford, Oregon (“Lars”), a facility which is beneficially owned by the CEO, with a term through June 30, 2026. Lease charges for Lars of $147,518 (nine months ended October 31, 2023 - $159,135) were incurred for the nine months ended September 30, 2024. The lease liability for Lars at September 30, 2024, was $326,423 (December 31, 2023 - $445,708).

Leases liabilities payable to the CEO were $410,434 in aggregate at September 30, 2024 (December 31, 2023 - $575,109).

During the year ended October 31, 2023, the Company, through GR Unlimited, acquired 87% of the membership units of Canopy from the CEO. All payments necessary for GR Unlimited to exercise its option to acquire 87% of Canopy were equal to payments made by Canopy to purchase a controlling 60% interest of Golden Harvests for aggregate consideration of $1,007,719 comprised of 1,025,000 common shares of the Company with a fair value of $158,181 and cash payments of $849,536. Following GR Unlimited’s acquisition of 87% of the membership units of Canopy in January of 2023, Canopy became owned 87% by GR Unlimited; 7.5% by officers and directors; and 5.5% by the CEO. (Also see Note 23.1).

During April 2024, the Company, through GR Unlimited, acquired the remaining 13% of the membership units in Canopy. As part of this transaction, the Company purchased the CEO’s 5.5% membership interest in Canopy. The consideration due to the CEO is comprised of an upfront cash payment of $66,000 and deferred cash payments of $264,000. (Also see Note 5.1).

17.2	Transactions with Spouse of CEO

During the nine months ended September 30, 2024, the Company incurred expenses of $75,384 (nine months ended October 31, 2023 - $75,769) for salary paid to the spouse of the CEO. At September 30, 2024, accounts and accrued liabilities payable to this individual were $2,308 (December 31, 2023 - $3,846).

During the nine months ended September 30, 2024, the spouse of the CEO exercised 500,000 stock options into common share. The Company also issued 300,000 stock options during the nine months ended September 30, 2024.

17.3	Transactions with Michigan General Manager (“GM”)

Through its subsidiary, Golden Harvests, the Company leased Morton, owned by the Company’s GM, that is located in Michigan, with a lease term through January 2026. Lease charges of $162,000 (nine months ended October 31, 2023 - $154,000) were incurred during the nine months ended September 30, 2024. The lease liability of Morton at September 30, 2024, was $255,170 (December 31, 2023 - $350,668).

Through its subsidiary, Golden Harvests, the Company also leased Morton Annex located in Michigan, which is owned by the Company’s GM. The lease term was extended during the two months ended December 31, 2023, through November 2024. Lease charges of $250,000 (nine months ended October 31, 2023 - $580,000) were incurred during the nine months ended September 30, 2024. The lease liability of Morton Annex at September 30, 2024, was $nil (December 31, 2023 - $239,871).

During April 2024, the Company, through Canopy, acquired an additional 20% of the membership units in Golden Harvest from the GM for aggregate consideration of $1,644,695, comprised of deferred cash payments of $2,000,0000 plus true-up amounts. A distribution of $360,000 was paid to the GM during the nine months ended September 30, 2024 and true-up amounts of $360,000 were paid to the GM.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

17.4	Transactions with Key Management Personnel

Key management personnel consist of the President and CEO, the Chief Financial Officer (“CFO”), GM and the Senior Vice President (“SVP”)* of the Company. The compensation to key management is presented in the following table:

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2024	October 31, 2023	September 30, 2024	October 31, 2023
	$	$	$	$
Salaries and consulting fees	306,759	394,373	621,959	766,118
Royalty fees paid to GM	-	-	323,000	-
Stock option expense	82,655	55,575	87,422	149,422
Total	389,414	449,948	1,032,381	915,540

*	SVP ’s effective last day was December 31, 2023.

Stock options granted to key management personnel and close family members of key management personnel include the following. During the nine months ended September 30, 2024, 1,400,000 options were granted to the CEO; 170,000 options granted to the CFO, and 300,000 options granted to the GM. During the nine months ended September 30, 2024, the CFO exercised 1,000,000 stock options into common shares. During the two months ended December 31, 2023, no options were granted to key management personnel.

During the nine months ended September 30, 2024, options of 250,000 were exercised into common shares by a Director. Options of 510,000 were also granted to Directors during the nine months ended September 30, 2024.

Accounts payable, accrued liabilities, and lease liabilities due to key management at September 30, 2024, totaled $3,122,109 (December 31, 2023 - $1,230,808).

17.5	Debt Balances and Movements with Related Parties

The following table sets out portions of debt pertaining to related parties:

	CEO	SVP	Director	GM	Total
	$	$	$	$	$
Balance – October 31, 2023	6,670	13,345	20,018	360,000	400,033
Interest	399	794	1,190	10,800	13,183
Payments	(7,069)	(14,139)	(21,208)	(10,800)	(53,216)
Balance – December 31, 2023	-	-	-	360,000	360,000
Borrowed	264,000	-	120,000	1,644,695	2,028,695
Interest	4,726	-	2,149	535,708	542,583
Payments	(30,524)	-	-13,875	(408,600)	(452,999)
Balance – September 30, 2024	238,202	-	108,274	2,131,803	2,478,279

*	SVP’s effective last day was December 31, 2023.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

Pursuant to the loan and related agreements transacted during the year ended October 31, 2020, the CEO, SVP, and a director obtained 5.5%; 1%; and 2.5% of GR Michigan, respectively; third parties obtained 4% as part of the agreements, such that GR Michigan has a 13% non-controlling interest (Note 23.1). These parties, except the CEO, obtained the same interests in Canopy; the CEO obtained 92.5% of Canopy Management, of which 87% was acquired by the Company in January 2023 (Note 23.2); all payments necessary for the Company to exercise its option to acquire 87% of Canopy were equal to payments made by Canopy to purchase a controlling 60% interest of Golden Harvests. Interest payments of $48,600 were made on the business acquisition consideration payable of $360,000 for the nine months ended September 30, 2024 ($10,400 for the two months ended December 31, 2023). (Alse see Note 5.2).

Pursuant to the Canopy purchase agreement executed on April 24, 2024, the Company, through GR Unlimited, acquired the remaining 13% of the membership units in Canopy. As part of this transaction, the Company purchased a 5.5% membership interest in Canopy from the CEO, comprised of an upfront cash payment of $66,000 and deferred cash payments of $264,000. Additionally, the Company purchased a 2.5% membership interest in Canopy from a Director, comprised of an upfront cash payment of $66,000 and deferred cash payments of $264,000. The deferred cash payments are to be paid in 48 equal installments with a 5.21% interest rate applied. Principal payments of $25,798 and interest payments of $4,726 were made on the business acquisition consideration payable ($264,000) due to the CEO for the nine months ended September 30, 2024 ($nil for the two months ended December 31, 2023). Principal payments of $11,726 and interest payments of $2,149 were made on the business acquisition consideration payable ($120,000) due to the Director for the nine months ended September 30, 2024 ($nil for the two months ended December 31, 2023). (Also see Note 5.1).

During April 2024, the Company, through Canopy, acquired an additional 20% of the membership units in Golden Harvest from the GM for aggregate present value consideration of $1,644,695, comprised of deferred cash payments of $2,000,0000 plus true-up amounts. Pursuant to the purchase agreement executed on April 24, 2024, the deferred cash payments are to be paid in thirteen quarterly installments beginning on January 1, 2025. True-up payments of $360,000 were made on the business acquisition consideration payable of $1,644,695 for the nine months ended September 30, 2024 ($nil for the two months ended December 31, 2023). (Also see Note 5.2).

18.	FINANCIAL INSTRUMENTS

18.1	Market Risk (Including Interest Rate Risk, Currency Risk and Other Price Risk)

Market risk is the risk that the fair value or cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk reflects interest rate risk, currency risk and other price risks.

18.1.1	Interest Rate Risk

At September 30, 2024, and December 31, 2023, the Company’s exposure to interest rate risk relates to long term debt and finance lease obligations; each of these items bear interest at a fixed rate.

18.1.2	Currency Risk

As at September 30, 2024, the Company had a portion of its accounts payable and accrued liabilities denominated in Canadian dollars which amounted to CAD$203,112 (CAD $155,679 at December 31, 2023). The Company also has derivative liabilities of $13,222,933 which are based on the underlying price of the Company’s stock in Canadian Dollars. The Company is exposed to the risk of fluctuation in the rate of exchange between the Canadian Dollar and the United States Dollar.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

18.1.3	Other Price Risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign currency risk and a change in the price of cannabis. The Company is exposed to price risk related to its derivative liabilities and warrant assets which are based on the underlying value of the Company stock. The Company is not exposed to significant other price risks.

18.2	Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a loss for the other party by failing to pay for its obligation.

Credit risk to the Company is derived from cash, trade accounts receivable, and notes receivable. The Company places its cash in deposit with United States financial institutions. The Company has established a policy to mitigate the risk of loss related to granting customer credit by primarily selling on a cash-on-delivery basis.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits and notes receivable. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At September 30, 2024 and December 31, 2023, the Company had $4,841,717 and $6,054,579 in excess of the FDIC insured limit, respectively. The Company has loaned ABCO Garden State, LLC $7,697,640 under secured and unsecured notes and advances.

Accounts receivable primarily consist of trade accounts receivable and sales tax receivable. The Company provides credit to certain customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk. Credit risk is assessed on a case-by-case basis and a provision is recorded where required.

The carrying amount of cash, accounts receivable, and notes receivables represent the Company’s maximum exposure to credit risk; the balances of these accounts are summarized in the following table:

	September 30, 2024	December 31, 2023
	$	$
Cash	5,591,717	6,804,579
Accounts receivable	2,661,399	1,642,990
Notes receivable	8,394,283	2,449,122
Total	16,647,399	10,896,691

The allowance for doubtful accounts at September 30, 2024, was $390,604 (December 31, 2023 - $373,393).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

As at September 30, 2024, and December 31, 2023, the Company’s trade accounts receivable were aged as follows:

	September 30, 2024	December 31, 2023
	$	$
Current	1,412,052	604,920
1-30 days	763,496	568,445
31 days older	752,514	732,981
Total trade accounts receivable	2,928,062	1,906,346
GST /HST	123,941	110,037
Provision for bad debt	(390,604)	(373,393)
Total accounts receivable	2,661,399	1,642,990

Major customers are defined as customers that each individually account for greater than 10% of the Company’s annual revenues. During the nine months ended September 30, 2024, there was no major customer that accounted for greater than 10% of revenues (nine months ended October 31, 2023 – no major customer that accounted for greater than 10% of revenues). There was no customer with an accounts receivable balance greater than 10% at September 30, 2024, of the total accounts receivable balance (December 31, 2023 – one major customer comprised 11% of total accounts receivable balance).

18.3	Liquidity Risk

Liquidity risk is the risk that an entity will have difficulties in paying its financial liabilities.

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when they become due. At September 30, 2024, and December 31, 2023, the Company’s working capital accounts were as follows:

	September 30, 2024	December 31, 2023
	$	$
Cash	5,591,717	6,804,579
Current assets excluding cash	13,389,038	8,807,958
Total current assets	18,980,755	15,612,537
Current liabilities	(6,012,126)	(4,298,684)
Working capital	12,968,629	11,313,853

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

The current liabilities included to derive working capital excludes the current portion of convertible debt and derivative liabilities, which has a maturity greater than one year but is classified as current liabilities based on the newly adopted amendment to IAS 1 effective January 1, 2024.

The contractual maturities of the Company’s liabilities occur over the next five years are as follows:

	Year 1	Over 1 Year - 3 Years	Over 3 Years - 5 Years
	$	$	$
Accounts payable and accrued liabilities	2,119,223	-	-
Lease liabilities	718,832	937,627	2,680,001
Convertible debentures	-	1,832,511	-
Debt	558,515	1,542,088	-
Business acquisition consideration payable	505,340	2,189,486	-
Total	3,901,910	6,501,712	2,680,001

18.4	Fair Values

The carrying amounts for the Company’s cash, accounts receivable, prepaid and other assets, accounts payable and accrued liabilities, current portions of debt and debentures payable, unearned revenue, and interest payable approximate their fair values because of the short-term nature of these items.

18.5	Fair Value Hierarchy

A number of the Company’s accounting policies and disclosures require the measurement of fair value for both financial and nonfinancial assets and liabilities. The Company has an established framework, which includes team members who have overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. When measuring the fair value of an asset or liability, the Company uses observable market data as far as possible. The Company regularly assesses significant unobservable inputs and valuation adjustments. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1: unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; or

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

The carrying values of the financial instruments at September 30, 2024, are summarized in the following table:

	Level in fair value hierarchy	Amortized Cost	FVTPL[1]
		$	$
Financial Assets
Cash	Level 1	5,591,717	-
Accounts receivable	Level 2	2,661,399	-
Warrants asset	Level 2	-	3,832,792

Financial Liabilities
Accounts payable and accrued liabilities	Level 2	2,119,223	-
Debt	Level 2	2,100,603	-
Convertible debentures	Level 2	1,832,511	-
Business acquisition consideration payable	Level 2	2,694,826	-
Derivative liabilities	Level 2	-	13,222,933

During the nine months ended September 30, 2024, there were no transfers of amounts between levels.

The carrying values of the financial instruments at December 31, 2023, are summarized in the following table:

	Level in fair value hierarchy	Amortized Cost	FVTPL
		$	$
Financial Assets
Cash	Level 1	6,804,579	-
Accounts receivable	Level 2	1,642,990	-
Warrants asset	Level 2	-	1,761,382

Financial Liabilities
Accounts payable and accrued liabilities	Level 2	1,358,962	-
Debt	Level 2	862,704	-
Convertible debentures	Level 2	2,459,924	-
Business acquisition consideration payable	Level 2	360,000	-
Derivative liabilities	Level 2	-	7,471,519

During the two months ended December 31, 2023, there were no transfers of amounts between levels.

[1]	Fair Value through Profit or Loss (“FVTPL”)

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

19.	GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the three and nine months ended September 30, 2024, and the three and nine months ended October 31, 2023, are as follows:

	Three months ended September 30, 2024	Three months ended October 31, 2023	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$	$	$
Office, banking, travel, and overheads	486,057	429,827	1,416,897	1,450,460
Professional services	121,063	207,868	1,247,910	430,861
Salaries and benefits	1,783,551	1,243,694	4,753,731	3,049,314
General and administrative expenses	2,390,671	1,881,389	7,418,538	4,930,635

20.	INCOME TAXES

The Company is treated as a U.S. corporation for U.S. federal income tax purposes under Internal Revenue Code (“IRC”) Section 7874 and is subject to U.S. federal income tax on its worldwide income. However, for Canadian tax purposes, the Company, regardless of any application of IRC Section 7874, is treated as a Canadian resident company for Canadian income tax purposes as defined in the Income Tax Act (Canada). As a result, the Company is subject to taxation both in Canada and the United States. The Company is also subject to state income taxation in various state jurisdictions in the United States. The Company’s income tax is accounted for in accordance with IAS 12 – Income Taxes.

For the nine months and three months ended September 30, 2024 and October 31, 2023, income taxes expense consisted of:

	Three months ended September 30, 2024	Three months ended October 31, 2023	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$	$	$
Current expense:
Federal	424,476	397,430	1,245,193	599,289
State	57,374	68,429	320,942	167,247
Adjustment to prior years provision versus statutory tax returns	85,722	-	69,622	-
Total current expense:	567,572	465,859	1,635,757	766,536
Deferred expense (benefit):
Federal	(281,033)	(1,354,696)	(289,485)	(1,354,696)
State	(74,270)	(389,828)	(82,721)	(389,828)
Change in unrecognized deductible temporary differences	46,613	1,274,166	(81,663)	1,274,166
Total deferred expense (benefit):	(308,690)	(470,358)	(453,869)	(470,358)
Total income tax expense (benefit):	258,882	(4,499)	1,181,888	296,178

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

The difference between the income tax expense for the three and nine months ended September 30, 2024 and October 31, 2023, and the expected income taxes based on the statutory tax rate applied to gain (loss) from operations before taxes are as follows:

	Three months ended September 30, 2024	Three months ended October 31, 2023	Nine months ended September 30, 2024	Nine months ended October 31, 2023
	$	$	$	$
Gain (loss) from operations before taxes	(408,358)	(2,016,823)	(11,224,874)	(958,679)
Statutory tax rates	31.01%	27.33%	28.92%	28.49%
Expected income tax (recovery)	(126,652)	(551,247)	(3,246,138)	(273,109)
Change in statutory tax rates and FX rates	(193,835)	(15,600)	(37,689)	-
Nondeductible expenses	2,223,334	(1,006,346)	5,120,740	(740,342)
Deferral adjustments	(1,442,176)	1,568,694	(819,414)	1,309,629
Change in unrecognized deductible temporary	(186,951)	-	(81,664)	-
differences
Net operating loss	178,585	-	(2,156)	-
Fiscal year to calendar year adjustment	(279,144)	-	178,585	-
Adjustment to prior years provision versus statutory tax returns	85,722	-	69,622	-
Total income tax expense (benefit):	258,882	(4,499)	1,181,888	296,178

The following tax assets arising from temporary differences and non-capital losses have been recognized in the consolidated financial statements for the nine months ended September 30, 2024, and the two months ended December 31, 2023:

	September 30, 2024	December 31, 2023
	$	$
Property, plant and equipment	216,628	8,061
Inventory	780,104	129,573
ROU Leases	(298,723)	(168,327)
Net Operating Loss Carryforward (federal)	-	274,831
Net Operating Loss Carryforward (state)	2,156	2,156
Net deferred tax assets:	700,165	246,294

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income tax liabilities result primarily from amounts not taxable until future periods. Deferred income tax assets result primarily from operating tax loss carry forwards and temporary differences related to property, plant and equipment and inventory, and have been offset against deferred income tax liabilities. As of September 30, 2024, the Company has estimated Canadian non-capital losses of CAD$9,748,296 and capital losses of CAD$5,168,246. The Canadian non-capital losses are available to be carried forward, to be applied against Grown Rogue International Inc.’s taxable income earned in Canada over the next 20 years and expire between 2030 and 2043. The Canadian capital losses can be carried forward indefinitely. The deferred tax benefit of these Canadian tax losses has not been set up as an asset as it is not probable that sufficient taxable profits will be available for Canadian tax purposes to realize the carryforward of unused tax losses. Additionally, the deferred tax benefit of capitalized transaction costs and startup costs have not been setup as a deferred tax asset since it is not probable that the Company would be able to realize these deductible temporary differences for U.S. tax purposes.

The Company operates in various U.S. state tax jurisdictions and is subject to examination of its income tax returns by tax authorities in those jurisdictions who may challenge any item on these returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. In accordance with IAS 12, the Company recognizes the benefits of uncertain tax positions in our consolidated financial statements only after determining that it is more likely than not that the uncertain tax positions will be sustained. For the nine months ended September 30, 2024 and the two months ended December 31, 2023, the Company did not record an accrual for uncertain tax positions.

The Company files income tax returns in the United States, including various state jurisdictions, and in Canada, which remain open to examination by the respective jurisdictions starting with the 2018 tax year to the present.

Upon filing of its tax return for fiscal year ending October 31, 2023, the Company has adopted a new U.S. federal income tax position as of August 15, 2024, asserting that the restrictions of IRC Section 280E do not apply to the Company’s cannabis operations. The decision to adopt this position is supported by legal interpretations that challenge the Company’s tax liability as determined pursuant to IRC Section 280E. If the Company’s interpretation is upheld, the Company’s financial position could be significantly enhanced by the ability to deduct additional ordinary and necessary business expenses that are non-deductible under IRC Section 280E.

While the Company believes its position is supported by sound legal reasoning, the cannabis industry remains in a complex regulatory environment. The U.S. federal illegality of cannabis poses unique challenges and uncertainties, including the potential for differing interpretations and enforcement actions. The Company is prepared to vigorously defend its tax position if challenged and will continue to monitor legal developments in this matter closely; however, the Company cannot be certain that it will prevail on this issue with the Internal Revenue Service (“IRS”). As a precautionary measure, if the Company were not to prevail on this issue with the IRS, it has set aside reserves to mitigate the potential financial impact of such a determination, which is recognized within the Company’s income tax payable on its condensed interim consolidated statements of financial position (unaudited).

U.S. Federal and state tax laws impose restrictions on net operating loss carryforwards in the event of a change in ownership of the Company, as defined by the IRC Section 382. The Company does not believe that a change in ownership, as defined by IRC Section 382, has occurred but a formal study has not been completed.

U.S. Congress passed the Inflation Reduction Act in August 2022. The Company does not anticipate any impact to its income tax provision as a result of the new U.S. legislation.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

21.	CAPITAL DISCLOSURES

The Company includes equity, comprised of share capital, contributed surplus (including the fair value of equity instruments to be issued), equity component of convertible promissory notes and deficit, in the definition of capital.

The Company’s objectives when managing capital are as follows:

-	to safeguard the Company’s assets and ensure the Company’s ability to continue as a going concern.

-	to raise sufficient capital to finance the construction of its production facility and obtain license to produce recreational marijuana; and

-	to raise sufficient capital to meet its general and administrative expenditures.

The Company manages its capital structure and makes adjustments to, based on the general economic conditions, the Company’s short-term working capital requirements, and its planned capital requirements and strategic growth initiatives.

The Company’s principal source of capital is from the issuance of common shares and debt. In order to achieve its objectives, the Company expects to spend its working capital, when applicable, and raise additional funds as required.

The Company does not have any externally imposed capital requirement.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

22.	SEGMENT REPORTING

Geographical information relating to the Company’s activities is as follows:

Segments	Oregon	Michigan	Other	Services	Total
	$	$	$	$	$
Non-current assets other than financial instruments:
As at September 30, 2024	14,780,668	3,718,369	3,850,169	-	22,349,206
As at December 31, 2023	8,187,649	4,054,332	1,761,382	-	14,003,363

Nine months ended September 30, 2024:
Net revenue	9,572,906	10,096,685	-	1,695,726	21,365,317
Gross profit	3,952,502	5,115,624	-	1,489,057	10,557,183
Gross profit before fair value adjustments	3,933,766	5,841,505	-	1,489,057	11,264,328

Nine months ended October 31, 2023:
Net revenue	9,045,541	8,848,088	-	929,016	18,822,645
Gross profit	4,317,816	5,215,907	-	620,375	10,154,098
Gross profit before fair value adjustments	4,281,520	4,493,714	-	620,375	9,395,609

Three months ended September 30, 2024:
Net revenue	2,865,341	3,423,383	-	703,990	6,992,714
Gross profit	1,777,865	1,489,050	-	657,021	3,923,936
Gross profit before fair value adjustments	902,548	1,832,064	-	657,021	3,391,633

Three months ended October 31, 2023:
Net revenue	2,895,880	3,187,600	-	438,811	6,522,291
Gross profit	2,176,771	1,878,033	-	354,806	4,409,610
Gross profit before fair value adjustments	1,126,059	1,951,554	-	354,806	3,432,419

23.	NON-CONTROLLING INTERESTS

The changes to the non-controlling interest for the nine months ended September 30, 2024, and the two months ended December 31, 2023, are as follows:

	September 30, 2024	December 31, 2023
	$	$
Balance, beginning of period	1,013,324	983,717
Canopy buyout of 13% minority interest	(570,995)	-
and acquisition of an additional 20% of Golden Harvests
Distributions to Golden Harvest minority interest	(360,000)	-
Non-controlling interest share of Golden Harvests	233,532	29,607
Acquisition of 43.48% of West New York	650,000	-
Non-controlling interest share of West New York	37,446	-
Balance, end of period	1,003,307	1,013,324

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

23.1	Non-controlling Interest in Canopy and Golden Harvests

	September 30, 2024	December 31, 2023
	$	$
Current assets	4,234,539	4,521,194
Non-current assets	3,480,721	4,390,297
Current liabilities	5,955,966	2,275,147
Non-current liabilities	54,159	560,425
Net income for the period attributed to non-controlling interest	109,456	29,607

In January of 2023, GR Unlimited exercised its option to acquire 87% of the membership units of Canopy from the CEO. Prior to this, ninety-six percent (96%) of Canopy was owned by officers and directors of the Company, and four percent (4%) was owned by a third party. Ownership by officers and directors, excluding the CEO, was pursuant to agreements which caused their ownership of Canopy to be equal to their ownership in GR Michigan, which total 3.5%. The CEO owned 92.5% of Canopy, which was analogous to the CEO’s 5.5% ownership of GR Michigan, and an additional 87% of Canopy, which was and is equal to the Company’s 87% ownership of GR Michigan. Following GR Unlimited’s acquisition of 87% of the membership units of Canopy in January of 2023, Canopy became owned 87% by GR Unlimited; 7.5% by officers and directors; and 5.5% by the CEO.

In April of 2024, GR Unlimited acquired the remaining 13% membership units of Canopy. Following this acquisition of the additional 13% interest in Canopy, Canopy became wholly owned by GR Unlimited.

In April of 2024, Canopy acquired an additional 20% of the membership units of Golden Harvest. Following the acquisition of an additional 20% interest in Golden Harvest on April 24, 2024, Golden Harvest became 80% owned by Canopy.

23.2	Non-controlling Interest in West New York

	September 30, 2024	December 31, 2023
	$	$
Non-current assets	1,186,861	-
Net income for the period attributed to non-controlling interest	21,321	-

24.	COMMITMENTS AND CONTINGENCIES

On September 22, 2022, the SEC issued an Order Instituting Proceedings pursuant to Section 12(j) of Securities Exchange Act of 1934 (“1934 Act”), against the Company alleging violations of the 1934 Act, as amended, and the rules promulgated thereunder, by failing to timely file periodic reports. Section 12(j) authorizes the SEC as it deems necessary or appropriate for the protection of investors to suspend for a period not exceeding 12 months, or to revoke, the registration of a security if the SEC finds, on the record after notice and opportunity for hearing, that the issuer of such security has failed to comply with any provision of the 1934 Act, as amended, or the rules promulgated thereunder. The Company has filed an answer to the Order Instituting Proceedings and is seeking a hearing in the matter. The Company is currently fully compliant with all of its filings, is vigorously defending itself in the matter, and is preparing to re-register its securities if necessary.

Grown Rogue International Inc.

Notes to the Unaudited Condensed Interim Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2024, and October 31, 2023 (note 2.4)

Expressed in United States Dollars, unless otherwise indicated

25.	SUBSEQUENT EVENTS

25.1	Termination of Advisory Agreement with Vireo Growth Inc.

On October 11, 2024, the Company announced the termination of the advisory agreement with Vireo Growth. As consideration for the early termination, Vireo Growth will forfeit and return for cancellation 4,500,000 of the 8,500,000 share purchase warrants in Grown Rogue International Inc. that are held by Vireo Growth at a CAD$0.225 strike price. Additionally, Vireo Growth will pay the Company US$800,000 in cash. Vireo has the option of deferring the cash payment by making 4 quarterly payments of US$250,000. Grown Rogue will also receive its full consulting fee for the work performed in Q3 2024 and retains its 10,000,000 warrants in Vireo Growth Inc. Subsequent to the unaudited interim consolidated statements of financial position dated September 30, 2024, the Company received a termination fee of $800,000 in cash in accordance with the Consulting Agreement on October 18, 2024.

25.2	ABCO Convertible Note

On October 25, 2024, the Company executed a convertible promissory note with ABCO Garden State, LLC in the amount of $1,050,000. The note is convertible into equity of ABCO at a rate of 1% per $28,571.43 of principal borrowed upon certain future regulatory milestones. The note carries an interest rate of 15% and can be drawn down in increments of $10,000. As of November 13, 2024, the Company had advanced $700k on this promissory note.

25.3	Advances to Nile of NJ LLC under convertible promissory note

On November 1, 2024, the Company through its subsidiary West New York advanced an additional $287,500 to Nile of NJ LLC under a convertible note in the amount of $287,500. West New York concurrently received equity subscriptions of $137,500 in support of this funding.

GROWN ROGUE INTERNATIONAL INC.

$50,000,000

Subordinate Voting Shares
Warrants
Subscription Rights
Debt Securities
Convertible Securities
Units

Prospectus

December [●], 2024

Through and including      , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the Business Corporations Act (Ontario) (the “OBCA”). In accordance with the OBCA and pursuant to our bylaws (our “Bylaws”), subject to certain conditions, we shall, subject to the limitations contained in the OBCA, indemnify our directors and officers, former directors and officers and other individuals who act or acted at our request as a director or officer, or in a similar capacity, of another entity, and their heirs, executors, administrators and other legal personal representatives, from and against:

(i)	any liability and all costs, charges and expense, sustained or incurred in respect of any action, suit or proceeding that is proposed or commenced for or in respect of anything done or permitted by such persons in respect of the execution of the duties of their office; and

(ii)	all other costs, charges and expenses that such persons sustain or incur in respect of our affairs.

Except that no such person shall be indemnified in respect of any liability, costs, charges or expenses sustained or incurred:

(i)	unless they acted honestly and in good faith with a view to our best interests or the best interests of the other entity for which they acted as a director or officer or in a similar capacity at our request, or

(ii)	in any action, suit or other proceeding in which they are adjudged to be in breach of any duty or responsibility imposed by the OBCA, or under any other statute, unless they have achieved complete or substantial success as a defendant.

We may advance money to any indemnified individual for the costs, charges and expenses of a proceeding, provided that they must repay the money if they are found to have violated the foregoing exceptions from indemnification.

Additionally, we may purchase and maintain insurance for the benefit of any indemnified individual against such liabilities, in such amounts as our board of directors may from time to time determine and as permitted by the OBCA.

Insofar as indemnification by us for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to such persons pursuant to the foregoing or otherwise, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event any indemnified individual asserts a claim for indemnification in connection with the successful defense of any action, suit or proceeding resulting from this offering, we will, unless otherwise advised by counsel, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy. We will be governed by the final adjudication of such issue.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have made the sales of unregistered securities set forth below. We believe the following issuances were not subject to or exempt from registration under the Securities Act, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or under Section 4(2) of the Securities Act regarding transactions not involving a public offering, along with applicable Canadian securities law and exemptions.

On January 19, 2021, we completed the first tranche of a private placement of 2,031,784 shares for proceeds of $200,000. On February 5, 2021, we completed the second tranche of the private placement comprised of 8,200,000 units at CAD$0.16 per unit for proceeds of CAD$1,312,000 (U.S.$1,025,000). Each unit was comprised of one subordinate voting share and one warrant to purchase subordinate voting share. Each warrant had an exercise price of CAD$0.20 and a term of two years.

On March 5, 2021, we completed a brokered private placement offering through the issuance of an aggregate of 21,056,890 special warrants at a price of CAD$0.225 per special warrant for aggregate gross proceeds of approximately $3.7 million (CAD$4,737,800). Each special warrant entitled the holder thereof to receive, for no additional consideration, one unit of the Company on the exercise or deemed exercise of the special warrant. Each unit was comprised of one subordinate voting share and one warrant to purchase one subordinate voting share. Each special warrant entitled the holder to receive upon the exercise or deemed exercise thereof, at no additional consideration, 1.10 units (instead of one unit), if we had not received a receipt for a final short form prospectus qualifying distribution of the subordinate voting shares and warrants from the applicable securities regulatory authorities in Canada on or before April 5, 2021. Each special warrant was to be deemed exercised on the date that was the earlier of: (i) the date that was three days following the date on which we obtained receipt from the applicable securities regulatory authorities for the qualifying prospectus underlying the special warrant, and (ii) July 6, 2021. We obtained receipt for the qualifying prospectus on April 26, 2021. Accordingly, on April 30, 2021, we issued 23,162,579 units, comprised of 23,162,579 subordinate voting shares and 23,162,579 warrants to purchase one subordinate voting share. The warrants entitled the holder to purchase one subordinate voting share at an exercise price of CAD$0.30 for a period of two years.

On December 9, 2021, we completed a non-brokered private placement of 13,166,400 subordinate voting shares at a purchase price of CAD$0.125 per share for total gross proceeds of $1,300,000 (CAD$1,645,800).

On December 5, 2022, completed a non-brokered private placement of the December Convertible Debentures with an aggregate principal amount of $2,000,000. The December Convertible Debentures accrue interest at 9% per year, paid quarterly, and mature 36 months from the date of issue. The December Convertible Debentures are convertible into common shares of the Company at a conversion price of CAD$0.20 per common share. Additionally, on closing, the Company issued to the Purchasers of the December Convertible Debentures an aggregate of 6,716,499 warrants (the “December Warrants”), that represents 50% coverage of each purchaser’s convertible debenture investment. The December Warrants are exercisable for a period of three years from issuance into common shares at an exercise price of $0.25 CAD per common share. The Company has the right to accelerate the warrants if the closing share price of the common shares on the CSE is CAD$0.40 or higher for a period of 10 consecutive trading days. The December Convertible Debentures and December Warrants issued pursuant to the private placement (and the underlying common shares) were subject to a statutory hold period of four months and one day from the closing date. The Company issued the notice of acceleration required by the warrant certificates governing these warrants on March 1, 2024, thereby accelerating the expiry date to 90 days from the date of notice.

On December 5, 2022, we completed a non-brokered private placement of unsecured convertible debentures in an aggregate principal amount of $2,000,000, accruing interest at 9% per year, paid quarterly, and maturing 36 months from the date of issue. The debentures are convertible into subordinate voting shares at a conversion price of CAD$0.20 per share. Additionally, we issued to the purchasers of the debentures an aggregate of 6,716,499 warrants, that represents 50% coverage of each purchaser’s convertible debenture investment. The warrants are exercisable for a period of three years from issuance into subordinate voting shares at an exercise price of $0.25 CAD per share. We had the right to accelerate the warrants if the closing share price of the subordinate voting shares on the CSE is CAD$0.40 or higher for a period of 10 consecutive trading days, and we issued the notice of acceleration required by the warrant certificates on March 1, 2024, thereby accelerating the expiry date to 90 days from the date of notice.

On July 13, 2023, we completed the first tranche of a non-brokered private placement of unsecured convertible debentures in an aggregate principal amount of $5,000,000, accruing interest at 9% per year, paid quarterly, and maturing 48 months from the date of issue. The debentures are convertible into subordinate voting shares at a conversion price of CAD$0.24 per share, at any time on or prior to the maturity date. Additionally, we issued to the purchasers of the debentures an aggregate of 13,737,500 warrants, that represents one-half of one warrant for each CAD$0.24 of principal amount subscribed for. The warrants are exercisable for a period of three years from issuance into subordinate voting shares at an exercise price of CAD$0.28 per share. We had the right to accelerate the warrants if the closing share price of our subordinate voting shares on the CSE is CAD$0.40 or higher for a period of 10 consecutive trading days, and we issued the notice of acceleration required by the warrant certificates on March 1, 2024, thereby accelerating the expiry date to 90 days from the date of notice.

On August 17, 2023, we completed the second and final tranche of a non-brokered private placement of unsecured convertible debentures for gross proceeds of $1,000,000, for a total aggregate principal amount under both tranches of $6,000,000. Additionally, we issued to subscribers under the second tranche an aggregate of 2,816,250 warrants. The terms of the second tranche were the same as those of the first tranche, and on March 1, 2024, we issued the notice of acceleration required by the warrant certificates governing these warrants, thereby accelerating the expiry date to 90 days from the date of notice.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date	Exhibit Number	Filed Herewith
3.1*	Certificate of Incorporation dated September 22, 1978
3.2*	Articles of Amendment dated January 14, 1985
3.2*	Articles of Amendment dated August 16, 2000
3.4*	Articles of Amalgamation dated November 30, 2009
3.5*	Articles of Amendment, effective March 16, 2012
3.6*	Articles of Amendment, effective August 25, 2014
3.7*	Articles of Amendment, effective February 1, 2016
3.8*	Articles of Amendment, effective February 29, 2016
3.9*	Articles of Amendment, effective May 26, 2017
3.10*	Articles of Amendment, effective November 1, 2018
3.11*	Articles of Amendment, effective June 27, 2024
3.12*	Bylaw No.1
3.13*	Special Bylaw No. 1
3.14*	By-Law No. 1, February 24, 2012
107	Filing Fee Table				X

*	To be filed by amendment

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Medford, Oregon on December 12, 2024.

GROWN ROGUE INTERNATIONAL.

By:	/s/ Obie Strickler
Name:	Obie Strickler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints [●] and [●], and each of them, with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Obie Strickler	President, Chief Executive Officer and Director	December [●], 2024
Obie Strickler	(Principal Executive Officer)

/s/ Ryan Kee	Chief Financial Officer, Corporate Secretary and Director	December [●], 2024
Ryan Kee	(Principal Financial Officer and Principal Accounting Officer)

/s/ Abhilash Patel	Director	December [●], 2024
Abhilash Patel

/s/ Stephen Gledhill	Director	December [●], 2024
Stephen Gledhill

/s/ Sean Conacher	Director	December [●], 2024
Sean Conacher